As filed with the Securities and Exchange Commission on July 2, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6282
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9 West 57th Street

New York, New York 10019

(212) 790-0041

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Jeffrey C. Blockinger

Chief Legal Officer

Och-Ziff Capital Management Group LLC

9 West 57th Street

New York, New York 10019

(212) 790-0041

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent For Service)

Copies to:

Matthew J. Mallow Jennifer A. Bensch Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000	Jay Clayton Glen T. Schleyer Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(1)
Class A shares	$2,000,000,000	$61,400

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes the offering price of Class A shares that may be purchased by the underwriters upon the exercise of their over-allotment option.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated July 2, 2007

PROSPECTUS

Class A Shares

Representing Class A Limited Liability Company Interests

This is the initial public offering of our Class A shares representing Class A limited liability company interests. We intend to use all of the net proceeds from this offering to acquire interests in our business from our existing owners, including members of our senior management. Our existing partners will reinvest all of their after-tax proceeds into certain of our funds.

Prior to this offering, there has been no public market for our Class A shares. It is currently estimated that the initial public offering price per Class A share will be between $              and $            . We intend to apply to list our Class A shares on the New York Stock Exchange under the symbol “OZM”.

Following this offering, our existing partners will hold all of our Class B shares, representing Class B limited liability company interests. The Class B shares will represent approximately         % of the total combined voting power of our company. Our existing partners will grant to the members of the Class B shareholder committee, which initially consists solely of our founder, Daniel Och, an irrevocable proxy to vote all of the Class B shares as such members shall determine, which proxy will terminate upon the later of Mr. Och’s withdrawal, death or disability or such time as our partners hold less than 40% of the total combined voting power of our company. In addition, the Class B shareholder committee will have approval rights with respect to certain actions of our board of directors so long as our partners continue to hold at least 40% of the total combined voting power of our company and will have the right to designate initially a majority of the nominees to our board of directors. As a result, Mr. Och will control all matters requiring shareholder approval as well as these additional approval and designation rights.

See “ Risk Factors” beginning on page 27 to read about factors you should consider before buying our Class A shares.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Class A Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds to us (before expenses)	$	$

To the extent that the underwriters sell more than          Class A shares, the underwriters have the option to purchase up to an additional          Class A shares from us at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the Class A shares against payment in New York, New York on                     , 2007.

Goldman, Sachs & Co.	Lehman Brothers

Prospectus dated                      , 2007.

This is the initial public offering of Class A shares representing limited liability company interests of Och-Ziff Capital Management Group LLC, a Delaware limited liability company that will be the holding company for the public’s ownership in the Och-Ziff Operating Group (defined below). Except where the context requires otherwise, in this prospectus:

•

“Assets under management” or “AUM” refers to the assets we manage. Our assets under management equal the sum of the net asset values, or “NAV,” of our private investment funds and our managed accounts. Our calculation of AUM may differ from the calculations of other asset managers and, as a result, this measure may not be comparable to similar measures presented by other asset managers. Our definition of AUM is not based on any definition of assets under management that is set forth in the agreements governing the investment funds that we manage. Assets under management presented in this prospectus include AUM relating to investments by us, our partners and our employees in our funds and deferred balances payable by our funds to the Och-Ziff Operating Group, as to which we charge no management fees and do not receive incentive income. As of April 30, 2007, our AUM relating to these investments and deferred balances was approximately $1.8 billion, or 6.8%, of our AUM. We expect the percentage of our assets under management related to these investments to increase following this offering as our existing partners will invest all of the after-tax proceeds received by them in connection with this offering into certain of our funds. See “Use of Proceeds”.

•

“Class B shareholder committee” refers to a committee of holders of our Class B shares, which initially shall consist solely of our founder, Daniel Och, which shall have the rights and authority with respect to voting, approval, board nomination and other rights as delegated to it by the Class B shareholders as set forth under “Certain Relationships and Related Party Transactions—Shareholders’ Agreement—Class B Shareholder Committee; Proxy and Approval Rights,” “—Board Representation” and “Description of Shares—Och-Ziff Capital Management Group LLC Limited Liability Company Agreement—Relationship with Och-Ziff Operating Group Entities”. Upon Mr. Och’s withdrawal, death or disability, the Class B shareholder committee will consist of the remaining members of the Partner Management Committee or a partner selected by the Partner Management Committee to replace Mr. Och as the sole member of the Class B shareholder committee.

•

“existing owners” refer, collectively, to our founder, Daniel Och, our 17 other existing partners and the Ziffs, who together own 100% of the interests in our business prior to this offering. The Ziffs’ residual equity interest in our business upon consummation of this offering will be economically identical to our existing partners’ residual equity interests. The Ziffs will not hold any of our Class B shares.

•	“existing partners” or “partners” refer to our existing owners other than the Ziffs.

•	“fund investors” or “investors in our funds” refer to the shareholders and limited partners of the Och-Ziff funds.

•

“Och-Ziff,” “our company,” “we,” “us” or “our” refer (1) prior to the consummation of this offering and related reorganization described under “Our Structure,” to the Och-Ziff Operating Group entities and their respective subsidiaries and the interests of our existing owners in our affiliated real estate business and (2) after the consummation of this offering and the related formation transactions, to Och-Ziff Capital Management Group LLC and its consolidated subsidiaries, including the Och-Ziff Operating Group (which will acquire our existing owners’ interests in the real estate business). References in this prospectus to the ownership of our existing owners include the ownership of current and future personal planning vehicles of these owners who are individuals. Completion of the reorganization will occur prior to this offering.

•	“Och-Ziff Compensation Committee” refers to the compensation committee of the board of directors of Och-Ziff Capital Management Group LLC, which shall be comprised of three

i

independent members of our board of directors and shall have the rights and authority with respect to compensation matters relating to our executive officers and our compensation policies generally as delegated to it by our board of directors as set forth under “Management—Committees of the Board of Directors—Compensation Committee”.

•	“Och-Ziff Corp” refers to Och-Ziff Holding Corporation, a Delaware corporation, a wholly owned subsidiary of Och-Ziff and the sole general partner of OZ Management and OZ Advisors I.

•	“Och-Ziff funds” or “our funds” refer to the private investment funds and managed accounts that are managed by the Och-Ziff Operating Group.

•	“Och-Ziff Holding” refers to Och-Ziff Holding LLC, a Delaware limited liability company, a wholly owned subsidiary of Och-Ziff and the sole general partner of OZ Advisors II.

•

“Och-Ziff Operating Group” refers to OZ Management, OZ Advisors I and OZ Advisors II, which are owned and operated by our existing owners prior to this offering. Upon consummation of this offering, Och-Ziff Holding will be the sole general partner of OZ Advisors II and Och-Ziff Corp will be the sole general partner of OZ Management and OZ Advisors I.

•	“operating agreement” refers to the Amended and Restated Limited Liability Company Agreement of Och-Ziff Capital Management Group LLC that will be in effect upon consummation of this offering.

•

“operating group limited partnership agreements” refer, collectively, to the limited partnership agreement of each of OZ Management, OZ Advisors I and OZ Advisors II that will be in effect upon consummation of this offering, each of which will be substantially similar in form.

•	“OZ Advisors I” refers to OZ Advisors LP, a Delaware limited partnership and one of the Och-Ziff Operating Group entities.

•	“OZ Advisors II” refers to OZ Advisors II LP, a Delaware limited partnership and one of the Och-Ziff Operating Group entities.

•	“OZ Management” refers to OZ Management LP, a Delaware limited partnership and one of the Och-Ziff Operating Group entities.

•

“Partner Management Committee” refers to a committee of six partners of each Och-Ziff Operating Group entity, which initially shall consist of Messrs. Och, Windreich, Frank, Cohen, Varga and Brown, and shall have the authority to determine discretionary income allocations to our partners in respect of their Och-Ziff Operating Group Class C operating group units, to reconstitute the Class B shareholder committee and to approve transfers of interests in the Och-Ziff Operating Group entities, in each case as delegated to it by the partners of each Och-Ziff Operating Group entity as set forth under “Certain Relationships and Related Party Transactions—Limited Partnership Agreements of Och-Ziff Operating Group Entities—Partner Management Committee”.

•

“Partner Performance Committee” refers to a committee of five partners of each Och-Ziff Operating Group entity, which initially shall consist of Messrs. Och, Windreich, Frank, Cohen and Varga, and shall have the authority to make determinations as to partner non-performance, as delegated to it by the partners of each Och-Ziff Operating Group entity as set forth under “Certain Relationships and Related Party Transactions—Limited Partnership Agreements of Och-Ziff Operating Group Entities—Partner Performance Committee”.

•	“Ziffs” refer to Ziff Brothers Investments, L.L.C. and certain of its affiliates and control persons, which, together with Mr. Och, founded our business in 1994.

ii

Unless indicated otherwise, the information included in this prospectus assumes no exercise by the underwriters of their option to purchase up to an additional              Class A shares from us and that the Class A shares to be sold in this offering are sold at $              per Class A share, which is the midpoint of the price range indicated on the front cover of this prospectus.

In addition, except where the context requires otherwise, references in this prospectus to the percentage ownership of interests in the Och-Ziff Operating Group entities or similar references refer to the ownership of the residual equity interests in each such entity and not interests pursuant to which the Partner Management Committee in conjunction with the Och-Ziff Compensation Committee may from time to time determine to make discretionary income allocations to our existing or future partners.

This prospectus includes certain information regarding the historical performance of our funds. In considering the performance information relating to our funds contained herein, prospective Class A shareholders should bear in mind that the performance of our funds is not indicative of the possible performance of our Class A shares and is also not necessarily indicative of the future results of such funds, even if investments were in fact liquidated on the dates indicated, and there can be no assurance that these funds will continue to achieve, or that future funds will achieve, comparable results.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Class A shares. You should read this entire prospectus carefully, especially the risks of investing in our Class A shares discussed under “Risk Factors” beginning on page 27, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus before making an investment decision.

Overview

We are a leading international, institutional alternative asset management firm and one of the largest alternative asset managers in the world, with approximately $26.8 billion of assets under management for over 700 fund investors as of April 30, 2007. We have a strong track record spanning over 13 years, which places us among the longest standing alternative asset managers globally.

We were founded in 1994 by Daniel Och, together with the Ziffs, with the goal of building a world class investment management business. Prior to founding our company, Mr. Och spent over 11 years at Goldman, Sachs & Co. Mr. Och instilled the team-based culture he experienced at Goldman Sachs into our firm, and this approach has helped us become a leader in the alternative asset management industry. Today, we have over 300 personnel, with over 125 investment professionals, including 18 partners, located in our New York headquarters and offices in London, Hong Kong, Tokyo and Bangalore. We have been a leader in international expansion in our industry and expect to further expand by opening an office in Beijing later this year.

We seek to deliver consistent positive, risk-adjusted returns throughout market cycles, with a focus on risk management and capital preservation. Our diversified, multi-strategy approach combines global investment strategies, including merger arbitrage, convertible arbitrage, equity restructuring, credit and distressed credit investments, private equity and real estate. We base our investment decisions on detailed, research-based, bottom-up analysis, and our investment philosophy focuses on opportunities for long-term value. Our investment processes are designed to incorporate risk management into every investment decision: our portfolio managers meet with analysts daily to review the risks related to their positions and the inherent risks associated with these positions, and we have a risk management committee that conducts regular oversight of portfolio risk. Risk management has been a core foundation of our business since inception and remains a critical part of our investment process today.

We manage and operate our business with a global perspective, looking to take advantage of investment opportunities wherever they arise. We have been among the pioneers in building out a global alternative investment platform, enabling our teams in the United States, Europe and Asia to share ideas and analysis across geographic regions and investment strategies.

We believe our deeply embedded, team-based culture differentiates us from our competitors. We currently have 18 partners and 27 managing directors, all of whom derive virtually all of their income payments from participation in the profits of our entire business. Our compensation system helps minimize the potential for asymmetric risk profiles between fund investors and our partners and employees and fosters a strong culture of internal cooperation and sharing of ideas. Additionally, all of our professional employees have the opportunity to eventually become managing directors and partners, providing a compelling incentive and retention mechanism. We have historically experienced very little employee turnover, and believe that, as a result of this culture, we have been particularly successful in attracting and retaining some of the leading investment and business talent in the industry.

The long-term interests of our fund investors have always been, and will always be, of paramount importance and have driven, and will continue to drive, our growth strategy. This growth has been based on building and expanding investment platforms and geographic capabilities to enable us to provide the best possible investment services to our fund investors. This philosophy is consistent with our principal focus on attracting and retaining the best investment talent in the world. Our ability to offer growth and internal promotion opportunities to our investment professionals is an important component of our success.

Our assets under management have grown from approximately $5.8 billion as of December 31, 2002 to approximately $26.8 billion as of April 30, 2007, representing a 42% compound annual growth rate. We have continued to expand internationally, and today invest over 50% of our AUM in foreign markets. We take a measured approach to growth, accepting new investor capital commensurate with investment opportunities and our goal of delivering positive, risk-adjusted returns. We believe that our strong investment performance, disciplined risk management and the ongoing expansion of our international platform and products will provide the basis for continuing growth in the future.

Our Total Historical AUM

(dollars in billions)

We believe in aligning our interests with those of our fund investors. Assets under management presented in this prospectus include AUM relating to investments by us, our partners and our employees in our funds and deferred balances payable by our funds to the Och-Ziff Operating Group, as to which we charge no management fees and do not receive incentive income. As of April 30, 2007, our AUM relating to these investments and deferred balances was approximately $1.8 billion, or 6.7%, of our AUM. One of the principal purposes of this offering is to further increase the investment of our existing partners in our funds which will further align the interests of our existing partners and our fund investors.

Why We Are Going Public

•	To enable us to implement our growth strategy and continue to attract and retain the finest investment management talent in the world.

•	To continue to develop new investment strategies as we identify strategic opportunities around the world.

•	To offer existing and prospective partners and employees direct participation in our success, which will align the interests of our partners and employees with those of our investors.

•

Each of our existing partners will invest 100% of the after-tax proceeds received by him in connection with this offering in the investment funds we manage, including funds we may offer in the future. We believe this will assist us in building a track record and ultimately raising additional capital for our funds.

Industry Overview

The asset management business involves managing investments on behalf of third parties in exchange for contracted fees and other income. The industry manages trillions of dollars of assets, and can be broadly divided into two categories: traditional asset management and alternative asset management.

Traditional Asset Management

Traditional asset management, in general, involves managing portfolios of actively traded equity, fixed income and/or derivative securities. The investment objectives of such portfolios may include total return, capital appreciation, current income and/or replicating the performance of a specific index. Such portfolios may include investment companies registered under the Investment Company Act of 1940, or the “1940 Act,” (such as mutual funds, closed-end funds or exchange-traded funds) or separate accounts managed on behalf of individuals or institutions. Managers of such portfolios are compensated, in general, on a monthly or quarterly basis, at a contracted fee based on the assets under management, generally without regard to performance of the investments held in the portfolio. Managers of such portfolios, in the United States, are typically registered with the U.S. Securities and Exchange Commission, or the “SEC,” under the Investment Advisers Act of 1940, or the “Advisers Act”.

Alternative Asset Management

Alternative asset management, in general, involves a variety of investment strategies where the common element is the manager’s goal of delivering, within certain risk parameters, investment performance that is typically measured on an absolute return basis, meaning that performance is measured not by how well a fund performs relative to a benchmark index, but by how well the fund performs in absolute terms. Alternative asset managers strive to produce investment returns that have a lower correlation to the broader market than do traditional asset management strategies. Alternative asset managers typically earn management fees based on the value of the investments they manage and earn incentive income based on the performance of such investments. Alternative investment funds are typically exempt from registration with regulatory authorities. Advisers of such portfolios in the United States may or may not be registered with the SEC under the Advisers Act. Investment vehicles employing alternative investment strategies are commonly referred to as hedge funds, among other things.

Hedge Funds

The term “hedge funds” generally refers to privately held and unregistered collective investment vehicles. Because they are not subject to the investment limitations imposed by the 1940 Act, hedge funds differ from traditional investment vehicles, such as mutual funds, by the strategies they employ and the asset classes in which they invest. Asset classes in which hedge funds may invest are very broad and include liquid and illiquid securities, derivative instruments, asset-backed securities and a variety of other non-traditional assets, such as distressed securities and infrastructure investments, among others.

The increasing demand for hedge fund products by institutional investors is one of the main drivers of the hedge fund industry’s growth. According to McKinsey & Company, institutional investors accounted for approximately 40% to 50% of all new flows into hedge funds in 2006. Higher institutional demand is driven by several factors, including the pursuit of higher returns compared to those generated by traditional equity and fixed income strategies, the desire to diversify investment portfolios by investing in assets with low correlation to traditional asset classes, and an increased level of comfort with hedge fund investments as the industry continues to mature.

Historical Hedge Fund AUM and Net Asset Flows

(dollars in billions)

Source: HFR Industry Reports © HFR Inc. 2007

Despite the rapid expansion in institutional inflows, alternative investment strategies still account for a relatively small portion of all institutional assets, signifying potential opportunity for continued growth. The increased role of institutional investors has resulted in a greater focus on risk management and investment operations throughout the industry.

Our Competitive Strengths

We believe our history of success is due to our competitive strengths in the following areas:

Leading Institutional Alternative Asset Management Firm.    We are one of the leading alternative asset managers in the world and have become a widely respected brand name in the industry. Our success and reputation have enabled us to attract and retain highly talented investment professionals around the globe. We believe that the strength and breadth of our franchise, supported by our people, investment approach and track record of success, provide a distinct advantage for raising capital, attracting and retaining talent, generating investment opportunities and maximizing long-term value for our shareholders.

Diversified, Global Alternative Investment Platform.    During our 13-year history, we have grown by launching new funds that complement our existing strategies and capitalizing on opportunities to deploy our financial and intellectual capital. We have invested broadly in multiple geographic markets to enhance our access to global opportunities, expanding from our headquarters in New York to offices in London, Tokyo, Hong Kong and Bangalore, and we expect to open an office in Beijing later this year. We have also launched new funds that complement our existing strategies. We believe that there is significant potential for us to continue to develop our investment strategies in additional markets and that our ability to identify and quickly respond to opportunities to enter new growth areas is a key competitive advantage. A principal purpose of this offering is to establish and grow these investment platforms.

Our Culture.    Our team-based culture is deeply embedded and emphasizes the success of our company as a whole, enforced by our company-wide compensation structure. Compensation for managing directors and discretionary income allocations to partners are based primarily on total firm profitability, and no individual team or professional receives payouts tied solely to the performance of their specific strategies or investments. We also seek to provide our investment professionals with meaningful career opportunities and responsibility within our company. We believe this unique culture is a key differentiator of our company and has helped us attract and retain highly talented, results-driven people.

Experienced Global Investment Team.    We have a team of over 125 investment professionals, led by Daniel Och, David Windreich, Michael Cohen, Zoltan Varga and Harold Kelly, each of whom has been with our company for at least nine years. Our investment team, working from our offices in areas around the world, helps us to quickly identify new and diverse trading strategies and investment opportunities on a global basis. Building on their many years of industry experience, the team provides a deep knowledge of the global capital markets and has developed long-term relationships with financial leaders and businesses in the asset management industry which are critical to the success of our company.

Research-Driven Investment Process.    Over our 13-year history, we have developed and refined a rigorous, research-driven, bottom-up investment process based on extensive qualitative and quantitative analysis. We generally make investments where our analytical processes lead us to believe we have expertise and a competitive advantage, and then only in positions for which we believe the related risks are reasonable and manageable.

Record of Positive, Risk-Adjusted Returns.    We believe that our investment professionals have an exceptional record of generating positive, risk-adjusted returns, consistent with our funds’ investment objectives. We believe that our investment track record across a broad and expanding range of alternative asset classes and through varying economic conditions and market cycles is a key driver of our success.

Our Funds’ Low Correlation with the Broader Capital Markets.    With our investment strategies, we seek to generate positive returns with limited market correlation. Although many hedge funds claim to focus on delivering absolute returns, we believe that our ability to produce consistent, positive, risk-adjusted returns throughout market cycles differentiates us from our competitors.

The following table sets forth the performance, volatility, Sharpe Ratio and correlation to the S&P 500 Index of our flagship global multi-strategy fund, OZ Master Fund, Ltd. Performance for OZ Master Fund, Ltd. is provided for illustrative purposes as it includes every strategy and geography in which our funds invest and constitutes approximately 65% of our AUM. Our other funds implement geographical or strategy focused investment programs. The performance metrics for our other funds vary from those of OZ Master Fund, Ltd., and such variance may be material.

In considering the performance information contained in this prospectus, prospective Class A shareholders should bear in mind that the performance reflected in the following table is not indicative of the possible performance of our Class A shares and is also not necessarily indicative of the future results of OZ Master Fund, Ltd. There can be no assurance that OZ Master Fund, Ltd. will continue to achieve, or that our other existing and future funds will achieve, comparable results.

	1 Year	3 Years	5 Years	Inception
Net Annualized Return(1)
OZ Master Fund, Ltd.(2)	15.7%	12.2%	12.2%	17.0%
S&P 500 Index(3)	15.2	12.2	8.5	11.6
Correlation of OZ Master Fund, Ltd. to S&P 500 Index(4)	0.56	0.61	0.58	0.45
Volatility
Master Fund Standard Deviation (Annualized)(5)	1.6	2.8	4.2	5.0
S&P 500 Index Standard Deviation (Annualized)(5)	7.1	7.1	12.0	14.1
Sharpe Ratio(6)
Master Fund	6.42	3.01	2.22	2.53
S&P 500 Index	1.38	1.18	0.47	0.51

(1)	Net Annualized Return represents a composite of the average annual return of the funds that comprise OZ Master Fund, Ltd. Net Annualized Return is presented on a total return basis, net of all fees and expenses, and includes the reinvestment of all dividends and income.
(2)	Performance from inception includes actual total return for the partial year beginning in April 1994. For the period from April 1994 through December 1997, performance represents the performance of Och-Ziff Capital Management, L.P., a Delaware limited partnership that was managed by Daniel Och following an investment strategy that is substantially similar to that of OZ Master Fund, Ltd. In addition, during this period performance was calculated by deducting management fees on a quarterly basis and incentive income on a monthly basis. Starting from January 1998, performance has been calculated by deducting both management fees and incentive income on a monthly basis from the composite returns of OZ Master Fund, Ltd.
(3)	The returns of the S&P 500 Index are presented for the limited purpose of providing a comparison to the broader equity market. You should not assume that there is any material overlap between those securities in the portfolio of OZ Master Fund, Ltd. and those that comprise the S&P 500 Index. It is not possible to invest directly in the S&P 500 Index. Returns of the S&P 500 Index have not been reduced by fees and expenses associated with investing in securities and includes the reinvestment of dividends. The S&P 500 Index is an equity index owned and maintained by Standard & Poor’s, a division of McGraw-Hill, whose value is calculated as the free float-weighted average of the share prices of 500 large-cap corporations listed on the NYSE and Nasdaq.
(4)	Correlation to the returns of the S&P 500 Index represents a statistical measure of the degree to which the return of one portfolio is correlated to the return of another. It is expressed as a factor that ranges from -1.0 (perfectly inversely correlated) to +1.0 (perfectly positively correlated).
(5)	Standard deviation is a statistical measure of the degree to which an individual value in a distribution tends to vary from the mean of the distribution.
(6)	Sharpe Ratio represents a measure of the excess return generated per unit of risk. The Sharpe Ratio is calculated by subtracting a “risk-free” rate from the composite returns, and dividing that amount by the standard deviation of the returns. The risk-free rate used is three-month LIBOR.

See “Business—Investment performance” for additional information regarding these and other performance measures relating to our funds and limitations on such information.

Risk Management Expertise.    Risk management is a core element of our investment philosophy and process, and plays a crucial role in the strategy and operation of our business. Our risk management process is implemented at both the individual position and total portfolio levels and our Chief Executive Officer is responsible for managing overall portfolio risk.

Our Record of Growth.    We were established in 1994 with one professional located in an office in New York. Over time, we grew our company with the goal of creating an enduring business. Today, we have over 300 partners and other personnel, with over 125 investment professionals, including 18 partners, located in our New York headquarters and offices in London, Hong Kong, Tokyo and Bangalore. We expect to further expand by opening an office in Beijing later this year.

We have been among the pioneers in international expansion, and we believe that our international platform is among the strongest in our industry. At present, over 50% of our AUM is invested outside of the United States and this continued focus on international investing remains an important part of our growth strategy. We believe in maintaining a strong local presence in the foreign markets in which we invest. We opened our London office in 1998 and now have a staff of 60 (including four partners) in that location. In 2001, we opened our Asian headquarters in Hong Kong and, since then, have also opened offices in Tokyo and Bangalore, with a staff of 35 (including two partners) in Asia.

This growth has been systematic and methodical. We strive to build investment management platforms that allow us to more effectively invest our fund investors’ capital. We have developed several new investment platforms, including Latin America, Central Europe, South Africa, Indian real estate, energy, alternative energy and others. In order to provide additional capital to expand our business, each of our existing partners will invest all of his after-tax proceeds received in connection with this offering initially into our OZ Global Special Investments funds to grow these platforms, as described below.

Alignment of Interests.    One of our fundamental philosophies is to align our interests with those of our fund investors. As such, we encourage our partners and qualified employees to invest in our own products. Furthermore, each of our existing partners will invest all of his after-tax proceeds received in connection with this offering initially into our OZ Global Special Investments funds. These investments may be transferred to other Och-Ziff funds or new opportunities, but will otherwise not be redeemable by them for a period of five years following this offering, without the approval of the general partner or board of directors of such funds, as applicable. In addition, we intend to make equity awards to all of our employees at the time of this offering, which will vest over a four-year period. Our partners will not receive such awards. Equity in our business held by our partners will be subject to vesting, minimum retained ownership requirements and transfer restrictions as described under “Certain Relationships and Related Party Transactions—Shareholders’ Agreement” and “Certain Relationships and Related Party Transactions—Limited Partnership Agreements of Och-Ziff Operating Group Entities—Vesting; Forfeiture”.

Diverse Investor Base.    Our funds have a diverse and sophisticated investor base consisting of more than 700 investors across our funds, including many of the largest pension funds, university endowments and financial institutions. Many of our investors are invested in multiple Och-Ziff funds and have invested in our new funds at their launch dates. Our investor base is highly diversified, with no single investor accounting for more than 4% of our assets under management as of April 30, 2007.

We believe that our deep investor relationships provide us with a competitive advantage as we seek to grow our existing businesses and launch new businesses.

Sources of Liquidity.    We believe the use of leverage in our funds’ investments has been conservative. For this reason, we have been able to secure access to pools of capital at fixed terms over several years. We may increase our use of leverage in the future in a manner that is consistent with our growth strategy and investment and risk management processes. Additionally, we have established long-term, committed debt facilities for our funds and have other commitments from lenders in place, which provide our funds with substantial additional liquidity and allow them to take advantage of opportunities within the marketplace. Most capital contributions from our fund investors are subject to lock-ups, and although our funds have not experienced any major outflows of capital, we closely measure and balance investors and financing with investment liquidity.

Our Growth Strategy

Our principal focus is to create long-term value for our fund investors, primarily by generating positive, risk-adjusted returns for our growing base of investors. We believe this philosophy will benefit our public shareholders over time. To do so, we continually seek to broaden our investment platform and capabilities by exploring and identifying new investment strategies and opportunities.

The specific components of our growth strategy are as follows:

Continue to Deliver Positive, Risk-Adjusted Returns.    Over our 13-year history, we have continually developed and refined our investment capabilities and processes, focusing on achieving positive, risk-adjusted returns for investors in our funds. We pride ourselves on our ability to recognize investment opportunities and dynamically deploy capital in a manner designed to maximize long-term value. This investment process includes a highly disciplined risk-management element, as we strongly believe our continued success and future growth depend upon our ability to understand, monitor and manage risks relating to each investment and our overall portfolio. We believe that our fundamental research-driven analysis, diversified and dynamic investment process, and highly disciplined risk management processes will provide opportunities for us to continue to deliver positive, risk-adjusted returns to our growing investor base.

Continue to Broaden Our Leading Global Alternative Investment Platform.    We have been a leader in establishing global investment capabilities in local markets outside of the United States, as evidenced by our activities in Europe and Asia. As capital markets develop and opportunities arise around the world, we expect to continue to open new offices and develop local teams to take advantage of those opportunities. We are currently pursuing such growth opportunities, including the expected opening of our Beijing office later this year.

We have also been a leader in expanding into new business lines. During the past three years, we have invested significant capital in private equity investments, developed a platform to invest in global energy (including alternative energy and renewable resources), developed a carbon trading platform, formed an emerging markets investment platform, and created a capital structure arbitrage business. Each of our 18 existing partners will invest 100% of his after-tax proceeds received in connection with this offering initially into our OZ Global Special Investments funds as investment capital to enable them to grow in several new areas.

Pursue New Investment Strategies.    Our investment teams are focused on identifying new, complementary investment strategies and opportunities across the globe. To maximize our flexibility, we manage our investment capital such that we are poised to pursue investment opportunities as they arise, whether due to specific corporate events or general market or economic changes or trends. We seek to diversify our investment platform and capabilities to better identify investment opportunities in existing and new geographies, strategies and asset classes.

Develop New Products.    We seek to develop and broaden our investment strategies and capabilities in areas around the world. Certain of these investment strategies have potential for separate product offerings of their own. We launch new products only after a thorough vetting process based upon these specific investment disciplines and geographies, providing investors in our funds with further opportunities to deploy capital and enabling us to diversify our product offerings and sources of revenue.

Continue to Broaden Our Investor Base.    Our investor base and related assets under management have grown significantly as we have continued to expand our capabilities and deliver positive, risk-adjusted returns. Many institutional investors have allocated significant amounts of capital to our multi-strategy and other product offerings, motivated, we believe, by our diversified, international risk-managed investment discipline and well-developed infrastructure and business management. We intend to continue to attract new capital, while striving to continue to deliver positive, risk-adjusted returns. To support these goals, our investment management, business management and operations teams work seamlessly together to refine and expand our investment capabilities and infrastructure.

Develop New Distribution Channels.    As we expand our investment platform, we believe our reputation and market position will attract new fund investors in developing global markets. Furthermore, new distribution channels for alternative asset management products are opening, and we believe we are well positioned to take advantage of these opportunities.

Our Structure

Prior to this offering, we will continue to conduct our business through the Och-Ziff Operating Group, which consists of separate entities owned and operated by our existing owners, and through our real estate business, which is a joint venture between entities owned and operated by our existing owners and unrelated third parties. Prior to the completion of this offering, we will reorganize our company through the transactions described under “Our Structure”. As a result, upon completion of this offering, Och-Ziff Capital Management Group LLC will be a holding company, and its primary assets will be its indirect ownership interest in the Och-Ziff Operating Group.

The Reorganization

Och-Ziff Operating Group.    Our business is presently conducted by the Och-Ziff Operating Group. Our existing owners will own the same proportionate interest in each Och-Ziff Operating Group entity and, immediately prior to this offering, such interests will be reclassified as described below.

With respect to each of our existing partners, such interests will be reclassified as both Class A operating group units, which will represent residual equity interests in our business, and Och-Ziff Operating Group Class C operating group units, which will represent interests in our business pursuant to which the Partner Management Committee in conjunction with the Och-Ziff Compensation Committee may from time to time determine to make discretionary income allocations to our partners, including new partners, in the future. Any such distributions would be made in accordance with our compensation philosophy of rewarding performance that increases long-term shareholder value and attracting and retaining the highest quality professionals. Any discretionary income allocations made pursuant to the Class C operating group units would reduce amounts available for distribution to us, our partners and the Ziffs in our respective capacities as owners of the residual equity interests in the Och-Ziff Operating Group after this offering. See “Certain Relationships and Related Party Transactions—Limited Partnership Agreements of Och-Ziff Operating Group Entities—Distributions”. The Ziffs’ existing interest in our business will be reclassified as Class A operating group units only, representing an approximately 10% interest in the residual equity of our business immediately prior to this offering. The Ziffs’ residual equity interest in our business will be economically identical to our existing partners’ residual equity interests. The Ziffs will not hold any of our Class B shares.

All of our interests in OZ Management and OZ Advisors I will be held through Och-Ziff Corp, which will be taxed as a corporation, and all of our interests in OZ Advisors II will be held through Och-Ziff Holding, which will be a disregarded entity for U.S. federal income tax purposes. Och-Ziff Corp will hold Class B operating group units in each of OZ Management and OZ Advisors I, and Och-Ziff Holding will hold Class B operating group units in OZ Advisors II. The Class B operating group units will be economically identical to the Class A operating group units held by our existing owners, representing residual equity interests in our business. The applicable intermediate holding company will be the sole general partner of the applicable Och-Ziff Operating Group entity and will, therefore, generally control the business and affairs of such entity.

One Class A operating group unit in each Och-Ziff Operating Group entity collectively represents one “Och-Ziff Operating Group A Unit” and one Class B operating group unit in each Och-Ziff Operating Group entity collectively represents one “Och-Ziff Operating Group B Unit”. In this prospectus, we refer to the Och-Ziff Operating Group A Units and the Och-Ziff Operating Group B Units, which together represent all of the residual equity interests in the Och-Ziff Operating Group entities, collectively as the “Och-Ziff Operating Group Units”.

As a result of the foregoing, the operating entities of the Och-Ziff Operating Group will continue to be entitled to all of the management fees and incentive income earned with respect to our funds. We have historically paid, and intend to continue to pay, a portion of our profits to our non-partner professionals as compensation in order to better align their interests with our own and with those of the investors in our funds. In addition, as noted above, the Partner Management Committee in conjunction with the Och-Ziff Compensation Committee may determine to allocate a portion of our net profits to our existing and future partners as discretionary income allocations on the Och-Ziff Operating Group Class C operating group units held by them. We may also determine to pay our partners additional annual cash amounts in the future and issue equity incentive awards to some or all of our partners and employees. Any such actions would reduce the income of the Och-Ziff Operating Group allocable to Och-Ziff Capital Management Group LLC.

Deconsolidation of Och-Ziff Funds.    In accordance with GAAP, certain of our funds have historically been consolidated into our combined financial statements notwithstanding the fact that we have only a minority interest in these funds. As a result, our historical combined financial statements reflect the assets, liabilities, revenues, expenses and cash flows of these funds on a gross basis rather than reflecting only the value of our investments in such funds. As of December 31, 2006, the assets of the Och-Ziff funds consolidated on our balance sheet were $36.0 billion, while the net asset value of our investments in these consolidated funds was approximately $414.5 million. All management fees and incentive income earned by us from these funds were eliminated as a result of the consolidation of these funds and are reflected on our historical financial statements as an increase in our allocated share of the net income from these funds.

Effective January 1, 2007, we no longer consolidate most of our domestic funds due to changes in the substantive rights afforded to the unaffiliated limited partners of those funds and, accordingly, our results for the first quarter of 2007 reflect the deconsolidation of those funds. We made similar changes to the rights of unaffiliated shareholders in our offshore funds that became effective on June 30, 2007, which resulted in the deconsolidation of most of those funds as of June 30, 2007. Accordingly, the fund investors’ interest in these funds, reflected as “non-controlling interests in consolidated subsidiaries” on our historical balance sheets and as “non-controlling interests in income of consolidated subsidiaries” on our historical income statements, will be eliminated. The deconsolidation will not have an effect on our equity or our net income, although individual line items in our consolidated financial statements will change significantly. For example, if we had deconsolidated the offshore funds as of and for the three months ended March 31, 2007, the following line items would have decreased by the following percentages as compared to our reported results for such period: total assets (91)%; total liabilities (80)%; total revenues (64)%; total expenses (57)%; other income (90)%; non-controlling interests in consolidated subsidiaries (99)% and non-controlling interests in income of consolidated subsidiaries (99)%. We believe that the changes to our financial reporting resulting from the deconsolidation of these funds will reflect our financial condition and results of operations in a manner that is consistent with how our management evaluates our business and the related risks and will provide shareholders with a better understanding of our business. Please refer to “Unaudited Pro Forma Financial Information” for a more detailed description of the deconsolidation of our funds and the effects on our financial statements as a result thereof.

Offering Transactions

Och-Ziff Capital Management Group LLC will issue             Class A shares in this offering (or             Class A shares if the underwriters exercise their option to purchase additional Class A shares in full). Och-Ziff will then contribute the proceeds from this offering to its intermediate holding companies, based on the relative value of those entities. The intermediate holding companies may enter into credit arrangements with one another with respect to a portion of such proceeds, depending upon the relative need and other business considerations. The intermediate holding companies will then contribute all of the proceeds received from us to the Och-Ziff Operating Group in exchange for newly issued Och-Ziff Operating Group B Units such that the intermediate holding companies will hold that number of Och-Ziff Operating Group B Units equal to the number of Class A shares issued in this offering. As a result, our existing owners’ ownership interests in the Och-Ziff Operating Group will be correspondingly reduced. Och-Ziff Operating Group B Units held by the intermediate holding companies will be economically identical in all respects to Och-Ziff Operating Group A Units that our existing owners will hold.

The Och-Ziff Operating Group will then use all of the offering proceeds (including any proceeds received from the underwriters’ exercise of their option to purchase additional Class A shares) to purchase Och-Ziff Operating Group A Units from our existing owners and to pay fees and expenses related to this offering and the other transactions discussed herein. As a result, we will not retain any of the net proceeds from this offering. Each of our existing partners will invest all of his after-tax proceeds received in connection with this offering initially into our OZ Global Special Investments funds. These investments may be transferred to other Och-Ziff funds or new opportunities, but will otherwise not be redeemable by them for a period of five years following this offering without the approval of the general partner or board of directors of such funds, as applicable.

All of the currently outstanding limited liability company interests of Och-Ziff Capital Management Group LLC are held by our existing partners. These interests will be reclassified as the Class B shares prior to this offering and will be adjusted so that our partners will hold              Class B shares (which may be reduced to              Class B shares if the underwriters exercise their option to purchase additional Class A shares) which will be equal to the number of Och-Ziff Operating Group A Units held by each such partner. The Ziffs will not hold any of our Class B shares. The Class B shares will have no economic rights but will entitle our existing partners to voting rights proportionate to their ownership of Och-Ziff Operating Group A Units. The Class B shares are not expected to be registered for public sale or listed on any securities exchange and will only be transferable by a holder in connection with a transfer of such holder’s Och-Ziff Operating Group A Units.

IPO Equity Awards.    At the time of this offering, we intend to grant to all of our employees (which do not include our partners)             Class A restricted share units in the aggregate under our 2007 equity incentive plan. These units will vest in equal installments over a four-year period beginning on the first anniversary of this offering. We will recognize compensation expense over the vesting period. If an employee leaves or is terminated for any reason, such employee will forfeit all unvested units. Upon vesting, we expect to issue registered Class A shares in respect of such vested units. As a result, such Class A shares will be freely transferable by non-affiliates upon issuance and by affiliates under Rule 144 under the Securities Act, or “Rule 144,” without regard to holding period limitations.

Voting and Approval Rights.    The Class B shares will have no economic rights but will entitle the holder to one vote per share. The Class A shares will also entitle the holder to one vote per share, and holders of Class A shares and Class B shares will vote together as a single class on all matters submitted to a vote of our shareholders. In addition, pursuant to a shareholders’ agreement to be entered into among us and the Class B shareholders, so long as our partners continue to own more than 40% of the total combined voting power of our company, the Class B shareholder committee will have approval rights with respect to certain actions of our board of directors. Moreover, under our operating agreement, the Class B shareholder committee will have certain consent rights with respect to structural and other changes involving our company. The Class B shareholder committee will also have the right initially to designate five of the seven nominees for election to our board of directors, with such number of nominees decreasing as our partners’ ownership interest in our business decreases. In addition, pursuant to the shareholders’ agreement, our partners will grant to the members of the Class B shareholder committee an irrevocable proxy to vote all of their Class B shares as such members may determine in their sole discretion until the later of Mr. Och’s withdrawal, death or disability or such time as our partners hold less than 40% of the total combined voting power of our company. As a result, the Class B shareholder committee initially will control the outcome of any matter submitted to a vote of our shareholders as well as these approval and board designation rights. The Class B shareholder committee will initially consist solely of Mr. Och. See “Certain Relationships and Related Party Transactions—Shareholders’ Agreement—Class B Shareholder Committee; Proxy and Approval Rights”, “—Board Representation” and “Description of Shares—Och-Ziff Capital Management Group LLC Limited Liability Company Agreement—Relationship with Och-Ziff Operating Group Entities”.

Exchange and Registration Rights.    Our existing owners will be entitled to exchange their Och-Ziff Operating Group A Units with the Och-Ziff Operating Group entities for our Class A shares on a one-for-one basis (or, at our option, a cash equivalent), subject to customary conversion rate adjustments for splits, unit distributions and reclassifications and subject to vesting, minimum retained ownership requirements and transfer restrictions. Upon any such exchange, the corresponding Class B shares held by an exchanging owner will be cancelled, and such exchanging owner may be entitled to certain payments under the tax receivable agreement described below. See “Certain Relationships and Related Party Transactions—Exchange Agreement” for additional information regarding our existing owners’ exchange rights. In addition, we intend to grant to our existing owners certain registration rights with respect to the Class A shares received by them as a result of any such exchange. The Och-Ziff Operating Group B Units held by the intermediate holding companies will not be exchangeable for Class A shares.

Tax Receivable Agreement.    The purchase by the Och-Ziff Operating Group of Och-Ziff Operating Group A Units from our existing owners with the net proceeds from this offering, as well as future taxable exchanges by our existing owners of Och-Ziff Operating Group A Units for our Class A shares on a one-for-one basis (or, at our option, a cash equivalent), is expected to result in an increase in the tax basis of the tangible and intangible assets of the Och-Ziff Operating Group that would not otherwise have been available. As a result, we expect that the amount of tax that we would otherwise be required to pay in the future will be reduced. Accordingly, Och-Ziff Corp and our other corporate taxpayer intermediate holding companies, if any, will enter into a tax receivable agreement with our existing owners whereby such intermediate holding companies will agree to pay to our existing owners 85% of the amount of tax savings actually realized. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement” for a more detailed description of our tax receivable agreement.

Vesting; Forfeiture; Transfer and Other Restrictions Applicable to Our Partners.    In connection with this offering, we will enter into the operating group limited partnership agreements and partner agreements with our existing partners. Pursuant to the operating group limited partnership agreements, the Och-Ziff Operating Group A Units received by our partners in the reorganization will vest, subject to their continued association with us, in equal installments on each anniversary date of this offering for five years, beginning on the first anniversary date of this offering. The unvested Och-Ziff Operating Group A Units of Mr. Och will be subject to forfeiture to the other partners if Mr. Och voluntarily terminates his association with us. The unvested Och-Ziff Operating Group A Units of any partner other than Mr. Och will be subject to forfeiture to the other partners if such partner voluntarily terminates his association with us or is required to withdraw for cause or if the Partner Performance Committee makes a non-performance determination with respect to such partner as described further under “Certain Relationships and Related Party Transactions—Limited Partnership Agreements of Och-Ziff Operating Group Entities—Vesting; Forfeiture”. We will recognize compensation expense over the vesting period. In addition, the operating group limited partnership agreements will provide for restrictions on transfers by our partners of their interests in our business, permitting transfers of their vested interests generally only as permitted by the Chairman of the Partner Management Committee and, on and after the fifth anniversary of this offering, as also permitted by the Partner Management Committee acting by majority vote. Any transfers will be further subject to a requirement that each partner, while he is associated with us, maintains a minimum ownership of 25% of the vested interests in our business received by him and without reduction for dispositions. Each of our partners will also be required to enter into a partner agreement with us that will place certain restrictions on him with respect to competing with us, soliciting our employees and fund investors and disclosing confidential information about our business. Our managing directors will be required to enter into similar agreements.

Restrictions on Transfer of the Ziffs’ Interest in Our Business.    The operating group limited partnership agreements will provide that the Och-Ziff Operating Group A Units received by the Ziffs in the reorganization will vest in equal installments on each anniversary date of this offering for five years, beginning on the first anniversary of this offering. The Ziffs’ Och-Ziff Operating Group A Units will not be subject to forfeiture. The Ziffs will not have any demand registration rights with respect to any Class A shares acquired by them upon exchange of their Och-Ziff Operating Group A Units but will have the same “piggyback” registration rights as our existing partners. In addition, following the first anniversary of this offering, the Ziffs will generally be entitled, in any given fiscal quarter, to exchange their Och-Ziff Operating Group A Units for Class A shares in an amount up to the lesser of (i) 3.3% of the total issued and outstanding Class A shares at the time of such disposition and (ii) 5% of the Class A shares that would have been held by them had they converted all of their Och-Ziff Operating Group A Units into Class A shares immediately prior to this offering. The Ziffs will generally be entitled to sell any such Class A shares received on any such exchange, subject to applicable law. The Ziffs will invest approximately 50% of the after-tax proceeds received by them in connection with this offering into our funds, which investments will be subject to the lock-up period applicable to the funds in which the Ziffs choose to invest. The Ziffs will also be permitted to contribute their Och-Ziff Operating Group A Units to charities, subject to the approval of the Chairman of the Partner Management Committee. See “Certain Relationships and Related Party Transactions—Limited Partnership Agreements of Och-Ziff Operating Group Entities—Restrictions on Transfer of the Ziffs’ Interest in Our Business”.

Certain Committees

Partner Management Committee.    The operating group limited partnership agreements will provide for the establishment of a “Partner Management Committee”. The Partner Management Committee will be a committee comprised of six partners, which shall consist initially of Messrs. Och, Windreich, Frank, Cohen, Varga and Brown, with Mr. Och serving as Chairman. The Partner Management Committee shall act by majority approval, with Mr. Och’s vote breaking any deadlock. Each member of the Partner Management Committee shall serve until such partner’s withdrawal, death, disability or, other than with respect to Mr. Och, removal by the Partner Performance Committee. Upon Mr. Och’s withdrawal, death or disability, the remaining members of the Partner Management Committee shall act by majority vote to either (1) replace Mr. Och with a partner to serve as Chairman, until such partner’s withdrawal, death, disability or removal by the other members of the Partner Management Committee or (2) reduce the size of the committee to the remaining members (in which event, there shall be no Chairman of the Partner Management Committee, and the remaining members will act by majority vote). Upon the withdrawal, death, disability or removal of any of the members of the Partner Management Committee other than the Chairman, the remaining members of the committee shall act by majority vote to fill such vacancy. Upon a reconstitution as provided in clause (1) above, the Partner Management Committee shall have the same rights of reconstitution in the event of the new partner’s withdrawal, death, disability or removal. The Partner Management Committee will have authority to make determinations with respect to distributions on the Och-Ziff Operating Group Class C operating group units, subject to the authority of the Och-Ziff Compensation Committee as described under “Management—Committees of the Board of Directors—Compensation Committee”. In addition, the Chairman of the Partner Management Committee (or, in the event there is no Chairman, the full committee) will have authority to approve transfers of Och-Ziff Operating Group units and the full committee will have authority to reconstitute the Class B shareholder committee as provided under “Certain Relationships and Related Party Transactions—Shareholders’ Agreement—Class B Shareholder Committee; Proxy and Approval Rights”.

Partner Performance Committee.    The operating group limited partnership agreements will provide for the establishment of a “Partner Performance Committee”. The Partner Performance Committee will be a committee comprised of five partners, which shall consist initially of Messrs. Och, Windreich, Frank, Cohen and Varga, with Mr. Och serving as Chairman. Each member of the Partner Performance Committee shall serve until such partner’s withdrawal, death, disability or, other than with respect to Mr. Och, removal by the other members of the Partner Performance Committee. Upon Mr. Och’s withdrawal, death or disability, the remaining members of the Partner Performance Committee shall act by majority vote to replace Mr. Och with a partner (who may or may not serve as Chairman) until such partner’s withdrawal, death, disability or removal by the other members of the Partner Performance Committee. Upon the withdrawal, death, disability or removal of any of the members of the Partner Performance Committee other than the Chairman, the remaining members of the committee shall act by majority vote to fill such vacancy. Upon a reconstitution as provided above, the Partner Performance Committee shall have the same rights of reconstitution in the event of the new partner’s withdrawal, death, disability or removal. The Partner Performance Committee will have authority to make partner non-performance determinations as provided under “Certain Relationships and Related Party Transactions—Limited Partnership Agreements of Och-Ziff Operating Group Entities—Vesting; Forfeiture”.

Class B Shareholder Committee.    The shareholders’ agreement will provide for the establishment of the “Class B shareholder committee”. The Class B shareholder committee initially will be a committee of one, consisting solely of Mr. Och until his withdrawal, death or disability. Upon Mr. Och’s withdrawal, death or disability, the Partner Management Committee shall act by majority vote to reconstitute the Class B shareholder committee either by (1) appointing a new partner to serve as the sole member of the Class B shareholder committee until such partner’s withdrawal, death, disability or removal by the Partner Management Committee, or (2) appointing the remaining members of the Partner Management Committee as the members of the Class B shareholder committee (in which event such members would act by majority vote in their capacity as the Class B shareholder committee). Upon a reconstitution as provided by clause (1) above, the Partner Management Committee shall have the same rights of reconstitution in the event of the new partner’s withdrawal, death, disability or removal. The Class B shareholder committee will have authority to vote all of the Class B shares, pursuant to a proxy, and will have certain approval rights over significant transactions as described under “Certain Relationships and Related Party Transactions—Shareholders’ Agreement—Class B Shareholder Committee; Proxy and Approval Rights,” in each case so long as our partners continue to hold at least 40% of the total combined voting power of our company. In addition, under our operating agreement, the Class B shareholder committee will have certain consent rights with respect to structural and other changes involving our company as described under “Description of Shares—Och-Ziff Capital Management Group LLC Limited Liability Company Agreement—Relationship with Och-Ziff Operating Group Entities”. The Class B shareholder committee will also have the right initially to designate five of the seven nominees for election to our board of directors, with such number of nominees decreasing as our partners’ ownership interest in our business decreases. See “Certain Relationships and Related Party Transactions—Shareholders’ Agreement—Board Representation”.

Effects of Transactions

As a result of our structure, we will be a holding company with our Class A shares widely held and publicly traded, but our existing owners will retain their economic interest in us in the form of direct interests in the Och-Ziff Operating Group. All of the businesses operated by the Och-Ziff Operating Group and, prior to this offering, our real estate business, and all of the interests in our business held by us or our existing owners prior to this offering, will be operated or held, as the case may be, by the Och-Ziff Operating Group following this offering.

The diagram below(1) depicts our organizational structure immediately following the above-described transactions:

(1)	This diagram does not give effect to Class A restricted share units to be granted under our 2007 equity incentive plan to all of our employees in connection with this offering or the issuance of any Class A shares upon exercise of the underwriters’ option to purchase additional Class A shares.
(2)	Our existing partners will grant to the members of the Class B shareholder committee an irrevocable proxy to vote all of such shares. The Ziffs will not hold any of our Class B shares.
(3)	Och-Ziff Operating Group A Units and Och-Ziff Operating Group B Units together represent all of the residual equity interests in the Och-Ziff Operating Group.
(4)	Held solely by existing partners for potential future discretionary income allocations.

Tax Consequences and Distributions

We believe that under existing law we will be treated, for U.S. federal income tax purposes, as a partnership and not as an association or a publicly traded partnership taxable as a corporation. Accordingly, holders of Class A shares will be required to report their allocable share of our income for U.S. federal income tax purposes, regardless of whether any cash or other distributions are paid to them. See “Material U.S. Federal Tax Considerations—Taxation of Our Company—Federal Income Tax Opinion Regarding Partnership Status”. Income will be allocable to holders of Class A shares as a result of dividends and interest from Och-Ziff Corp and Och-Ziff Holding’s income, which will be based on the operations of the Och-Ziff Operating Group.

We believe that the Och-Ziff Operating Group entities will also be treated as partnerships and not as corporations for U.S. federal income tax purposes. Accordingly, the direct holders of Och-Ziff Operating Group Units that are not taxed on a flow-through basis, including Och-Ziff Corp and our existing owners, will incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of the Och-Ziff Operating Group.

After this offering, we intend to cause the Och-Ziff Operating Group to make distributions to holders of Och-Ziff Operating Group Units in order to fund any distributions we may declare on the Class A shares. However any such distributions will be at the sole discretion of our board of directors. If the Och-Ziff Operating Group makes such distributions, the holders of Och-Ziff Operating Group Units will be entitled to receive distributions pro rata, based on their partnership interests. No similar distributions will be made on the corresponding Class B shares of Och-Ziff held by our partners. In addition, in accordance with the operating group limited partnership agreements, we will cause the applicable Och-Ziff Operating Group entities to distribute cash on a pro rata basis to direct holders of Och-Ziff Operating Group Units in an amount at least equal to the maximum tax liabilities arising from the ownership of such units, if any. Because the purpose of such tax distributions is to enable Och-Ziff Corp and the existing owners to satisfy their respective tax liabilities, no such distribution will necessarily be required to be distributed by our intermediate holding companies to us, and we may determine not to pay cash distributions on the Class A shares. The declaration and payment of distributions on the Class A shares will be at the sole discretion of our board of directors. A holder of Class A shares will be required to report its share of our taxable income even if the board of directors does not pay distributions. See “Risk Factors—Risk Related to Taxation—You may be subject to U.S. federal income tax on your share of our taxable income, regardless of whether you receive any cash dividends from us”.

Members of the United States Congress have introduced legislation that would, if enacted, preclude us from qualifying for treatment as a partnership for U.S. federal income tax purposes under the publicly traded partnership rules. If this or any similar legislation were to be enacted and to apply to us, Class A shareholders would be negatively impacted because we would incur a material increase in our tax liability, which could result in a reduction in the value of our Class A shares. See “Risk Factors—Risks Related to Taxation—Members of the United States Congress have introduced legislation that would, if enacted, preclude us from qualifying for treatment as a partnership for U.S. federal income tax purposes under the publicly traded partnership rules. It is unclear whether any such legislation will be enacted and, if enacted, how the legislation would apply to us. Our structure also is subject to potential judicial or administrative change and differing interpretations, possibly on a retroactive basis. We may determine not to proceed with this offering if our ability to qualify as a partnership for U.S. federal income tax purposes remains uncertain, or if any other legislative or executive branch actions occur which would materially affect our ability to move ahead with the offering”.

Term Loan and Pre-Offering Distribution

We expect to enter into a new $750 million term loan prior to this offering. We presently intend to use the full amount of the proceeds to make a pro rata distribution to our existing owners prior to this offering. For a more detailed description of our new term loan, please refer to “Description of New Term Loan”.

Additional Information

Our principal executive offices are located at 9 West 57th Street, New York, New York 10019. The telephone number of our principal executive offices is (212) 790-0041.

The Offering

Shares offered by us in this offering	Class A shares:

Shares to be outstanding immediately after this offering	Class A shares: Class B shares:

Shares to be held by our existing owners immediately after this offering	Class A shares: None Class B shares: (100% held by our partners)

Och-Ziff Operating Group Units to be held by us and our existing owners immediately after this offering	by us, or approximately % by our existing owners, or approximately %

Voting

One vote per Class A share

One vote per Class B share

Holders of our Class A shares and Class B shares will vote together as a single class on all matters submitted to a vote of our shareholders. Following this offering, our existing partners will hold all of the Class B shares, representing         % of the total combined voting power of our outstanding Class A shares and Class B shares and will grant to the members of the Class B shareholder committee an irrevocable proxy to vote all of such Class B shares until the later of Mr. Och’s withdrawal, death or disability or such time as our partners hold less than 40% of the total combined voting power of our company. See “Certain Relationships and Related Party Transactions—Shareholders’ Agreement—Class B Shareholder

Committee; Proxy and Approval Rights” and “Description of Shares”. The Ziffs will not hold any Class B shares and will not be entitled to any Class B voting rights.

Approval and board designation rights	Our Class B shareholder committee will have approval rights with respect to certain actions of our board of directors so long as our partners and their permitted transferees continue to hold more than 40% of the total voting power of our outstanding shares. The Class B shareholder committee will also have the right to designate nominees for election to our board of directors, based on their ownership of our voting securities. Initially, the Class B shareholder committee will have the ability to designate five of the seven nominees for election to our board of directors. In addition, under our operating agreement, the Class B shareholder committee will have certain consent rights with respect to structural and other changes involving our company. See “Certain Relationships and Related Party Transactions—Shareholders’ Agreement—Class B Shareholder Committee; Proxy and Approval Rights,” “—Board Representation” and “Description of Shares—Och-Ziff Capital Management Group LLC Limited Liability Company Agreement—Relationship with Och-Ziff Operating Group Entities”.

Use of proceeds

We estimate that the net proceeds from the sale of our Class A shares in this offering, after deducting offering expenses and the underwriting discounts, will be approximately $             billion (at an assumed initial public offering price of $             per Class A share, which is the midpoint of the price range set forth on the cover page of this prospectus).

We intend to contribute all of the proceeds from this offering to the Och-Ziff Operating Group, which in turn will apply those proceeds to purchase              Och-Ziff Operating Group A Units from our existing owners, including members of our senior management, and to pay fees and expenses related to the transactions as described under “Our Structure—The Transactions—Offering Transactions”. Accordingly, we will not retain any of the proceeds from this offering.

Each of our existing partners will invest all of his after-tax proceeds received in connection with this offering initially into our OZ Global Special

Investments funds. These investments may be transferred to other Och-Ziff funds or new opportunities, but will otherwise not be redeemable by them for a period of five years following this offering without the approval of the general partner or board of directors of such funds, as applicable. The Ziffs will invest approximately 50% of the after-tax proceeds received by them in connection with this offering into our funds, which investments will be subject to the lock-up period applicable to the funds in which the Ziffs choose to invest.

For further information, see “Use of Proceeds”.

Cash distribution policy	Historically, we have had a policy of distributing substantially all of our economic income to our existing partners. Our intention is to distribute to our Class A shareholders on a quarterly basis substantially all of Och-Ziff’s net after-tax share of our annual economic income in excess of amounts determined by us to be necessary or appropriate to provide for the conduct of our business, to compensate our employees, to make discretionary income allocations to our partners on the Och-Ziff Operating Group

Class C operating group units, to make appropriate investments in our business and our funds, to comply with applicable law, to service our new term loan and any of our other debt instruments or agreements or to provide for future distributions to our Class A shareholders for any one or more of the ensuing four quarters. We expect that our first quarterly distribution will be paid in the          quarter of 2007 in respect of the prior quarter. Incentive income has a significant impact on our economic income and these amounts are not determinable until completion of our fiscal year. We currently anticipate that quarterly distributions in respect of our first three fiscal quarters will be based on actual performance, but will not reflect any assumption as to incentive income that may or may not be recorded at year end. Accordingly, if our performance for a given year enables us to earn incentive income, the distributions made in respect of our first three fiscal quarters will be smaller than the distribution we make in respect of our fourth fiscal quarter.

The declaration and payment of any future distributions will be at the sole discretion of our board of directors, which may change our distribution policy at any time. Any payments made to our partners and compensatory payments made to our employees, including any discretionary income allocations on the Class C operating group units as determined by the Partner Management Committee in conjunction with the Och-Ziff Compensation Committee, will reduce amounts available for distribution to our Class A shareholders. Our ability to make such distributions may be limited by, among other things, contractual restrictions and legal, tax and regulatory restrictions.

We will be a holding company and, as such, our ability to pay distributions on our Class A shares will be subject to the ability of our subsidiaries to provide cash to us, which may be limited by, among other things, contractual restrictions and legal, tax and regulatory restrictions. See

“Description of New Term Loan”. We will fund any such distribution by causing our subsidiaries to make corresponding distributions. More specifically, first, we will cause the Och-Ziff Operating Group to make a distribution to all of its unitholders (consisting of our existing owners and our intermediate holding companies) holding Och-Ziff Operating Group Units, whether or not vested, on a pro rata basis and, second, we will cause our intermediate holding companies to distribute the proceeds of such distributions to us in an amount sufficient to pay aggregate distributions declared by our board of directors on our Class A shares. No such distributions will be paid in respect of our Class B shares.

In addition, in accordance with the operating group limited partnership agreements, we will cause the applicable Och-Ziff Operating Group entities to distribute cash on a pro rata basis to direct holders of Och-Ziff Operating Group Units in an amount at least equal to the maximum tax liabilities arising from the direct ownership of such units, if any. Och-Ziff Operating Group will distribute to such unitholders, on a pro rata basis, tax distributions based upon the maximum income allocable to any such unitholder at the maximum combined U.S. federal, New York State and New York City tax rates. Holders of our Class A shares will not be entitled to these distributions.

See “Cash Distribution Policy” .

Owners’ exchange rights; tax receivable agreement

At any time and from time to time, subject to vesting, minimum retained ownership requirements and transfer restrictions, each of our existing owners will have the right to exchange each of its Och-Ziff Operating Group A Units with the Och-Ziff Operating Group entities for one of our Class A shares (or, at our option, a cash equivalent). To effect an exchange, an existing owner must simultaneously exchange one Och-Ziff Operating Group A Unit—being an equal limited partner interest in each Och-Ziff Operating Group entity—for one Class A share. The purchase by the Och-Ziff Operating Group of Och-Ziff Operating Group A Units from our existing owners with the net proceeds from this offering, as well as future taxable exchanges by our existing owners of Och-Ziff Operating Group

A Units for our Class A shares on a one-for-one basis (or, at our option, a cash equivalent), is expected to result in an increase in the tax basis of the tangible and intangible assets of the Och-Ziff Operating Group that would not otherwise have been available. As a result, we expect that the amount of tax that we would otherwise be required to pay in the future will be reduced. Accordingly, in connection with such purchases and exchanges, the existing owner will receive a right, under a tax receivable agreement, to receive 85% of the value of the applicable tax benefit in cash when Och-Ziff Corp, or our other corporate taxpayer intermediate holding companies that acquire Och-Ziff Operating Group A Units in connection with an exchange, if any, actually realizes certain tax savings. As an existing owner exchanges his Och-Ziff Operating Group A Units, our interest in the Och-Ziff Operating Group B Units will be correspondingly increased and the exchanging owner’s corresponding Class B shares will be cancelled. Och-Ziff Operating Group B Unit will not be exchangeable for our Class A shares.

Proposed New York Stock Exchange symbol	“OZM”

Risk factors	Please read the section entitled “Risk Factors” beginning on page 27 for a discussion of some of the factors you should carefully consider before deciding to invest in our Class A shares.

References in this section to the number of our Class A shares and Class B shares to be outstanding after this offering, and the percent of our voting rights held, do not reflect:

•

             Class A shares issuable upon exchange of                      Och-Ziff Operating Group A Units (or                     Class A shares if the underwriters exercise in full their option to purchase additional Class A shares) held by our existing owners;

•	Class A shares issuable on exercise of the underwriters’ option to purchase additional Class A shares in full if they sell more than Class A shares in this offering; or

•	interests that may be granted under our 2007 equity incentive plan, consisting of:

•

             Class A restricted share units that we expect to grant to all of our employees (which do not include our partners) at the time of this offering, which will vest, subject to their continued employment, in equal installments on each anniversary date of this offering for four years, beginning on the first anniversary date of this offering;

•	Class A shares and Och-Ziff Operating Group units reserved for issuance under our 2007 equity incentive plan (see “Management—Equity Incentive Plan”).

SUMMARY HISTORICAL COMBINED AND

UNAUDITED PRO FORMA FINANCIAL INFORMATION

Summary Historical Combined Financial Information

The following tables set forth certain summary financial information on a historical basis. The Och-Ziff Operating Group is considered our predecessor for accounting purposes, and its combined financial statements will be our historical financial statements following this offering. The summary historical combined financial information set forth below as of December 31, 2006 and 2005, and for the years ended December 31, 2006, 2005 and 2004, has been derived from our audited combined financial statements included elsewhere in this prospectus. The summary historical combined financial information set forth below as of December 31, 2004, 2003 and 2002, and for the years ended December 31, 2003 and 2002, has been derived from our unaudited accounting records prepared on a consistent basis with the financial statements described above.

The summary historical combined financial information set forth below as of March 31, 2007 and 2006, and for the three months ended March 31, 2007 and 2006, has been derived from our unaudited interim combined financial statements included elsewhere in this prospectus. The unaudited interim combined financial statements include all normal and recurring adjustments that are, in the opinion of management, necessary for a fair presentation of our financial position and results of operations for the periods presented. Effective January 1, 2004, the Och-Ziff Operating Group adopted FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities, an interpretation of ARB No. 51, which requires us to consolidate variable interest entities in which we were determined to be the primary beneficiary. As a result, amounts presented for 2002 and 2003 are not comparable to amounts presented in subsequent periods.

In addition, as of January 1, 2007, the Och-Ziff Operating Group no longer consolidates most of its domestic funds due to changes in the substantive rights afforded to the unaffiliated limited partners of those funds. Similar changes to the rights of unaffiliated shareholders in its offshore funds were made in June 2007 and resulted in the deconsolidation of most of the offshore funds as of June 30, 2007. As a result, the financial information presented for the three months ended March 31, 2007 is not comparable to the financial information presented for the three months ended March 31, 2006.

In addition, incentive income, which has a significant impact on our results of operations, is determined on an annual basis at the end of our fiscal year and is not reflected in our interim financial results, other than incentive income actually earned during a given interim period as a result of investor redemptions during the period. Accordingly, our interim results are not indicative of the results we expect for a full fiscal year.

Compensation and benefits for all periods presented does not include any payments to Daniel Och, which were accounted for as equity distributions, but includes compensation for all other partners. For periods following the completion of the Reorganization, payments to all of our existing owners in respect of their Och-Ziff Operating Group A Units will be treated as equity distributions. After completion of this offering, compensation expense will reflect the amortization of significant non-cash equity-based compensation expense relating to the vesting of the Och-Ziff Operating Group A Units to be issued to all existing partners, including Daniel Och, as well as the vesting of Class A restricted share units granted to all employees in connection with this offering. Accordingly, compensation and benefits expense reflected in our historical results is not indicative of future compensation and benefits expense.

The information below should be read in conjunction with “Our Structure,” “Selected Combined Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined financial statements and notes thereto included elsewhere in this prospectus.

	Summary Historical Financial Information
	Three Months Ended March 31,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(dollars in thousands)
Summary Operating Information
Revenues
Management fees, incentive income and other revenues	$24,439	$3,953	$33,391	$22,456	$18,280	$233,053	$70,089
Och-Ziff funds income	259,927	194,801	972,442	489,352	267,646	133,911	148,362

Total Revenues	284,366	198,754	1,005,833	511,808	285,926	366,964	218,451

Expenses
Compensation and benefits	87,801	59,775	446,672	239,466	153,503	125,949	46,303
Non-compensation expenses	25,667	16,467	147,675	88,962	60,825	52,145	22,848
Och-Ziff funds expenses	150,060	130,192	495,621	418,705	199,782	138,824	115,279

Total Expenses	263,528	206,434	1,089,968	747,133	414,110	316,918	184,430

Total Other Income	1,030,167	882,832	3,290,175	1,640,983	1,167,756	423,822	(29,046)

Income Before Non-Controlling Interests in Income of Consolidated Subsidiaries and Income Taxes	1,051,005	875,152	3,206,040	1,405,658	1,039,572	473,868	4,975
Non-controlling interests in income of consolidated subsidiaries	(962,177)	(827,558)	(2,594,706)	(1,134,869)	(836,007)	(268,274)	1 9,449

Income Before Income Taxes	88,828	47,594	611,334	270,789	203,565	205,594	24,424

Income taxes	3,640	1,684	23,327	9,898	9,785	7,655	3,175

Net Income	$85,188	$45,910	$588,007	$260,891	$193,780	$197,939	$21,249

	As of March 31, 2007	As of December 31,
		2006	2005	2004	2003	2002
	(dollars in thousands)
Summary Balance Sheet Information
Cash and cash equivalents	$44,450	$23,590	$69,550	$27,800	$12,680	$20,824
Och-Ziff funds assets	$22,305,683	$35,967,024	$24,184,369	$16,002,932	$1,592,526	$1,670,934
Total assets	$22,768,010	$36,075,049	$24,305,342	$16,076,195	$2,139,652	$1,971,648
Och-Ziff funds liabilities	$2,675,516	$14,260,142	$9,543,812	$5,264,619	$130,183	$402,769
Total liabilities	$3,349,592	$15,050,088	$10,021,681	$5,608,569	$404,621	$546,078
Non-controlling interests in consolidated subsidiaries	$18,160,034	$19,777,297	$13,544,966	$9,972,112	$1,372,853	$1,230,224
Total equity	$1,258,384	$1,247,664	$738,695	$495,514	$362,178	$195,346

Summary Unaudited Pro Forma Financial Information

The summary unaudited pro forma financial information presented below was derived from the application of pro forma adjustments to the combined financial statements of Och-Ziff Operating Group, the predecessor for accounting purposes of Och-Ziff Capital Management Group LLC, to give effect to the Pre-Offering Distribution and the Transactions (each as defined under “Our Structure”). The unaudited pro forma statements of operations have been prepared as if the Pre-Offering Distribution and the Transactions occurred on January 1, 2006. The unaudited pro forma balance sheet information has been prepared as if the Pre-Offering Distribution and the Transactions had occurred as of March 31, 2007. The summary unaudited pro forma financial information should be read in conjunction with “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our combined financial statements and the related notes included elsewhere in this prospectus.

The pro forma adjustments are based upon available information and methodologies that we believe are reasonable. The unaudited pro forma statements of operations information and unaudited pro forma balance sheet information are presented solely for illustrative and informational purposes and are not necessarily indicative of what our actual operations or financial position would have been had the Pre-Offering Distribution and the Transactions taken place on the dates indicated, or during the periods presented, nor does it purport to represent our results for any future period.

Summary Unaudited Pro Forma Financial Information
	Three Months Ended March 31,		Year Ended December 31,
	2007	2006	2006
Summary Pro Forma Operating Information
Revenues
Management fees, incentive income and other revenues	$	$	$
Och-Ziff funds income

Total Revenues

Expenses
Compensation and benefits
Non-Compensation expenses
Och-Ziff funds expenses

Total Expenses

Total Other Income

Income Before Non-controlling Interests in Income of Consolidated Subsidiaries and Income Taxes

Non-controlling interests in income of consolidated subsidiaries

Income (Loss) Before Income Taxes

Income taxes

Net Income (Loss)	$	$	$

Net Income (Loss) Per Share (Basic and Diluted)	$	$	$

Weighted Average Class A Shares

Summary Pro Forma Balance Sheet Information	As of March 31, 2007
Cash and cash equivalents	$
Investments in affiliated Och-Ziff funds	$
Och-Ziff funds assets	$
Total assets	$
Och-Ziff funds liabilities	$
Total liabilities	$
Non-controlling interests in consolidated subsidiaries	$
Total equity (deficit)	$

RISK FACTORS

Investing in our Class A shares involves a high degree of risk. You should carefully consider the following risks as well as other information contained in this prospectus, including our combined financial statements and the notes to those statements, before investing in our Class A shares. The occurrence of any of the following risks could materially adversely affect our business, prospects, financial condition, results of operations and cash flow, in which case the trading price of our Class A shares could decline and you could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, prospects, financial condition, results of operations and cash flow.

Risks Related to Our Business

Difficult market conditions can materially adversely affect our business in many ways, including by reducing the value or performance of the investments made by our funds and by reducing the ability of our funds to raise or deploy capital, each of which could materially reduce our revenue and cash flow and materially adversely affect our financial condition.

The success of our business is highly dependent upon conditions in the global financial markets and economic conditions throughout the world that are outside our control and difficult to predict. Factors such as interest rates, availability of credit, inflation rates, economic uncertainty, changes in laws (including laws relating to taxation), trade barriers, commodity prices, currency exchange rates and controls, and national and international political circumstances (including wars, terrorist acts or security operations) can have a material negative impact on the value of our funds’ portfolio investments, which in turn would reduce our revenues and profitability.

Unpredictable or unstable market conditions may result in reduced opportunities to find suitable risk-adjusted investments to deploy capital and make it more difficult to exit and realize value from our existing investments, which could materially adversely affect our ability to raise new funds and sustain our growth. In addition, during such periods, financing and merger and acquisition activity may be greatly reduced, making it harder and more competitive for asset managers to find suitable event-driven opportunities. Also, during periods of adverse economic conditions or during a tightening of global credit markets, we may have difficulty obtaining funding for additional investments at attractive rates, which would further reduce our profitability.

Our revenue, net income and cash flow are all highly variable, and since we do not earn or record meaningful incentive income or incentive compensation expense on a quarterly basis, our quarterly results are not indicative of results for a completed fiscal year, which may increase the volatility of the price of our Class A shares.

Our revenue, net income and cash flow are all highly variable, primarily due to the fact that a substantial portion of our revenues is derived from incentive income from our funds, which is contingent on the funds’ annual performance. In addition, the investment return profiles of most of our funds are volatile. We may also experience fluctuations in our results from quarter to quarter due to a number of other factors, including changes in the values of our funds’ investments, changes in the amount of distributions, dividends or interest paid in respect of investments, changes in our operating expenses, the degree to which we encounter competition and general economic and market conditions. Such variability and unpredictability may lead to volatility in the trading price of our Class A shares and cause our results for a particular period not to be indicative of our performance in a future period or particularly meaningful as a basis of comparison against results for a prior period. It may be difficult for us to achieve steady growth in net income and cash flow on a quarterly basis, which could in turn lead to large adverse movements in the price of our Class A shares or increased volatility in our Class A share price generally.

The timing and receipt of incentive income generated by our funds is uncertain and will contribute to the volatility of our results. Given this uncertainty, we do not record incentive income on our interim financial statements other than incentive income actually earned during a given interim period as a result of investor redemptions during the period. Accordingly, our interim results are not indicative of the results we expect for a full fiscal year. In addition, incentive income depends on our funds’ performance and opportunities for realizing gains, which may be limited. We cannot predict when, or if, any realization of investments will occur. If we were to have a realization event in a particular quarter, it may have a significant impact on our results for that particular quarter which may not be replicated in subsequent quarters. We recognize revenue on investments in our funds based on our allocable share of realized and unrealized gains (or losses) reported by such funds, and a decline in realized or unrealized gains, or an increase in realized or unrealized losses, would materially adversely affect our revenue, which could further increase the volatility of our quarterly results.

Our funds have “high water marks” whereby we do not earn incentive income during a particular year even though the fund had a positive return in such year as a result of losses in the immediately preceding year. If a fund investor experiences losses, we will not be able to earn incentive income with respect to such investor’s investment in a fund until it surpasses the previous year’s high water mark. The incentive income we earn is therefore dependent on the net asset value of each fund investor’s investment in the fund, which could lead to significant volatility in our quarterly results.

Because our revenue, net income and cash flow can be highly variable from quarter to quarter and year to year, we plan not to provide any guidance regarding our expected quarterly and annual operating results. The lack of guidance may affect the expectations of public market analysts and could cause increased volatility in our Class A share price.

The asset management business is intensely competitive.

The asset management business is intensely competitive, with competition based on a variety of factors, including investment performance, the quality of service provided to fund investors, brand recognition and business reputation. We compete for fund investors, talent and for investment opportunities with a number of hedge funds, private equity funds, specialized funds, traditional asset managers, commercial banks, investment banks and other financial institutions. A number of factors serve to increase our competitive risks:

•	a number of our competitors have greater financial, technical, marketing and other resources and more personnel than we do;

•

several of our competitors have recently raised, or are expected to raise, significant amounts of capital, and many of them have similar investment objectives to ours, which may create additional competition for investment opportunities and may reduce the size and duration of pricing inefficiencies that many alternative investment strategies seek to exploit;

•

some of our competitors have greater capital, lower targeted returns or greater sector or investment strategy specific expertise than we do, which creates competitive disadvantages with respect to investment opportunities;

•

some of these competitors may also have a lower cost of capital and access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to investment opportunities;

•

some of our competitors may have higher risk tolerances or different risk assessments which could allow them to consider a wider variety of investments and to bid more aggressively than us for investments that we want to make;

•

there are relatively few barriers to entry impeding new funds, including a relatively low cost of entering this business, and the successful efforts of new entrants into our business, including former “star” portfolio managers at large diversified financial institutions, major commercial and investment banks and other financial institutions, have resulted in increased competition;

•	some investors may prefer to invest with an investment manager that is not publicly traded;

•	investors may develop concerns that we will allow our business to grow to the detriment of fund performance; and

•	other industry participants will from time to time seek to recruit our investment professionals and other employees away from us.

We may lose investment opportunities in the future if we do not match investment prices, structures and terms offered by competitors. Alternatively, we may experience decreased rates of return and increased risks of loss if we match investment prices, structures and terms offered by competitors. In addition, changes in the global capital markets could diminish the attractiveness of our funds relative to investments in other investment products. This competitive pressure could materially adversely affect our ability to make successful investments and limit our ability to raise future funds, either of which would materially adversely impact our business, revenue, results of operations and cash flow.

Over the past several years, the size and number of hedge funds and private equity funds has continued to increase. We expect this trend to continue and, thus, if our performance is not consistently above the performance of our competitors, it will become increasingly difficult for our funds to raise capital and continue to achieve growth. More significantly, the allocation of increasing amounts of capital to alternative investment strategies by institutional and individual investors may lead to a reduction in profitable investment opportunities, including by driving prices for investments higher and increasing the difficulty of achieving consistent, positive returns. Competition for investors is based on a variety of factors, including:

•	investment performance;

•	investor perception of investment managers’ ability, drive, focus and alignment of interest with them;

•	quality of service provided to and duration of relationship with investors;

•	business reputation; and

•	level of fees, incentive income and expenses charged for services.

These and other factors could reduce our earnings and revenues and materially adversely affect our business. In addition, if we are forced to compete with other alternative asset managers on the basis of price, we may not be able to maintain our current management fee and incentive income structures. We have historically competed for investors primarily on the performance of our funds, and not on the level of our fees or incentive income relative to those of our competitors. However, as the alternative asset management sector matures, there is a risk that fees and incentive income will decline, without regard to the historical performance of a manager. Fee or incentive income reductions on existing or future funds, without corresponding decreases in our cost structure, would materially adversely affect our revenues and profitability.

The loss of services of any of our key partners, particularly our founder Daniel Och, would materially adversely affect our business.

The success of our business depends on the efforts, judgment and personal reputations of our key partners, particularly our founder, Daniel Och, and other members of our senior management team, including Joel Frank, David Windreich, Michael Cohen, Zoltan Varga and Harold Kelly. Our key partners’ reputations, expertise in investing, relationships with investors in our funds and relationships with third parties on whom our funds depend for investment opportunities and financing are each critical elements in operating and expanding our business. The loss of any of these individuals could jeopardize our relationships with our fund investors and members of the business community. We believe our performance is highly correlated to the performance of these individuals. Accordingly, the retention of our key partners is crucial to our success, and none of them is obligated to remain associated with us. In addition, if any of our key partners were to join or form a competitor, some of our fund investors could choose to invest with that competitor rather than in our funds. The loss of the services of any of our key partners would have a material adverse effect on us, including our ability to retain and attract investors and raise new funds, and the performance of our funds. We do not carry any “key man” insurance that would provide us with proceeds in the event of the death or disability of any of our key partners.

Our ability to retain our professionals is critical to our success and our ability to grow depends on our ability to attract additional partners and managing directors.

Our most important asset is our people, and our continued success is highly dependent upon the efforts of all of our partners and managing directors. Our future success and growth depend to a substantial degree on our ability to retain and motivate our partners and other key personnel and to strategically recruit, retain and motivate new talent, including new partners and managing directors. However, we may not be successful in our efforts to recruit, retain and motivate the required personnel as the market for qualified investment professionals is extremely competitive. Historically, we have compensated our partners through distributions on their interests in our business and our managing directors through profit participation payments. As we grow our business as a public company, we may not be able to provide future partners with equity interests in our business to the same extent or with the same tax consequences as our existing partners. Therefore, in order to recruit and retain existing and future partners, we may need to increase the level of distributions we make to them. We may determine to do this through the issuance of interests in our business, including, without limitation, Och-Ziff Operating Group Class C operating group units, with respect to which the Partner Management Committee will have the authority to declare distributions. As a result, our total compensation and benefits expense would increase and would adversely affect our profitability, and our cash available for distribution to the holders of the residual equity interests in our business would be reduced. In addition, issuances of equity interests in our business to current or future personnel would dilute Class A shareholders.

Our investment professionals possess substantial experience and expertise in investing, are responsible for locating and executing our funds’ investments, have significant relationships with the institutions which are the source of many of our funds’ investment opportunities, and in certain cases have strong relationships with our fund investors. Therefore, if our investment professionals join competitors or form competing companies it could result in the loss of significant investment opportunities and certain existing investors. As a result, the loss of even a small number of our investment professionals could jeopardize the performance of our funds, which would have a material adverse effect on our results of operations.

The operating group limited partnership agreements provide that the Och-Ziff Operating Group A Units received by our partners in the Reorganization will vest, subject to their continued association with us, in equal installments on each anniversary date of this offering for five years, beginning on the first anniversary of this offering. The unvested Och-Ziff Operating Group A Units of Mr. Och will be subject to forfeiture to the other partners if Mr. Och voluntarily terminates his association with us. The unvested Och-Ziff Operating Group A Units of any partner other than Mr. Och will be subject to forfeiture to the other partners if such partner voluntarily terminates his association with us or is required to withdraw for cause or if the Partner Performance Committee makes a non-performance determination with respect to such partner. However, these provisions of the operating group limited partnership agreements may be amended by the partners at any time. We, our shareholders and the Och-Ziff Operating Group have no ability to enforce those provisions of the operating group limited partnership agreements or to prevent the partners from amending those provisions or waiving any such obligations.

In addition, all of our partners will be subject to transfer restrictions and minimum retained ownership requirements with respect to their equity interests in us. The Class A restricted share units held by our managing directors will be subject to certain vesting requirements, and all of our partners and managing directors will enter into partner agreements or managing director agreements with us, as applicable, which agreements will place certain restrictions on them with respect to competing with us, soliciting our employees and fund investors and disclosing confidential information about our business, as described further under “Management—Partner and Managing Director Agreements”. These requirements and agreements lapse over time, may not be enforceable in all cases and can be waived by us at any time. There is no guarantee that these requirements and agreements or the forfeiture provisions of the operating group limited partnership agreements will prevent any of these professionals from leaving us, joining our competitors or otherwise competing with us. Any of these events would have a material adverse affect on our business.

Each of our funds has special withdrawal provisions pursuant to which the failure of Daniel Och to be actively involved in the business provides investors with the right to redeem from the funds. The loss of the services of Daniel Och would have a material adverse effect on each of our funds and on us.

Investors in each of our funds are generally given a one-time special redemption right (not subject to redemption fees) if Daniel Och dies or ceases to perform his duties with respect to the fund for 90 consecutive days or otherwise ceases to be involved in the activities of the Och-Ziff Operating Group. The death or inability of Mr. Och to perform his duties with respect to any of our funds for 90 consecutive days, or termination of Mr. Och’s involvement in the activities of the Och-Ziff Operating Group for any reason, could result in substantial redemption requests from investors in each of our funds. Any such event would have a direct material adverse effect on our revenues and earnings, and would likely harm our ability to maintain or grow assets under management in existing funds or raise additional funds in the future. Such withdrawals could lead possibly to a liquidation of our funds and a corresponding elimination of our management fees and potential to earn incentive income. The loss of Mr. Och could, therefore, ultimately result in a loss of substantially all of our earnings.

We have experienced rapid growth, which may be difficult to sustain and which may place significant demands on our administrative, operational and financial resources.

Our assets under management have grown from approximately $6 billion as of December 31, 2002 to $26.8 billion as of April 30, 2007. Our rapid growth has caused, and if it continues will continue to cause, significant demands on our legal, accounting and operational infrastructure, and increased expenses. The complexity of these demands, and the expense required to address them, is a function not simply of the amount by which our assets under management have grown, but of significant differences in the investing strategies employed within our funds. In addition, we are required to continuously develop our systems and infrastructure in response to the increasing sophistication of the investment management market and legal, accounting and regulatory developments.

Our future growth will depend on, among other things, our ability to maintain an operating platform and management system sufficient to address our growth and will require us to incur significant additional expenses and to commit additional senior management and operational resources. As a result, we face significant challenges:

•	in maintaining adequate financial and business controls;

•	in implementing new or updated information and financial systems and procedures; and

•	in training, managing and appropriately sizing our work force and other components of our business on a timely and cost-effective basis.

There can be no assurance that we will be able to manage our expanding operations effectively or that we will be able to continue to grow, and any failure to do so could materially adversely affect our ability to generate revenue and control our expenses.

Operational risks may disrupt our business, result in losses or limit our growth.

We rely heavily on our financial, accounting, trading and other data processing systems to, among other things, execute, confirm, settle and record transactions across markets and geographies in a time-sensitive, efficient and accurate manner. If any of these systems do not operate properly or are disabled, we could suffer financial loss, a disruption of our business, liability to our funds, regulatory intervention or reputational damage.

In addition, we operate a business that is highly dependent on information systems and technology. Our information systems and technology may not continue to be able to accommodate our growth, and the cost of maintaining such systems may increase from its current level. Such a failure to accommodate growth, or an increase in costs related to such information systems, could have a material adverse effect on us.

We rely on our headquarters in New York City, where most of our personnel are located, for the continued operation of our business. We have taken precautions to limit the impact that a disruption to our New York headquarters could cause (for example, by ensuring our London office can operate independently of our other offices and establishing a SunGard “hot site” located in New Jersey, from which we could run our operations). Although these precautions have been taken, a disaster or a disruption in the infrastructure that supports our business, including a disruption involving electronic communications or other services used by us or third parties with whom we conduct business, or directly affecting our headquarters, could have a material adverse impact on our ability to continue to operate our business without interruption. Our disaster recovery programs may not be sufficient to mitigate the harm that may result from such a disaster or disruption. In addition, insurance and other safeguards might only partially reimburse us for our losses, if at all.

Finally, although we perform and back-up all key functions of our business, including portfolio valuation, internally, we rely on third-party service providers for certain aspects of our business, including for certain information systems and technology and administration of our funds. Severe interruptions or deteriorations in the performance of these third parties or failures of their information systems and technology could impair the quality of the funds’ operations and could impact our reputation and hence materially adversely affect our business.

The historical and unaudited pro forma financial information included in this prospectus is not necessarily indicative of our future performance.

The historical combined financial information included in this prospectus is not indicative of our future financial results. Our historical combined financial information consolidates a large number of our funds which will not be consolidated after this offering, as described further under “Unaudited Pro Forma Financial Information”. In addition, the historical combined financial information included in this prospectus does not reflect the added costs, including taxes, that we will incur as a public company or the impact of our change in structure. In addition, we will incur significant compensation expense as a result of the issuance of the Och-Ziff Operating Group A Units to our existing partners and the grant of Class A restricted share units to all of our employees in connection with this offering. This compensation expense will be recognized over the applicable vesting period. As a result of these expenses, we expect to report losses on our GAAP financial statements during such periods. In preparing our unaudited pro forma financial information for the years prior to this offering, we adjusted our historical combined financial information for the transactions described in “Our Structure—The Transactions” and, as such, this financial information does not purport to represent the results of any future periods.

The results of future periods are likely to be materially different as a result of:

•	the deconsolidation of our non-controlled investment company subsidiaries;

•	the recognition of equity-based compensation;

•	interest expense associated with borrowings of $750 million under our new term loan;

•	the conversion of the Ziff profit-sharing interest;

•

the impact of the transactions occurring in connection with this offering on a pro forma basis, including the impact of the tax receivable agreement and an increase in our tax expense as a result of Och-Ziff Corp being taxable as a corporation, and the incremental expenses we will incur as a result of being a publicly traded company;

•	fund performance in the future which differs from the historical performance reflected in our unaudited pro forma financial information; and

•	the pace of growth of our business in the future, including the formation of new funds, which differs from the historical growth reflected in our unaudited pro forma financial information.

The estimates used in our unaudited pro forma financial information are not necessarily an accurate estimate of our actual experience as a public company or indicative in any way of our future performance.

The requirements of being a public entity and sustaining our growth may strain our resources.

As a public entity, we will be subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and requirements of the U.S. Sarbanes-Oxley Act of 2002, or the “Sarbanes-Oxley Act”. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control over financial reporting, which is discussed below. In order to maintain and improve the effectiveness of our disclosure controls and procedures, significant resources and management oversight will be required. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. In addition, sustaining our growth will also require us to commit additional management, operational and financial resources to identify new professionals to join our company and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. We expect to incur significant additional annual expenses related to these steps and, among other things, additional directors and officers liability insurance, director fees, reporting requirements of the SEC, transfer agent fees, hiring additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses.

Our internal control over financial reporting does not currently meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our financial condition, results of operations, business and Class A share price.

Once we become a public company, the Sarbanes-Oxley Act of 2002 and the related rules will require our management to conduct annual assessments of the effectiveness of our internal control over financial reporting and will require a report by our independent registered public accounting firm addressing these assessments, as well as an independent audit of our internal control over financial reporting, beginning with our fiscal year ending December 31, 2008. Our internal control over financial reporting does not currently meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act that, after our first year as a public company, we will be required to meet. We are in the process of addressing our internal control over financial reporting and are establishing formal policies, processes and practices related to financial reporting and to the identification of key financial reporting risks, assessment of their potential impact and linkage of those risks to specific areas and activities within our organization.

Additionally, we have begun the process of documenting our internal control procedures to satisfy the requirements of Section 404. However, we do not currently have comprehensive documentation of our internal controls and have not yet tested our internal controls in accordance with Section 404. As a public company, we will be required to complete our initial assessment in a timely manner. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent registered public accounting firm may not be able to certify as to our assessment concerning the effectiveness of our internal control over financial reporting. Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC or violations of applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Any such event could adversely affect our financial condition, results of operations and business, and lead to a decline in the price of our Class A shares.

Our independent registered public accounting firm identified a material weakness in our internal controls, which, if not properly remediated, could result in material misstatements of our financial statements in future periods.

Our independent registered public accounting firm reported to our management a material weakness in our internal control over financial reporting as of and for December 31, 2006. A material weakness is defined by the standards issued by the Public Company Accounting Oversight Board as a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The identified material weakness relates to errors that resulted from having inadequate staffing resources resulting in ineffective controls over the execution of certain complex, historical contracts containing ambiguous or conflicting terms and the financial close process as it relates to the proper assessment of the terms and provisions of these complex contracts and the application of the relevant accounting. The errors identified relate to accounting for certain historical profits interests in the company and for certain revenues and expenses from associated entities. Management is developing a plan to remediate the material weakness. We have significantly expanded our legal and professional accounting staff and continue to seek additional resources to further enhance our accounting and reporting functions and document retention practices. However, if these measures fail to remediate the material weakness or if additional material weaknesses in our internal controls are discovered in the future, we may be unable to provide required financial information in a timely and reliable manner, or otherwise comply with the standards applicable to us as a public company, and our management may not be able to report that our internal control over financial reporting is effective for the year ending December 31, 2008, as would be required by Section 404 of the Sarbanes-Oxley Act of 2002, or thereafter. There could also be a negative reaction in the markets due to a loss of investor confidence in us and the reliability of our financial statements and, as a result, our business may be harmed and the price of our Class A shares may decline.

We are subject to third-party litigation risk which could result in significant liabilities and reputational harm which could materially adversely affect our results of operations, financial condition and liquidity.

In general, we will be exposed to risk of litigation by our fund investors if our management of any fund is alleged to constitute gross negligence or willful misconduct. Investors could sue us to recover amounts lost by our funds due to our alleged misconduct, up to the entire amount of loss. Furthermore, we may be subject to litigation arising from investor dissatisfaction with the performance of our funds or from allegations that we improperly exercised control or influence over companies in which our funds have large investments. In addition, we are exposed to risks of litigation or investigation relating to transactions which presented conflicts of interest that were not properly addressed. In such actions we would be obligated to bear legal, settlement and other costs (which may be in excess of available insurance coverage). In addition, although we are indemnified by our funds, our rights to indemnification may be challenged. If we are required to incur all or a portion of the costs arising out of litigation or investigations as a result of inadequate insurance proceeds or failure to obtain indemnification from our funds, our results of operations, financial condition and liquidity would be materially adversely affected.

In our funds, we are exposed to the risk of litigation if the funds suffer catastrophic losses due to the failure of a particular investment strategy or due to the trading activity of an employee who has violated market rules and regulations. Any litigation arising in such circumstances is likely to be protracted, expensive and surrounded by circumstances which are materially damaging to our reputation and our business. In addition, we face the risk of litigation from investors in our funds if we violate restrictions in such funds’ organizational documents (for example, by failing to adhere to the limits we have to set on maximum exposure by a fund to a single investment).

Certain of our funds are incorporated or formed under the laws of the Cayman Islands. Cayman Islands laws, particularly with respect to shareholders rights, partner rights and bankruptcy, differ from the laws of the United States and could change, possibly to the detriment of our funds and investment management subsidiaries.

In addition, with a workforce consisting of many very highly paid investment professionals, we face the risk of lawsuits relating to claims for compensation, which may individually or in the aggregate be significant in amount. The cost of settling such claims could materially adversely affect our results of operations.

Extensive regulation of our business affects our activities and creates the potential for significant liabilities and penalties. Increased regulatory focus could result in additional burdens on our business. Our reputation, business and operations could be materially affected by regulatory issues.

Our business is subject to extensive regulation. We are subject to regulation, including periodic examinations, by governmental and self-regulatory organizations in the jurisdictions in which we operate around the world. The SEC oversees our activities as a registered investment adviser under the Advisers Act. We are also subject to regulation under the Exchange Act and the U.S. Securities Act of 1933, as amended, or the “Securities Act,” and various other statutes. In addition, we are subject to regulation by the Department of Labor under the U.S. Employee Retirement Income Security Act of 1974, or “ERISA”. In the United Kingdom, we are subject to regulation by the U.K. Financial Services Authority. Our Asian operations, and our investment activities around the globe, are subject to a variety of regulatory regimes that vary country by country, including the Financial Services Agency in Japan and the Securities and Futures Commission in Hong Kong.

Each of the regulatory bodies with jurisdiction over us has the authority to grant, and in specific circumstances to cancel, permissions to carry on our business and to conduct investigations and administrative proceedings. Such investigations can result in fines, suspensions of personnel or other sanctions, including censure, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or investment adviser from registration or memberships. For example, a failure to comply with the obligations imposed by the Advisers Act, including record-keeping, advertising and operating requirements, disclosure obligations and prohibitions on fraudulent activities, or a failure to maintain our funds’ exemption from compliance with the 1940 Act could result in investigations, sanctions and reputational damage. Our funds are involved regularly in trading activities which implicate a broad number of U.S. and foreign securities law regimes, including laws governing trading on inside information, market manipulation and a broad number of technical trading requirements that implicate fundamental market regulation policies. Even if an investigation or proceeding did not result in a sanction or the sanction imposed against us or our personnel by a regulator were small in monetary amount, the adverse publicity relating to the investigation, proceeding or imposition of these sanctions could harm our reputation and cause us to lose existing investors or fail to gain new investors.

In addition, we regularly rely on exemptions from various requirements of the Securities Act, the Exchange Act, the Advisers Act and ERISA in conducting our asset management activities. These exemptions are sometimes highly complex and may in certain circumstances depend on compliance by third parties whom we do not control. If for any reason these exemptions were to become unavailable to us, we could become subject to regulatory action or third-party claims and our business could be materially and adversely affected. See “—Risks Related to Our Organization and Structure— If we are deemed an investment company under the Investment Company Act of 1940, our business would be subject to applicable restrictions under that Act, which could make it impracticable for us to continue our business as contemplated and would have a material adverse impact on the market price of our Class A shares”. The requirements imposed by our regulators are designed primarily to ensure the integrity of the financial markets and to protect investors in our funds and are not designed to protect holders of our Class A shares.

Various factors, including recent financial scandals, have caused investors and governmental authorities to express concerns over the integrity of the U.S. financial markets and the adequacy of the current regulation of financial institutions, including alternative asset managers. Accordingly, the regulatory environment relevant to our business and to investors in our funds is subject to change in a manner that may be adverse to us and fund investors. For example, we may be materially adversely affected as a result of new or revised legislation or regulations imposed by the SEC, or other U.S. or non-U.S. governmental regulatory authorities or self-regulatory organizations that supervise the financial markets, including developments that are not directed at alternative asset managers but nevertheless affect our business and operations. We also may be materially adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. Such changes could place limitations on the type of investor that can invest in alternative investment funds or on the conditions under which such investors may invest. Furthermore, such changes may limit the scope of investing activities that may be undertaken by alternative investment managers. It is not practicable to determine with meaningful specificity the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any of the proposals will become law. Any such regulations could increase our costs of doing business or materially adversely affect our profitability and materially adversely affect our ability to recruit, retain and motivate our current and future professionals.

Regulatory developments specifically designed to increase oversight of alternative investment funds may materially adversely affect our business. In recent years, there has been debate in U.S. and foreign governments about new rules and regulations for investment funds. Any new rules or regulations could negatively impact our ability to conduct our investment activities and thereby reduce the value of our Class A shares. See “—Risks Related to Taxation—Members of the United States Congress have introduced legislation that would, if enacted, preclude us from qualifying for treatment as a partnership for U.S. federal income tax purposes under the publicly traded partnership rules”.

Our failure to deal appropriately with conflicts of interest could damage our reputation and materially adversely affect our business.

As we have expanded the scope of our business, we increasingly confront potential conflicts of interest relating to our funds’ investment activities. Certain of our funds have overlapping investment objectives and potential conflicts may arise with respect to our decisions regarding how to allocate investment opportunities among those funds. For example, a decision to acquire material non-public information about a company while pursuing an investment opportunity for a particular fund gives rise to a potential conflict of interest when it results in our having to restrict the ability of other funds to buy or sell securities in the public markets. In addition, investors (or holders of Class A shares) may perceive conflicts of interest regarding investment decisions for funds in which our partners, who have and may continue to make significant personal investments, are personally invested.

It is possible that actual, potential or perceived conflicts could give rise to investor dissatisfaction or litigation or regulatory enforcement actions. Appropriately dealing with conflicts of interest is complex and difficult and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with one or more potential or actual conflicts of interest. Regulatory scrutiny of, or litigation in connection with, conflicts of interest would have a material adverse effect on our reputation which would materially adversely affect our business in a number of ways, including as a result of redemptions by our investors from our funds, an inability to raise additional funds and a reluctance of counterparties to do business with us.

Employee misconduct could harm us by impairing our ability to attract and retain investors and subjecting us to significant legal liability and reputational harm.

There is a risk that our employees could engage in misconduct that materially adversely affects our business. We are subject to a number of obligations and standards arising from our asset management business and our authority over the assets managed by our asset management business. The violation of these obligations and standards by any of our employees would materially adversely affect our investors and us. Our business often requires that we deal with confidential matters of great significance to companies in which we may invest. If our employees were improperly to use or disclose confidential information, we could suffer serious harm to our reputation, financial position and current and future business relationships. It is not always possible to detect or deter employee misconduct, and the extensive precautions we take to detect and prevent this activity may not be effective in all cases. If one of our employees were to engage in misconduct or were to be accused of such misconduct, our business and our reputation could be materially adversely affected.

Our organizational documents do not limit our ability to enter into new lines of business, and we may enter into new businesses, make future strategic investments or acquisitions or enter into joint ventures, each of which may result in additional risks and uncertainties in our business.

We intend, to the extent that market conditions warrant, to grow our business by increasing assets under management and creating new investment products and businesses. Accordingly, we may pursue growth through strategic investments, acquisitions or joint ventures, which may include entering into new lines of business, such as the broker-dealer or financial advisory industries. In addition, we expect opportunities will arise to acquire, or enter into joint ventures with, other alternative or traditional asset managers. To the extent we make strategic investments or acquisitions, enter into joint ventures, or enter into a new line of business, we will face numerous risks and uncertainties, including risks associated with (i) the required investment of capital and other resources, (ii) the possibility that we have insufficient expertise to engage in such activities profitably or without incurring inappropriate amounts of risk, (iii) combining or integrating operational and management systems and controls and (iv) loss of investors in our fund due to the perception that we are no longer focusing on our core fund management duties. Entry into certain lines of business may subject us to new laws and regulations with which we are not familiar, or from which we are currently exempt, and may lead to increased litigation and regulatory risk. If a new business generates insufficient revenues or if we are unable to efficiently manage our expanded operations, our results of operations will be materially adversely affected. In the case of joint ventures, we are subject to additional risks and uncertainties in that we may be dependent upon, and subject to liability, losses or reputational damage relating to, systems, controls and personnel that are not under our control.

We may use substantial amounts of leverage to finance our business, which will expose us to substantial risks.

We may eventually use a significant amount of borrowings to finance our business operations as a public company. This will expose us to the typical risks associated with the use of substantial leverage, including those discussed below under “—Risks Related to Our Funds—Dependence on significant leverage in investments by our funds could materially adversely affect our ability to achieve positive rates of return on those investments”. These risks could be exacerbated by our funds’ use of leverage to finance investments and cause us to suffer a decline in the credit ratings assigned to our debt by rating agencies. Such a decline in our ratings might well result in an increase in our borrowing costs and could otherwise adversely affect our business in a material way. In addition, as our long-term unsecured debt and committed secured credit facilities expire, or if our lenders fail, we will need to replace them by entering into new facilities or finding other sources of liquidity, and there is no guarantee that we will be able to do so on attractive terms or at all, particularly in a liquidity or other market crisis. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Historical Liquidity and Capital Resources” for a further discussion of our liquidity.

An increase in our borrowing costs may adversely affect our earnings and liquidity.

Under our new term loan, we will have borrowings in the amount of $750 million. When this term loan matures in                     , 2013, we will be required to either refinance it by entering into new facilities, which could result in higher borrowing costs, or issuing equity, which would dilute existing shareholders. We could also repay the term loan by using cash on hand or cash from the sale of our assets. No assurance can be given that we will be able to enter into new facilities or issue equity in the future on attractive terms, or at all. Our term loan will be a LIBOR-based floating-rate obligation and the interest expense we incur will vary with changes in the applicable LIBOR reference rate. As indicated in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk,” a 10% change in LIBOR would result in a $             change in our annual interest expense associated with this term loan. An increase in interest rates would adversely affect the market value of any fixed-rate debt investments and/or subject them to prepayment or extension risk, which may adversely affect our earnings and liquidity.

Risks Related to Our Funds

Our results of operations are dependent on the performance of our funds. Poor fund performance will result in reduced revenues, reduced returns on our principal investments in our funds and reduced earnings. Poor performance of our funds will make it difficult for us to retain or attract investors to our funds and to grow our business. The performance of each fund we manage is subject to some or all of the following risks.

The historical returns attributable to our funds should not be considered as indicative of the future results of our funds or of our future results or of any returns expected on an investment in our Class A shares.

We have presented in this prospectus under “Business—Investment Performance” the net composite returns relating to the historical performance of our funds, and also refer to other metrics associated with historical returns, such as risk and correlation measures. The returns are relevant to us primarily insofar as they are indicative of incentive income we have been allocated in prior years. The historical and potential future returns of our funds, however, are not expected to be directly linked to returns on our Class A shares. Therefore, you should not conclude that positive performance of our funds will result in positive returns on an investment in Class A shares. However, poor performance of our funds will cause a decline in our revenue from such funds, and would therefore have a negative effect on our performance and the returns on an investment in our Class A shares.

Moreover, with respect to the historical returns of our funds:

•	the historical returns of our funds should not be considered indicative of the future results that should be expected from such funds or from any future funds we may raise;

•

our funds’ returns have benefited from investment opportunities and general market conditions that may not repeat themselves, and there can be no assurance that our current or future funds will be able to avail themselves of profitable investment opportunities; and

•	the rates of return reflect our historical cost structure, which may vary in the future due to factors beyond our control, including changes in law.

In addition, future returns will be affected by the applicable risks described elsewhere in this prospectus, including risks of the industries and businesses in which a particular fund invests.

Poor performance of our funds would cause a decline in our revenue, income and cash flow and could materially adversely affect our ability to raise additional capital.

In the event that any of our funds were to perform poorly, our revenue, income and cash flow would decline because the value of our assets under management would decrease, which would result in a reduction in management fees. A decrease in our investment returns would result in a reduction in incentive income and, if such decrease was substantial, could result in the elimination of incentive income for a given year. Moreover, we could experience losses on our investments of our own principal as a result of poor investment performance by our funds. Poor performance of our funds could make it more difficult for us to raise new capital. Investors in our funds might decline to invest in future funds we raise and investors in our funds might redeem their investments as a result of poor performance of the funds in which they are invested in favor of investments which are perceived to have lower risk or greater opportunity for returns. Investors and potential investors in our funds continually assess our funds’ performance, and our ability to raise capital for existing and future funds and avoid excessive redemption levels will depend on our funds’ continued satisfactory performance.

Dependence on significant leverage in investments by our funds could materially adversely affect our ability to achieve positive rates of return on those investments.

Our funds may choose to use leverage as part of their respective investment programs and regularly borrow a substantial amount of their capital either directly or through the use of derivative instruments. The use of leverage poses a significant degree of risk and enhances the possibility of a significant loss in the value of the investments in our funds. Our funds may borrow money from time to time to purchase or carry securities. The interest expense and other costs incurred in connection with such borrowing may not be recovered by appreciation in the securities purchased or carried, and will be lost—and the timing and magnitude of such losses may be accelerated or exacerbated—in the event of a decline in the market value of such securities. Gains realized with borrowed funds may cause the fund’s net asset value to increase at a faster rate than would be the case without borrowings. However, if investment results fail to cover the cost of borrowings, the fund’s net asset value could also decrease faster than if there had been no borrowings. Increases in interest rates could also decrease the value of fixed-rate debt investments that our funds make. Any of the foregoing circumstances could have a material adverse effect on our financial condition, results of operations and cash flow.

Third-party investors in our funds will have the right to remove us as investment manager or general partner of the funds and investors in our funds may redeem their investments. These events would lead to a decrease in our revenues, which could be substantial.

The governing agreements of all of our funds provide (or will be amended to provide) that, subject to certain conditions, third-party investors in those funds will have the right, without cause, to vote to remove us as investment manager or general partner of the fund by a simple majority vote, resulting in the elimination of management fees and incentive income derived from those funds. In addition to having a significant negative impact on our revenue, net income and cash flow, the occurrence of such an event with respect to any of our funds would likely result in significant reputational damage to us.

Investors in our funds may also generally redeem their investments on an annual or quarterly basis following the expiration of a specified period of time when capital may not be redeemed (typically between five and nine fiscal quarters), subject to the applicable fund’s specific redemption provisions. In a declining market, the pace of redemptions and consequent reduction in our assets under management could accelerate. The decrease in revenues that would result from significant redemptions in our funds could have a material adverse effect on our business, revenues, net income and cash flows.

The due diligence process that we undertake in connection with investments by our funds may not reveal all facts that may be relevant in connection with an investment.

Before making investments, particularly investments in securities that are not publicly traded, we conduct due diligence that we deem reasonable and appropriate based on the facts and circumstances applicable to each investment. When conducting due diligence, we may be required to evaluate important and complex business, financial, tax, accounting, environmental and legal issues. Outside consultants, legal advisors, accountants and investment banks may be involved in the due diligence process in varying degrees depending on the type of investment. Nevertheless, when conducting due diligence and making an assessment regarding an investment, we rely on the resources available to us, including information provided by the target of the investment and, in some circumstances, third-party investigations. The due diligence investigation that we will carry out with respect to any investment opportunity may not reveal or highlight all relevant facts that may be necessary or helpful in evaluating such investment opportunity. Moreover, such an investigation will not necessarily result in the investment being successful.

Most of our funds invest in relatively high-risk, illiquid assets, and we may fail to realize any profits from these activities for a considerable period of time or lose some or all of our principal investments.

Most of our funds invest in securities that are not publicly traded. In many cases, our funds may be prohibited by contract or by applicable securities laws from selling such securities for a period of time. Our funds will generally not be able to sell these securities publicly unless their sale is registered under applicable securities laws, or unless an exemption from such registration is available. The ability of many of our funds to dispose of investments is heavily dependent on the public equity markets. Even if the securities are publicly traded, large holdings of securities can often be disposed of only over a substantial length of time, exposing the investment returns to risks of downward movement in market prices during the intended disposition period. Accordingly, under certain conditions, our funds may be forced to either sell securities at lower prices than they had expected to realize or defer—potentially for a considerable period of time—sales that they had planned to make. Contributing capital to these funds is risky, and we may lose some or all of the principal amount of our investments.

Valuation methodologies for certain assets in our funds can be subject to significant subjectivity and the values of assets established pursuant to such methodologies may never be realized, which could result in significant losses for our funds.

There are no readily ascertainable market prices for a large number of the illiquid investments in our funds. The value of the investments of our funds is determined periodically by us based on the fair value of such investments. The fair value of investments is determined using a number of methodologies described in the funds’ valuation policies. These policies are based on a number of factors, including the nature of the investment, the expected cash flows from the investment, bid or ask prices provided by third parties for the investment, the length of time the investment has been held, the trading price of securities (in the case of publicly traded securities), restrictions on transfer and other recognized valuation methodologies. The methodologies we use in valuing individual investments are based on a variety of estimates and assumptions specific to the particular investments, and actual results related to the investment therefore often vary materially as a result of the inaccuracy of such assumptions or estimates. In addition, because many of the illiquid investments held by our funds are in industries or sectors which are unstable, in distress, or undergoing some uncertainty, such investments are subject to rapid changes in value caused by sudden company-specific or industry-wide developments.

Because there is significant uncertainty in the valuation of, or in the stability of the value of illiquid investments, the fair values of such investments as reflected in a fund’s net asset value do not necessarily reflect the prices that would actually be obtained by us on behalf of the fund when such investments are sold. Realizations at values significantly lower than the values at which investments have been reflected in fund net asset values would result in losses for the applicable fund, a decline in asset management fees and the loss of potential incentive income. Also, a situation where asset values turn out to be materially different from values reflected in fund net asset values will cause investors to lose confidence in us which may, in turn, result in redemptions from our funds or difficulties in raising additional capital.

Our funds make investments in companies that we do not control.

Investments by all of our funds will include debt instruments and equity securities of companies that we do not control. Such instruments and securities may be acquired by our funds through trading activities or through purchases of securities from the issuer. Those investments will be subject to the risk that the company in which the investment is made may make business, financial or management decisions with which we do not agree or that the majority stakeholders or the management of the company may take risks or otherwise act in a manner that does not serve our interests. In addition, we may make investments in which we share control over the investment with co-investors, which may make it more difficult for us to implement our investment approach or exit the investment when we otherwise would. If any of the foregoing were to occur, the values of investments by our funds could decrease and our financial condition, results of operations and cash flow could suffer as a result.

We expect our funds to make investments in companies that are based outside of the United States, which may expose us to additional risks not typically associated with investing in companies that are based in the United States.

All of our funds generally invest a significant portion of their assets in the equity, debt, loans or other securities of issuers located outside the United States. Investments in non-U.S. securities involve certain factors not typically associated with investing in U.S. securities, including risks relating to:

•	currency exchange matters, including fluctuations in currency exchange rates and costs associated with conversion of investment principal and income from one currency into another;

•	less developed or efficient financial markets than in the United States, which may lead to potential price volatility and relative illiquidity;

•	the absence of uniform accounting, auditing and financial reporting standards, practices and disclosure requirements and less government supervision and regulation;

•	differences in the legal and regulatory environment;

•	difficulties in enforcing contracts and filing claims under foreign legal systems;

•	less publicly available information in respect of companies in non-U.S. markets;

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certain economic and political risks, including potential exchange control regulations and restrictions on our non-U.S. investments and repatriation of profits on investments or of capital invested, the risks of political, economic or social instability, the possibility of expropriation or confiscatory taxation and adverse economic and political developments; and

•	the possible imposition of non-U.S. taxes or withholding on income and gains recognized with respect to such securities.

There can be no assurance that adverse developments with respect to such risks will not materially adversely affect our funds’ investments that are held in certain countries or the returns from these investments.

Risk management activities may materially adversely affect the return on our funds’ investments.

When managing our exposure to market risks, we may (on our own behalf or on behalf of our funds) from time to time use forward contracts, options, swaps, caps, collars and floors or pursue other strategies or use other forms of derivative instruments to limit our exposure to changes in the relative values of investments that may result from market developments, including changes in prevailing interest rates, currency exchange rates and commodity prices. The success of any hedging or other derivative transactions generally will depend on our ability to correctly predict market changes, the degree of correlation between price movements of a derivative instrument, the position being hedged, and the creditworthiness of the counterparty and other factors. As a result, while we may enter into a transaction in order to reduce our exposure to market risks, the transaction may result in poorer overall investment performance than if it had not been executed. Such transactions may also limit the opportunity for gain if the value of a hedged position increases.

Certain of our investments may be concentrated in certain asset types or in a geographic region, which could exacerbate any negative performance of those funds to the extent those concentrated investments perform poorly.

The governing agreements of our funds contain only limited investment restrictions and only limited requirements as to diversification of fund investments, either by geographic region or asset type. During periods of difficult market conditions or slowdowns in these regions, the decreased revenues and difficulty in obtaining access to financing may be exacerbated by this concentration of investments, which would result in lower investment returns for our funds.

Our funds’ investments are subject to numerous additional risks.

Our funds’ investments are subject to numerous additional risks, including the following:

•	Generally, there are few limitations on the execution of our funds’ investment strategies, which are subject to the sole discretion of the investment manager or the general partner of such funds.

•

The funds may engage in short-selling, which is subject to the theoretically unlimited risk of loss because there is no limit on how much the price of a security may appreciate before the short position is closed out. A fund may be subject to losses if a security lender demands return of the lent securities and an alternative lending source cannot be found or if the fund is otherwise unable to borrow securities that are necessary to hedge its positions.

•

The funds are exposed to the risk that a counterparty will not settle a transaction in accordance with its terms and conditions because of a dispute over the terms of the contract (whether or not bona fide) or because of a credit or liquidity problem, thus causing the fund to suffer a loss. Counterparty risk is accentuated for contracts with longer maturities where events may intervene to prevent settlement, or where the fund has concentrated its transactions with a single or small group of counterparties. Generally, the funds are not restricted from dealing with any particular counterparty or from concentrating any or all of their transactions with one counterparty. Moreover, the funds’ internal monitoring of the creditworthiness of their counterparties may prove insufficient. The absence of a regulated market to facilitate settlement may increase the potential for losses.

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Credit risk may arise through a default by one of several large institutions that are dependent on one another to meet their liquidity or operational needs, so that a default by one institution causes a series of defaults by the other institutions. This “systemic risk” may materially adversely affect the financial intermediaries (such as prime brokers, clearing agencies, clearing houses, banks, securities firms and exchanges) with which the funds interact on a daily basis.

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The efficacy of investment and trading strategies depend largely on the ability to establish and maintain an overall market position in a combination of financial instruments. A fund’s trading orders may not be executed in a timely and efficient manner due to various circumstances, including systems failures or human error. In such event, the funds might only be able to acquire some but not all of the components of the position, or if the overall position were to need adjustment, the funds might not be able to make such adjustment. As a result, the funds would not be able to achieve the market position selected by the management company or general partner of such funds, and might incur a loss in liquidating their position.

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The funds are subject to risks due to potential illiquidity of assets. The funds may make investments or hold trading positions in markets that are volatile and which may become illiquid. Timely divestiture or sale of trading positions can be impaired by decreased trading volume, increased price volatility, concentrated trading positions, limitations on the ability to transfer positions in highly specialized or structured transactions to which they may be a party, and changes in industry and government regulations. It may be impossible or costly for the funds to liquidate positions rapidly in order to meet margin calls, withdrawal requests or otherwise, particularly if there are other market participants seeking to dispose of similar assets at the same time or the relevant market is otherwise moving against a position or in the event of trading halts or daily price movement limits on the market or otherwise.

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Fund investments are subject to risks relating to investments in commodities, futures, options and other derivatives, the prices of which are highly volatile and may be subject to the theoretically unlimited risk of loss in certain circumstances, including if the fund writes a call option. Price movements of commodities, futures and options contracts and payments pursuant to swap agreements are influenced by, among other things, interest rates, changing supply and demand relationships, trade, fiscal, monetary and exchange control programs and policies of governments and national and international political and economic events and policies. The value of futures, options and swap agreements also depends upon the price of the securities underlying them. In addition, the funds’ assets are subject to the risk of the failure of any of the exchanges on which their positions trade or of their clearinghouses or counterparties.

Most of our funds utilize distressed debt and equity investment strategies which involve significant risks and potential additional liabilities.

Most of our funds invest a portion of their assets in issuers with weak financial conditions, poor operating results, substantial financial needs, negative net worth and/or special competitive problems. These funds also invest in issuers that are involved in bankruptcy or reorganization proceedings. In such situations, it may be difficult to obtain full information as to the exact financial and operating conditions of these issuers. Furthermore, some of our funds’ distressed investments may not be widely traded or may have no recognized market. Depending on the specific fund’s investment profile, a fund’s exposure to such investments may be substantial in relation to the market for those investments and the acquired assets are likely to be illiquid and difficult to sell or transfer. As a result, it may take a number of years for the fair value of such investments to ultimately reflect their intrinsic value as perceived by us.

A central strategy of our distressed securities investing is to predict the occurrence of certain corporate events, such as debt and/or equity offerings, restructurings, reorganizations, mergers, takeover offers and other transactions. If we do not accurately predict these events, the market price and value of our funds’ investment could decline sharply.

In addition, these investments could subject our funds to certain potential additional liabilities that may exceed the value of their original investments. Under certain circumstances, payments or distributions on certain investments may be reclaimed if any such payment or distribution is later determined to have been a fraudulent conveyance, a preferential payment or similar transaction under applicable bankruptcy and insolvency laws. In addition, under certain circumstances, a lender that has inappropriately exercised control of the management and policies of a debtor may have its claims subordinated or disallowed, or may be found liable for damages suffered by parties as a result of such actions. In the case where the investment in securities of troubled companies is made in connection with an attempt to influence a restructuring proposal or plan of reorganization in bankruptcy, our funds may become involved in substantial litigation.

Our funds are subject to risks due to potential illiquidity of assets.

Our funds may make investments or hold trading positions in markets that are volatile and which may become illiquid. Timely divestiture or sale of trading positions can be impaired by decreased trading volume, increased price volatility, concentrated trading positions, limitations on the ability to transfer positions in highly specialized or structured transactions to which we may be a party, and changes in industry and government regulations. When a fund holds a security or position it is vulnerable to price and value fluctuations and may experience losses to the extent the value of the position decreases and it is unable to timely sell, hedge or transfer the position. Therefore, it may be impossible or costly for our funds to liquidate positions rapidly, particularly if the relevant market is moving against a position or in the event of trading halts or daily price movement limits on the market or otherwise. Alternatively, it may not be possible in certain circumstances for a position to be purchased or sold promptly, particularly if there is insufficient trading activity in the relevant market or otherwise.

If our risk management systems are ineffective, we may be exposed to material unanticipated losses.

We continue to refine our risk management techniques, strategies and assessment methods. However, our risk management techniques and strategies may not fully mitigate the risk exposure of our funds in all economic or market environments, or against all types of risk, including risks that we might fail to identify or anticipate. Some of our strategies for managing risk in our funds are based upon our use of historical market behavior statistics. We apply statistical and other tools to these observations to measure and analyze the risks to which our funds are exposed. Any failures in our risk management techniques and strategies to accurately quantify such risk exposure could limit our ability to manage risks in the funds or to seek positive, risk-adjusted returns. In addition, any risk management failures could cause fund losses to be significantly greater than the historical measures predict. Furthermore, our mathematical modeling does not take all risks into account. Our more qualitative approach to managing those risks could prove insufficient, exposing us to material unanticipated losses. See “Business—Risk Management Principles and Practices”.

We are subject to risks in using prime brokers, custodians, administrators and other agents.

All of our funds depend on the services of prime brokers, custodians, administrators or other agents to carry out certain securities transactions. In the event of the insolvency of a prime broker and/or custodian, the funds might not be able to recover equivalent assets in full as they will rank among the prime broker’s and custodian’s unsecured creditors in relation to assets which the prime broker or custodian borrows, lends or otherwise uses. In addition, the funds’ cash held with a prime broker or custodian may not be segregated from the prime broker’s or custodian’s own cash, and the funds will therefore rank as unsecured creditors in relation thereto.

Risks Related to Our Organization and Structure

Control by Mr. Och of the combined voting power of our shares and our existing partners holding their economic interest through Och-Ziff Operating Group may give rise to conflicts of interests.

Upon consummation of this offering, our partners will control approximately         % of the combined voting power of our Class A shares and Class B shares through their ownership of 100% of our Class B shares. In addition, each of our partners has granted to the members of the Class B shareholder committee, which initially consists solely of our founder, Daniel Och, an irrevocable proxy to vote all of such shares as such members may determine in their sole discretion, which proxy will terminate upon the later of Mr. Och’s withdrawal, death or disability or such time as our partners hold less than 40% of the total combined voting power of our company. Accordingly, Mr. Och initially will have the ability to elect all of the members of our board of directors and thereby to control our management and affairs. In addition, he will be able to determine the outcome of all matters requiring shareholder approval and will be able to cause or prevent a change of control of our company or a change in the composition of our board of directors, and could preclude any unsolicited acquisition of our company. The control of voting power by Mr. Och could deprive Class A shareholders of an opportunity to receive a premium for their Class A shares as part of a sale of our company, and might ultimately affect the market price of the Class A shares. Upon Mr. Och’s withdrawal, death or disability, the Class B shareholder committee will consist of either (i) the remaining members of the Partner Management Committee, who shall act by majority vote in such capacity, or (ii) a partner elected by majority vote of the remaining members of the Partner Management Committee to serve as the sole member of the Class B shareholder committee.

Because our partners control more than 50% of our voting power, we are eligible for the “controlled company” exception from NYSE requirements that our board of directors be comprised of a majority of independent directors and that our compensation committee and nominating, corporate governance and conflicts committee consist solely of independent directors. While we do not currently intend to utilize this exception, we may in the future determine to do so.

In addition, the shareholders’ agreement among us and our partners, in their capacity as the Class B shareholders, will provide the Class B shareholder committee, so long as our partners and their permitted transferees continue to hold more than 40% of the total combined voting power of our outstanding Class A shares and Class B shares, with approval rights over a variety of significant board actions, including:

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any incurrence of indebtedness, in one transaction or a series of related transactions, by us or any of our subsidiaries or controlled affiliates in an amount in excess of approximately 10% of the then existing long-term indebtedness of us and our subsidiaries;

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any issuance by us or any of our subsidiaries or controlled affiliates, in any transaction or series of related transactions, of equity or equity-related outstanding shares which would represent, after such issuance, or upon conversion, exchange or exercise, as the case may be, at least 10% of the total combined voting power of our outstanding Class A shares and Class B shares other than (1) pursuant to transactions solely among us and our wholly owned subsidiaries, or (2) upon conversion of convertible securities or upon exercise of warrants or options, which convertible securities, warrants or options are either outstanding on the date of, or issued in compliance with, the shareholders’ agreement;

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any equity or debt commitment or investment or series of related equity or debt commitments or investments by us or any of our subsidiaries or controlled affiliates in an entity or related group of entities in an amount greater than $250 million;

•	any entry by us, any subsidiary or controlled affiliate into a new line of business that does not involve investment management and that requires a principal investment in excess of $100 million;

•	the adoption of a shareholder rights plan;

•	any appointment or removal of a chief executive officer or co-chief executive officer; or

•	the termination of the employment of an executive officer or the association of a partner with us or any of our subsidiaries or controlled affiliates without cause.

Furthermore, the partners and the Class B shareholder committee have certain consent rights with respect to structural and other changes involving our company as described under “Description of Shares—Och-Ziff Capital Management Group LLC Limited Liability Company Agreement—Amendment of Our Operating Agreement” and “Description of Shares—Och-Ziff Capital Management Group LLC Limited Liability Company Agreement—Relationship with Och-Ziff Operating Group Entities”.

In addition, our partners are entitled to approximately         % of our economic returns through their holdings of         % of the Och-Ziff Operating Group Units. Because they hold their economic interest in our business directly through Och-Ziff Operating Group, rather than through the public company, our partners may have conflicting interests with holders of Class A shares. For example, our partners may have different tax positions from you which could influence their decisions regarding whether and when to dispose of assets, and whether and when to incur new or refinance existing indebtedness, especially in light of the existence of the tax receivable agreement. In addition, the structuring of future transactions may take into consideration the partners’ tax considerations even where no similar benefit would accrue to us.

We intend to pay regular distributions but our ability to do so may be limited by our holding company structure, as we are dependent on distributions from the Och-Ziff Operating Group to make distributions and to pay taxes and other expenses.

As a holding company, our ability to make distributions or to pay taxes and other expenses will be subject to the ability of our subsidiaries to provide cash to us. We intend to make quarterly distributions to our Class A shareholders. Accordingly, we expect to cause the Och-Ziff Operating Group to make distributions to its direct unitholders holding Och-Ziff Operating Group Units, initially our wholly owned subsidiaries and our existing owners, pro rata in an amount sufficient to enable us to pay such distributions to our Class A shareholders; however, no assurance can be given that such distributions will or can be made. Our board can reduce or eliminate our distributions at any time, in its discretion. In addition, Och-Ziff Operating Group is required to make minimum tax distributions to its direct unitholders. If the Och-Ziff Operating Group has insufficient funds to make such distributions, we may have to borrow additional funds or sell assets, which could materially adversely affect our liquidity and financial condition. Furthermore, by paying cash distributions rather than investing that cash in our business, we might risk slowing the pace of our growth, or not having a sufficient amount of cash to fund our operations, new investments or unanticipated capital expenditures, should the need arise.

The declaration and payment of any future distributions will be at the sole discretion of our board of directors, which may change our distribution policy at any time. Because we only earn and recognize incentive income on an annual basis, we anticipate that quarterly distributions in respect of the first three fiscal quarters will be disproportionate to distributions in respect of the last fiscal quarter, which will typically be paid in the first fiscal quarter. Our board of directors will take into account general economic and business conditions, our strategic plans and prospects, our business and investment opportunities, our financial condition and operating results, working capital requirements and anticipated cash needs, contractual restrictions and obligations, including payment obligations pursuant to the tax receivable agreement and restrictions pursuant to our credit arrangements, legal, tax and regulatory restrictions, restrictions or other implications on the payment of distributions by us to our Class A shareholders or by our subsidiaries to us and such other factors as our board of directors may deem relevant. Any payments made to our partners and compensatory payments made to our employees, including any discretionary income allocations on the Och-Ziff Operating Group Class C operating group units as determined by the Partner Management Committee in conjunction with the Och-Ziff Compensation Committee, will reduce amounts available for distribution to our Class A shareholders.

The vast majority of cash and investment assets reflected on our historical combined balance sheets belongs to our funds which are presented on a consolidated basis under GAAP. We depend on the cash we receive from the Och-Ziff Operating Group.

Our historical combined financial information includes significant investment asset balances, cash and restricted cash that is owned by our consolidated subsidiaries. Although the investments, cash and other assets of certain of our funds have historically been included in our consolidated statements for financial reporting purposes, such assets are not available to us to pay dividends or for other liquidity needs but rather is property of the relevant fund. Following changes made to our fund documents, these funds are no longer included in our combined financial statements as of January 1, 2007 for the the relevant domestic funds and as of June 30, 2007 for the relevant offshore funds, and such assets will therefore no longer appear on the face of our balance sheet. We depend on distributions from the Och-Ziff Operating Group for cash and the Och-Ziff Operating Group depends primarily on the management fees and incentive income it receives from our funds and its portion of the distributions made by the funds, if any, for cash.

We will be required to pay our existing owners for most of the tax benefits we realize as a result of the tax basis step-up we receive in connection with taxable exchanges by our existing owners of Och-Ziff Operating Group A Units or our acquisitions of those units from our existing owners.

At any time and from time to time, subject to vesting, minimum retained ownership requirements and transfer restrictions, each of our existing owners will, and each of our future owners may, have the right to exchange its Och-Ziff Operating Group A Units for our Class A shares on a one-for-one basis (or, at our option, a cash equivalent) in a taxable transaction. These taxable exchanges, as well as our acquisitions of Och-Ziff Operating Group A Units from our owners (including in connection with this offering), may result in increases in the tax depreciation and amortization deductions, as well as an increase in the tax basis of other assets, of Och-Ziff Operating Group that otherwise would not have been available. These increases in tax depreciation and amortization deductions, as well as the tax basis of other assets, may reduce the amount of tax that our corporate taxpayer intermediate holding companies that hold an interest in an Och-Ziff Operating Group entity would otherwise be required to pay in the future, although the IRS may challenge all or part of increased deductions and tax basis increase, and a court could sustain such a challenge.

Prior to this offering, we will enter into a tax receivable agreement with our existing owners that will provide for the payment by the corporate taxpayers to those owners of 85% of the amount of tax savings, if any, that the corporate taxpayers actually realize (or are deemed to realize in the case of an early termination payment by the corporate taxpayers or a change of control, as discussed below) as a result of these increases in tax deductions and tax basis of the Och-Ziff Operating Group. The payments that the corporate taxpayers may make to our existing owners could be material in amount. Furthermore, owners that acquire their interests in the Och-Ziff Operating Group after consummation of this offering may become a party to the tax receivable agreement.

Were the IRS to challenge a tax basis increase, our owners who have received payments under the tax receivable agreement will not reimburse the corporate taxpayers for any such payments that have been previously made. As a result, in certain circumstances, payments could be made to our owners under the tax receivable agreement in excess of the corporate taxpayers’ cash tax savings. The corporate taxpayers’ ability to achieve benefits from any tax basis increase, and the payments to be made under this agreement, will depend upon a number of factors, including the timing and amount of our future income.

Decisions made by the partners in the course of running our business, in particular decisions made with respect to the sale or disposition of assets or change of control, may influence the timing and amount of payments that are payable to an exchanging or selling owner under the tax receivable agreement. In general, earlier disposition of assets following an exchange or acquisition transaction will tend to accelerate such payments and increase the present value of the tax receivable agreement.

In addition, the tax receivable agreement provides that, upon a merger, asset sale or other form of business combination or certain other changes of control, the corporate taxpayers’ (or their successors’) obligations with respect to exchanged or acquired units (whether exchanged or acquired before or after such change of control) would be based on certain assumptions, including that the corporate taxpayers would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement”.

If we are deemed an investment company under the Investment Company Act of 1940, our business would be subject to applicable restrictions under that Act, which could make it impracticable for us to continue our business as contemplated and would have a material adverse impact on the market price of our Class A shares.

We do not believe that we are an “investment company” under the 1940 Act because the nature of our assets and the sources of our income exclude us from the definition of an investment company under the 1940 Act. In addition, we believe our company is not an investment company under Section 3(b)(1) of the Investment Company Act because it is primarily engaged in a non-investment company business. We intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the 1940 Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated. In addition, we would no longer be treated, for U.S. federal income tax purposes, as a partnership and our earnings would become taxable as a corporation, which could have a material adverse effect on our business and the price of our Class A shares.

Risks Related to this Offering

All of the proceeds from this offering (net of underwriting discounts) will be used to acquire interests in our business from our existing owners. Accordingly, we will not retain any proceeds from this offering.

We estimate that our net proceeds from this offering (net of underwriting discounts), at an assumed initial public offering price of $             per Class A share and after deducting estimated underwriting discounts and commissions will be approximately $             billion, or $             billion if the underwriters exercise their option to purchase additional Class A shares in full. We intend to use all of these net proceeds to acquire interests in our business from our existing owners as described under “Our Structure—The Transactions—Offering Transactions”. Accordingly, we will not retain any of the proceeds from the offering. See “Use of Proceeds”.

An active market for our Class A shares may not develop.

Prior to this offering there has been no trading market for our Class A shares. We intend to submit an application to have our Class A shares listed on the New York Stock Exchange, or the “NYSE,” under the symbol “OZM”. However, we cannot assure you that our Class A shares will be approved for listing on the NYSE or, if approved, that a regular trading market of our Class A shares will develop on that exchange or elsewhere or, if developed, that any market will be sustained. Accordingly, we cannot assure you of the likelihood that an active trading market for our Class A shares will develop or be maintained, the liquidity of any trading market, your ability to sell your Class A shares when desired, or at all, or the prices that you may obtain for your Class A shares. The initial public offering price per Class A share will be determined by agreement among us and the representatives of the underwriters, and may not be indicative of the price at which our Class A shares will trade in the public market after this offering.

The market price and trading volume of our Class A shares may be volatile, which could result in rapid and substantial losses for our shareholders.

Even if an active trading market develops, the market price of our Class A shares may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our Class A shares may fluctuate and cause significant price variations to occur. If the market price of our Class A shares declines significantly, you may be unable to resell your Class A shares at or above your purchase price, if at all. We cannot assure you that the market price of our Class A shares will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect the price of our Class A shares or result in fluctuations in the price or trading volume of our Class A shares include:

•	variations in our quarterly operating results;

•	failure to meet our earnings estimates;

•	publication of research reports about us or the investment management industry or the failure of securities analysts to cover our Class A shares after this offering;

•	additions or departures of our partners and other key management personnel;

•	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

•	actions by shareholders;

•	changes in market valuations of similar companies;

•	speculation in the press or investment community about our business;

•	changes or proposed changes in laws or regulations or differing interpretations thereof affecting our business or enforcement of these laws and regulations, or announcements relating to these matters;

•	adverse publicity about the asset management industry generally or individual scandals, specifically; and

•	general market and economic conditions.

Our Class A share price may decline due to the large number of shares eligible for future sale and for exchange into Class A shares.

The market price of our Class A shares could decline as a result of sales of a large number of our Class A shares or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. After the consummation of this offering, we will have              outstanding              Class A shares on a fully diluted basis and              Class A restricted share units granted to employees pursuant to our 2007 equity incentive plan, and              Class A shares and Och-Ziff Operating Group Units will remain available for future grant under our 2007 equity incentive plan. See “Shares Eligible for Future Sale”. Beginning in 2008, the Class A shares reserved under our 2007 equity incentive plan will be increased on the first day of each fiscal year during the plan’s term by the lesser of (x) the excess of (i)         % of the number of outstanding Class A shares and Class B shares of the company on the last day of the immediately preceding fiscal year over (ii) the number of shares reserved and available for issuance under our 2007 equity incentive plan as of such date or (y)              shares.

We have agreed with the underwriters not to sell, otherwise dispose of or hedge, directly or indirectly, any of our Class A shares or any securities issuable upon conversion of, or exchange or exercise for, Class A shares (including Och-Ziff Operating Group units), subject to specified exceptions, during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. and Lehman Brothers Inc. Subject to these agreements, we may issue and sell in the future additional Class A shares or any securities issuable upon conversion of, or exchange or exercise for, Class A shares (including Och-Ziff Operating Group units).

Our existing owners will own an aggregate of              Och-Ziff Operating Group A Units upon consummation of this offering. Each existing owner will have the right to exchange each of its Och-Ziff Operating Group A Units for one of our Class A shares (or, at our option, a cash equivalent) at any time, subject to vesting, minimum retained ownership requirements and transfer restrictions. Our existing owners, executive officers and directors and our employees who are receiving Class A restricted share units in connection with this offering have agreed with the underwriters not to dispose of or hedge, directly or indirectly, any of our Class A shares or any securities issuable upon conversion of, or exchange or exercise for, Class A shares (including Och-Ziff Operating Group units), subject to specified exceptions, during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. and Lehman Brothers Inc. After the expiration of this 180-day lock-up period, these Class A shares and Och-Ziff Operating Group A Units will be eligible for resale from time to time, subject to certain contractual restrictions and Securities Act limitations. Under certain circumstances the 180-day lock-up period may be extended.

Prior to the consummation of this offering, our existing owners will enter into a registration rights agreement with us. Under that agreement, after the expiration of their 180-day lock-up period, the partners will have the ability to cause us to register the Class A shares they acquire upon exchange of their Och-Ziff Operating Group A Units and our partners and the Ziffs will have certain “piggyback” registration rights in connection with registered offerings of our securities.

At the time of this offering, we intend to grant to all of our employees              Class A restricted share units in the aggregate under our 2007 equity incentive plan. These units will vest in equal installments over a four-year period beginning on the first anniversary of this offering. We intend to file a registration statement on Form S-8 to register an aggregate of              interests reserved for issuance under our 2007 equity incentive plan (not including automatic annual increases thereto) and, as a result, such Class A shares will be freely transferable by non-affiliates upon issuance and by affiliates under Rule 144, without regard to holding period limitations.

In addition, the operating group limited partnership agreements authorize the Och-Ziff Operating Group entities to issue an unlimited number of additional partnership interests and authorize the general partner to specify (a) the allocations of items of partnership income, gain, loss, deduction and credit to holders of each such class or series of interests; (b) the right of holders of each such class or series of interests to share (on a pari passu, junior or preferred basis) in partnership distributions; (c) the rights of holders of each such class or series of interests upon dissolution and liquidation of the limited partnership; (d) the voting rights, if any, of holders of each such class or series of interests; and (e) the conversion, redemption or exchange rights applicable to each such class or series of units, including exchanges for Class A shares. The total number of interests that may be created pursuant to the foregoing and the issuance thereof that may be authorized by the general partner is not limited.

Investors in this offering will suffer immediate and substantial dilution.

The initial public offering price per Class A share will be substantially higher than our pro forma as adjusted net tangible book value per share immediately after this offering. As a result, you will pay a price per Class A share that substantially exceeds the book value of our assets after subtracting our liabilities. At an initial offering price of $             per Class A share (the midpoint of the price range set forth on the cover page of this prospectus) you will incur immediate dilution in an amount of $             per Class A share.

Our partners’ beneficial ownership of Class B shares, our shareholders’ agreement, and anti-takeover provisions in our charter documents and Delaware law could delay or prevent a change in control.

Upon consummation of this offering, our partners will beneficially own all of our Class B shares, representing approximately         % of the total voting power of our company. In addition, our partners will grant to the members of the Class B shareholder committee (which initially consists solely of Mr. Och) an irrevocable proxy to vote all of such shares as they may determine in their sole discretion, which proxy will terminate upon the later of Mr. Och’s withdrawal, death or disability or such time as our partners hold less than 40% of the total combined voting power of our company. As a result, Mr. Och will be able to control all matters requiring the approval of shareholders and will be able to prevent a change in control of our company. In addition, under our shareholders’ agreement, the Class B shareholder committee has approval rights with respect to certain actions of our board of directors, including actions relating to a potential change in control, so long as our partners continue to hold at least 40% of the total combined voting power of our company and has the ability to initially designate five of the seven nominees to our board of directors, and, under our operating agreement, the Class B shareholder committee will have certain consent rights with respect to structural and other changes involving our company. See “—Risks Related to Our Organization and Structure—Control by Mr. Och of the combined voting power of our shares and our existing partners holding their economic interest through Och-Ziff Operating Group may give rise to conflicts of interest”.

In addition, provisions in our operating agreement may make it more difficult and expensive for a third party to acquire control of us even if a change of control would be beneficial to the interests of our shareholders. For example, our operating agreement provides for a staggered board, requires advance notice for proposals by shareholders and nominations, places limitations on convening shareholder meetings, and authorizes the issuance of preferred shares that could be issued by our board of directors to thwart a takeover attempt. The market price of our Class A shares could be adversely affected to the extent that Mr. Och’s control over us, as well as provisions of our operating agreement, discourage potential takeover attempts that our shareholders may favor.

Risks Related to Taxation

Our structure involves complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. Our structure also is subject to potential legislative, judicial or administrative change and differing interpretations, possibly on a retroactive basis.

The U.S. federal income tax treatment of holders of the Class A shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. You should be aware that the U.S. federal income tax rules are constantly under review by persons involved in the legislative process, the IRS, and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. The IRS pays close attention to the proper application of tax laws to partnerships. The present U.S. federal income tax treatment of an investment in the Class A shares may be modified by administrative, legislative or judicial interpretation at any time, possibly on a retroactive basis, and any such action may affect investments and commitments previously made. For example, changes to the U.S. federal tax laws and interpretations thereof could make it more difficult or impossible to meet the qualifying income exception for us to be treated as a partnership for U.S. federal income tax purposes that is not taxable as a corporation, affect or cause us to change our investments and commitments, change the character or treatment of portions of our income (including, for instance, treating carried interest as ordinary income rather than capital gain), affect the tax considerations of an investment in us and adversely affect an investment in our Class A shares. See “Risk Factors—Risks Related to Taxation—Members of the United States Congress have introduced legislation that would, if enacted, preclude us from qualifying for treatment as a partnership for U.S. federal income tax purposes under the publicly traded partnership rules. Our structure also is subject to potential judicial or administrative change and differing interpretations, possibly on a retroactive basis. We may determine not to proceed with this offering if our ability to qualify as a partnership for U.S. federal income tax purposes remains uncertain, or if any other legislative or executive branch action occurs which would materially affect our ability to move ahead with this offering”.

Our organizational documents and agreements permit the board of directors to modify our operating agreement from time to time, without the consent of the holders of Class A shares, in order to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all of the holders of our Class A shares. Moreover, we will apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, deduction, loss and credit to holders in a manner that reflects such holders’ beneficial ownership of partnership items, taking into account variation in ownership interests during each taxable year because of trading activity. However, these assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. It is possible that the IRS will assert successfully that the conventions and assumptions used by us do not satisfy the technical requirements of the Code and/or Treasury regulations and could require that items of income, gain, deductions, loss or credit, including interest deductions, be adjusted, reallocated, or disallowed, in a manner that adversely affects holders of the Class A shares.

Members of the United States Congress have introduced legislation that would, if enacted, preclude us from qualifying for treatment as a partnership for U.S. federal income tax purposes under the publicly traded partnership rules. Our structure also is subject to potential judicial or administrative change and differing interpretations, possibly on a retroactive basis. We may determine not to proceed with this offering if our ability to qualify as a partnership for U.S. federal income tax purposes remains uncertain, or if any other legislative or executive branch action occurs which would materially affect our ability to move ahead with this offering.

On June 14, 2007, the Chairman and the Ranking Republican Member of the United States Senate Committee on Finance introduced legislation that would tax as corporations publicly traded partnerships that directly or indirectly derive income from investment adviser or asset management services. In addition, the Chairman and the Ranking Republican Member concurrently issued a press release stating that they do not believe that proposed public offerings of private equity and hedge fund management firms are consistent with the intent of the existing rules regarding publicly traded partnerships because the majority of their income is from the active provision of services to investment funds and limited partner investors in such funds. Further, they have sent letters to the Secretary of the Treasury and the Chairman of the U.S. Securities and Exchange Commission regarding these tax issues in which they express a view that recent initial public offerings of firms that manage private equity and hedge funds “raise serious tax questions that if left unaddressed have the potential to jeopardize the integrity of the tax code and the corporate tax base over the long-term”. As explained in the technical explanation accompanying the proposed legislation:

Under the bill, the exception from corporate treatment for a publicly traded partnership does not apply to any partnership that, directly or indirectly, has any item of income or gain (including capital gains or dividends), the rights to which are derived from services provided by any person as an investment adviser, as defined in the Investment Advisers Act of 1940, or as a person associated with an investment adviser, as defined in that Act. Further, the exception from corporate treatment does not apply to a partnership that, directly or indirectly, has any item of income or gain (including capital gains or dividends), the rights to which are derived from asset management services provided by an investment adviser, a person associated with an investment adviser, or any person related to either, in connection with the management of assets with respect to which investment adviser services were provided. For purposes of the bill, these determinations are made without regard to whether the person is required to register as an investment adviser under the Investment Advisers Act of 1940.

If enacted in its proposed form, the proposed legislation introduced by the Chairman and the Ranking Republican Member of the United States Senate Committee on Finance would be applicable to taxable years of a partnership beginning on or after June 14, 2007. On June 20, 2007, a Congressman from Vermont introduced legislation in the House of Representatives that is substantially similar to the proposed legislation introduced by the Chairman and the Ranking Republican Member of the United States Senate Committee on Finance. In addition, on June 22, 2007, a Congressman from Michigan, joined by the Chairmen and other members of the United States House of Representatives Committee on Ways and Means, introduced legislation in the House of Representatives that would have the effect of treating publicly traded partnerships that derive income directly or indirectly from investment management services as corporations for U.S. federal income tax purposes.

If any version of these legislative proposals survives the legislative and executive process in its proposed form and were to be enacted into law, or if other similar legislation were to be enacted or any other change in the tax laws, rules, regulations or interpretations were to preclude us from qualifying for treatment as a partnership for U.S. federal income tax purposes under the publicly traded partnership rules, Class A shareholders would be negatively impacted because we would incur a material increase in our tax liability as a public company from the date any such changes became applicable to us, which could result in a reduction in the value of our Class A shares. We may determine not to proceed with this offering if our ability to qualify as a partnership for U.S. federal income tax purposes remains uncertain, or if any other legislative or executive branch actions occur which would materially affect our ability to move ahead with the offering.

You may be subject to U.S. federal income tax on your share of our taxable income, regardless of whether you receive any cash dividends from us.

So long as we are not required to register as an investment company under the 1940 Act and 90% of our gross income for each taxable year constitutes “qualifying income” within the meaning of the Internal Revenue Code of 1986, as amended, or the “Code,” on a continuing basis, we will be treated, under current law, as a partnership for U.S. federal income tax purposes and not as an association or a publicly traded partnership taxable as a corporation. You may be subject to U.S. federal, state, local and possibly, in some cases, foreign income taxation on your allocable share of our items of income, gain, loss, deduction and credit (including our allocable share of those items of any entity in which we invest that is treated as a partnership or is otherwise subject to tax on a flow-through basis) for each of our taxable years ending with or within your taxable year, regardless of whether or not you receive cash dividends from us. See “Material U.S. Federal Tax Considerations”.

You may not receive cash dividends equal to your allocable share of our net taxable income or even the tax liability that results from that income. In addition, certain of our holdings, including holdings, if any, in a Controlled Foreign Corporation (“CFC”) and a Passive Foreign Investment Company (“PFIC”), may produce taxable income prior to the receipt of cash relating to such income, and holders of our Class A shares that are United States persons will be required to take such income into account in determining their taxable income. Under our operating agreement, in the event of an inadvertent partnership termination in which the Internal Revenue Service (“IRS”) has granted us limited relief, each holder of our Class A shares also is obligated to make such adjustments as are required by the IRS to maintain our status as a partnership. Such adjustments may require persons who hold our Class A shares to recognize additional amounts in income during the years in which they hold such shares. We may also be required to make payments to the IRS.

There can be no assurance that amounts paid as dividends on Class A shares will be sufficient to cover the tax liability arising from ownership of Class A shares.

Any dividends paid on Class A shares will not take into account your particular tax situation (including the possible application of the alternative minimum tax) and, therefore, because of the foregoing as well as other possible reasons, may not be sufficient to pay your full amount of tax based upon your share of our net taxable income. In addition, the actual amount and timing of dividends will always be subject to the discretion of our board of directors and we cannot assure you that we will in fact pay cash dividends as currently intended. In particular, the amount and timing of dividends will depend upon a number of factors, including, among others:

•	our actual results of operations and financial condition;

•	restrictions imposed by our operating agreement or applicable law;

•	restrictions imposed by our new term loan;

•	reinvestment of our capital;

•	the timing of the investment of our capital;

•	the amount of cash that is generated by our investments or to fund liquidity needs;

•	levels of operating and other expenses;

•	contingent liabilities; or

•	factors that our board of directors deems relevant.

Even if we do not distribute cash in an amount that is sufficient to fund your tax liabilities, you will still be required to pay income taxes on your share of our taxable income.

If we were to be treated as a corporation for U.S. federal income tax purposes, the value of the Class A shares would be adversely affected.

We have not requested, and do not plan to request, a ruling from the IRS on our treatment as a partnership for U.S. federal income tax purposes, or on any other matter affecting us. Under current law and assuming full compliance with the terms of our operating agreement (and other relevant documents) and based upon factual statements and representations made by us, Skadden, Arps, Slate, Meagher & Flom LLP has opined that we will be treated as a partnership, and not as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. However, opinions of counsel are not binding upon the IRS or any court, and the IRS may challenge this conclusion and a court may sustain such a challenge. The factual representations made by us upon which Skadden, Arps, Slate, Meagher & Flom LLP will rely relate to our organization, operation, assets, activities, income, and present and future conduct of our operations.

In general, if an entity that would otherwise be classified as a partnership for U.S. federal income tax purposes is a “publicly traded partnership” (as defined in the Code) it will be nonetheless treated as a corporation for U.S. federal income tax purposes, unless the exception described below, and upon which we intend to rely, applies. A publicly traded partnership will, however, be treated as a partnership, and not as a corporation for U.S. federal income tax purposes, so long as 90% or more of its gross income for each taxable year constitutes “qualifying income” within the meaning of the Code and it is not required to register as an investment company under the 1940 Act. We refer to this exception as the “qualifying income exception”.

Qualifying income generally includes dividends, interest, capital gains from the sale or other disposition of stocks and securities and certain other forms of investment income. We expect that our income generally will consist of interest and dividends (including dividends from Och-Ziff Corp and interest on indebtedness from Och-Ziff Corp), capital gains and other types of qualifying income, such as income from notional principal contracts, securities loans, options, forward contracts and future contracts. No assurance can be given as to the types of income that will be earned in any given year. If we fail to satisfy the qualifying income exception described above, items of income and deduction would not pass through to holders of the Class A shares and holders of the Class A shares would be treated for U.S. federal (and certain state and local) income tax purposes as shareholders in a corporation. In such a case, we would be required to pay income tax at regular corporate rates on all of our income. In addition, we would likely be liable for state and local income and/or franchise taxes on all of such income. Moreover, dividends to holders of the Class A shares would constitute ordinary dividend income taxable to such holders to the extent of our earnings and profits, and the payment of these dividends would not be deductible by us. Taxation of us as a publicly traded partnership taxable as a corporation could result in a material adverse effect on our cash flow and the after-tax returns for holders of Class A shares and thus could result in a substantial reduction in the value of the Class A shares.

Tax gain or loss on disposition of our Class A shares could be more or less than expected.

If you sell your Class A shares, you will recognize a gain or loss equal to the difference between the amount realized and the adjusted tax basis in those Class A shares. Prior distributions to you in excess of the total net taxable income allocated to you, which decreased the tax basis in your Class A shares, will in effect become taxable income to you if the Class A shares are sold at a price greater than your tax basis in those Class A shares, even if the price is less than the original cost.

We treat each purchaser of our Class A shares as having the same tax benefits without regard to the Class A shares purchased. The IRS may challenge this treatment, which could adversely affect the value of our Class A shares.

Because we cannot match transferors and transferees of Class A shares, we will adopt depreciation and amortization positions that may not conform with all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to our holders. It also could affect the timing of these tax benefits or the amount of gain on the sale of Class A shares and could have a negative impact on the value of our Class A shares or result in audits of and adjustments to our holders’ tax returns.

If we were not to make, or cause to be made, an otherwise available election under Section 754 of the Internal Revenue Code to adjust our asset basis or the asset basis of OZ Advisors II, a holder of Class A shares could be allocated more taxable income in respect of those shares prior to disposition than if such an election were made.

We currently do not intend to make, or cause to be made, an election to adjust asset basis under Section 754 of the Internal Revenue Code with respect to us or OZ Advisors II. If no such election is made, there will generally be no adjustment to the basis of the assets of OZ Advisors II upon our acquisition of interests in OZ Advisors II in connection with this offering or upon a subsequent exchange of OZ Operating Group A Units for Class A shares, or to our assets or to the assets of OZ Advisors II upon a subsequent transferee’s acquisition of Class A shares from a prior holder of such shares, even if the purchase price for those interests or shares, as applicable, is greater than the share of the aggregate tax basis of our assets or the assets of OZ Advisors II attributable to those interests or units immediately prior to the acquisition. Consequently, upon a sale of an asset by us or OZ Advisors II, gain allocable to a holder of Class A shares could include built-in gain in the asset existing at the time we acquired those interests, or such holder acquired such shares, which built-in gain would otherwise generally be eliminated if a Section 754 election had been made. See ‘‘Material U.S. Federal Tax Considerations—Administrative Matters—Tax Elections.’’

The sale or exchange of 50% or more of our capital and profit interests will result in the termination of our partnership for federal income tax purposes.

We will be considered to have been terminated for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Our termination would, among other things, result in the closing of our taxable year for all holders and could result in a deferral of depreciation deductions allowable in computing our taxable income. See “Material U.S. Federal Tax Considerations” for a description of the consequences of our termination for federal income tax purposes.

Complying with certain tax-related requirements may cause us to forego otherwise attractive business or investment opportunities or enter into acquisitions, borrowings, financings or arrangements we may not have otherwise entered into.

In order for us to be treated as a partnership for U.S. federal income tax purposes, and not as an association or publicly traded partnership taxable as a corporation, we must meet the qualifying income exception discussed above on a continuing basis and we must not be required to register as an investment company under the 1940 Act. In order to effect such treatment we (or our subsidiaries) may be required to invest through foreign or domestic corporations, forego attractive business or investment opportunities or enter into borrowings or financings we may not have otherwise entered into. This may adversely affect our ability to operate solely to maximize our cash flow. Our structure also may impede our ability to engage in certain corporate acquisitive transactions because we generally intend to hold all of our assets through the Och-Ziff Operating Group. In addition, we may be unable to participate in certain corporate reorganization transactions that would be tax free to our holders if we were a corporation. To the extent we hold assets other than through the Och-Ziff Operating Group, we will make appropriate adjustments to the Och-Ziff Operating Group agreements so that distributions to partners and us would be the same as if such assets were held at that level.

We may not be able to invest in certain assets, other than through a taxable corporation.

In certain circumstances, we or one of our subsidiaries may have an opportunity to invest in certain assets through an entity that is characterized as a partnership for U.S. federal income tax purposes, where the income of such entity may not be “qualifying income” for purposes of the publicly traded partnership rules. See “Material U.S. Federal Tax Considerations—Taxation of Our Company”. In order to manage our affairs so that we will meet the qualifying income exception, we may either refrain from investing in such entities or, alternatively, we may structure our investment through an entity classified as a corporation for U.S. federal income tax purposes. If the entity were a U.S. corporation, it would be subject to U.S. federal income tax on its operating income, including any gain recognized on its disposal of its interest in the entity in which the opportunistic investment has been made, as the case may be, and such income taxes would reduce the return on that investment.

Our intermediate holding company, Och-Ziff Corp, will be subject to corporate income taxation in the United States.

In light of the publicly traded partnership rules, a significant portion of our investments and activities may be made or conducted through Och-Ziff Corp, which will be treated as a corporation for U.S. federal income tax purposes. Och-Ziff Corp could be liable for significant U.S. federal income taxes and applicable state, local and other taxes that would not otherwise be incurred if it were subject to tax on a flow-through basis, which could adversely affect the value of your investment. Dividends paid by Och-Ziff Corp from time to time will then be included in our income. Income received as a result of investments made or activities conducted through Och-Ziff Holding (but excluding through its taxable corporate affiliates) will not be subject to corporate income taxation in our structure.

The IRS could assert that we are engaged in a U.S. trade or business, with the result that some portion of our income is properly treated as effectively connected income, or ECI, with respect to non-U.S. holders of Class A shares. Moreover, certain REIT dividends and other stock gains may be treated as effectively connected income with respect to non-U.S. holders of Class A shares.

While we expect that our method of operation will not result in a determination that we are engaged in a U.S. trade or business, there can be no assurance that the IRS will not assert successfully that we are engaged in a U.S. trade or business, with the result that some portion of our income is properly treated as ECI with respect to non-U.S. holders. Moreover, dividends paid by an investment that we make in a REIT that is attributable to gains from the sale of U.S. real property interests will, and sales of certain investments in the stock of U.S. corporations owning significant U.S. real property may, be treated as effectively connected income with respect to non-U.S. holders. In addition, certain income of non-U.S. holders from U.S. sources not connected to any such U.S. trade or business conducted by us could be treated as ECI. To the extent our income is treated as ECI, non-U.S. holders generally would be subject to withholding tax on their allocable shares of such income, would be required to file a U.S. federal income tax return for such year reporting their allocable shares of income effectively connected with such trade or business and any other income treated as ECI, and would be subject to U.S. federal income tax at regular U.S. tax rates on any such income (state and local income taxes and filings may also apply in that event). Non-U.S. holders may also be subject to a 30% branch profits tax on such income in the hands of non-U.S. holders that are corporations.

Class A shareholders may be subject to foreign, state and local taxes and return filing requirements as a result of investing in our Class A shares.

While it is expected that our method of operation will not result in a determination that the holders of our Class A shares, solely on account of their ownership of Class A shares, are engaged in trade or business so as to be taxed on any part of their allocable shares of our income or subjected to tax return filing requirements in any jurisdiction in which we conduct activities or own property, there can be no assurance that the Class A shareholders, on account of owning Class A shares, will not be subject to certain taxes, including foreign, state and local income taxes, unincorporated business taxes and estate, inheritance or intangible taxes, imposed by the various jurisdictions in which we conduct activities or own property now or in the future, even if the Class A shareholders do not reside, or are not otherwise subject to such taxes, in any of those jurisdictions. Consequently, Class A shareholders also may be required to file foreign, state and local income tax returns in some or all of these jurisdictions. Furthermore, Class A shareholders may be subject to penalties for failure to comply with those requirements. It is the responsibility of each Class A shareholder to file all United States federal, foreign, state and local tax returns that may be required of such Class A shareholder. See “Material U.S. Federal Tax Considerations—Administrative Matters” and “Material U.S. Federal Tax Considerations—Taxes in Other State, Local, and Non-U.S. Jurisdictions”.

Our delivery of required tax information for a taxable year may be subject to delay, which may require a Class A shareholder to request an extension of the due date for their income tax return.

We have agreed to use reasonable efforts to furnish to you tax information (including Schedule K-1) which describes your allocable share of our income, gains, losses and deductions for our preceding taxable year. Delivery of this information by us will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from lower-tier entities. It is therefore possible that, in any taxable year, our shareholders will need to apply for extensions of time to file their tax returns. See “Material U.S. Federal Tax Considerations—Administrative Matters—Information Returns”.

An investment in Class A shares will give rise to UBTI to certain tax-exempt holders of Class A shares.

Due to ownership interests we will hold in entities that are treated as partnerships, or are otherwise subject to tax on a flow-through basis, which will incur indebtedness, we will derive unrelated business taxable income, or UBTI, from “debt-financed” property and, thus, an investment in Class A shares will give rise to UBTI to certain tax-exempt holders of Class A shares. Och-Ziff Holding may borrow funds from Och-Ziff Corp or third parties from time to time to make investments. These investments will give rise to UBTI from “debt-financed” property.

We may hold or acquire certain investments through an entity classified as a PFIC or CFC for U.S. federal income tax purposes.

Certain of our investments may be in foreign corporations or may be acquired through a foreign subsidiary that would be classified as a corporation for U.S. federal income tax purposes. Such an entity may be a PFIC or a CFC for U.S. federal income tax purposes. U.S. holders of Class A shares indirectly owning an interest in a PFIC or a CFC may experience adverse U.S. tax consequences. See “Material U.S. Federal Tax Considerations—Taxation of Holders of Class A Shares—Passive Foreign Investment Companies” and “—Controlled Foreign Corporations”.

WE STRONGLY URGE YOU TO REVIEW CAREFULLY THE DISCUSSION UNDER “MATERIAL U.S. FEDERAL TAX CONSIDERATIONS” AND TO SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Industry,” “Business” and elsewhere in this prospectus may contain forward-looking statements that reflect our current views with respect to, among other things, future events and financial performance. We generally identify forward-looking statements by terminology such as “outlook,” “believe,” “expect,” “potential,” “continue,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this prospectus are based upon the historical performance of us and our subsidiaries and on our current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us, the underwriters or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

MARKET AND INDUSTRY DATA

This prospectus includes market and industry data derived from independent consultant reports, publicly available information, various industry publications and other published industry sources. Independent consultant reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Although we believe that the publications and reports are reliable, neither we nor the underwriters have independently verified the data.

OUR STRUCTURE

Overview

Our business was founded in 1994 by Daniel Och together with the Ziffs. Prior to this offering, we will continue to conduct our business through the Och-Ziff Operating Group, which consists of separate entities owned and operated by our existing owners, and through our real estate business, which is a joint venture between entities owned and operated by all of our existing owners and unrelated third parties. Prior to the completion of this offering, we will reorganize our company through the transactions described below, and the Och-Ziff Operating Group will acquire the interests of our existing owners in our real estate business. As a result, upon completion of this offering, Och-Ziff Capital Management Group LLC will be a holding company, and its primary assets will be its indirect ownership interest in the Och-Ziff Operating Group.

The Transactions

Och-Ziff Capital Management Group LLC

Och-Ziff Capital Management Group LLC was formed as a Delaware limited liability company on June 6, 2007 for the purposes of effecting this offering and the related transactions and has engaged in no other business activities since its formation. Prior to this offering, we will amend and restate our operating agreement to, among other things, provide for the reclassification of the outstanding limited liability company interests held by our existing owners into Class B shares and for the issuance of Class A shares, including those being offered in this offering. The Class A shares and Class B shares will have the respective rights and privileges described under “Description of Shares”.

Och-Ziff Operating Group

Our business is presently conducted by the Och-Ziff Operating Group. Our existing owners will own the same proportionate interest in each Och-Ziff Operating Group entity and immediately prior to this offering, such interests will be reclassified as described below.

With respect to each of our existing partners, such interests will be reclassified as both Och-Ziff Operating Group Class A operating group units, which will represent residual equity interests in our business, and Och-Ziff Operating Group Class C operating group units, which will represent interests in our business pursuant to which the Partner Management Committee in conjunction with the Och-Ziff Compensation Committee may from time to time determine to make discretionary income allocations to our partners, including new partners, in the future. Any such discretionary income allocations would be made in accordance with our compensation philosophy of rewarding performance that increases long-term shareholder value and attracting and retaining the highest quality professionals. Any discretionary income allocations made pursuant to the Och-Ziff Operating Group Class C operating group units would reduce amounts available for distribution to us, our partners and the Ziffs in our respective capacities as owners of the residual equity interests in the Och-Ziff Operating Group after this offering. See “Certain Relationships and Related Party Transactions—Limited Partnership Agreements of Och-Ziff Operating Group Entities—Distributions”. The Ziffs’ existing interest in our business will be reclassified as Class A operating group units only, representing an approximately 10% interest in the residual equity of our business immediately prior to this offering. The Ziffs’ residual equity interest in our business will be economically identical to our existing partners’ residual equity interests. The Ziffs will not hold any of our Class B shares.

As described more fully below, all of our interests in OZ Management and OZ Advisors I will be held through Och-Ziff Corp, which will be taxed as a corporation, and all of our interests in

OZ Advisors II will be held through Och-Ziff Holding, which will be a disregarded entity for U.S. federal income tax purposes. Och-Ziff Corp will hold Class B operating group units in each of OZ Management and OZ Advisors I, and Och-Ziff Holding will hold Class B operating group units in OZ Advisors II. The Class B operating group units will be economically identical to the Class A operating group units held by our existing owners, representing residual equity interests in our business. The applicable intermediate holding company will be the sole general partner of the applicable Och-Ziff Operating Group entity and will, therefore, generally control the business and affairs of such entity.

One Class A operating group unit in each Och-Ziff Operating Group entity collectively represents one “Och-Ziff Operating Group A Unit” and one Class B operating group unit in each Och-Ziff Operating Group entity collectively represents one “Och-Ziff Operating Group B Unit”. In this prospectus, we refer to the Och-Ziff Operating Group A Units and the Och-Ziff Operating Group B Units, which together represent all of the residual equity interests in the Och-Ziff Operating Group entities, collectively as the “Och-Ziff Operating Group Units”.

Our existing owners will be entitled to exchange their Och-Ziff Operating Group A Units with the Och-Ziff Operating Group entities for our Class A shares on a one-for-one basis (or, at our option, a cash equivalent), subject to customary conversion rate adjustments for splits, unit distributions and reclassifications and subject to vesting, minimum retained ownership requirements and transfer restrictions. Upon any such exchange, the corresponding Class B shares of Och-Ziff, if any, held by the exchanging owner will be cancelled, and such exchanging owner may be entitled to certain payments under the tax receivables agreement described below. The Class B operating group units will not be exchangeable for our Class A shares. See “Certain Relationships and Related Party Transactions—Exchange Agreement” for additional information regarding our existing owners’ exchange rights. In addition, we intend to grant to our existing partners certain rights to cause us to register for resale the Class A shares received by them as a result of any such exchange and we intend to grant our existing partners and the Ziffs rights to include such Class A shares in future offerings by us.

The Och-Ziff Operating Group A Units received by our existing owners in the Reorganization will be reflected in our financial statements at fair value based on the initial public offering price of our Class A shares. The unvested Och-Ziff Operating Group A Units will be charged to compensation expense as they vest over the vesting period. Future payments to all existing owners in respect of their Och-Ziff Operating Group A Units will be treated as equity distributions.

Historically, we have used more than one Och-Ziff Operating Group entity to segregate operations for business, financial, tax and other reasons. Going forward, we may increase or decrease the number of our Och-Ziff Operating Group entities based on our views as to the appropriate balance between administrative convenience and continued business, financial, tax and other considerations.

As a result of the foregoing, the operating entities of the Och-Ziff Operating Group will continue to be entitled to all of the management fees and incentive income earned with respect to our funds. We have historically paid, and intend to continue to pay, a portion of our profits to our non-partner professionals as compensation in order to better align their interests with our own and with those of the investors in our funds. In addition, as noted above, the Partner Management Committee in conjunction with the Och-Ziff Compensation Committee may determine to allocate a portion of our net profits to our existing and future partners as discretionary income allocations on the Och-Ziff Operating Group Class C operating group units that they hold. We may also determine to pay our partners additional annual cash amounts in the future and issue equity incentive awards to some or all of our partners and employees. Any such actions would reduce the income of the Och-Ziff Operating Group allocable to Och-Ziff Capital Management Group LLC, which benefits only to the extent of its equity interest in the Och-Ziff Operating Group.

The Och-Ziff Operating Group is considered our predecessor for accounting purposes, and its combined financial statements will be our historical financial statements following this offering. Because Daniel Och controls the Och-Ziff Operating Group before the Transactions and will control us after the Transactions, the Transactions are to be accounted for as a reorganization of entities under common control. Accordingly, except as described below in respect of the deconsolidation of our funds, we will carry forward unchanged the value of the assets and liabilities of the Och-Ziff Operating Group reflected in its historical combined financial statements into our future consolidated financial statements.

Intermediate Holding Companies

Upon consummation of this offering, Och-Ziff Capital Management Group LLC will own 100% of:

•	Och-Ziff Corp, a Delaware corporation, which will be the sole general partner of and will own an approximately % interest in the residual equity of OZ Management and OZ Advisors I; and

•

Och-Ziff Holding, a Delaware limited liability company that is a disregarded entity for U.S. federal income tax purposes, which will be the sole general partner of and will own an approximately         % interest in the residual equity of OZ Advisors II.

Under the operating group limited partnership agreements, management and control rights will be vested in our intermediate holding companies as the general partners. These general partner interests possess no economic interest in such entities and are not entitled to any allocation of gains or losses of, or any distributions from, the Och-Ziff Operating Group. As a result, Och-Ziff, through these general partner entities, will control the Och-Ziff Operating Group. In addition, as described in more detail below, our existing partners, by virtue of their ownership of the Och-Ziff Class B shares, will control all matters submitted to a vote of our shareholders and, therefore, will indirectly control the Och-Ziff Operating Group. Our existing partners will grant to the members of the Class B shareholder committee (which initially consists solely of Mr. Och) an irrevocable proxy to vote their Class B shares, which proxy will terminate upon the later of Mr. Och’s withdrawal, death or disability or such time as our partners hold less than 40% of the total combined voting power of our company.

Deconsolidation of the Och-Ziff Funds

In accordance with GAAP, certain of our funds have historically been consolidated into our combined financial statements notwithstanding the fact that we have only a minority interest in these funds. As a result, our historical combined financial statements reflect the assets, liabilities, revenues, expenses and cash flows of these funds on a gross basis rather than reflecting only the value of our investments in such funds. As of December 31, 2006, the assets of the Och-Ziff funds consolidated on our balance sheet were $36.0 billion, while the net asset value of our investments in these consolidated funds was approximately $414.5 million. All management fees and incentive income earned by us from these funds were eliminated as a result of the consolidation of these funds and are reflected on our historical financial statements as an increase in our allocated share of the net income from these funds.

Effective January 1, 2007, we no longer consolidate most of our domestic funds due to changes in the substantive rights afforded to the unaffiliated limited partners of those funds and, accordingly, our results for the first quarter of 2007 reflect the deconsolidation of those funds. We made similar changes to the rights of unaffiliated shareholders in our offshore funds that became effective on June 30, 2007, which resulted in the deconsolidation of most of those funds as of June 30, 2007. Accordingly, the fund investors’ interest in these funds, reflected as “non-controlling interests in consolidated subsidiaries” on our historical balance sheets and as “non-controlling interests in income of consolidated subsidiaries” on our historical income statements, will be eliminated. We believe that the changes to our financial reporting resulting from the deconsolidation of these funds will reflect our financial condition and results of operations in a manner that is consistent with how our management evaluates our business and the related risks and will provide shareholders with a better understanding of our business.

The deconsolidation of these funds will have a material effect on certain components of our combined financial statements, but will not have an effect on our net income or equity. The following describes the major effects on our combined financial statements:

•

We will not record on our balance sheet or statements of income the assets, liabilities, revenues, expenses and other income of the deconsolidated Och-Ziff funds, along with the related non-controlling interests of our fund investors in the equity and income of these funds. For example, if we had deconsolidated the offshore funds as of and for the three months ended March 31, 2007, the following line items would have decreased by the following percentages as compared to our reported results for such period: total assets (91)%; total liabilities (80)%; total revenues (64)%; total expenses (57)%; other income (90)%; non-controlling interests in consolidated subsidiaries (99)% and non-controlling interests in income of consolidated subsidiaries (99)%.

•

We will reflect our investments and our equity in the income of these funds on our balance sheet and statement of income using the equity method of accounting, rather than eliminating the investments in consolidation.

•	We will include the management fees and incentive income earned from these funds on our statements of income rather than eliminating the revenue in consolidation.

•	We will update the footnotes to the combined financial statements to remove disclosures related to amounts no longer reflected on our combined financial statements, including, but not limited to:

•	the accounting policies of the Och-Ziff funds that do not pertain to us following deconsolidation, and

•	detailed disclosure of the investments activities of the Och-Ziff funds.

•

We will update the footnotes to our combined financial statements to include required disclosures regarding our investments in these funds using the equity method of accounting, including, as applicable, summarized financial information of these funds.

•	We will continue to provide information regarding our management agreements with, and fees and income earned from, these funds.

•

We will evaluate on an ongoing basis whether we will need to provide separate financial statements for investments in majority-owned unconsolidated subsidiaries and investments accounted for using the equity method of accounting pursuant to Regulation S-X Rule 3-09.

Please refer to “Unaudited Pro Forma Financial Information” for a more detailed description of the deconsolidation of our funds and the effects on our financial statements as a result thereof.

Throughout this prospectus, we refer to the reorganization of the Och-Ziff Operating Group, the acquisition of the real estate business and the deconsolidation, collectively as the “Reorganization”.

Offering Transactions

Och-Ziff Capital Management Group LLC will issue              Class A shares in this offering (or              Class A shares if the underwriters exercise their option to purchase additional Class A shares in full). Och-Ziff will then contribute the proceeds from this offering to its intermediate holding companies, based on the relative value of those entities. The intermediate holding companies may enter into credit arrangements with one another with respect to a portion of such proceeds, depending upon the relative need and other business considerations. The intermediate holding companies will then contribute all of the proceeds received from us to the Och-Ziff Operating Group in exchange for newly issued Och-Ziff Operating Group B Units such that the intermediate holding companies will hold that number of Och-Ziff Operating Group B Units equal to the number of Class A shares issued in this offering. As a result, our existing owners’ ownership interests in the Och-Ziff Operating Group will be correspondingly reduced. Och-Ziff Operating Group B Units held by the intermediate holding companies will be economically identical in all respects to Och-Ziff Operating Group A Units that our existing owners will hold.

The Och-Ziff Operating Group will then use all of the offering proceeds (including any proceeds received from the underwriters’ exercise of their option to purchase additional Class A shares) to purchase Och-Ziff Operating Group A Units from our existing owners and to pay fees and expenses related to this offering and the other transactions. As a result, we will not retain any of the net proceeds from this offering. Each of our existing partners will invest all of his after-tax proceeds received in connection with this offering initially into our OZ Global Special Investments funds. These investments may be transferred to other Och-Ziff funds or new opportunities, but will otherwise not be redeemable by them for a period of five years following this offering without the approval of the general partner or board of directors of such funds, as applicable.

All of the currently outstanding limited liability company interests of Och-Ziff Capital Management Group LLC are held by our existing partners. These interests will be reclassified as the Class B shares prior to this offering and will be adjusted so that our partners will hold              Class B shares (which may be reduced to              Class B shares if the underwriters exercise their option to purchase additional Class A shares) which will be equal to the number of Och-Ziff Operating Group A Units held by each such partner. The Ziffs will not hold any of our Class B shares. The Class B shares will have no economic rights but will entitle our existing partners to voting rights proportionate to their ownership of Och-Ziff Operating Group A Units. The Class B shares are not expected to be registered for public sale or listed on any securities exchange and will only be transferable by a holder in connection with a transfer of such holder’s Och-Ziff Operating Group A Units. The Class A shares will also entitle the holder to one vote per share, and holders of Class A shares and Class B shares will vote together as a single class on all matters submitted to a vote of our shareholders. Pursuant to our shareholders’ agreement, our existing partners will grant an irrevocable proxy to the members of the Class B shareholder committee (which initially consists solely of Mr. Och) to vote all of such shares as such members may determine in their sole discretion, which proxy will terminate upon the later of Mr. Och’s withdrawal, death or disability or such time as our partners hold less than 40% of the total combined voting power of our company. As a result, Mr. Och initially will control the outcome of any matter submitted to a vote of our shareholders.

IPO Equity Awards

At the time of this offering, we intend to grant to all of our employees (which do not include our partners) an aggregate of              Class A restricted share units under our 2007 equity incentive plan. These units will vest in equal installments on each anniversary date of this offering for four years, beginning on the first anniversary date of this offering. If an employee leaves or is terminated for any reason, such employee will forfeit all unvested units. Upon vesting, we will issue registered Class A shares in respect of such vested units. As a result, such Class A shares will be freely transferable by non-affiliates upon issuance and by affiliates under Rule 144, without regard to holding period limitations.

Tax Receivable Agreement

The purchase by the Och-Ziff Operating Group of Och-Ziff Operating Group A Units from our existing owners with the net proceeds from this offering, as well as future taxable exchanges by our existing owners of Och-Ziff Operating Group A Units for our Class A shares on a one-for-one basis (or, at our option, a cash equivalent), is expected to result in an increase in the tax basis of the tangible and intangible assets of the Och-Ziff Operating Group that would not otherwise have been available. This increase in tax basis will increase, for tax purposes, our depreciation and amortization expense and will therefore reduce the amount of tax that Och-Ziff Corp and our other corporate taxpayer intermediate holding companies that acquire Och-Ziff Operating Group A Units in connection with an exchange, if any, would otherwise be required to pay in the future. As a result, such intermediate holding companies will enter into a tax receivable agreement with our existing owners whereby they will agree to pay to our existing owners 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that these entities actually realize as a result of this increase in tax basis. No payments will be made if a partner elects to exchange his Och-Ziff Operating Group A Units in a tax-free transaction. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement” for a more detailed description of our tax receivable agreement.

Throughout this prospectus we refer to the above-described offering transactions, including the use of proceeds therefrom, and the IPO equity awards, collectively as the “Offering Transactions,” and the Offering Transactions, together with the Reorganization, as the “Transactions”.

Operating Group Limited Partnership Agreements, Shareholders’ Agreement and Partner Agreements

Vesting; Forfeiture; Transfer and Other Restrictions Applicable to Our Partners.    In connection with this offering, we will enter into the operating group limited partnership agreements and the partner agreements with our existing partners. Pursuant to the operating group limited partnership agreements, the Och-Ziff Operating Group A Units received by our partners in the Reorganization will vest, subject to their continued association with us, in equal installments on each anniversary date of this offering for five years, beginning on the first anniversary date of this offering. The unvested Och-Ziff Operating Group A Units of Mr. Och will be subject to forfeiture to the other partners if Mr. Och voluntarily terminates his association with us. The unvested Och-Ziff Operating Group A Units of any partner other than Mr. Och will be subject to forfeiture to the other partners if such partner voluntarily terminates his association with us or is required to withdraw for cause or if the Partner Performance Committee makes a non-performance determination with respect to such partner as described further under “Certain Relationships and Related Party Transactions—Limited Partnership Agreements of Och-Ziff Operating Group Entities—Vesting; Forfeiture”. The operating group limited partnership agreements will also restrict transfers by our partners of their interests in our business, permitting transfers of their vested interests generally only as permitted by the Chairman of the Partner Management Committee and, on and after the fifth anniversary of this offering, as also permitted by the full Partner Management Committee acting by majority vote. Any transfers will be further subject to a requirement that each partner, while he is associated with us, maintains a minimum ownership of 25% of the vested interests in our business received by him, without reduction for dispositions. Each of our partners will also be required to enter into a partner agreement with us that will place certain restrictions on them with respect to competing with us, soliciting our employees and fund investors and disclosing confidential information about our business. Our managing directors will be required to enter into similar agreements.

Restrictions on Transfer of the Ziffs’ Interest in Our Business.    The operating group limited partnership agreements will provide that the Och-Ziff Operating Group A Units received by the Ziffs in the reorganization will vest in equal installments on each anniversary date of this offering for five years, beginning on the first anniversary of this offering. The Ziffs’ Och-Ziff Operating Group A Units will not be subject to forfeiture. The Ziffs will not have any demand registration rights with respect to any Class A shares acquired by them upon exchange of their Och-Ziff Operating Group A Units but will have the same “piggyback” registration rights as our existing partners. In addition, following the first anniversary of this offering, the Ziffs will generally be entitled, in any given fiscal quarter, to exchange their Och-Ziff Operating Group A Units for Class A shares in an amount up to the lesser of (i) 3.3% of the total issued and outstanding Class A shares at the time of such disposition and (ii) 5% of the Class A shares that would have been held by them had they converted all of their Och-Ziff Operating Group A Units into Class A shares immediately prior to this offering. The Ziffs will generally be entitled to sell any such Class A shares received on any such exchange, subject to applicable law. The Ziffs will invest approximately 50% of the after-tax proceeds received by them in connection with this offering into our funds, which investments will be subject to the lock-up period applicable to the funds in which the Ziffs choose to invest. The Ziffs will also be permitted to contribute their Och-Ziff Operating Group A Units to charities, subject to the approval of the Chairman of the Partner Management Committee.

Voting and Approval Rights.    In connection with this offering, we will enter into a shareholders’ agreement with our Class B shareholders. Pursuant to the shareholders’ agreement, so long as our partners continue to own more than 40% of the total combined voting power of our company, the Class B shareholder committee will have approval rights with respect to certain actions of our board of directors, including such matters as distributions, significant investments, certain borrowings and other extraordinary matters and structural changes with respect to our business. Also pursuant to the shareholders’ agreement, the Class B shareholder committee will have the right to designate five of the seven nominees for election to our board of directors, with such number of designees decreasing as our partners’ ownership interest in our business decreases. In addition, pursuant to the shareholders’ agreement, each partner will grant to the members of the Class B shareholder committee an irrevocable proxy to vote all of that partner’s Class B shares as determined by such members in their sole discretion, which proxy will terminate upon the later of Mr. Och’s withdrawal, death or disability or such time as our partners hold less than 40% of the total combined voting power of our company. As a result of this proxy, Mr. Och will control all matters submitted to a vote of our shareholders. Moreover, under our operating agreement, the Class B shareholder committee will have certain consent rights with respect to structural and other changes involving our company. See “Certain Relationships and Related Party Transactions—Shareholders’ Agreement—Class B Shareholder Committee; Proxy and Approval Rights” and “—Board Representation”.

Partner Management Committee.    The operating group limited partnership agreements will provide for the establishment of a “Partner Management Committee”. The Partner Management Committee will be a committee comprised of six partners, which shall consist initially of Messrs. Och, Windreich, Frank, Cohen, Varga and Brown, with Mr. Och serving as Chairman. The Partner Management Committee shall act by majority approval, with Mr. Och’s vote breaking any deadlock. Each member of the Partner Management Committee shall serve until such partner’s withdrawal, death, disability or, other than with respect to Mr. Och, removal by the Partner Performance Committee. Upon Mr. Och’s withdrawal, death or disability, the remaining members of the Partner Management Committee shall act by majority vote to either (1) replace Mr. Och with a partner to serve as Chairman, until such partner’s withdrawal, death, disability or removal by the other members of the Partner Management Committee or (2) reduce the size of the committee to the remaining members (in which event, there shall be no Chairman of the Partner Management Committee, and the remaining members will act by majority vote). Upon the withdrawal, death, disability or removal of any of the members of the Partner Management Committee other than the Chairman, the remaining members of the committee shall act by majority vote to fill such vacancy. Upon a reconstitution as provided in clause (1) above, the Partner Management Committee shall have the same rights of reconstitution in the event of the new partner’s withdrawal, death, disability or removal. The Partner Management Committee will have authority to make determinations with respect to distributions on the Och-Ziff Operating Group Class C operating group units, subject to the authority of the Och-Ziff Compensation Committee as described under “Management—Committees of the Board of Directors—Compensation

Committee”. In addition, the Chairman of the Partner Management Committee (or, in the event there is no Chairman, the full committee) will have authority to approve transfers of Och-Ziff Operating Group units and the full committee will have authority to reconstitute the Class B shareholder committee as provided under “Certain Relationships and Related Party Transactions—Shareholders’ Agreement—Class B Shareholder Committee; Proxy and Approval Rights”.

Partner Performance Committee.    The operating group limited partnership agreements will provide for the establishment of a “Partner Performance Committee”. The Partner Performance Committee will be a committee comprised of five partners, which shall consist initially of Messrs. Och, Windreich, Frank, Cohen and Varga, with Mr. Och serving as Chairman. Each member of the Partner Performance Committee shall serve until such partner’s withdrawal, death, disability or, other than with respect to Mr. Och, removal by the other members of the Partner Performance Committee. Upon Mr. Och’s withdrawal, death or disability, the remaining members of the Partner Performance Committee shall act by majority vote to replace Mr. Och with a partner (who may or may not serve as Chairman) until such partner’s withdrawal, death, disability or removal by the other members of the Partner Performance Committee. Upon the withdrawal, death, disability or removal of any of the members of the Partner Performance Committee other than the Chairman, the remaining members of the committee shall act by majority vote to fill such vacancy. Upon a reconstitution as provided above, the Partner Performance Committee shall have the same rights of reconstitution in the event of the new partner’s withdrawal, death, disability or removal. The Partner Performance Committee will have authority to make partner non-performance determinations as provided under “Certain Relationships and Related Party Transactions—Limited Partnership Agreements of Och-Ziff Operating Group Entities—Vesting; Forfeiture”.

Class B Shareholder Committee.    The shareholders’ agreement will provide for the establishment of the “Class B shareholder committee”. The Class B shareholder committee initially will be a committee of one, consisting solely of Daniel Och until his withdrawal, death or disability. Upon Mr. Och’s withdrawal, death or disability, the Partner Management Committee shall act by majority vote to reconstitute the Class B shareholder committee either by (1) appointing a new partner to serve as the sole member of the Class B shareholder committee until such partner’s withdrawal, death, disability or removal by the Partner Management Committee, or (2) appointing the remaining members of the Partner Management Committee as the members of the Class B shareholder committee (in which event such members would act by majority vote in their capacity as the Class B shareholder committee). Upon a reconstitution as provided by clause (1) above, the Partner Management Committee shall have the same rights of reconstitution in the event of the new partner’s withdrawal, death, disability or removal. The Class B shareholder committee will have authority to vote all of the Class B shares, pursuant to a proxy, and will have certain approval rights over significant transactions as described below and under “Certain Relationships and Related Party Transactions—Shareholders’ Agreement—Class B Shareholder Committee; Proxy and Approval Rights” in each case so long as our partners continue to hold at least 40% of the total combined voting power of our company. In addition, under our operating agreement, the Class B shareholder committee will have certain consent rights with respect to structural and other changes involving our company as described under “Description of Shares—Och-Ziff Capital Management Group LLC Limited Liability Company Agreement—Relationship with Och-Ziff Operating Group Entities”. The Class B shareholder committee will also have the right initially to designate five of the seven nominees for election to our board of directors, with such number of nominees decreasing as our partners’ ownership interest in our business decreases. See “Certain Relationships and Related Party Transactions—Shareholders’ Agreement—Board Representation”.

Effects of Transactions

As a result of our structure, we will be a holding company with our Class A shares widely held and publicly traded, but our existing owners will retain their economic interests in us in the form of direct interests in the Och-Ziff Operating Group. All of the businesses operated by the Och-Ziff Operating Group prior to this offering and our real estate business, and all of the interests therein held by us or our existing owners prior to this offering, will be operated or held, as the case may be, by the Och-Ziff Operating Group following this offering.

As a result of the foregoing, and assuming the issuance of              Class A shares in this offering at an assumed initial offering price of $             per Class A share (the midpoint of the price range set forth on the cover page of this prospectus), immediately following the Transactions:

•

Och-Ziff Capital Management Group LLC, through its wholly owned subsidiaries, will hold Och-Ziff Operating Group B Units (or              Och-Ziff Operating Group B Units if the underwriters exercise their option to purchase additional Class A shares in full), representing         % of the residual equity interest in our business (or         % if the underwriters exercise their option to purchase additional Class A shares in full);

•

Och-Ziff Capital Management Group LLC, through its wholly owned subsidiaries, will be the sole general partner of each Och-Ziff Operating Group entity and will operate and generally control all of the business and affairs of the Och-Ziff Operating Group;

•

Investors in this offering will own              Class A shares, representing indirectly         % of the residual equity and voting power in our business (or              Class A shares, representing indirectly         % of the residual equity and voting power in our business if the underwriters exercise their option to purchase additional Class A shares in full);

•

Our existing partners will own              Och-Ziff Operating Group A Units and Class B shares, representing         % of the residual equity and voting power in our business (or              Och-Ziff Operating Group A Units and Class B shares of Och-Ziff, representing         % of the residual equity and voting power in our business if the underwriters exercise their option to purchase additional Class A shares in full) as well as Och-Ziff Operating Group Class C operating group units pursuant to which the Partner Management Committee in conjunction with the Och-Ziff Compensation Committee may from time to time determine to make discretionary income allocations to our existing or future partners on these units in accordance with our compensation philosophy as described under “Management—Compensation Discussion and Analysis”.

•

The Ziffs will own              Och-Ziff Operating Group A Units, representing         % of the residual equity in our business (or              Och-Ziff Operating Group A Units representing         % of the residual equity in our business if the underwriters exercise their option to purchase additional Class A shares in full), and no Class B shares of Och-Ziff;

•

Through the irrevocable proxy granted by our existing partners to the members of the Class B shareholder committee, such committee will control the vote of the Class B shares and, therefore, the outcome of any matter submitted to a vote of our shareholders;

•

Through the operating group limited partnership agreements, our partners’ interests in our business will be subject to forfeiture to one another, vesting and minimum ownership requirements and transfer restrictions over the respective time periods set forth therein;

•

Through the operating group limited partnership agreements, the Ziffs’ interest in our business will be subject to vesting and transfer restrictions over the respective time periods set forth therein; and

•

Our existing owners will be entitled, subject to vesting, minimum ownership requirements and transfer restrictions, to exchange their Och-Ziff Operating Group A Units with the Och-Ziff Operating Group entities for our Class A shares on a one-for-one basis (or, at our option, a cash equivalent), which will correspondingly decrease an exchanging owner’s ownership of our Class B shares and entitle them to rights to receive payments under the tax receivable agreement.

The diagram below(1) depicts our organizational structure immediately following the Transactions:

(1)	This diagram does not give effect to Class A restricted share units to be granted under our 2007 equity incentive plan to all of our employees in connection with this offering or the issuance of any Class A shares upon exercise of the underwriters’ option to purchase additional Class A shares.
(2)	Our existing partners will grant to the members of the Class B shareholder committee an irrevocable proxy to vote all of such shares. The Ziffs will not hold any of our Class B shares.
(3)	Och-Ziff Operating Group A Units and Och-Ziff Operating Group B Units together represent all of the residual equity interests in the Och-Ziff Operating Group.
(4)	Held solely by existing partners for potential future discretionary income payments.

Tax Consequences and Distributions

We believe that under existing law we will be treated, for U.S. federal income tax purposes, as a partnership and not as an association or a publicly traded partnership taxable as a corporation. Accordingly, holders of Class A shares will be required to report their allocable share of our income for U.S. federal income tax purposes, regardless of whether any cash or other distributions are paid to them. See “Material U.S. Federal Tax Considerations—Taxation of Our Company—Federal Income Tax Opinion Regarding Partnership Status”. Income will be allocable to holders of Class A shares as a result of dividends and interest from Och-Ziff Corp and Och-Ziff Holding’s income, which will be based on the operations of the Och-Ziff Operating Group.

Och-Ziff Corp, our wholly owned subsidiary and the general partner of OZ Management and OZ Advisors I, will incur U.S. federal, state, local and foreign income taxes on its proportionate share of any net taxable income of such entities. Och-Ziff Holding, our wholly owned subsidiary and the general partner of OZ Advisors II, will be, for U.S. federal income tax purposes, an entity disregarded as an entity separate from its owner, and not as an association taxable as a corporation. Accordingly, income will be allocable to holders of Class A shares as a result of dividends and interest from Och-Ziff Corp and Och-Ziff Holding’s income, which will be based on the operations of the Och-Ziff Operating Group.

We believe that the Och-Ziff Operating Group entities will also be treated as partnerships and not as corporations for U.S. federal income tax purposes. Accordingly, the direct holders of Och-Ziff Operating Group Units that are not taxed on a flow-through basis, including Och-Ziff Corp and our existing owners, will incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of the Och-Ziff Operating Group. Net profits and net losses of the Och-Ziff Operating Group (after distributions, if any, on the Och-Ziff Operating Group Class C operating group units) will generally be allocated to holders of Och-Ziff Operating Group Units pro rata in accordance with the percentages of their respective interests in the residual equity of such entities. Because we will indirectly own         % of the Och-Ziff Operating Group Units (or         % if the underwriters exercise in full their option to purchase additional Class A shares), we will indirectly be allocated         % of such net profits and net losses of the Och-Ziff Operating Group (or         % if the underwriters exercise in full their option to purchase additional Class A shares). The remaining such net profits and net losses will be allocated to the other limited partners of the Och-Ziff Operating Group, which initially will consist of our existing owners.

After this offering, we intend to cause the Och-Ziff Operating Group to make distributions to holders of Och-Ziff Operating Group Units in order to fund any distributions we may declare on the Class A shares. However any such distributions will be at the sole discretion of our board of directors. If the Och-Ziff Operating Group makes such distributions, the holders of Och-Ziff Operating Group Units will be entitled to receive distributions pro rata, based on their partnership interests. No similar distributions will be made on the corresponding Class B shares of Och-Ziff held by our partners. In addition, in accordance with the operating group limited partnership agreements, we will cause the applicable Och-Ziff Operating Group entities to distribute cash on a pro rata basis to direct holders of Och-Ziff Operating Group Units in an amount at least equal to the maximum tax liabilities arising from the ownership of such units, if any. Because the purpose of such tax distributions is to enable Och-Ziff Corp and the existing owners to satisfy their respective tax liabilities, no such distribution will necessarily be required to be distributed by our intermediate holding companies to us, and we may determine not to pay cash distributions on the Class A shares. The declaration and payment of distributions on the Class A shares will be at the discretion of our board of directors. A holder of Class A shares will be required to report its share of our taxable income even if the board of directors does not pay distributions. See “Risk Factors—Risk Related to Taxation—You may be subject to U.S. federal income tax on your share of our taxable income, regardless of whether you receive any cash dividends from us”.

Members of the United States Congress have introduced legislation that would, if enacted, preclude us from qualifying for treatment as a partnership for U.S. federal income tax purposes under the publicly traded partnership rules. If this or any similar legislation were to be enacted and to apply to us, Class A shareholders would be negatively impacted because we would incur a material increase in our tax liability, which could result in a reduction in the value of our Class A shares. See “Risk Factors—Risks Related to Taxation—Members of the United States Congress have introduced legislation that would, if enacted, preclude us from qualifying for treatment as a partnership for U.S. federal income tax purposes under the publicly traded partnership rules”. It is unclear whether any such legislation will be enacted and, if enacted, how the legislation would apply to us. Our structure also is subject to potential judicial or administrative change and differing interpretations, possibly on a retroactive basis. We may determine not to proceed with this offering if our ability to qualify as a partnership for U.S. federal income tax purposes remains uncertain, or if any other legislative or executive branch actions occur which would materially affect our ability to move ahead with the offering.

Term Loan and Pre-Offering Distribution

We expect to enter into a new $750 million term loan prior to this offering. We presently intend to use the full amount of the proceeds to make a pro rata distribution to our existing owners prior to this offering. Throughout this prospectus we refer to this borrowing and the distribution to our existing owners as the “Pre-Offering Distribution”. The new term loan is expected to have a term of six years and bear interest at an annual rate of LIBOR plus 0.75%. The new term loan is expected to contain customary representations, warranties and covenants as well as customary events of default. For a more detailed description of our new term loan, please refer to “Description of New Term Loan”.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $             billion from the sale of our Class A shares in this offering at an assumed initial public offering price of $             per share, the midpoint of the range set forth on the cover of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us in this offering. If the underwriters exercise their option to purchase additional Class A shares in full, then we estimate that the net proceeds to us will be approximately $             billion.

We intend to contribute all of the net proceeds from this offering, including any proceeds from the exercise of the underwriters’ option to purchase additional Class A shares, to the Och-Ziff Operating Group, which in turn will apply all of those proceeds to purchase              Och-Ziff Operating Group A Units (or              Och-Ziff Operating Group A Units if the underwriters exercise their option to purchase additional Class A shares in full) from our existing owners, including members of our senior management, and to pay fees and expenses in connection with the Transactions. Accordingly, we will not retain any of the proceeds from this offering.

Each of our existing partners will invest all of his after-tax proceeds received in connection with this offering initially into our OZ Global Special Investments funds. These investments may be transferred to other Och-Ziff funds or new opportunities, but will otherwise not be redeemable by them for a period of five years following this offering without the approval of the general partner or board of directors of such funds, as applicable. The Ziffs will invest approximately 50% of the after-tax proceeds received by them in connection with this offering into our funds, which investments will be subject to the lock-up period applicable to the funds in which the Ziffs choose to invest.

CASH DISTRIBUTION POLICY

Historically, we have had a policy of distributing substantially all of our economic income to our existing partners. Our intention is to distribute to our Class A shareholders on a quarterly basis substantially all of Och-Ziff’s net after-tax share of our annual economic income in excess of amounts determined by us to be necessary or appropriate to provide for the conduct of our business, to compensate our employees, to make discretionary income allocations to our partners on our Class C operating group units, to make appropriate investments in our business and our funds, to comply with applicable law, to service our new term loan and any of our other debt instruments or agreements or to provide for future distributions to our Class A shareholders for any one or more of the ensuing four quarters. We expect that our first quarterly distribution will be paid in the              quarter of 2007 in respect of the prior quarter. Incentive income has a significant impact on our economic income and these amounts are not determinable until completion of our fiscal year and are therefore not reflected in our interim financial results, except for incentive income actually earned as a result of investor redemptions during the period. Though our board of directors will have broad discretion in determining our future distribution policy, we currently anticipate that quarterly distributions in respect of our first three fiscal quarters will be based on actual performance, but will not reflect any assumption as to incentive income that may or may not be recorded at year end. Accordingly, if our performance for a given year enables us to earn incentive income, the distributions made in respect of our first three fiscal quarters will be smaller than the distribution we make in respect of our fourth fiscal quarter, which will be paid in the first fiscal quarter of the following year. We would expect that these differences will be substantial in years in which our funds achieve favorable investment performance.

The declaration and payment of any future distributions will be at the sole discretion of our board of directors, which may change our distribution policy at any time. Any payments made to our partners and compensatory payments made to our employees, including any discretionary income allocations on the Och-Ziff Operating Group Class C operating group units as determined by the Partner Management Committee in conjunction with the Och-Ziff Compensation Committee, will reduce amounts available for distribution to our Class A shareholders. Our ability to make such distributions may be limited by, among other things, contractual restrictions and legal, tax and regulatory restrictions.

We will be a holding company and, as such, our ability to pay distributions on our Class A shares will be subject to the ability of our subsidiaries to provide cash to us, which may be limited by, among other things, contractual restrictions and legal, tax and regulatory restrictions. See “Description of New Term Loan” for a description of such restrictions under our new term loan in the event of default thereunder. We will fund any such distribution by causing our subsidiaries to make corresponding distributions. More specifically, first, we will cause the Och-Ziff Operating Group to make a distribution to all of its unitholders (consisting of our existing owners and our intermediate holding companies) holding Och-Ziff Operating Group Units, whether or not vested, on a pro rata basis and, second, we will cause our intermediate holding companies to distribute the proceeds of such distributions to us in an amount sufficient to pay aggregate distributions declared by our board of directors on our Class A shares. No such distributions will be paid in respect of our Class B shares.

In addition, in accordance with the operating group limited partnership agreements, we will cause the applicable Och-Ziff Operating Group entities to distribute cash on a pro rata basis to direct holders of Och-Ziff Operating Group Units in an amount at least equal to the maximum tax liabilities arising from the direct ownership of such units, if any. Och-Ziff Operating Group will distribute to such unitholders, on a pro rata basis, tax distributions based upon the maximum income allocable to any such unitholder at the maximum combined U.S. federal, New York State and New York City tax rates. Holders of our Class A shares will not be entitled to these distributions. Such tax distributions will take into account the disproportionate income allocation (but not a disproportionate cash allocation) to the unitholders with respect to “built-in gain assets” at the time of the offering. Consequently, Och-Ziff Operating Group tax distributions will be greater than if such assets had a tax basis equal to their value at the time of this offering.

In addition, the Och-Ziff Operating Group’s cash flow from operations may be insufficient to enable it to make required minimum tax distributions to its unitholders, in which case the Och-Ziff Operating Group may have to borrow funds or sell assets, and thus our liquidity and financial condition could be materially adversely affected. Furthermore, by paying cash distributions rather than investing that cash in our businesses, we might risk slowing the pace of our growth, or not having a sufficient amount of cash to fund our operations, new investments or unanticipated capital expenditures, should the need arise.

Cash distributions to our existing owners in respect of the fiscal and tax year ended December 31, 2005 were approximately $             in the aggregate. Cash distributions to our existing owners in respect of the fiscal and tax year ended December 31, 2006 were approximately $             in the aggregate (of which approximately $             has been distributed to date). Cash distributions to our existing owners in respect of the current fiscal and tax year have aggregated approximately $             to date. We expect to enter into a new $750 million term loan prior to this offering. We presently intend to use the full amount of the proceeds to make a pro rata distribution to our existing owners prior to this offering. See “Our Structure—Term Loan and Pre-Offering Distribution”.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2007:

•	on a historical basis based on the combined Och-Ziff Operating Group as our accounting predecessor;

•	on a pro forma basis, after giving effect to the Pre-Offering Distribution and the Reorganization; and

•

on a pro forma as adjusted basis, after giving effect to the foregoing pro forma adjustments and this offering at an assumed initial public offering price of $             per Class A share (the midpoint of the price range set forth on the cover page of this prospectus).

This table should be read in conjunction with “Our Structure—The Transactions,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Financial Information,” and the financial statements and notes thereto included in this prospectus.

	As of March 31, 2007
	Och-Ziff Operating Group Combined Historical	Pro Forma before this Offering	Och-Ziff Capital Management Group LLC Consolidated Pro Forma as Adjusted
	(Unaudited)
	(dollars in thousands)

Cash and cash equivalents	$44,450	$	$

Term loan	$—	$	$
Non-controlling interests in consolidated subsidiaries	18,160,034
Equity
Paid-in-capital	—
Retained earnings	1,258,384
Distributions in excess of earnings and capital	—

Total equity (deficit)	1,258,384

Total capitalization	$19,418,418	$	$

DILUTION

If you invest in our Class A shares, your interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A shares and the pro forma net tangible book value per share of our Class A shares after this offering. Dilution results from the fact that the per share offering price of the Class A shares is substantially in excess of the net tangible book value per share attributable to the existing equity holders (i.e. the partners). Net tangible book value represents net book equity excluding intangible assets, if any.

Our pro forma net tangible book value before this offering as of March 31, 2007 would have been $             million or $             per Class A share. Pro forma net tangible book value per Class A share represents the amount of total tangible assets less total liabilities, after giving effect to the Pre-Offering Distribution and the Reorganization and related tax adjustments divided by the number of Class A shares outstanding, assuming our existing owners had exchanged all of their Och-Ziff Operating Group A Units for Class A shares on a one-for-one basis, as of the date of the Reorganization.

On a pro forma as adjusted basis, after giving effect to the sale of                      Class A shares in this offering at an assumed initial public offering price of $             per Class A share (the midpoint of the price range set forth on the cover page of this prospectus) after deducting estimated underwriting discounts and commissions and estimated offering expenses and other related transaction costs payable by us, and the impact of the other Transactions, our pro forma as adjusted net tangible book value as of March 31, 2007 would have been $             million or $             per Class A share, assuming our existing owners had exchanged all of their Och-Ziff Operating Group A Units for our Class A shares on a one-for-one basis, as of the date of this offering.

The following table illustrates the immediate dilution of $             per share to new shareholders purchasing Class A shares in this offering, assuming the underwriters do not exercise their option to purchase additional Class A shares.

Assumed initial public offering price per share	$
Pro forma as adjusted net tangible book value per Class A share as of March 31, 2007

Dilution to new Class A shareholders per share	$

The following table summarizes, on the same pro forma as adjusted basis as of March 31, 2007, the differences between the existing owners and the new Class A shareholders purchasing in this offering with respect to the number of shares purchased from us, the total consideration paid to us, and the average price per share paid before deducting the estimated underwriting discount and commissions and estimated offering expenses and assuming our existing owners had exchanged all of their Och-Ziff Operating Group A Units for our Class A shares on a one-for-one basis, as of the date of this offering.

	Shares Purchased			Total Consideration			Average Price Per Share
	Number	Percentage		Amount	Percentage

Existing owners			%	$		%	$

New investors			%	$		%	$

Total		100.0%			$100.0%

A $1.00 increase (decrease) in the assumed initial public offering price of $             per Class A share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) total consideration paid by new investors in this offering and by all investors by $             million, and would increase (decrease) the average price per share paid by new investors by $            , assuming the number of Class A shares offered by us, as set forth on the cover page of this prospectus, remains the same and without deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering.

If the underwriters’ option to purchase additional Class A shares is exercised in full, the pro forma as adjusted net tangible book value per share as of March 31, 2007 would be approximately $             per Class A share and the dilution in pro forma as adjusted net tangible book value per share to new Class A shareholders would be $             per Class A share. Furthermore, the percentage of our Class A shares held by existing owners (assuming our existing owners had exchanged all of their Och-Ziff Operating Group A Units for our Class A shares on a one-for-one basis, as of the date of this offering) would decrease to approximately         % and the percentage of our Class A shares held by new Class A shareholders would increase to approximately         %.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma financial information presented below was derived from the application of pro forma adjustments to the combined financial statements of Och-Ziff Operating Group, the predecessor for accounting purposes of Och-Ziff Capital Management Group LLC, to give effect to the Pre-Offering Distribution and the Transactions. The unaudited pro forma statements of operations information has been prepared as if the Pre-Offering Distribution and the Transactions occurred on January 1, 2006. The unaudited pro forma balance sheet information has been prepared as if the Pre-Offering Distribution and the Transactions had occurred as of March 31, 2007. The unaudited pro forma financial information should be read in conjunction with “Our Structure,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our combined financial statements and the related notes included elsewhere in this prospectus.

As a result of the Transactions, investors in this offering and our existing owners will acquire 100% of our Class A and Class B shares, respectively. We will acquire, through two intermediate holding companies, an approximately             % limited partner interest in each Och-Ziff Operating Group entity and will become the sole general partner of each. Due to the fact that Daniel Och currently controls the Och-Ziff Operating Group and will control us after the Transactions, the Transactions will be accounted for as a reorganization of entities under common control. Accordingly, the value of assets and liabilities recorded on the Och-Ziff Operating Group’s combined financial statements, after giving effect to the deconsolidation, will be carried forward without further adjustment of our combined financial statements.

The pro forma adjustments are based upon available information and methodologies that we believe are reasonable. The unaudited pro forma statements of operations information and unaudited pro forma balance sheet information are presented solely for illustrative and informational purposes and are not necessarily indicative of what our actual operations or financial position would have been had the Pre-Offering Distribution and the Transactions taken place on the dates indicated, or during the periods presented, nor does it purport to represent our results for any future period.

In December 2006 and June 2007, we amended and supplemented our fund offering documents to enable a simple majority of the funds’ unaffiliated limited partners or shareholders to remove us, as general partner or investment manager with decision making rights, without cause, in accordance with certain procedures. The amendments resulted in the deconsolidation of most of our domestic funds in the first quarter of 2007, and in the deconsolidation of most of our offshore funds as of June 30, 2007.

The deconsolidation of these funds will have a material effect on certain components of our combined financial statements, but will not have an effect on our net income or equity.

The following describes the significant effects of the deconsolidation of most of our domestic and offshore funds on our combined financial statements. The applicable adjustments are reflected in the accompanying consolidated pro forma financial information presented below:

•

These adjustments increase (decrease) our financial statement line items as of March 31, 2007 and for the three-month period then ended and for the year ended December 31, 2006 as follows (based on comparing our combined historical financial information for these periods to our pro forma financial information for the comparable periods).

	Three Months Ended March 31, 2007	Year Ended December 31, 2006
Statement of Operations
Total revenues	(64)%	(3)%
Total expenses	(57)%	(45)%
Other income	(90)%	(91)%
Non-controlling interest in income of consolidated subsidiaries	(99)%	(98)%

	As of March 31, 2007
Balance Sheet
Total assets	(91)%
Total liabilities	(80)%
Non-controlling interests in consolidated subsidiaries	(99)%

The funds that will continue to be consolidated in our financial statements for reporting periods as of and after June 30, 2007 comprised approximately $537 million, or 2% of our assets under management at March 31, 2007.

•

We will reflect our investments and our equity in the income of these funds on our balance sheet and statement of income using the equity method of accounting, rather than eliminating the investments in consolidation.

•	We will include the management fees and incentive income earned from these funds on our statements of income rather than eliminating the revenue in consolidation.

•	We will update the footnotes to our combined financial statements to remove disclosures related to amounts no longer reflected on our combined financial statements, including, but not limited to:

•	the accounting policies of the Och-Ziff funds that do not pertain to us following deconsolidation, and

•	detailed disclosure of the investment activities of the Och-Ziff funds.

•

We will update the footnotes to our combined financial statements to include required disclosures regarding our investments in these funds using the equity method of accounting, including, as applicable, summarized financial information of these funds.

•	We will continue to provide information regarding our management agreements with, and fees and income earned from, these funds.

•

We will evaluate on an ongoing basis whether we will need to provide separate financial statements for investments in majority-owned unconsolidated subsidiaries and investments accounted for using the equity method of accounting pursuant to Regulation S-X Rule 3-09.

The pro forma adjustments are described in the notes to the unaudited pro forma financial information and principally include the matters set forth below:

•	The effects of our deconsolidation of certain Och-Ziff funds that we consolidated historically;

•	Compensation expense as a result of our issuance of Och-Ziff Operating Group A Units in connection with this offering and the reversal of previous compensation expense;

•	Compensation expense as a result of our grant of Class A restricted share units to all of our employees in connection with this offering;

•	Compensation payable as a result of immediate vesting of our partners’ and certain employees’ previously deferred income amounts;

•	Reversal of the Ziff profit-sharing expense that was previously recognized;

•	Our anticipated borrowings under a new term loan, the proceeds of which we presently intend to use to make a distribution to our existing owners on or prior to this offering;

•	Our reorganization in connection with this offering and our receipt and use of the net proceeds from this offering; and

•	The impact of federal, state and local income taxes that our wholly owned subsidiary Och-Ziff Corp, as a taxable corporation, will incur on income allocated to it from Och-Ziff Operating Group.

Tax Receivable Agreement

We may also be required to make payments under the tax receivable agreement that we will enter into in connection with this offering. The purchase by the Och-Ziff Operating Group of Och-Ziff Operating Group A Units from our existing owners with the net proceeds from this offering, as well as future taxable exchanges by our existing owners of Och-Ziff Operating Group A Units for our Class A shares on a one-for-one basis (or, at our option, a cash equivalent), is expected to result in an increase in the tax basis of the tangible and intangible assets of the Och-Ziff Operating Group that would not otherwise have been available. This increase in tax basis will increase, for tax purposes, our depreciation and amortization expense and will therefore reduce the amount of tax that Och-Ziff Corp and our other corporate taxpayer intermediate holding companies that acquire Och-Ziff Operating Group A Units in connection with an exchange, if any, would otherwise be required to pay in the future. As a result, such intermediate holding companies will enter into a tax receivable agreement with our existing owners whereby they will agree to pay to our existing owners 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that these entities actually realize as a result of this increase in tax basis. This payment obligation is an obligation of the corporate taxpayers and not of the Och-Ziff Operating Group entities. While the actual increase in tax basis, as well as the amount and timing of any payments under this agreement, will vary depending upon a number of factors, including the timing of exchanges, the price of our Class A shares at the time of any exchange, the extent to which such exchanges are taxable and the amount and timing of our income, we expect that as a result of the size of the increase in the tax basis, the payments that we may make to our existing owners will be substantial.

Any payments made under the tax receivable agreement will give rise to additional tax benefits and additional potential payments under the tax receivable agreement.

•

We anticipate that we will account for the income tax effects and corresponding tax receivable agreement effects as a result of future pay-outs to Och-Ziff Operating Group by recognizing an increase in our deferred tax assets, based on enacted tax rates at the date of the Transaction;

•

We will evaluate the likelihood that we will realize the benefit represented by the deferred tax asset and, to the extent we estimate that it is not more likely than not that we will not realize the benefit, we will reduce the carrying amount of the deferred tax asset with a valuation allowance;

•	We will include the estimated amount of the increase in deferred tax assets, net of any valuation allowance, directly in equity; and

•

We will record a liability for the expected amount we will pay to our existing partners under the tax receivable agreement (85% of tax savings realized), estimated using assumptions consistent with those we use in estimating the net deferred tax assets.

Therefore, at the date of the Transactions, on a cumulative basis, the net effect of accounting for income taxes and the tax receivable agreement on our financial statements will be a net increase in equity of 15% of the estimated realizable tax benefit. All of the effects of changes in any of our estimates after the date of the Transactions will be included in net income. Similarly, the effect of subsequent changes in the enacted tax rates will be included in net income.

Unaudited Pro Forma Balance Sheet Information

as of March 31, 2007

	Och-Ziff Operating Group Combined Historical	Deconsolidation Adjustments(a)	Och-Ziff Operating Group Deconsoli- dated	Other Pro Forma Adjustments(k)		Och-Ziff Capital Management Group LLC Consolidated Pro Forma	Offering Adjustments(k)			Och-Ziff Capital Management Group LLC Consolidated Pro Forma as Adjusted
	(dollars in thousands)
Assets
Cash and cash equivalents	$44,450	$—	$44,450	$		$	$			$
Income and fees receivable	1,567	1,427,839	1,429,406
Due from affiliates	12,473	19,839	32,312
Deferred tax asset									(h)(i)
Other assets, net	48,959	—	48,959
Investments in affiliated Och-Ziff funds	354,878	18,580	373,458
Och-Ziff funds assets:
Securities owned, at fair value	2,310,524	(2,300,739)	9,785
Due from brokers	325,800	(325,621)	179
Securities purchased under agreement to resell	717,514	(717,514)	—
Derivative assets, at fair value	135,415	(135,415)	—
Other investments, at fair value	18,486,292	(18,296,426)	189,866
Interest and dividends receivable	53,640	(53,338)	302
Other Och-Ziff funds assets	276,498	(274,906)	1,592

Total Assets	$22,768,010	$(20,637,701)	$2,130,309	$		$	$			$

Liabilities and Equity
Compensation payable	$533,415	$—	$533,415	$	(d)(e)	$		(i	)	$
Profit-sharing payable	72,709	—	72,709
Term loan	—	—	—		(d)
Other liabilities	67,952	—	67,952
Och-Ziff funds liabilities:
Securities sold, not yet purchased, at fair value	894,111	(894,001)	110
Securities sold under agreements to repurchase	962,887	(962,887)	—
Payable upon return of securities loaned	286,455	(286,455)	—
Redemptions payable	277,400	(277,235)	165
Contributions and subscriptions received in advance	30	(30)	—
Derivative liabilities, at fair value	68,297	(68,297)	—
Due to brokers	126,751	(126,751)	—
Other Och-Ziff funds liabilities	59,585	(59,554)	31

Total Liabilities	3,349,592	(2,675,210)	674,382

Non-Controlling Interests in Consolidated Subsidiaries	18,160,034	(17,962,491)	197,543		(f)
Equity
Paid-in-capital								(g	)
Retained earnings (deficit)	1,258,384	—	1,258,384		(d)(e)(f)
Distributions in excess of earnings and capital
Total Equity (Deficit)	1,258,384	—	1,258,384

Total Liabilities and Equity	$22,768,010	$(20,637,701)	$2,130,309	$		$	$			$

See notes to the unaudited pro forma financial information.

Unaudited Pro Forma Statement of Operations Information

for the Three Months Ended March 31, 2007

	Och-Ziff Operating Group Combined Historical	Deconsolidation Adjustments(a)	Och-Ziff Operating Group Deconsolidated	Other Pro Forma Adjustments(k)		Och-Ziff Capital Management Group LLC Consolidated Pro Forma
	(dollars in thousands, except share data)
Revenues
Management fees	$23,450	$75,375	$98,825	$		$
Incentive income	67	1,014	1,081
Other revenues	922	(1)	921
Och-Ziff funds income:
Interest income	205,521	(204,339)	1,182
Dividend income	29,882	(29,643)	239
Other Och-Ziff funds revenues	24,524	(24,508)	16

Total Revenues	284,366	(182,102)	102,264

Expenses
Compensation and benefits	87,801	—	87,801		(b)(e)
Profit-sharing	13,544	—	13,544		(c)
Professional services	3,314	—	3,314
Occupancy and equipment	3,653	—	3,653
Business development	1,849	—	1,849
Information processing and communication	1,840	—	1,840
Interest expense	—	—	—		(d)
Other expenses	1,467	—	1,467
Och-Ziff funds expenses:
Interest expense	79,600	(79,348)	252
Dividend expense	29,114	(29,023)	91
Other Och-Ziff funds expenses	41,346	(40,872)	474

Total Expenses	263,528	(149,243)	114,285

Other Income
Equity in earnings on investments in affiliated Och-Ziff funds	19,883	81,046	100,929
Och-Ziff funds net gains (losses):
Net realized gains on investments	647,280	(645,026)	2,254
Net unrealized gains (losses) on investments	270,532	(266,400)	4,132
Net realized and unrealized foreign currency gains (losses)	(9,120)	8,979	(141)
Net realized and unrealized gains (losses) on derivative contracts	101,592	(100,780)	812

Total Other Income	1,030,167	(922,181)	107,986

Income (Loss) Before Non-Controlling Interests in Income of Consolidated Subsidiaries and Income Taxes	1,051,005	(955,040)	95,965
Non-controlling interests in income of consolidated subsidiaries	(962,177)	955,040	(7,137)		(f)

Income (Loss) Before Income Taxes	88,828	—	88,828
Income taxes	3,640	—	3,640		(d)(h)

Net Income (Loss)	$85,188	$—	$85,188	$		$

Net Income (Loss) per Share (basic and diluted)						$	(j)

Weighted Average Common Shares							(j)

See notes to the unaudited pro forma financial information.

Unaudited Pro Forma Statement of Operations Information

for the Three Months Ended March 31, 2006

	Och-Ziff Operating Group Combined Historical	Deconsolidation Adjustments(a)	Och-Ziff Operating Group Deconsolidated	Other Pro Forma Adjustments(k)			Och-Ziff Capital Management Group LLC Consolidated Pro Forma
	(dollars in thousands, except share data)
Revenues
Management fees	$3,428	$61,015	$64,443	$			$
Incentive income	—	662	662
Other revenues	525	—	525
Och-Ziff funds income:
Interest income	161,285	(161,010)	275
Dividend income	25,944	(25,898)	46
Other Och-Ziff funds revenues	7,572	(6,711)	861

Total Revenues	198,754	(131,942)	66,812

Expenses
Compensation and benefits	59,775	—	59,775		(b	)(e)
Profit-sharing	7,550	—	7,550		(c	)
Professional services	2,331	—	2,331
Occupancy and equipment	2,823	—	2,823
Business development	1,623	—	1,623
Information processing and communication	1,027	—	1,027
Interest expense	—	—	—		(d	)
Other expenses	1,113	—	1,113
Och-Ziff funds expenses:			—
Interest expense	77,517	(77,429)	88
Dividend expense	26,671	(26,625)	46
Other Och-Ziff funds expenses	26,004	(25,783)	221

Total Expenses	206,434	(129,837)	76,597

Other Income
Equity in earnings on investments in affiliated Och-Ziff funds	—	58,241	58,241
Och-Ziff funds net gains (losses):
Net realized gains on investments	1,070,328	(1,070,195)	133
Net unrealized gains (losses) on investments	89,713	(89,176)	537
Net realized and unrealized foreign currency gains (losses)	15,224	(15,272)	(48)
Net realized and unrealized gains (losses) on derivative contracts	(292,433)	292,502	69

Total Other Income	882,832	(823,900)	58,932

Income (Loss) Before Non-Controlling Interests in Income of Consolidated Subsidiaries and Income Taxes	875,152	(826,005)	49,147
Non-controlling interests in income of consolidated subsidiaries	(827,558)	826,005	(1,553)		(f	)

Income (Loss) Before Income Taxes	47,594	—	47,594
Income taxes	1,684	—	1,684		(d	)(h)

Net Income (Loss)	$45,910	$—	$45,910	$			$

Net Income (Loss) per Share (basic and diluted)							$	(j)

Weighted Average Common Shares								(j)

See notes to the unaudited pro forma financial information.

Unaudited Pro Forma Statement of Operations Information

for the Year Ended December 31, 2006

	Och-Ziff Operating Group Combined Historical	Deconsolidation Adjustments(a)	Och-Ziff Operating Group Deconsolidated	Other Pro Forma Adjustments(k)		Och-Ziff Capital Management Group LLC Consolidated Pro Forma
	(dollars in thousands, except share data)
Revenues
Management fees	$13,739	$293,390	$307,129	$		$
Incentive income	15,851	635,647	651,498
Other revenues	3,801	—	3,801
Och-Ziff funds income:
Interest income	768,503	(766,264)	2,239
Dividend income	154,963	(154,429)	534
Other Och-Ziff funds revenues	48,976	(40,463)	8,513

Total Revenues	1,005,833	(32,119)	973,714

Expenses
Compensation and benefits	446,672	—	446,672		(b)(e)
Profit-sharing	97,977	—	97,977		(c)
Professional services	12,522	—	12,522
Occupancy and equipment	13,443	—	13,443
Business development	7,696	—	7,696
Information processing and communication	5,463	—	5,463
Interest expense	—	—	—		(d)
Other expenses	10,574	—	10,574
Och-Ziff funds expenses:
Interest expense	210,919	(210,429)	490
Dividend expense	139,245	(138,874)	371
Other Och-Ziff funds expenses	145,457	(143,066)	2,391

Total Expenses	1,089,968	(492,369)	597,599

Other Income
Equity in earnings on investments in affiliated Och-Ziff funds	—	240,374	240,374
Och-Ziff funds net gains (losses):
Net realized gains on investments	3,294,632	(3,264,062)	30,570
Net unrealized gains (losses) on investments	442,148	(425,407)	16,741
Net realized and unrealized foreign currency gains (losses)	(50,079)	49,589	(490)
Net realized and unrealized gains (losses) on derivative contracts	(396,526)	396,664	138

Total Other Income	3,290,175	(3,002,842)	287,333

Income (Loss) Before Non-Controlling Interests in Income of Consolidated Subsidiaries and Income Taxes	3,206,040	(2,542,592)	663,448
Non-controlling interests in income of consolidated subsidiaries	(2,594,706)	2,542,592	(52,114)		(f)

Income (Loss) Before Income Taxes	611,334	—	611,334
Income taxes	23,327	—	23,327		(d) (h)

Net Income (Loss)	$588,007	$—	$588,007	$		$

Net Income (Loss) per Share (basic and diluted)						$	(j)

Weighted Average Common Shares							(j)

See notes to the unaudited pro forma financial information.

Notes to the Unaudited Pro Forma Financial Information

(a) This adjustment reflects the deconsolidation of certain Och-Ziff funds. The deconsolidation of the offshore funds is reflected in the unaudited pro forma balance sheet information as if it had occurred on March 31, 2007 and the deconsolidation of the domestic and offshore funds is reflected in the unaudited pro forma statements of operations information as if it had occurred on January 1, 2006, based on Och-Ziff Capital Management Group LLC’s accounting for our interests in the funds using the equity method of accounting.

(b) These adjustments represent the effects on compensation expense of the issuance of the Och-Ziff Operating Group A Units and the grant of Class A restricted share units to our employees in connection with the Transactions as a result of new agreements with our existing partners and certain of our employees following this offering. The following table summarizes the results of each of these transactions on our unaudited pro forma statements of operations information:

	For the Three Months Ended		For the Year Ended
	March 31, 2007	March 31, 2006	December 31, 2006
(dollars in thousands)
Compensation expense for Och-Ziff Operating Group A Units issued to existing partners (i)	$	$	$
Reversal of compensation to existing partners (ii)
Compensation expense for Class A restricted share Units granted to employees (iii)

Total compensation expense adjustments	$	$	$

(i) This adjustment represents compensation expense recognized during the periods for Och-Ziff Operating Group A Units issued to existing partners. As part of the Transactions, each of our partners’ existing interests in our business will be reclassified into both Och-Ziff Operating Group A Units, which will represent residual equity interests in our business, and Och-Ziff Operating Group Class C Units, which will represent interests in our business pursuant to which the Partner Compensation Committee in conjunction with the Och-Ziff Compensation Committee may from time to time determine to make discretionary income allocations to our partners, including new partners, in the future. The Och-Ziff Operating Group A Units received by our existing partners will vest, subject to their continued employment, in equal installments on each anniversary date of this offering for five years, beginning on the first anniversary of this offering.

(ii) This adjustment represents the reversal of income allocation expense recognized during the periods for our existing partners as a result of the equity issuances to our existing partners discussed in note (i) above.

(iii) This adjustment represents compensation expense arising as a result of grants of Class A restricted share units to our employees in connection with this offering. These units will vest in equal installments over a four-year period beginning on the first anniversary of this offering.

For a description of our 2007 equity incentive plans, see “Management — Equity Incentive Plan”.

(c) This adjustment reflects the reversal of expense recognized during the periods for the Ziffs’ profits interest. As the Ziffs’ profits interests will have been reclassified into Och-Ziff Operating Group A Units representing an approximate 10% interest in the residual equity of the Och-Ziff Operating Group prior to the offering, we will no longer incur profit-sharing expense relating to the Ziffs. Therefore, profit-sharing expense has been reversed for amounts that were previously recognized for payments to the Ziffs.

(d) This adjustment reflects the net increase in interest expense of $             million for the three months ended March 31, 2007 and 2006 and $             million for the year ended December 31, 2006 as a result of the borrowings under our new $750 million term loan facility. The adjustment includes amortization of debt issuance costs using the effective interest method of $            for the three months ended March 31, 2007 and 2006 and $            for the year ended December 31, 2006. We presently intend to use the proceeds of the term loan to make a distribution to our existing partners of $750 million.

The borrowings under the new term loan facility will bear interest at the three-month average LIBOR (5.35% at March 31, 2007) plus 0.75% per annum. In the event the interest rate increases or decreases by 0.125%, our annual interest expense would increase or decrease by $938,000 on the $750 million term loan.

(e) This adjustment represents the recognition of income payments to partners and compensation to certain employees, which was mandatorily deferred for a period of two years. In connection with the consummation of the Transactions, all deferred income payments and deferred compensation will immediately vest.

(f) This adjustment of $            , $            and $            for the three months ended March 31, 2007 and 2006 and the year ended December 31, 2006, respectively, to allocate a portion of our pro forma loss to our partners’ non-controlling interests in income of consolidated subsidiaries is based on our partners’ approximately             % interest in Och-Ziff Operating Group upon completion of this offering. This adjustment is based on pre-tax income because income taxes on income allocated to our partners by Och-Ziff Operating Group will be incurred directly by our partners.

During each of the periods for which we are presenting unaudited pro forma statements of operations information, we have an income (loss) before non-controlling interests in income of consolidated subsidiaries and income taxes of $            , $            and $            for the three months ended March 31, 2007 and 2006 and for the year ended December 31, 2006, respectively, and the balance of non-controlling interests is zero, which generally would result in no allocation being made to non-controlling interests. However, these amounts include equity-based compensation expense with respect to which there is a corresponding paid-in capital and non-controlling interest contribution. Notwithstanding the general rule, we allocate equity-based compensation expense between controlling and non-controlling interests to the extent of the corresponding contribution. The remaining income is positive for all periods presented and, therefore, was also allocated to the non-controlling interests proportionally.

(g) This adjustment represents the effects of this offering.

The Pre-Offering Distribution and the Transactions, which are described under “Our Structure—The Transactions” and “—Term Loan and Pre-Offering Distribution,” will result in investors in this Offering and our existing partners holding 100% of our Class A and Class B outstanding shares, respectively. We will acquire, through two intermediate holding companies, an approximately             % limited partner interest in, and become the sole general partner of, each Och-Ziff Operating Group entity. Due to the fact that Daniel Och currently controls the Och-Ziff Operating Group and will control us after the Transactions, the Transactions will be accounted for as a reorganization of entities under common control. Accordingly, the value of assets and liabilities recorded on Och-Ziff Operating Group’s historical combined financial statements, after giving effect to the deconsolidation, will be carried forward without further adjustment to our combined financial statements. As a consequence of this treatment, the pro forma effects of this offering are:

(i) Recognition of the proceeds of this offering of Class A shares of $            , less costs of $            , assuming an initial public offering price of $             per Class A share (the midpoint of the price range set forth on the cover page of this prospectus), as our paid-in capital; and

(ii) Use of the proceeds from this offering to indirectly acquire Och-Ziff Operating Group A Units from our existing owners, as described under “Use of Proceeds”.

(h) This adjustment represents the impact of federal, state and local income taxes that we will incur on income allocated to us from Och-Ziff Operating Group. Och-Ziff Holding is a limited liability company and is not subject to U.S. federal and certain state income taxes. It is, however, subject to City of New York Unincorporated Business Tax. Following the Reorganization, Och-Ziff Corp will be subject to income tax on income allocated to it from the Och-Ziff Operating Group.

(i) This adjustment represents the impact of the tax receivable agreement as a result of the purchase of Och-Ziff Operating Group A Units from our existing owners as described in “Our Structure—The Transactions—Offering Transactions” of an increase of $            million in deferred tax assets, $            million in liability to existing owners and $            million in retained earnings (deficit).

The effects of the tax receivable agreement as a result of the purchase of interests in our business from our existing owners in our combined statement of operations are as follows:

•

We will record an increase in deferred tax assets for the estimated income tax effects of the increase in the tax basis of the purchased interests, based on enacted federal, state and city tax rates at the date of the transaction;

•

To the extent we estimate that it is more likely than not that we will not realize the full benefit represented by the deferred tax asset, based on an analysis of expected future earnings, we will reduce the deferred tax asset with a valuation allowance; and

•

We will record 85% of the estimated realizable tax benefit (which is the recorded deferred tax asset less any recorded valuation allowance) as an increase to the liability due to existing owners under the tax receivable agreement and the remaining 15% of the estimated realizable tax benefit as an increase to equity (deficit). See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement”.

The estimated amounts have been derived as follows:

•

Approximately             % of the $            billion purchase of Och-Ziff Operating Group A Units from our existing owners, or $            million, relates to the purchase of interests by Och-Ziff Corp and, therefore, subject to corporate income taxes. For tax purposes, depending on the existing tax basis of the underlying assets held within the acquired interests, such purchases could result in step-up of an amount up to the purchase price of $            ;

•

We have calculated a preliminary future tax benefit attributable to the step-up of $            million. This is a preliminary result because it does not take into consideration the additional tax benefits created by the anticipated future payments under the tax receivable agreement. The preliminary benefit was calculated using an estimate of the combined federal, state and local tax rate of             %, which is based on the weighted average tax rates applicable to Och-Ziff Corp;

•	The liability to the existing owners pursuant to the tax receivable agreement is 85% of the total future tax benefits asset resulting from the step-up, or $ million;

•

The deferred tax asset of $            million, which includes the effects of the additional tax benefits created by the anticipated future payments to the existing owners, represents the fully accreted future tax benefit. The amount is derived by multiplying the anticipated future payments of $            million by the estimated combined tax rate of             % and adding this to the preliminary tax benefit of $            million; and

•	The difference between the deferred tax asset of $ million and the liability to owners of $ million results in an adjustment to equity (deficit) of $ million.

Therefore, as of the date of the Reorganization, on a cumulative basis, the net effect of accounting for the tax receivable agreement on our consolidated financial statements will be a net increase in equity of 15% of the estimated realizable tax benefit. The amounts recorded for both the deferred tax asset and the liability for our obligations under the tax receivable agreement have been estimated, reflecting the fact that payments under the tax receivable agreement further increase the tax benefits and the estimated payments due under the tax receivable agreement. No valuation allowance has been recorded against the deferred tax asset. All of the effects of changes in any estimates after the date of the purchase will be included in net income. Similarly, the effect of subsequent changes in the enacted tax rates will be included in net income (loss). Future exchanges of Och-Ziff Operating Group A Units for our Class A shares will be accounted for in a similar manner.

(j) For the purposes of pro forma net income (loss) per Class A share, the weighted average shares outstanding and the pro forma net income (loss) available to Class A shareholders on a basic and diluted basis are calculated as follows:

Och Ziff Capital Management Group LLC Class A Shares Outstanding
	Year Ended December 31, 2006	Three Months Ended March 31, 2007
Class A shares from which proceeds will be used to purchase interests in our business
Class A shares from which proceeds will be used to pay costs associated with the offering
Och-Ziff Operating Group A Units that may be exchanged for Class A shares within one year of completion of the offering
Class A restricted share units vesting one year subsequent to completion of the offering

Total pro forma Class A shares outstanding

The weighted average Class A shares outstanding, basic and diluted, are calculated as follows:

	Year Ended December 31, 2006	Three Months Ended March 31, 2007
Total Pro Forma Class A shares outstanding
Class A share equivalents
Och Ziff Operating Group A Units

Weighted average Class A shares outstanding

Holders of Och-Ziff Operating Group A Units will be entitled to exchange their Och-Ziff Operating Group A Units for our Class A shares on a one-for-one basis (or, at our option, a cash equivalent), subject to customary conversion rate adjustments for splits, unit distributions and reclassifications and subject to vesting, minimum retained ownership requirements and transfer restrictions.

We apply the “if converted method” to determine the dilutive effect, if any, that exchange of all Och-Ziff Operating Group A Units would have on basic earnings per Class A share. We compare this calculation to the calculation of diluted earnings per Class A share using the treasury stock method of securities of a subsidiary, as detailed within Illustration 7 of FASB Statement No. 128, Earnings Per Share, and disclose the earnings per Class A share under the more dilutive method. The assumed exchange of Och-Ziff Operating Group A Units results in an assumed tax effect resulting from the increased income allocated to us on the elimination of non-controlling interests in income of consolidated subsidiaries upon conversion.

We apply the treasury stock method to calculate the dilutive effect of Class A restricted share units for purposes of the calculation of diluted earnings per Class A share.

Basic and diluted net income (loss) per Class A share are calculated as follows:

	Year Ended December 31, 2006	Three Months Ended March 31, 2007
(dollars in thousands, except share data)
Pro forma net income (loss)	$	$
Add back non-controlling interests in income
Effect of income taxes

Pro forma net income available to Class A shareholders	$	$

Weighted average Class A shares outstanding

Basic and diluted net income (loss) per Class A share	$	$

For the year ended December 31, 2006, and for the three months ended March 31, 2007, we have presented identical basic and diluted income (loss) per Class A share, as application of both the treasury stock method and the “if converted” method are anti-dilutive. For the year ended December 31, 2006, we have excluded                              Class A restricted share units and                  unvested Och-Ziff Operating Group A Units from our calculation of diluted earnings per Class A share. For the three months ended March 31, 2007, we have excluded                  Class A restricted share units,                  vested Och-Ziff Operating Group Class A Units and                  unvested Class A shares from our calculation of diluted earnings per Class A share.

We have not made any pro forma adjustments relating to reporting and compliance costs and investor relation costs that we will incur as a public company. Following completion of this offering, substantially all of our expenses, including substantially all expenses incurred by or attributable solely to Och-Ziff Capital Management Group LLC such as expenses incurred in connection with this offering, will be accounted for as expenses of the Och-Ziff Operating Group. No pro forma adjustment has been made for these additional expenses as an estimate of the expenses is not objectively determinable.

(k) These amounts have not yet been recorded in the unaudited pro forma financial statements as all of the adjustments related to such columns are not yet determinable.

SELECTED COMBINED FINANCIAL AND OPERATING DATA

The following tables set forth certain selected financial information on a historical basis. The Och-Ziff Operating Group is considered our predecessor for accounting purposes, and its combined financial statements will be our historical financial statements following this offering. The selected historical combined financial information set forth below as of December 31, 2006 and 2005, and for the years ended December 31, 2006, 2005 and 2004, has been derived from our audited combined financial statements included elsewhere in this prospectus. The selected historical combined financial information set forth below as of December 31, 2004, 2003 and 2002, and for the years ended December 31, 2003 and 2002, has been derived from our unaudited accounting records prepared on a consistent basis with the financial statements described above.

The selected historical combined financial information set forth below as of March 31, 2007 and for the three months ended March 31, 2007 and 2006, has been derived from our unaudited interim combined financial statements included elsewhere in this prospectus. The unaudited interim combined financial statements include all normal and recurring adjustments that are, in the opinion of management, necessary for a fair presentation of our financial position and results of operations for the periods presented. Effective January 1, 2004, the Och-Ziff Operating Group adopted FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities, an interpretation of ARB No. 51, which required us to consolidate variable interest entities in which we were determined to be the primary beneficiary. As a result, amounts presented for 2002 and 2003 are not comparable to amounts presented in subsequent periods.

In addition, as of January 1, 2007, the Och-Ziff Operating Group no longer consolidates most of its domestic funds due to changes in the substantive rights afforded to the unaffiliated limited partners of those funds. Similar changes to the rights of unaffiliated shareholders in its offshore funds were made in June 2007 and resulted in the deconsolidation of most of these offshore funds as of June 30, 2007. As a result, the financial information presented for the three months ended March 31, 2007 is not comparable to the financial information presented for the three months ended March 31, 2006.

In addition, incentive income, which has a significant impact on our results of operations, is determined on an annual basis at the end of our fiscal year and is not reflected in our interim financial results, other than incentive income actually earned during a given interim period as a result of investor redemptions during the period. Accordingly, our interim results are not indicative of the results we expect for a full fiscal year.

Compensation and benefits for all periods presented does not include any payments to Daniel Och, which were accounted for as equity distributions, but includes compensation for all other partners. For periods following the completion of the Reorganization, payments to all of our existing owners in respect of their Och-Ziff Operating Group A Units will be treated as equity distributions. After completion of this offering, compensation expense will reflect the amortization of significant non-cash equity-based compensation expense relating to the vesting of the Och-Ziff Operating Group A Units to be issued to all existing partners, including Daniel Och, as well as the vesting of Class A restricted share units granted to employees in connection with this offering. Accordingly, compensation and benefits expense reflected in our historical results is not indicative of future compensation and benefits expense.

The information below should be read in conjunction with “Our Structure,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined financial statements and notes thereto included elsewhere in this prospectus.

	Three Months Ended March 31,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(dollars in thousands)
Selected Operating Data
Revenues
Management fees, incentive income and other revenues	$24,439	$3,953	$33,391	$22,456	$18,280	$233,053	$70,089
Och-Ziff funds income	259,927	194,801	972,442	489,352	267,646	133,911	148,362

Total Revenues	284,366	198,754	1,005,833	511,808	285,926	366,964	218,451

Expenses
Compensation and benefits	87,801	59,775	446,672	239,466	153,503	125,949	46,303
Non-compensation expenses	25,667	16,467	147,675	88,962	60,825	52,145	22,848
Och-Ziff funds expenses	150,060	130,192	495,621	418,705	199,782	138,824	115,279

Total Expenses	263,528	206,434	1,089,968	747,133	414,110	316,918	184,430

Total Other Income	1,030,167	882,832	3,290,175	1,640,983	1,167,756	423,822	(29,046)

Income Before Non-Controlling Interests in Income of Consolidated Subsidiaries and Income Taxes	1,051,005	875,152	3,206,040	1,405,658	1,039,572	473,868	4,975
Non-controlling interests in income of consolidated subsidiaries	(962,177)	(827,558)	(2,594,706)	(1,134,869)	(836,007)	(268,274)	19,449

Income Before Income Taxes	88,828	47,594	611,334	270,789	203,565	205,594	24,424

Income taxes	3,640	1,684	23,327	9,898	9,785	7,655	3,175

Net Income	$85,188	$45,910	$588,007	$260,891	$193,780	$197,939	$21,249

	As of March 31, 2007	As of December 31,
		2006	2005	2004	2003	2002
	(dollars in thousands)
Selected Balance Sheet Data
Cash and cash equivalents	$44,450	$23,590	$69,550	$27,800	$12,680	$20,824
Och-Ziff funds assets	$22,305,683	$35,967,024	$24,184,369	$16,002,932	$1,592,526	$1,670,934
Total assets	$22,768,010	$36,075,049	$24,305,342	$16,076,195	$2,139,652	$1,971,648
Och-Ziff funds liabilities	$2,675,516	$14,260,142	$9,543,812	$5,264,619	$130,183	$402,769
Total liabilities	$3,349,592	$15,050,088	$10,021,681	$5,608,569	$404,621	$546,078
Non-controlling interests in consolidated subsidiaries	$18,160,034	$19,777,297	$13,544,966	$9,972,112	$1,372,853	$1,230,224
Total equity	$1,258,384	$1,247,664	$738,695	$495,514	$362,178	$195,346

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis together with the historical combined financial statements and related notes included elsewhere in this prospectus. The historical combined financial data discussed below reflect the historical results of operations and financial position of Och-Ziff Operating Group. Och-Ziff Operating Group is considered our predecessor for accounting purposes, and its combined financial statements will be our historical financial statements following this offering. The historical combined financial data discussed below relate to periods prior to the Transactions and do not give effect to the Reorganization, the Pre-Offering Distribution or the Offering Transactions. As a result, the following discussion does not reflect the significant impact that the Transactions will have on us. See “Our Structure” and “Unaudited Pro Forma Financial Information” for more information about the Transactions and the Pre-Offering Distributions. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” and other sections of this prospectus. Actual results may differ materially from those contained in any forward-looking statements.

As a result of the Transactions, the public and our existing owners will acquire 100% of our Class A and Class B shares, respectively. We will acquire, through two intermediate holding companies, an approximately     % limited partner interest in, and will be the sole general partner of, each Och-Ziff Operating Group entity. Due to the fact that Daniel Och currently controls the Och-Ziff Operating Group and will control us after the Transactions, the Transactions will be accounted for as a reorganization of entities under common control. Accordingly, the value of assets and liabilities recorded on the Och-Ziff Operating Group’s combined financial statements, after giving effect to the deconsolidation, will be carried forward without further adjustment of our combined financial statements.

Overview

We are a leading international institutional, alternative asset management firm, founded in 1994 by Daniel Och together with the Ziffs. We provide investment management and advisory services to the Och-Ziff funds and managed accounts. Our business is comprised of our one reportable operating segment, “Institutional Investment Funds,” and our other operations. Institutional Investment Funds is comprised of the management and advisory services provided to the Och-Ziff funds and managed accounts, and other operations are currently comprised primarily of our real estate business. Today, we are one of the largest institutional, alternative asset managers in the world. As of April 30, 2007, we had approximately:

•	$26.8 billion of assets under management;

•

300 personnel, with over 125 investment professionals, including 18 partners, located in our New York headquarters and offices in London, Hong Kong, Tokyo and Bangalore, with an office opening expected in Beijing later this year; and

•	700 fund investors.

We seek to deliver consistent positive, risk-adjusted returns throughout market cycles, with a focus on risk management and capital preservation. Our diversified, multi-strategy approach combines global investment strategies, including merger arbitrage, convertible arbitrage, equity restructuring, credit and distressed credit investments, private equity and real estate. We base our investment decisions on detailed, research-based, bottom-up analysis, and our investment philosophy focuses on opportunities for long-term value. Since our inception in 1994, our global multi-strategy fund, OZ Master Fund, which constituted approximately 65% of our AUM at April 30, 2007, generated a net annualized return of 17%, which was achieved with significantly lower statistical volatility than that of the S&P 500 Index and a relatively low statistical correlation to the performance of the S&P 500 Index.

Past performance is not indicative of future results. Performance results for our other funds vary from that of OZ Master Fund and such variances may be material. Net annualized return represents a composite of the average annual return of the feeder funds that comprise OZ Master Fund. Net annualized return is calculated on a total return basis, net of all fees and expenses, and includes the reinvestment of all dividends and income. Performance from inception includes actual total return for the partial year beginning in April 1994. For the period from April 1994 through December 1997, performance represents the performance of Och-Ziff Capital Management, L.P., a Delaware limited partnership that was managed by Daniel Och following an investment strategy that is substantially similar to that of OZ Master Fund. In addition, during this period, performance was calculated by deducting management fees on a quarterly basis and incentive income on a monthly basis. Starting from January 1998, performance has been calculated by deducting both management fees and incentive income on a monthly basis from the composite returns of the fund. See “Business—Investment Performance”.

Our investment processes are designed to incorporate risk management into every investment decision: our portfolio managers meet with our analysts daily to review the inherent risks associated with the funds’ positions. In addition, our risk management committee conducts a weekly review of the risk profile of our fund portfolio. Risk management has been a core foundation of our business since inception and remains a critical part of our investment process.

During our 13-year history, we have been a pioneer in our industry in international expansion, and today over 50% of our assets under management is invested outside of the United States. We established our European office in London in December 1998 and our first Asian office in Hong Kong in December 2001. We have also been a leader in expanding into new investment opportunities. We first offered our flagship global, multi-strategy fund in January 1998, and we first offered our European dedicated multi-strategy fund in April 2000. During the past three years, we have:

•	Launched a capital structure arbitrage fund in October 2004;

•	Offered an Asian-dedicated multi-strategy fund in February 2005;

•	Established a local presence in the following international markets:

•	Bangalore, India in August 2005;

•	Tokyo, Japan in December 2006;

•	Taken steps to open an office in Beijing, China in 2007; and

•	Launched investment platforms in other geographic markets, such as Latin America and Central Europe, and in emerging investment opportunities, such as alternative energy and carbon trading.

We believe the following elements are key to understanding our business and financial results:

Balancing risks with opportunities.    Our goal is to continue our expansion and growth of assets under management by expanding our capabilities and exploring and identifying new investment strategies and opportunities across multiple asset classes and geographies. We maintain a highly diversified portfolio, while retaining a great degree of flexibility in allocating our investments across multiple strategies and geographic regions. We work to appropriately hedge the portfolio to limit losses from market dislocations. We have established numerous standby commitments to provide our funds with liquidity at competitive rates in order to maximize our flexibility in responding to investment opportunities. We pride ourselves on our ability to recognize investment opportunities and dynamically deploy capital. Although we seek to be the first to identify opportunities where we believe we have a competitive advantage, we take advantage of those opportunities only when we believe we have the expertise to understand and manage the associated risks.

Managing our growth.    Our assets under management have grown from approximately $5.8 billion as of December 31, 2002 to approximately $26.8 billion as of April 30, 2007. This represents a compound annual growth rate of approximately 42%. We have successfully managed this growth by maintaining our risk profile and attracting and retaining some of the leading investment and business talent in the industry. We believe this strategy will permit us to continue to identify and take advantage of new opportunities. To achieve our goal of continued expansion, our investment team and infrastructure must be able to successfully manage growth by deploying and monitoring new investment platforms efficiently and effectively. Our growth has always been based on developing and enhancing investment platforms to benefit our fund investors.

Use of leverage.     We believe we have historically been conservative in the use of leverage in managing our funds’ investment portfolio. For example, as of April 30, 2007, the ratio of gross assets to net asset value, or NAV, was approximately 1.4 to 1.0 on the long side, and 0.8 to 1.0 on the short side, respectively, in OZ Master Fund. We may seek to employ greater financial leverage in future periods. The forms of leverage we typically employ include purchasing securities on margin or through other collateralized financing arrangements and the use of derivative instruments.

Market Factors

Our ability to expand our business and increase revenues depends on our ability to attract new investors and capital to our funds and to generate consistent positive, risk-adjusted returns on invested capital, which may be impacted by market factors, some of which are beyond our control.

Market conditions in recent periods have fostered a favorable investment environment for our funds and helped our growth during the periods for which financial statements are presented. However, we cannot predict whether favorable market trends will continue or whether our future growth will meet or exceed prior period growth rates. In addition, we may not be able to react appropriately to market conditions.

Alternative asset management, in general, involves a variety of investment strategies where the common goal is to produce investment returns that have a lower correlation to the broader market than do traditional asset management strategies.

International market conditions affect our business. Against the global backdrop in which we operate, we take numerous active steps to protect our fund portfolios and prepare for the future. First, we monitor portfolio diversification and risk-based hedging activities daily. Second, we believe that when markets face dislocations, many markets and securities will correlate to the downside in ways that differ from the past. As a result, models and other statistical measurements of risk may not be effective. We strive to implement hedging strategies and positions specifically designed to profit from these dislocations, including short positions in the high-yield credit markets. Third, we have established numerous standby liquidity arrangements with financial institutions that have committed to provide our funds with access to a significant amount of liquidity. The price of liquidity has been at historically low levels, which may not continue in future periods. We believe other asset managers have been using readily available liquidity in recent years to increase leverage, while we have sought to preserve our ability to access liquidity in the future. By taking these steps and continuously monitoring our portfolio, we believe we can appropriately react to market conditions and prepare for the future by properly structuring our portfolio to produce positive returns under any market conditions.

Market factors that characterize our industry and significantly influence the success of our business include the following:

Worldwide Market Characteristics.    Growth in worldwide markets, such as has been experienced in the United States, Europe and Asia in recent years, provides us with the ability to identify new investment opportunities, strategies and products to raise, deploy and diversify capital.

Due to our returns, reputation, and relationships worldwide, we believe we are well positioned to take advantage of opportunities as they arise. However, weak or volatile market conditions and geopolitical events can adversely affect our business in many ways, including limiting opportunities and performance. Additionally, there is significant competition worldwide for investment opportunities.

Investor Demand.    Competition for assets is intense, and alternative asset managers historically have realized only a small portion of institutional investor demand. We expect institutional demand for alternative asset management services to increase, driven by several factors, including: the pursuit of higher returns compared to those of traditional equity and fixed income strategies; the desire to increase the diversification of investment portfolios by investing in assets with low correlation to traditional asset classes; and an apparent greater acceptance of hedge fund strategies and services due to the maturation and enhanced understanding of the hedge fund industry.

Interest Rate Environment.    Interest rates and credit spreads affect the value of fixed income instruments in the portfolio, income generated from these instruments, return on excess cash, investment opportunities, and the financial markets in general. We seek to hedge our interest rate and credit risks to mitigate any deterioration in our equity portfolio due to the movement of rates in a volatile interest rate environment.

Worldwide Geopolitical Environment.    Political risks across geographies affect worldwide markets, which in turn may also impact our fund portfolios. These risks can be difficult to predict and are outside our control. Therefore, we typically employ portfolio hedges in an effort to maintain a level of protection for unpredictable events that affect the financial markets, such as an adverse geopolitical development. As a part of our risk process, we adjust our hedging activities based on our assessment of risk in the world in general.

Financial Information Overview

In accordance with U.S. generally accepted accounting principles (“GAAP”), substantially all of the Och-Ziff funds are consolidated into our results through December 31, 2006. As a result of the consolidation, all of the management fees and incentive income earned from the funds are eliminated in consolidation. The consolidation has no impact on net income, as the elimination of management fees and incentive income is offset by the inclusion of investment company income, expenses and net gains and losses from the funds. See “Segment Analysis” for more information regarding the impact of consolidation on our results. As of January 1, 2007, we no longer consolidate most of our domestic funds, and we will no longer consolidate most of our offshore funds as of June 30, 2007.

Revenues

We generate revenue through two principal sources: management fees and incentive income. The amount of revenues earned through those sources is directly related to the amount of third-party assets under management and performance of the fund portfolios.

Management fees.    Generally, management fees range from 1.5% to 2.5% of assets under management on an annual basis. Management fees are billed to each of our funds and managed accounts on a quarterly or monthly basis, in advance at the beginning of the quarter or in arrears at the end of the quarter, based on the fund’s or managed account’s assets under management. The $26.8 billion assets under management as of April 30, 2007 includes approximately $1.8 billion of assets relating to investments by our partners and our qualified employees in our funds and deferred balances payable by our funds to the Och-Ziff Operating Group. Following this offering we expect to receive approximately $             of additional assets from such persons (or $             if the underwriters elect to exercise their option to purchase additional Class A shares in full), reflecting the estimated after-tax proceeds of this offering based on the midpoint of the range set forth on the cover of this prospectus.

We do not charge any management fees to our partners and qualified employees with respect to the management of their assets to further incentivize them and more closely align their interests with those of our fund investors.

We accept new investors and additional investments from existing investors into our funds on a regular basis in accordance with the terms of the organizational documents of our funds. Investors have the right to redeem their interests in a fund in accordance with the terms of such organizational documents. The ability of investors to enter and exit our funds causes our assets under management to fluctuate from period to period, depending on the amount of investor contributions relative to investor redemptions. Fluctuations in assets under management also result from a fund’s actual performance.

Incentive income.    We earn incentive income equal to 20% of realized and unrealized profits relating to capital, based on the fair value of the fund’s assets, subject to certain net loss carry-forward provisions (known as “high-water marks”). Incentive income is realized at the end of the year and then distributed to the Och-Ziff Operating Group annually based on fund performance attributable to each fund investor during the year. We do not receive any incentive income on investments of our partners or qualified employees. Due to the contingent and uncertain nature of our annually earned incentive income, we do not record incentive income in interim periods, other than incentive income earned as a result of fund investor redemption events during interim periods.

Och-Ziff funds income.    Our historical results include the results of operations of certain Och-Ziff funds in which we have only a minority economic interest on a consolidated basis. We expect that these revenues will be significantly lower in our future financial statements as the result of the deconsolidation of certain Och-Ziff funds. Och-Ziff funds income includes:

•

Interest income. Interest income in our funds increases or decreases based on the number, type and size of credit investments, performance of those investments and the reinvestment of excess cash, as well as the interest rate environment.

•	Dividend income. Dividend income is influenced by the number, type and size of investments in dividend yielding securities.

•	Other Och-Ziff funds revenues. Our funds earn other revenues from the lending of securities and various other sources.

Expenses

Our primary expenses are compensation and benefits, profit-sharing expenses and expenses of the consolidated Och-Ziff funds.

Compensation and benefits.    Includes discretionary incentive compensation, primarily based on company-wide profits, guaranteed bonuses, base salaries, and all related employee benefits and taxes. All personnel other than partners are eligible to receive a base salary and annual discretionary incentive compensation, which is generally based on company-wide profits. Distributions to our partners, other than distributions to Daniel Och (which have been treated as distributions on equity), have been recognized as compensation expenses in our historical financial statements. For periods following our Reorganization, payments to all partners in respect of their Och-Ziff Operating Group A Units will be treated as equity distributions. For periods following completion of the offering, compensation and benefits will also reflect the amortization of significant non-cash equity-based compensation expense associated with the vesting of the Och-Ziff Operating Group A Units to be issued to our partners (including Mr. Och) and the Class A restricted share units to be granted to our employees in connection with this offering. As a result of these additional non-cash compensation expenses, we expect to report net losses throughout the five-year vesting period of the Och-Ziff Operating Group A Units.

Profit-sharing.    Consists of payments to the Ziffs equal to 12.5% of management fees and incentive income earned from the Och-Ziff funds, managed accounts and our real estate business, net of certain expenses, in respect of their profit-sharing interest in our business. Prior to the closing of this offering, the Ziff profit-sharing interest will be converted into a 10% interest in the residual equity in our business and, therefore, we will not incur this expense in future periods. As a result, we will incur a significant one-time charge in the period in which the conversion is completed. See “Our Structure—The Transactions—Och-Ziff Operating Group.”

Interest expense.    We intend to enter into a $750 million term loan and borrow the full amount thereunder prior to this offering. The loan will have a term of six years and bear interest at an annual rate of LIBOR plus 0.75%. The full principal amount of the term loan will be due at maturity. We expect to incur interest expense in future periods due to the outstanding balance on the term loan. Currently, our interest expenses, other than those arising from our Och-Ziff funds, are not significant.

Other expenses.    We also incur administrative and other expenses relating to our operations, including professional and consulting fees, occupancy and equipment costs, business development expenses, information processing and communications, and other administrative costs.

Och-Ziff funds expenses.    Our consolidated Och-Ziff funds incur interest expense, dividend expense and other expenses. Interest expense primarily relates to borrowed cash and securities and generally increases or decreases based on volume and borrowing rates. Dividend expense relates to payments on securities sold short and generally increases or decreases based on the volume of short positions in dividend paying securities. Other Och-Ziff funds expenses primarily include professional services and other miscellaneous expenses. We expect that these expenses will be significantly lower in our future financial statements as we continue to deconsolidate additional Och-Ziff funds.

Income taxes.    We also incur tax expenses based on the location, legal structure and jurisdictional taxation of our subsidiaries. Prior to the Reorganization, the Och-Ziff Operating Group entities were taxed as Delaware limited liability companies and some of the income was subject to the Unincorporated Business Tax, or UBT, in the City of New York for which we recorded an income tax provision. Additionally, certain of our subsidiaries are subject to tax in foreign jurisdictions. Under applicable U.S. federal and state laws, the taxable income or loss of a partnership is allocated to each partner based upon the partner’s ownership interest. Each partner’s tax status, in turn, determines the appropriate income tax for the partner’s allocated share of taxable income or loss.

Following the offering, the Och-Ziff Operating Group entities and subsidiaries will operate as Delaware limited partnerships for U.S. federal income tax purposes, and some income will continue to be subject to UBT in the City of New York. In addition, due to the addition to our structure of Och-Ziff Corp, a Delaware corporation, U.S. federal corporate-level income tax expense is expected to be incurred for taxable periods following this offering and, accordingly, we expect a higher effective income tax rate.

Other Income

Equity in earnings on investments in affiliates.    As of January 1, 2007, most of our domestic funds are no longer consolidated in our financial statements. As a result, our equity method investments in these funds and the related earnings included in other income are no longer eliminated in consolidation.

Och-Ziff funds net gains (losses).    Realized and unrealized gains (losses) from the consolidated Och-Ziff funds are influenced by a number of internal and external factors, such as sales and dispositions of investments and changes in the fair market value of portfolio investments, which result from market conditions and all factors that impact performance of the underlying investment assets. Gains and losses are largely influenced by market conditions, our investment performance and the amount of assets under management.

Our diversified, multi-strategy approach combines global investment strategies, including merger arbitrage, convertible arbitrage, equity restructuring, credit and distressed credit investments, private equity and real estate. We base our investment decisions on detailed, research-based, bottom-up analysis, and our investment philosophy focuses on opportunities for long-term value.

Results of Operations

The following is a detailed discussion of our combined results of operations for the three months ended March 31, 2007 and 2006 and the years ended December 31, 2006, 2005 and 2004. This information is derived from our accompanying combined financial statements prepared in accordance with GAAP.

Our results of operations are driven by the amount of assets under management, which directly impacts management fees earned by the Och-Ziff Operating Group, and by the annual performance of our funds and managed accounts, which directly impacts incentive income earned by the Och-Ziff Operating Group. General and specific market conditions affect the investment environment for our funds as described below.

Three months ended March 31, 2007 compared to three months ended March 31, 2006

	Three Months Ended March 31,
	2007	2006	Amount Change	Percentage Change
	(dollars in thousands)
Revenues
Management fees	$23,450	$3,428	$20,022	584%
Incentive income	67	—	67	N/A
Other revenues	922	525	397	76%
Och-Ziff funds income	259,927	194,801	65,126	33%

Total Revenues	284,366	198,754	85,612	43%

Expenses
Compensation and benefits	87,801	59,775	28,026	47%
Profit-sharing	13,544	7,550	5,994	79%
Other expenses	12,123	8,917	3,206	36%
Och-Ziff funds expenses	150,060	130,192	19,868	15%

Total Expenses	263,528	206,434	57,094	28%

Other Income
Equity in earnings on investments in affiliates	19,883	—	19,883	N/A
Och-Ziff funds net gains	1,010,284	882,832	127,452	14%

Total Other Income	1,030,167	882,832	147,335	17%

Income Before Non-Controlling Interests in Income of Consolidated Subsidiaries and Income Taxes	1,051,005	875,152	175,853	20%
Non-controlling interests in income of consolidated subsidiaries	(962,177)	(827,558)	(134,619)	16%

Income Before Income Taxes	88,828	47,594	41,234	87%
Income taxes	3,640	1,684	1,956	116%

Net Income	$85,188	$45,910	$39,278	86%

During the first quarter of 2007, U.S. equity markets were generally unchanged. Interest rates and the U.S. dollar showed very little movement, and the price of oil rose steadily throughout the quarter. On February 27, the Dow Jones Industrial Index declined by over 400 points and global equity markets fell by a commensurate amount. We believe that the main driver of this decline was a severe dislocation in the U.S. sub-prime mortgage market. This dislocation had two key consequences: potentially causing direct effects on the U.S. housing market and economy and serving as a reminder that credit spreads remain extremely tight, especially for the riskiest assets. We were able to actively manage the portfolio to address many of these impacts during the period.

European equity markets were unchanged during the quarter, generally following the same pattern as U.S. markets. Merger, restructuring and general economic activity continued to be robust.

Asian equity markets were generally flat. Volatility was high, led by the 9% drop in the equity market in China in late February. Merger and restructuring activity was especially strong in Australia. Despite a lack of headline-gathering activity in Japan, we sensed acceleration in corporate activity there and repositioned the portfolio accordingly.

Overall, the global markets remained relatively flat. Despite this market condition, our portfolio mix and diversification positioned us well and enabled us to produce positive results for the period compared to the prior comparable period. In addition, our portfolio hedging strategies reduced the impact to us of the volatility in the Asian equity markets.

Net income for the three months ended March 31, 2007 compared to the three months ended March 31, 2006 increased $39.3 million, or 86%, primarily as a result of increases in other income, Och-Ziff funds income and management fees, offset by increases in compensation and benefits and Och-Ziff funds expenses. These increases were primarily driven by the significant growth in assets under management, as follows:

	Three months ended March 31,
	2007	2006
	(dollars in thousands)
Balance at beginning of period	$22,621,115	$15,627,165
Net flows	1,927,480	996,211
Net market appreciation	1,106,063	748,365

Balance at end of period	$25,654,658	$17,371,741

As previously discussed, we deconsolidated most of our domestic funds at January 1, 2007. As a result, from that date, management fees and incentive income earned from these funds are no longer eliminated in consolidation. Additionally, amounts from these funds previously included in Och-Ziff funds income, Och-Ziff funds expenses and Och-Ziff funds net gains are no longer consolidated in the three months ended March 31, 2007.

Excluding the decrease of $228.9 million resulting from the deconsolidation of the domestic funds, which was offset in part by the increase in non-controlling interests of consolidated subsidiaries, the increase of $376.2 million in other income was primarily due to the increase in Och-Ziff funds net gains. This was driven by the continued strength of the global markets and our increased and diversified portfolio positions. In addition, equity in earnings on investments in the domestic funds contributed to the increase, as this amount was eliminated in consolidation in 2006.

Excluding the decrease of $19.9 million related to the deconsolidation previously discussed, which was offset in part by the increase in non-controlling interests of consolidated subsidiaries, the increase of $85.0 million in Och-Ziff funds income was driven primarily by the increase in interest income as a result of the growth in assets under management. In addition, leverage in the portfolio remained low, enabling us to increase our yield on cash by using low risk, higher yielding products.

Management fees increased $20.0 million primarily due to $19.3 million of management fees from those domestic funds which, prior to January 1, 2007, would have been eliminated in consolidation.

These increases in revenues were partially offset by increases in compensation and benefits and Och-Ziff funds expenses.

As a result of the 48% increase in growth and performance of assets under management, we incurred higher compensation and benefits expenses. The increase was primarily a result of increased income allocation to our partners and employees. In addition, we recruited additional talent to further broaden the expertise of our investment professionals and continued to build our infrastructure. Worldwide headcount grew from 262 at March 31, 2006 to 282 at March 31, 2007, primarily in the United States and Asia. Interim results do not include provisions for discretionary incentive compensation, which is typically determined at the end of the year and recorded in the fourth quarter.

The increase in assets under management also drove the increase in Och-Ziff funds expenses. Excluding the decrease of $5.4 million related to the deconsolidation of the domestic funds, the increase in Och-Ziff funds expenses, primarily interest expense, is correlated with the increase in the magnitude, number and liquidity of short positions and the portfolio in general.

Year ended December 31, 2006 compared to year ended December 31, 2005

	Year Ended December 31,
	2006	2005	Amount Change	Percentage Change
	(dollars in thousands)
Revenues
Management fees	$13,739	$11,861	$1,878	16%
Incentive income	15,851	9,414	6,437	68%
Other revenues	3,801	1,181	2,620	222%
Och-Ziff funds income	972,442	489,352	483,090	99%

Total Revenues	1,005,833	511,808	494,025	97%

Expenses
Compensation and benefits	446,672	239,466	207,206	87%
Profit-sharing	97,977	48,281	49,696	103%
Other expenses	49,698	40,681	9,017	22%
Och-Ziff funds expenses	495,621	418,705	76,916	18%

Total Expenses	1,089,968	747,133	342,835	46%

Other Income
Och-Ziff funds net gains	3,290,175	1,640,983	1,649,192	101%

Income Before Non-Controlling Interests in Income of Consolidated Subsidiaries and Income Taxes	3,206,040	1,405,658	1,800,382	128%
Non-controlling interests in income of consolidated subsidiaries	(2,594,706)	(1,134,869)	(1,459,837)	129%

Income Before Income Taxes	611,334	270,789	340,545	126%
Income taxes	23,327	9,898	13,429	136%

Net Income	$588,007	$260,891	$327,116	125%

During 2006, the yield on the U.S. 10-year treasury fell to a historically low level, resulting in a 75 basis-point inversion of the yield curve, largely in response to the weakening housing sector; however, credit spreads continued to tighten. We were focused on the imbalance between these markets, with U.S. Treasury securities implying a weakening economy and credit spreads implying a stronger one. The U.S. dollar weakened dramatically, reaching its all-time low against the euro. Merger and restructuring events in the United States were active.

European equity markets were up in 2006, with a continued focus on corporate restructuring activity. By some measures, merger and restructuring activity in Europe exceeded that in the United States. In addition, general European economic activity accelerated during the quarter, resulting in expectations for higher interest rates, which contributed to the strengthening of the euro versus the U.S. dollar.

Asian equity markets were up as well. While corporate activity continued to accelerate in Australia, Japan’s merger and restructuring activities were generally less active than had been anticipated.

The robust markets along with the mix and diversification of our portfolio and related hedges allowed us to produce positive returns for the year.

Net income for the year ended December 31, 2006 compared to the year ended December 31, 2005 increased $327.1 million, or 125%, primarily as a result of increases in other income and Och-Ziff funds income, offset by increases in compensation and benefits, Och-Ziff funds expenses and profit- sharing expenses.

As previously discussed, prior to January 1, 2007, in accordance with GAAP, we consolidated all of the Och-Ziff funds into our results. Accordingly, management fees and incentive income earned from our funds were eliminated in consolidation. However, the increase in our net income from the improved performance of these funds is reflected in Och-Ziff funds income, Och-Ziff funds expenses, Och-Ziff funds net gains and, in part, non-controlling interests in income of consolidated subsidiaries as a result of consolidation.

During 2006, the growth in assets under management was as follows:

	2006	2005
	(dollars in thousands)
Balance at beginning of period	$15,627,165	$11,251,377
Net flows	4,125,033	3,110,318
Net market appreciation	2,868,917	1,265,470

Balance at end of period	$22,621,115	$15,627,165

The increase in other income due to increases in Och-Ziff funds net gains was driven by the increase in assets under management resulting from, among other things, increased opportunities due to favorable market conditions. Additionally, an increase in private equity opportunities around the world, including leveraged buyouts, credit oriented opportunities and structured capital infusions, and the gains and losses attributable to these opportunities, were key contributors to the increase.

The increase in Och-Ziff funds income was driven primarily by an increase in interest income as a result of the growth in interest-bearing assets under management. In addition, leverage in the portfolio remained low, enabling us to increase our yield on cash by using low risk, higher yielding products.

These increases in revenues were partially offset in part by increases in compensation and benefits, Och-Ziff funds expenses and profit-sharing expenses.

As a result of the 45% increase related to the growth and performance in assets under management, we incurred higher compensation and benefits expenses. The increase was primarily a result of increased profit allocation to the partners and employees. Our continued growth and performance also led to increased discretionary bonuses. In addition, worldwide headcount increased by 44 employees in 2006, with a 50% increase in Asia and continued growth in the United States, allowing us to take greater advantage of opportunities in Asia and add talent in the private equity and credit areas.

The increase in assets under management also drove the increase in Och-Ziff funds expenses, primarily interest expense, which is correlated with the increase in the magnitude, number and liquidity of short positions, securities financing transactions and the portfolio in general.

Profit-sharing expenses to the Ziffs increased as a result of increased incentive income generated from gains and losses in the funds and management fees from the Och-Ziff funds. As previously discussed, these management fees and incentive income from the Och-Ziff funds were eliminated in consolidation. See the “Segment Analysis” discussion below for information on these amounts eliminated in consolidation.

Year ended December 31, 2005 compared to year ended December 31, 2004

	Year Ended December 31,
	2005	2004	Change Amount	Percentage Change
	(dollars in thousands)
Revenues
Management fees	$11,861	$7,005	$4,856	69%
Incentive income	9,414	11,044	(1,630)	(15)%
Other revenues	1,181	231	950	411%
Och-Ziff funds income	489,352	267,646	221,706	83%

Total Revenues	511,808	285,926	225,882	79%

Expenses
Compensation and benefits	239,466	153,503	85,963	56%
Profit-sharing	48,281	36,926	11,355	31%
Other expenses	40,681	23,899	16,782	70%
Och-Ziff funds expenses	418,705	199,782	218,923	110%

Total Expenses	747,133	414,110	333,023	80%

Other Income
Och-Ziff funds net gains	1,640,983	1,167,756	473,227	41%

Income Before Non-Controlling Interests in Income of Consolidated Subsidiaries and Income Taxes	1,405,658	1,039,572	366,086	35%
Non-controlling interests in income of consolidated subsidiaries	(1,134,869)	(836,007)	(298,862)	36%

Income Before Income Taxes	270,789	203,565	67,224	33%

Income taxes	9,898	9,785	113	1%

Net Income	$260,891	$193,780	$67,111	35%

During 2005, equity, merger and restructuring activity was vibrant in the United States, with new opportunities arising in Europe and Japan. However, credit markets declined in response to a negative announcement by one of the largest issuers of corporate debt in the United States, combined with decreasing credit spreads. Many areas in collateralized debt obligations and the convertible arbitrage markets experienced significant losses. Additionally, the Federal Reserve continued to raise rates and indicated that short-term rates were likely to rise more than the market had anticipated.

In response to these and other factors, we adopted a more conservative risk profile and were able to preserve capital. Although we continued to produce consistent, positive returns, to react to a general risk we saw in the market, and to protect capital, we increased our risk-related portfolio hedges. These hedges reduced returns, causing our growth during 2005 to be lower than expected.

The year ended December 31, 2004 was characterized by low interest rates, low volatility and a low dispersion of returns among stocks. There were few significant supply and demand imbalances within our investment sectors and geographic regions. Of particular importance was our ability to limit our downside volatility during periods when the markets declined. Lack of market volatility and dispersion put a strain on returns for our portfolio, but due to our strategies in reacting to the existing market conditions, we were able to produce positive risk-adjusted returns.

Net income for the year ended December 31, 2005 compared to the year ended December 31, 2004 increased $67.1 million, or 35%, primarily as a result of increases in other income and Och-Ziff funds income, offset by increases in compensation and benefits and Och-Ziff funds expenses.

During 2005, the growth in assets under management was as follows:

	2005	2004
	(dollars in thousands)
Balance at beginning of period	$11,251,377	$5,748,172
Net flows	3,110,318	4,544,059
Net market appreciation	1,265,470	959,146

Balance at end of period	$15,627,165	$11,251,377

The increase in other income due to increases in Och-Ziff funds net gains was driven by the appreciation of assets under management resulting from increased opportunities from the market conditions discussed above. Additionally, an increase in private equity opportunities around the world, including leveraged buyouts, credit oriented opportunities and structured capital infusions, and the gains and losses attributable to these opportunities, were key contributors to the increase.

The increase in Och-Ziff funds income was driven primarily by an increase in interest income. Leverage in the portfolio remained low, enabling our portfolio finance team to increase our yield on cash by using low risk, higher yielding products.

These increases in revenue were partially offset by increases in compensation and benefits and Och-Ziff funds expenses.

As a result of the 39% increase in assets under management related to inflows and performance, we incurred higher compensation and benefits expenses. The increase was primarily as a result of increased income allocation to the partners and employees. Our continued growth and performance also led to increases in discretionary bonuses. To take advantage of opportunities in the Asian markets, we launched our Asian-dedicated multi-strategy fund in February 2005 and continued to grow our offices in Hong Kong and Bangalore. At the same time, we recruited additional talent to further broaden the expertise of our investment professionals and additional support personnel to manage the growth of the firm. Worldwide headcount grew by 45%, or 69 people, in 2005 with 81% growth in Asia and 46% growth in the United States.

The increase in assets under management also drove the increase in Och-Ziff funds expenses, primarily interest expense which is correlated with the increase in the magnitude, number and liquidity of short positions and the portfolio in general.

Segment Analysis

Our business is comprised of our one reportable operating segment, “Institutional Investment Funds,” and our other operations. Institutional Investment Funds is comprised of management and advisory services provided to the Och-Ziff funds and managed accounts. Our other operations are currently comprised of our real estate business, primarily consisting of real estate management and real estate funds. Our other operations do not meet the thresholds of a reportable segment under GAAP. As a result, no separate segment results are presented below for our other operations.

Institutional Investment Funds Segment

“Economic Income” is the financial measure used by Mr. Och, our chief operating decision maker, or CODM, when evaluating the overall performance of, and when making operating decisions for, the Institutional Investment Funds segment, such as determining annual discretionary incentive compensation, which is the most significant component of the compensation program of the Och-Ziff Operating Group. In addition, the amount of the Ziff profit share reflected in our historical financial results is based on a contractual percentage of certain management fees and incentive income earned. We believe that Economic Income is helpful to an understanding of our business and that investors should review the same supplemental financial measure that management uses to analyze our segment performance. This measure supplements and should be considered in addition to and not in lieu of the results of operations discussed above that have been prepared in accordance with GAAP. As explained below, Economic Income has certain limitations in that it does not take into account certain items included or excluded under GAAP. To ensure a complete understanding, reconciliations of Economic Income to our GAAP net income can be found in Note 14 to our combined annual financial statements and in Note 8 to our unaudited combined interim financial statements, which are both included elsewhere in this prospectus.

Economic Income is a pre-tax measure that (i) shows our results of operations after giving effect to the deconsolidation of certain of the Och-Ziff funds; (ii) recognizes full compensation expense on the date it is granted irrespective of any requisite service period or deferral; and (iii) excludes discretionary incentive income to our existing partners, profit-sharing expense, earnings associated with deferred compensation, interest expense, interest income and depreciation. The CODM uses Economic Income to measure performance and allocate resources, as the amount of management fees and incentive income received are indicative of the performance of our funds and managed accounts. The measure is also consistent with the basis upon which the main portion of income to our existing partners and profit-sharing expenses to the Ziffs are determined. As to compensation, our philosophy has been and remains to align the interests of our existing partners and other key personnel with our own interests and those of the investors in our funds. To achieve that objective, virtually all income paid to our existing partners and employees is based on our performance and growth for the year.

The CODM uses Economic Income to evaluate operating performance and to make management decisions during reporting periods, including decisions about appropriate compensation levels. The bullet point summary below describes the adjustments applied to our net income determined in accordance with GAAP to derive Economic Income. Economic Income:

•

Reflects incentive income, management fees and other revenues eliminated under GAAP in the consolidation of the Och-Ziff funds, and is consistent with how the CODM views the business as an institutional alternative asset management firm. As such, the CODM assesses performance using the combined total of incentive income and management fees from each of our funds, excluding real estate, and from the managed accounts. As of January 1, 2007, we no longer consolidate most of our domestic funds due to changes in the substantive rights afforded to the unaffiliated limited partners of those funds. We made similar changes to the rights of unaffiliated shareholders in our offshore funds before June 30, 2007, which eliminated the need for consolidation of most of those funds under GAAP as of June 30, 2007 and the need for this adjustment in future periods, except for comparative purposes.

•

Excludes partners’ income allocations. Our CODM has made all determinations regarding the amount of annual discretionary incentive income awarded and distributed to our partners by using Economic Income to measure our performance for the year and determine the amount available for distribution to partners at the end of the year.

•

Recognizes non-partner compensation expense in the period in which the compensation was determined rather than when the compensation is recognized under GAAP. GAAP recognition is affected by the vesting terms of our compensation plans.

•

Excludes the Ziff profit-sharing expense, which is determined as a fixed percentage of our management fees and incentive income, net of certain expenses, on an unconsolidated basis. The CODM assesses our performance based on management fees and incentive income generated by the business and excludes profit-sharing expense because the expense is not viewed as part of our core operations. Following the offering, profit-sharing expenses will no longer be incurred, eliminating the need for this adjustment in future periods.

•

Excludes the earnings on deferred income allocations to our existing partners. We will not permit future deferrals of income following the closing of this offering and therefore this adjustment will not be required in future periods.

•

Excludes interest expense, interest income, depreciation and taxes because we do not take those items into account when determining income allocations to our partners and compensation for our employees or evaluating our performance.

As a result of the Transactions, the partners’ deferred income allocations and the managing directors’ deferred compensation will immediately vest. As a result, we will recognize a one-time charge of approximately $             million during the period in which the Transactions are completed which will result in an adjustment to Economic Income for such period.

We intend to use the proceeds of the $750.0 million term loan to make a pro-rata distribution to our existing owners prior to this offering. As a result, we expect to recognize a one-time charge equal to the amount of such distribution, other than with respect to the portion distributed to Mr. Och, which will be treated as distribution on equity. This one-time charge will result in an additional adjustment to Economic Income in such period.

Economic Income may not be comparable to similarly titled measures used by other companies and is not a measure of performance calculated in accordance with GAAP. We use Economic Income as a measure of operating performance, not as a measure of liquidity. Economic Income should not be considered in isolation or as a substitute for operating income, net income, operating cash flows, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

Use of Economic Income without consideration of related GAAP measures is not an adequate measure of our performance due to the adjustments described above. Management compensates for these limitations by using Economic Income as a supplemental measure to GAAP results to provide a more complete understanding of our performance as management measures it.

Three Months Ended March 31, 2007 Compared to Three Months Ended

March 31, 2006 Institutional Investment Funds Segment

Economic Income

	Three Months Ended March 31,
	2007	2006	Amount Change	Percentage Change
	(dollars in thousands)
Economic Income Revenues:
Management fees	$97,965	$63,245	$34,720	55%
Incentive income	1,081	662	419	63%
Other revenues	234	91	143	157%

Total	99,280	63,998	35,282	55%

Economic Income Expenses:
Compensation and benefits	14,123	11,838	2,285	19%
Non-Compensation expenses	10,682	7,918	2,764	35%

Total	24,805	19,756	5,049	26%

Economic Income	$74,475	$44,242	$30,233	68%

For the three months ended March 31, 2007, Economic Income for the Institutional Investment Funds operating segment increased $30.2 million, or 68% as compared to the three months ended March 31, 2006. This increase was primarily due to increases in management fees.

As a result of the increase in assets under management, for the reasons discussed above under “—Results of Operations” and the positive performance of the funds, management fees earned increased. We recognized incentive income only as a result of investor redemptions from the Och-Ziff funds during the quarter.

Compensation and benefits increased $2.3 million and non-compensation expenses increased by $2.8 million. We experienced significant growth in assets under management, and in response to this growth, we recruited additional investment talent and allocated additional resources to ensure proper coverage of the portfolio, and to further broaden the expertise of investment professionals. Our worldwide headcount grew from 262 to 282, primarily in the United States and Asia. Interim results do not include provisions for discretionary incentive compensation, which is typically determined at the end of the year.

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

Institutional Investment Funds Segment

Economic Income

	Year Ended December 31,
	2006	2005	Amount Change	Percentage change
	(dollars in thousands)
Economic Income Revenues:
Management fees	$302,835	$204,331	$98,504	48%
Incentive income	651,498	289,934	361,564	125%
Other revenues	1,031	—	1,031	N/A

Total	955,364	494,265	461,099	93%

Economic Income Expenses:
Compensation and benefits	184,962	103,040	81,922	80%
Non-Compensation expenses	44,991	35,957	9,034	25%

Total	229,953	138,997	90,956	65%

Economic Income	$725,411	$355,268	$370,143	104%

For the year ended December 31, 2006, Economic Income for the Institutional Investment Funds operating segment increased $370.1 million, or 104%, as compared to the prior year. This increase was primarily due to increases in management fees and incentive income, partially offset by increases in compensation and benefits expenses.

As a result of the increase in assets under management and the positive performance of the funds, management fees and incentive income increased. Assets under management increased for the reasons previously discussed above under “—Results of Operations”.

Compensation and benefits increased $81.9 million and non-compensation expenses increased by $9.0 million. We experienced significant growth in assets under management, and in response to this growth, we recruited additional investment talent and allocated additional resources to ensure proper coverage of the portfolio, and to further broaden the expertise of investment professionals. Worldwide headcount increased by 44 employees, with a 50% increase in Asia, and continued growth in the United States. This allowed us to continue to build our presence in Asia in order to take advantage of opportunities in that region and to add key talent in the private equity and credit areas. Our positive performance and increased staff resulted in higher discretionary incentive compensation.

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004 Institutional Investment Funds Segment

Economic Income

	Year Ended December 31,
	2005	2004	Amount Change	Percentage change
	(dollars in thousands)
Economic Income Revenues:
Management fees	$204,331	$132,762	$71,569	54%
Incentive income	289,934	217,244	72,690	33%

Total	494,265	350,006	144,259	41%

Economic Income Expenses:
Compensation and benefits	103,040	45,922	57,118	124%
Non-Compensation expenses	35,957	20,644	15,313	74%

Total	138,997	66,566	72,431	109%

Economic Income	$355,268	$283,440	$71,828	25%

For the year ended December 31, 2005, Economic Income for our Institutional Investment Funds operating segment increased $71.8 million, or 25%, as compared to the prior year. This increase was primarily due to increases in incentive income and management fees, offset by an increase in compensation and benefits.

As a result of the increase in assets under management and the positive performance of the funds, management fees and incentive income increased. Assets under management increased for the reasons previously discussed above, under “Results of Operations”.

To take advantage of opportunities in the Asian markets, we opened our Asia fund and continued to grow our offices in Hong Kong, Japan and Bangalore. At the same time, we recruited additional investing talent to further broaden the expertise of our investment professionals and additional support personnel to manage the growth. Worldwide headcount grew by 69 people, or 45%, with 81% growth in Asia and 46% growth in the United States. The employee-related increases, together with increased discretionary incentive compensation paid in connection with positive performance, was primarily responsible for the increase in compensation and benefit expenses.

Other Operations

Our other operations consist primarily of real estate management operations and real estate investment funds that do not meet the thresholds of a reportable segment under GAAP. Changes in our other operations were insignificant for the three months ended March 31, 2007 and 2006 and the years ended December 31, 2006, 2005 and 2004.

Historical Liquidity and Capital Resources

Overview.    Historically, the working capital needs of our business have primarily been met through cash generated from operations. Our funds have access to credit through facilities with third- party lenders, but tend not to draw on those facilities other than for short-term borrowings, which generally are used to implement convertible arbitrage strategies. We have drawn on the capital resources of our existing owners and investors in our funds to fund the investment requirements of the Och-Ziff funds.

Assets under management have grown significantly during the periods represented. This growth resulted from attracting new investors and capital and generating gains from investments made in the funds and managed accounts. Our funds’ growth will directly impact our cash flows due to management fees paid to the Och-Ziff Operating Group and in turn distributed to us. Our funds’ performance will also affect our cash flows due to incentive income paid to the Och-Ziff Operating Group entities and in turn distributed to us.

Our portfolios have historically utilized only a small amount of leverage. As of April 30, 2007, for example, the ratio of gross assets to net asset value, or NAV, was approximately 1.5 to 1.0 on the long side, and 1.4 to 1.0 on the short side, in OZ Master Fund. Due to the low leverage, and thus low amount of collateralized cash, we have access to significant amounts of cash from our prime brokers at committed terms. We also have standby liquidity arrangements that will allow our funds to take advantage of future opportunities.

Historically, the management fees generated by our operating entities have been more than sufficient to cover company operating expenses.

Operating Activities.    Net cash used in operating activities increased by $131.5 million, or 28%, to $603.4 million for the three months ended March 31, 2007 from $471.9 million for the three months ended March 31, 2006 primarily as a result of an increase in cash used for the net purchases of other investments, at fair value, a decrease in cash provided by securities sold, not yet purchased, at fair value, offset by a decrease in cash used for securities owned, at fair value. Net cash used in operating activities increased by $1.3 billion, or 45%, to $4.2 billion in 2006 from $2.9 billion in 2005 primarily as a result of an increase in cash used for securities owned, at fair value, and an increase in cash used related to amounts due from brokers, offset by an increase in cash provided by securities sold, not yet purchased, at fair value.

Investing Activities.    There were no significant changes in cash flows from investing activities during any of the relevant periods.

Financing Activities.    Financing activities consist primarily of cash flows from non-controlling interests in consolidated subsidiaries and capital contributions and distributions. Net cash provided by financing activities increased by $203.7 million, or 48%, to $625.9 million for the three months ended March 31, 2007 from $422.2 million for the three months ended March 31, 2006 primarily as a result of net cash inflows from non-controlling interests in consolidated subsidiaries. Net cash provided by financing activities increased by $1.3 billion, or 45%, to $4.2 billion for 2006 from $2.9 billion for 2005 primarily as a result of net cash inflows from interest in consolidated subsidiaries.

The company is planning to enter into a new $750 million term loan. The new term loan is expected to have a term of six years and is expected to bear interest at an annual rate of LIBOR plus 0.75%. We expect future cash outflows to increase as a result of future interest payments. The full principal amount of the term loan will be due at maturity.

Post-Offering Liquidity

Following this offering, we expect that our primary liquidity needs will be for cash to:

•	provide capital to facilitate the growth of our alternative asset management business;

•	provide capital to facilitate our expansion into new businesses;

•	pay our operating expenses, primarily consisting of compensation and benefits;

•	repay borrowings and related interest expense;

•	pay income taxes and amounts to our partners in respect of the tax receivable agreement; and

•	finance distributions on our Class A shares in accordance with our distribution policy as described under “Cash Distribution Policy”.

We will fund any such distributions by causing (i) the Och-Ziff Operating Group to make a distribution to all of the holders of Och-Ziff Operating Group Units, which include our intermediate holding companies and our existing owners, on a pro rata basis, and (ii) our intermediate holding companies to distribute to us all or a portion of such proceeds received by them.

We may have a significant liquidity issue if our fund investors make substantial redemption requests within a short time period, although we have not experienced any major outflows of capital in the past. Capital contributions from investors in our funds generally are subject to initial lockups. The staggering of liquidity allows us to manage our liquidity requirements. Currently, the Och-Ziff funds have long-term unsecured debt and committed secured facilities and have other commitments from lenders in place, which provide them with substantial additional liquidity and allow them to take advantage of opportunities within the marketplace.

We expect to enter into a new $750 million term loan, the proceeds of which we intend to use to make a pro rata distribution to our existing owners. OZ Management is the borrower under the new term loan and its obligations thereunder are guaranteed by OZ Advisors I and OZ Advisors II and each of the existing and subsequently acquired or organized material domestic subsidiaries of OZ Management, OZ Advisors I and OZ Advisors II. The term loan will be secured by a first priority lien on substantially all assets of the borrower and the guarantors. Borrowings under the term loan will accrue interest at a rate equal to LIBOR, plus 75 basis points. For a more detailed description of our new term loan, please refer to “Description of New Term Loan”.

We may also be required to make payments under the tax receivable agreement that we will enter into in connection with this offering. The purchase by the Och-Ziff Operating Group of Operating Group A Units from our existing owners with the net proceeds from this offering, as well as future taxable exchanges by our existing owners of Och-Ziff Operating Group A Units for our Class A shares on a one-for-one basis (or, at our option, a cash equivalent), is expected to result in an increase in the tax basis of the tangible and intangible assets of the Och-Ziff Operating Group that would not otherwise have been available. This increase in tax basis will increase, for tax purposes, our depreciation and amortization expense and will therefore reduce the amount of tax that Och-Ziff Corp and our other corporate taxpayer intermediate holding companies that acquire Och-Ziff Operating Group A Units in connection with an exchange, if any, would otherwise be required to pay in the future. As a result, such intermediate holding companies will enter into a tax receivable agreement with our existing owners whereby they will agree to pay to our existing owners 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that these entities actually realize as a result of this increase in tax basis. This payment obligation is an obligation of the corporate taxpayers and not of the Och-Ziff Operating Group entities. While the actual increase in tax basis, as well as the amount and timing of any payments under this agreement, will vary depending upon a number of factors, including the timing of exchanges, the price of our Class A shares at the time of any exchange, the extent to which such exchanges are taxable and the amount and timing of our income, we expect that as a result of the size of the increase in the tax basis, the payments that we may make to our existing owners will be substantial.

We anticipate, based on management’s experience and current business strategy, that our existing cash resources will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next 12 months. We expect our operating activities going forward to generate adequate cash flows to fund our normal operations. However, we believe that there are a number of capital intensive opportunities for us to maximize our growth potential and flexibility in responding to opportunities and challenges. As a result, we may want to raise additional funds to:

•	Support continued growth in our business;

•	Develop new or enhanced products in developing and emerging markets;

•	Pursue new investment strategies;

•	Develop new distribution channels; and

•	Respond to any significant redemption requests by investors in our funds.

We cannot be assured that we will be able to obtain additional financing on terms that are acceptable, if at all.

Contractual Obligations

The following table summarizes our contractual cash obligations at December 31, 2006 and the effect such obligations are expected to have on our liquidity and cash flows in future periods:

	Payments due by period (in thousands)
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Long-Term Debt Obligations(1)	$17,862	$878	$16,984	$—	$—
Operating Lease Obligations(2)	57,547	8,188	16,484	12,556	20,319

Total	$75,409	$9,066	$33,468	$12,556	$20,319

(1)	Long-term debt represents the note payable on our aircraft. See Note 10 to the notes to our combined financial statements for more information. Long-term debt excludes amounts payable under our new term loan that we expect to enter into prior to this offering. The new term loan, which has a principal balance of $750 million, is expected to have a term of six years, and is expected to bear interest at an annual rate of LIBOR plus 0.75%. We expect future cash outflows to increase as a result of future interest payments. The full principal amount of the term loan will be due at maturity.
(2)	Operating leases are related to rental payments under various leases for office space. See Note 13 to the accompanying notes to our combined financial statements for more information.

Off-Balance Sheet Arrangements

As of March 31, 2007, we did not have any off-balance sheet arrangements, as defined by SEC rules.

Critical Accounting Policies and Estimates

An accounting policy is deemed to be critical if it requires us to make an accounting estimate based on assumptions about matters that are uncertain at the time an accounting estimate is made, and if different estimates that reasonably could have been used or changes in the accounting estimate that are reasonably likely to occur periodically could materially change the financial statements. We base our estimates and assumptions on current facts, historical experience and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by us may differ materially and adversely from our estimates. To the extent there are material differences between our estimates and assumptions and the actual results, our future results of operations will be affected.

We regularly evaluate our estimates and assumptions related to consolidation, valuation of investments, revenue recognition on incentive income, compensation expense, income taxes and contingencies, which we believe are our critical accounting policies due to the judgments required and estimation processes involved in each.

Consolidation.    Historically, we consolidated substantially all of the Och-Ziff funds either as a result of (i) owning a substantive, controlling general partner interest in those funds or (ii) for variable interest entities, being the “primary beneficiary” of the funds. We consolidated the funds in accordance with GAAP, notwithstanding the fact that we had only a minority economic interest in the funds.

In December 2006 and June 2007, we amended and supplemented our fund offering documents to enable a simple majority of the funds’ unrelated limited partners or shareholders to remove us, as general partner or investment manager with decision making rights, without cause, in accordance with certain procedures. The granting of these rights led to the deconsolidation of most of our domestic funds beginning in the first quarter of 2007 and most of our offshore funds as of June 30, 2007. The deconsolidation of these Och-Ziff funds will have a material effect on many of the items within the accompanying combined financial statements but will have no effect on our net income or equity. For information regarding the effects of deconsolidation on our prior financial statements see “Unaudited Pro Forma Financial Information”.

The determination of whether or not to consolidate an entity under GAAP requires a significant amount of judgment concerning the degree of control over an entity by its holders of variable interests, the relation of the holders of variable interests to each other, the design of the entity, which holder of variable interests is most “closely associated” to the entity and which holder of variable interests of the entity is the primary beneficiary required to consolidate the entity. To make these judgments, management has conducted an analysis of these and other complex factors on a case-by-case basis, including performance of intricate statistical modeling relating to the volatility of multiple variable interests.

Our combined financial statements reflect the assets, liabilities, revenues, expenses and cash flows of the consolidated Och-Ziff funds on a gross basis even though we own only a minority interest in the funds. We have historically reflected the majority ownership interests of the investors in the Och-Ziff funds as non-controlling interests in consolidated subsidiaries in our financial statements. The management fees and incentive income earned by the Och-Ziff Operating Group from the consolidated Och-Ziff funds are eliminated in consolidation; however, our allocated share of the net income from the funds is increased by the amount of those eliminated fees. Accordingly, the consolidation of the Och-Ziff funds has no net effect on our net earnings from the Och-Ziff funds and the deconsolidation of the funds likewise will have no net effect on our net earnings. The deconsolidation will have the effect of restoring the presentation of management fees and incentive income from the Och-Ziff funds that had been eliminated in consolidation.

Revenue Recognition on Incentive Income.    Incentive income is calculated as a percentage of the profits earned by the Och-Ziff funds, subject to a loss carry forward or “high-water mark”. Incentive income is not subject to any other performance criteria and, once earned, is not subject to repayment to fund investors. We have elected to adopt the preferred method of recording incentive income subject to contingencies, Method 1 of Emerging Issues Task Force Topic D-96, Accounting for Management Fees Based on a Formula. Under this method, we recognize incentive income at the end of the contract period when all of the contingencies have been resolved. Consistent with the provisions of our fund contracts, we recognize all incentive income at the end of each fiscal year, other than incentive income earned during interim periods resulting from investor redemptions during such periods.

Valuation of Investments.    Our interests in the funds that we do not consolidate are accounted for under the equity method. The Och-Ziff funds apply specialized accounting principles specified by the AICPA Audit and Accounting Guide—Investment Companies, which we have retained when applying the equity method (except in certain circumstances as described below). Accordingly, our results of operations are based on the changes in the reported fair value of the Och-Ziff funds based on the amount of our direct investment in the fund during the relevant period. Fair value generally represents the amount at which an investment could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. We are the manager of the Och-Ziff funds and determine the value of investments that lack readily ascertainable market value using methods and procedures that may include: (i) performing comparisons with prices of comparable or similar securities; (ii) obtaining valuation-related information from issuers; and (iii) using other analytical data relating to the investment and other available indications of value. The fair value of investments estimated using the methods and procedures described above was approximately $355.5 million, $2.9 billion and $1.6 billion at March 31, 2007, December 31, 2006 and 2005, respectively.

The material estimates and assumptions used in these methods and procedures include the timing and expected amount of discounted cash flows, the appropriateness of discount rates used, and, in some cases, the ability to execute, timing of, and estimated proceeds of investment transactions. Valuation determinations may be adjusted if and when it is determined that a more accurate value can be obtained from recent trading activity or by incorporating other relevant information that may not have previously been reflected in the valuation. Significant judgment and estimation goes into the assumptions that drive these methods and procedures and the actual values realized with respect to investments could be materially different from values obtained based on the use of those estimates. The valuation methodologies applied impact the reported value of investment company holdings in our historical combined financial statements.

Compensation Expense.    We have entered into agreements with certain employees and existing partners. Pursuant to their arrangements with us, a certain portion of their total income is mandatorily deferred for a period of up to two years. These deferral arrangements will be terminated prior to the completion of this offering and all deferred amounts will be recognized as a one-time compensation expense in the period in which the transactions are completed. Existing partners who are parties to such agreements earn income derived from management fees and incentive income earned by us. The deferred amounts are subject to forfeiture during the deferral period and are paid to employees in equal installments on December 31 of the first and second anniversaries of the award along with the net return of a certain Och-Ziff fund. Compensation charges arising from these deferred income arrangements have been recognized over the service period. For employees, we have elected to economically hedge our exposure by investing the notional amount of the vesting awards in an Och-Ziff fund. Compensation payable includes fully vested amounts due to partners, excluding Daniel Och, under their agreements with us. Fully vested amounts in respect of Mr. Och are included in equity. At the time of this offering, we intend to grant to all of our employees (which do not include our partners) an aggregate of                      Class A restricted share units under our 2007 equity incentive plan. These units will vest in equal installments over a four-year period beginning on the first anniversary of this offering. In addition, upon completion of this offering, our existing partners will hold              Och-Ziff Operating Group A Units that will vest over a five-year period beginning on the first anniversary of this offering. The total estimated unrecorded compensation expense associated with these Class A restricted share units and Och-Ziff Operating Group A Units is approximately $            . This compensation expense will be recognized over the vesting period and is estimated to be $            , $            , $            , $            , $             and $             for the remainder of 2007, 2008, 2009, 2010, 2011 and 2012, respectively. In addition, any distribution to our existing owners (other than Daniel Och) from the proceeds of the term loan will result in a one-time compensation charge in such period. See Note (b) in “Unaudited Pro Forma Financial Information”.

Income Taxes.    We have made no provision for U.S. federal income taxes in the accompanying combined financial statements as each entity in the Och-Ziff Operating Group is either a partnership or a limited liability company classified as a partnership that is not subject to federal income taxes. However, certain entities in the Och-Ziff Operating Group are subject to the 4% City of New York UBT on their trade and business income activities conducted in New York City. Additionally, certain of our wholly owned subsidiaries are subject to income taxes in foreign jurisdictions.

Following the offering, the Och-Ziff Operating Group entities and subsidiaries will operate as Delaware limited partnerships for U.S. federal income tax purposes, and some income will continue to be subject to UBT in the City of New York. In addition, due to the addition to our structure of Och-Ziff Corp, a Delaware corporation, U.S. federal corporate-level income tax expense is expected to be incurred for taxable periods following this offering and, accordingly, we expect a higher effective income tax rate.

We use the asset and liability method of accounting for deferred income taxes pursuant to Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (“SFAS 109”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income in the periods in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. Under SFAS 109, a valuation allowance is established when management believes it is more likely than not that a deferred tax asset will not be realized.

After completion of the Transactions, Och-Ziff Capital Management Group LLC, either directly or through its affiliates, will be subject to U.S. federal and state income tax on income allocated to it from the Och-Ziff Operating Group. Our carrying value of the Och-Ziff Operating Group will be higher for income tax purposes than for financial reporting purposes. The net deferred tax asset that will be recognized for this difference will be limited to the tax benefit expected to be realized in the foreseeable future. This benefit will be estimated based on a number of factors, with an important factor being the amount of unrealized gains in all of the net assets of the Och-Ziff Operating Group existing for tax purposes at the date of the reorganization that are actually expected to be realized for tax purposes in the foreseeable future. If the unrealized gains at the date of this offering that will be realized in the future increase or decrease, deferred income tax expense or benefit will be recognized.

Contingencies.     From time to time, in the normal course of business, we may become involved in litigation and claims incidental to the conduct of our business. We are also subject, from time to time, to review, inquiries and investigation by regulatory agencies that have authority over our business. We may be subject to the possibility of losses from these various contingencies. Considerable judgment would be required to estimate the probability and amount of any loss from such contingencies. Under our accounting policy, an accrual is made when it is probable that a liability has been incurred or an asset has been impaired and the amount of loss can be reasonably estimated. We would accrue a liability for the estimated costs of adjudication or settlement of asserted and unasserted claims existing as of the balance sheet date. We will disclose any asserted claims when it is at least reasonably possible that an asset had been impaired or a liability had been incurred as of the date of the financial statements and any unasserted claims when it is considered probable that a claim will be asserted and there is a reasonable possibility that the outcome will be unfavorable.

Recently Adopted Accounting Pronouncements

In September 2006, the Staff of the United States Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 (“SAB 108”), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 is effective for fiscal years ending after November 15, 2006. The adoption of SAB 108 did not have a material impact on our combined financial statements.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 permits an entity to recognize the benefits of uncertain tax positions only where the position is “more likely than not’’ to be sustained in the event of examination by tax authorities. The maximum tax benefit recognized is limited to the amount that is more than 50% likely to be realized upon ultimate settlement. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material impact on our combined financial statements.

Future Adoption of New Accounting Pronouncements

In June 2007, the American Institute of Certified Public Accountants issued Statement of Position No. 07-1, Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies (“SOP 07-1”). SOP 07-1 clarifies the definition of an investment company and whether the specialized accounting model of an investment company may be retained by a parent company in consolidation or by an investor in the application of the equity method of accounting. SOP 07-1 will be effective for reporting periods beginning on or after December 15, 2007. We are currently evaluating the potential impact of the adoption of SOP 07-1 on our combined financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits an entity to elect to measure certain financial instruments and certain other items at fair value with changes in fair value recognized in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the potential impact of the adoption of SFAS 159 on our combined financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and requires expanded disclosures about fair value measurements. SFAS 157 is effective for reporting periods beginning after November 15, 2007. We are currently evaluating the potential impact of the adoption of SFAS 157 on our combined financial statements.

Qualitative and Quantitative Disclosures about Market Risk

Our predominant exposure to market risk is related to our role as general partner or investment manager for Och-Ziff funds and managed accounts and the sensitivities to movements in the fair value of their investments which may adversely affect our management fee and incentive income.

Fair value of the financial assets and liabilities of the Och-Ziff funds and managed accounts may fluctuate in response to changes in the value of securities, foreign currency exchange rates, commodity prices and interest rates. The net effect of these fair value changes impacts the realized and unrealized gains and losses from investments and revenues in our combined statements of income. However, the majority of these fair value changes are absorbed by the non-controlling interest holders of the Och-Ziff funds. To the extent the Och-Ziff funds and managed accounts are not consolidated, our investment in the funds and managed accounts will continue to impact our net income in a similar way.

Impact on Management Fees

Our management fees are based on the net asset value of the Och-Ziff funds and managed accounts, as described in our combined financial statements. Management fees will increase (or decrease) in direct proportion to changes in the market value of investments in the related Och-Ziff funds and managed accounts.

Impact on Incentive Income

Our incentive income is generally based on a percentage of profits of the various Och-Ziff funds and managed accounts. Our incentive income will be impacted by our funds’ performance, which is affected by market factors. However, several major factors will influence the degree of impact: (i) the performance criteria for each individual Och-Ziff fund or managed account in relation to how the investments therein are impacted by changes in market risk factors; (ii) the effect of market risk on fund performance during the loss carry forward or “high water mark”; and (iii) to the extent applicable, the performance of each Och-Ziff fund and managed account. Consequently, the impact of changes in market factors on incentive income will vary widely and is heavily dependent on the performance of each Och-Ziff fund and managed account and, therefore, cannot be readily predicted or estimated.

Market Risk

Investments held as of March 31, 2007, including securities owned, securities sold not yet purchased and derivatives are reported at fair value. The following table illustrates the OZ Master Fund’s historical composite performance as compared to the S&P 500 Index for each month in which the S&P 500 Index has lost 5% or more of its value as measured from the beginning of the month to the end of the month since August 1997.

Month	S&P 500 Index % Decline	OZ Master Fund % Change
August 1997	(5.74)	2.32
August 1998	(14.58)	(3.18)
January 2000	(5.09)	2.38
September 2000	(5.35)	1.05
November 2000	(8.01)	0.46
February 2001	(9.23)	0.40
March 2001	(6.42)	0.43
August 2001	(6.41)	1.32
September 2001	(8.17)	(2.00)
April 2002	(6.14)	0.25
June 2002	(7.25)	(3.25)
July 2002	(7.90)	(3.12)
September 2002	(11.00)	(0.20)
December 2002	(6.03)	0.74

A significant decline in the S&P 500 Index may be caused by events affecting U.S. and/or global financial markets or such decline may have repercussions that affect financial markets in a manner that could significantly increase our potential exposure. Past performance is no guarantee of future results.

Performance for OZ Master Fund is provided for illustrative purposes because it includes every strategy and geography in which our funds invest and constitutes approximately 65% of our AUM. Our other funds implement geographical or strategy focused investment programs. The performance metrics for our other funds vary from those of OZ Master Fund and such variance may be material.

The comparison of S&P 500 Index performance relative to OZ Master Fund performance during months in which the S&P 500 Index declined more than 5% is for the limited purpose of illustrating how the OZ Master Fund has performed during periods of significant declines in the broad equity market. It should not be considered an indication of how OZ Master Fund will perform relative to the S&P 500 Index in the future. Furthermore, OZ Master Fund performance has frequently trailed that of the S&P 500 Index in similar periods of positive performance. Accordingly, the performance presentation found in the section titled “Business—Investment Performance” should be referred to when considering the overall performance of OZ Master Fund relative to the S&P 500 Index.

OZ Master Fund returns represent a composite of the average annual return of the funds that comprise OZ Master Fund. Returns are presented on a total return basis, net of all fees and expenses, and include the reinvestment of all dividends and income. You should not assume that there is any material overlap between those securities in the portfolio of OZ Master Fund and those that comprise the S&P 500 Index. It is not possible to invest directly in the S&P 500 Index.

Returns of the S&P 500 Index have not been reduced by fees and expenses associated with investing in securities and includes the reinvestment of dividends. The S&P 500 Index is an equity index owned and maintained by Standard & Poor’s, a division of McGraw Hill, whose value is calculated as the free float weighted average of the share prices of 500 large cap corporations listed on the NYSE and Nasdaq.

Exchange Rate Risk

Our funds hold investments denominated in non-U.S. dollar currencies that may be affected by movements in the rate of exchange between the U.S. dollar and foreign currency. As of March 31, 2007, if the U.S. dollar weakened by 10% against each of the non-U.S. currencies, the following would be the OZ Master Fund’s estimated movements in profits that would result from such currency movement:

Currency	Country, Currency Name	Exposure in U.S. Dollars	Change Resulting From 10% Decline in the U.S. Dollar
		(in thousands)
ARP	Argentina, Peso	1	—
AUD	Australia, Dollar	19,438	(1,944)
BRL	Brazil, Real	(137)	14
CAD	Canada, Dollar	865	(87)
CHF	Switzerland, Franc	6,477	(648)
CNY	China, Yuan Renminbi	34,401	(3,440)
CZK	Czech Republic, Koruny	(6,743)	674
DKK	Denmark, Kroner	(3,179)	318
EUR	Euro Member Countries, Euro	12,752	(1,275)
GBP	United Kingdom, Pound	3,809	(381)
HKD	Hong Kong, Dollar	21,371	(2,137)
HRK	Croatia, Kuna	4	—
HUF	Hungary, Forint	(1,748)	175
ILS	Israel, New Shekel	(7,510)	751
INR	India, Rupee	5,161	(516)
JPY	Japan, Yen	(5,940)	594
KRW	South Korea, Won	10,492	(1,049)
MXN	Mexico, Peso	(21)	2
MYR	Malaysia, Ringgit	11,114	(1,111)
NOK	Norway, Krone	2,404	(240)
NZD	New Zealand, Dollar	1,280	(128)
PHP	Philippines, Peso	214	(21)
PLN	Poland, Zlotych	1,438	(144)
RUB	Russia, Ruble	4	—
SEK	Sweden, Kronor	4,120	(412)
SGD	Singapore, Dollar	14,737	(1,474)
THB	Thailand, Baht	6,021	(602)
TRY	Turkey, New Lira	(5,855)	586
TWD	Taiwan, New Dollar	12,444	(1,244)
ZAR	South Africa, Rand	1,149	(115)

The British Pound Sterling and the Euro are the currencies to which we are predominantly exposed to exchange rate risk. However, fluctuations in rates of exchange between the U.S. dollar and these foreign currencies would give rise to foreign currency transaction gains or losses that would not materially impact earnings or cash flow.

Interest Rate Risk

Investment company holdings accrue interest at variable rates. Interest rate changes may therefore impact the amount of interest payments, future earnings and cash flows. The following table illustrates the OZ Master Fund’s composite return on a monthly basis for months in which the 10-year U.S. treasury yield increased 25 basis points or more from the beginning of the month to the end of the month since April 1994.

Occurrences of Monthly +25 bps or more Increase in 10 year Treasury Yields	Yield Change %	OZ Master Fund Return %
April 1994	0.30	3.35
September 1994	0.43	0.58
February 1996	0.52	1.11
April 1996	0.34	0.93
December 1996	0.38	4.38
March 1997	0.35	0.19
August 1997	0.33	2.32
February 1999	0.64	0.71
May 1999	0.27	1.95
April 2001	0.42	0.92
November 2001	0.52	0.34
December 2001	0.30	0.84
March 2002	0.52	1.07
October 2002	0.30	(0.73)
November 2002	0.31	2.49
July 2003	0.89	0.99
October 2003	0.36	2.91
April 2004	0.67	1.06
November 2004	0.33	2.38
July 2005	0.36	2.33
September 2005	0.31	(0.14)
March 2006	0.30	1.43

In addition, our new $750 million term loan will bear interest at floating rates tied to LIBOR. For every increase or decrease of 10% in LIBOR, our annual interest expense under the term loan would increase or decrease by approximately $4 million.

Credit Risk

Credit risk is the risk that counterparties or debt issuers may fail to fulfill their obligations or that the collateral value may become inadequate to cover our exposure. We manage credit risk by monitoring the credit exposure to and the creditworthiness of counterparties, requiring additional collateral where appropriate, and using master netting agreements whenever possible. We have not experienced counterparty defaults.

INDUSTRY

Asset Management

The asset management business involves managing investments on behalf of third parties in exchange for contracted fees and other income. The industry manages trillions of dollars of assets, and can be broadly divided into two categories: traditional asset management and alternative asset management.

Traditional asset management, in general, involves managing portfolios of actively traded equity, fixed income and/or derivative securities. The investment objectives of such portfolios may include total return, capital appreciation, current income and/or replicating the performance of a specific index. Such portfolios may include investment companies registered under the 1940 Act (such as mutual funds, closed-end funds or exchange-traded funds) or separate accounts managed on behalf of individuals or institutions. Managers of such portfolios are compensated, in general, on a monthly or quarterly basis, at a contracted fee based on the assets under management, generally without regard to performance of the investments held in the portfolio. Managers of such portfolios, in the United States, are typically registered with the SEC under the Advisers Act.

Alternative asset management, in general, involves a variety of investment strategies where the common element is the manager’s goal of delivering, within certain risk parameters, investment performance that is typically measured on an absolute return basis, meaning that performance is measured not by how well a fund performs relative to a benchmark index, but by how well the fund performs in absolute terms. Alternative asset managers strive to produce investment returns that have a lower correlation to the broader market than do traditional asset management strategies. Such portfolios may include commingled funds organized as limited partnerships, separate accounts managed on behalf of individuals or institutions, investment companies registered under the 1940 Act (such as closed-end funds or business development companies), or other entities organized in foreign jurisdictions. Alternative investment funds are often exempt from registration with regulatory authorities. Advisers of such portfolios in the United States may or may not be registered with the SEC under the Advisers Act.

Investment vehicles employing alternative investment strategies are commonly referred to as hedge funds, among other things. Hedge funds are described in greater detail below, but the commonality across nearly all alternative asset management businesses is that compensation arrangements typically include a significant performance compensation (incentive income) component and that investor expectations are satisfied by the ability to deliver positive returns, rather than returns which are measured in relation to benchmark indices.

Based on their relative share of new investment flows, alternative asset managers have gained relative market share from traditional asset managers and are expected to continue to do so, as investors seek strategies that deliver diversification to improve the risk-adjusted return of their portfolios. According to McKinsey & Company, the percentage of net new investment flows into alternative asset classes grew from 7% to 22% between 2001 and 2005.

Hedge Funds

The term “hedge funds” generally refers to privately held and unregistered collective investment vehicles. Because they are not subject to the investment limitations imposed by the 1940 Act, hedge funds differ from traditional investment vehicles, such as mutual funds, by the strategies they employ and the asset classes in which they invest. Asset classes in which hedge funds may invest are very broad and include liquid and illiquid securities, derivative instruments, asset-backed securities and a variety of other non-traditional assets, such as distressed securities and infrastructure investments. Hedge funds also employ a variety of strategies that may include short selling, equity long-short, convertible arbitrage, fixed income arbitrage, merger arbitrage, global macro and other quantitative strategies. Such strategies may employ use of leverage, hedges, swaps and other derivative instruments, among others.

Hedge funds are typically structured as limited partnerships or offshore limited liability companies. Alternative asset managers may be required to register as investment advisers under the federal securities laws. Alternative asset managers typically earn (i) management fees based on the net asset value of the investment vehicles and accounts they manage and (ii) incentive income based on the performance of such investment vehicles and accounts (i.e., the net realized and unrealized gains in the portfolio). There may be, however, some limitations to this compensation. Some hedge funds set a “hurdle rate,” under which the fund manager does not earn incentive income until the portfolio’s performance exceeds a benchmark rate. Another feature common to hedge funds is the “high water mark,” under which a fund manager does not earn incentive income until the net asset value exceeds the historical value on which incentive income was last paid. Alternative asset managers typically commit a portion of their own capital to the funds they manage. Typical investors in hedge funds are institutions, such as endowments, pension and profit-sharing plans, corporations or other business entities and high net worth individuals. Investors in hedge funds can invest and withdraw funds periodically in accordance with the terms of the funds in which they invest.

According to Hedge Fund Research, as of December 31, 2006, there were 9,462 hedge funds in existence globally, spanning a range of target risk-return profiles. Global assets under management in the hedge fund industry, as reported by HFR Industry Reports, have grown by approximately 25% annually since 1990 to exceed $1.4 trillion at December 31, 2006. Net inflows in 2006 increased to a record high of $126 billion, as compared to $47 billion in 2005.

Industry Trends

Increased Institutional Investor Allocations

The increasing demand for hedge fund products by institutional investors is one of the main drivers of the hedge fund industry’s growth. According to McKinsey & Company, institutional investors accounted for approximately 40% to 50% of all new flows into hedge funds in 2006. Higher institutional demand is driven by several factors, including the pursuit of higher returns compared to those generated by traditional equity and fixed income strategies, the desire to diversify investment portfolios by investing in assets with low correlation to traditional asset classes, and an increased level of comfort with hedge fund investments as the industry continues to mature.

Historical Hedge Fund AUM and Net Asset Flows

(dollars in billions)

Source: HFR Industry Reports © HFR Inc. 2007

Despite the rapid expansion in institutional inflows, alternative investment strategies still account for a relatively small portion of all institutional assets, signifying potential opportunity for continued growth. The increased role of institutional investors has resulted in a greater focus on risk management and investment operations throughout the industry.

Growing Diversification of Investment Strategies and Product Innovation

Alternative asset managers are expanding their investment products in an effort to take advantage of attractive investment opportunities, provide more choices and attract more capital from investors. Hedge funds are increasing their investment product offerings, for example, by expanding the number of single strategy funds offered and creating multi-strategy vehicles to provide additional diversification to investors. Areas of expansion include financial and non-financial markets, commodities, energy trading, real estate and private convertibles, as well as emerging markets including Latin America and Asia. Hedge funds are also beginning to play a more aggressive role in shaping mergers and acquisitions, as both private equity investors and lenders.

Growth of Larger Funds

Institutional investors are attracted to larger funds with well established track records, systems, operations and advanced risk management capabilities. Managers of larger funds typically manage multiple funds with various strategies and, in the case of hedge funds, may have the ability to allocate capital among strategies in a dynamic fashion based on market conditions. As a result, the number of larger funds in both the private equity and hedge fund sectors has increased in recent years.

Increased Sector Scrutiny

The institutionalization of the alternative asset management industry is pressuring alternative asset managers to develop more robust infrastructures, as large institutional investors require greater transparency and robust risk management systems. In addition, as the investor base of alternative asset managers continues to expand, there is increased regulatory attention on the sector. As regulatory scrutiny of the hedge fund industry intensifies, large asset managers may have a competitive advantage as they have greater resources at their disposal to develop the compliance structures and technologies that may become necessary or desirable to comply with future regulatory requirements.

Expanded Sources of Capital

Alternative asset managers have recently expanded their sources of assets under management through permanent-capital vehicles. “Permanent capital,” meaning capital that investors do not have the right to redeem from the fund, allows asset managers to engage in longer term investment strategies and to quickly target attractive investment opportunities without regard to investor liquidity demands. Permanent capital can be obtained through a variety of means, including through term commitments with counterparties and longer-term financing structures. Permanent-capital vehicles make alternative asset management services available to many investors who might not have access to the traditional alternative asset fund-raising process. Alternative asset managers are also increasingly using debt both to leverage fund investments and to finance management operations.

BUSINESS

Overview

We are a leading international, institutional alternative asset management firm and one of the largest alternative asset managers in the world, with approximately $26.8 billion of assets under management for over 700 fund investors as of April 30, 2007. We have a strong track record spanning over 13 years, which places us among the longest standing alternative asset managers globally.

We were founded in 1994 by Daniel Och, together with the Ziffs, with the goal of building a world class investment management business. Prior to founding our company, Mr. Och spent over 11 years at Goldman, Sachs & Co. Mr. Och instilled the team-based culture he experienced at Goldman Sachs into our firm, and this approach has helped us become a leader in the alternative asset management industry. Today, we have over 300 personnel, with over 125 investment professionals, including 18 partners, located in our New York headquarters and offices in London, Hong Kong, Tokyo and Bangalore. We have been a leader in international expansion in our industry and expect to further expand by opening an office in Beijing later this year.

We seek to deliver consistent positive, risk-adjusted returns throughout market cycles, with a focus on risk management and capital preservation. Our diversified, multi-strategy approach combines global investment strategies, including merger arbitrage, convertible arbitrage, equity restructuring, credit and distressed credit investments, private equity and real estate. We base our investment decisions on detailed, research-based, bottom-up analysis, and our investment philosophy focuses on opportunities for long-term value. Our investment processes are designed to incorporate risk management into every investment decision: our portfolio managers meet with analysts daily to review the risks related to their positions and the inherent risks associated with these positions, and we have a risk management committee that conducts regular oversight of portfolio risk. Risk management has been a core foundation of our business since inception and remains a critical part of our investment process today.

We manage and operate our business with a global perspective, looking to take advantage of investment opportunities wherever they arise. We have been among the pioneers in building out a global alternative investment platform, enabling our teams in the United States, Europe and Asia to share ideas and analysis across geographic regions and investment strategies. Our London office houses our European investment capabilities, including approximately 40 professionals managing approximately $9 billion of assets. Over the past five years, we have established far-reaching investment capabilities in Asia, with approximately 35 professionals managing more than $5 billion of assets out of our offices in Hong Kong, Tokyo, and Bangalore. In addition, we plan to expand our Asian capabilities by opening a Beijing office later this year.

We believe our deeply embedded, team-based culture differentiates us from our competitors. We currently have 18 partners and 27 managing directors, all of whom derive virtually all of their income payments from participation in the profits of our entire business. Traders and analysts do not receive payouts or compensation directly based on the performance of their particular strategies or investments. Our compensation system helps minimize the potential for asymmetric risk profiles between fund investors and our partners and employees and fosters a strong culture of internal cooperation and sharing of ideas.

All of our professional employees have the opportunity to eventually become managing directors and partners, providing a compelling incentive and retention mechanism. Furthermore, given our growth and geographic expansion, employees have a unique opportunity to play important roles in helping us build our business. We have historically experienced very little employee turnover, and believe that, as a result of this culture, we have been particularly successful in attracting and retaining some of the leading investment and business talent in the industry.

The long-term interests of our fund investors have always been, and will always be, of paramount importance and have driven, and will continue to drive, our growth strategy. This growth has been based on building and expanding investment platforms and geographic capabilities to enable us to provide the best possible investment services to our fund investors. This philosophy is consistent with our principal focus on attracting and retaining the best investment talent in the world. Our ability to offer growth and internal promotion opportunities to our investment professionals is an important component of our success.

Our assets under management have grown from approximately $5.8 billion as of December 31, 2002 to approximately $26.8 billion as of April 30, 2007, representing a 42% compound annual growth rate. We have continued to expand internationally, and today invest over 50% of our AUM in foreign markets. We take a measured approach to growth, accepting new investor capital commensurate with investment opportunities and our goal of delivering positive, risk-adjusted returns. We believe that our strong investment performance, disciplined risk management and the ongoing expansion of our international platform and products will provide the basis for continuing growth in the future.

Our Total Historical AUM

(dollars in billions)

We believe in aligning our interests with those of our fund investors. Assets under management presented in this prospectus include AUM relating to investments by us, our partners and our employees in our funds and deferred balances payable by our funds to the Och-Ziff Operating Group, as to which we charge no management fees and do not receive incentive income. As of April 30, 2007, our AUM relating to these investments and deferred balances was approximately $1.8 billion, or 6.7%, of our AUM. One of the principal purposes of this offering is to further increase the investment of our existing partners in our funds which will further align the interests of our existing partners and our fund investors.

Our Fund Investors

As of April 30, 2007, we managed approximately $26.8 billion of alternative assets for more than 700 fund investors across our global, multi-strategy investment funds and separate accounts.

We have developed strong, long-term relationships with a highly diversified, sophisticated investor base largely consisting of institutional investors such as funds of funds, endowments, and pension funds. As of April 30, 2007, no single investor accounted for more than 4% of assets under management, and the top 5 fund investors accounted for approximately 12% of assets under management.

Our Growth Strategy

Our principal focus is to create long-term value for our fund investors, primarily by generating positive, risk-adjusted returns for our growing base of investors. We believe this philosophy will benefit our public shareholders over time. To do so, we continually seek to broaden our investment platform and capabilities by exploring and identifying new investment strategies and opportunities. We believe our history of success, reputation and team-focused, incentive-driven culture will help us continue to hire, cultivate and retain high-quality investment and business talent around the world. As we continue to grow and broaden our platform and investor base, we believe we will have opportunities to increase our assets under management and related earnings commensurately.

The specific components of our growth strategy are as follows:

Continue to Deliver Positive, Risk-Adjusted Returns.    Over our 13-year history, we have continually developed and refined our investment capabilities and processes, focusing on achieving positive, risk-adjusted returns for investors in our funds. We maintain a highly diversified portfolio, while retaining a great degree of flexibility in allocating our investments across particular investment strategies and geographic regions. We pride ourselves on our ability to recognize investment opportunities and dynamically deploy capital in a manner designed to maximize long-term value. This investment process includes a highly disciplined risk-management element, as we strongly believe our continued success and future growth depend upon our ability to understand, monitor and manage risks relating to each investment and our overall portfolio. We believe that our fundamental research-driven analysis, diversified and dynamic investment process, and highly disciplined risk management processes will provide opportunities for us to continue to deliver positive, risk-adjusted returns to our growing investor base.

Continue to Broaden Our Leading Global Alternative Investment Platform.    We have been a leader in establishing global investment capabilities in local markets outside of the United States, as evidenced by our activities in Europe and Asia. As capital markets develop and opportunities arise around the world, we expect to continue to open new offices and develop local teams to take advantage of those opportunities. We are currently pursuing such growth opportunities, including the expected opening of our Beijing office later this year.

We have also been a leader in expanding into new business lines. During the past three years, we have invested significant capital in private equity investments, developed a platform to invest in global energy (including alternative energy and renewable resources), developed a carbon trading platform, formed an emerging markets investment platform, and created a capital structure arbitrage business. Each of our 18 existing partners will invest 100% of his after-tax proceeds received in connection with this offering initially into our OZ Global Special Investments funds as investment capital to enable it to grow in several new areas.

Pursue New Investment Strategies.    Our investment teams are focused on identifying new, complementary investment strategies and opportunities across the globe. To maximize our flexibility, we manage our investment capital such that we are poised to pursue investment opportunities as they arise, whether due to specific corporate events or general market or economic changes or trends. We seek to diversify our investment platform and capabilities to better identify investment opportunities in existing and new geographies, strategies and asset classes.

Develop New Products.    We seek to develop and broaden our investment strategies and capabilities in areas around the world. Certain of these investment strategies have potential for separate product offerings of their own. We launch new products only after a thorough vetting process based upon these specific investment disciplines and geographies, providing investors in our funds with further opportunities to deploy capital and enabling us to diversify our product offerings and sources of revenue.

Continue to Broaden Our Investor Base.    Our investor base and related assets under management have grown significantly as we have continued to expand our capabilities and deliver positive, risk-adjusted returns. Many institutional investors have allocated significant amounts of capital to our multi-strategy and other product offerings, motivated, we believe, by our diversified, international risk-managed investment discipline and well-developed infrastructure and business management. We intend to continue to attract new capital, while striving to continue to deliver positive, risk-adjusted returns. To support these goals, our investment management, business management and operations teams work seamlessly together to refine and expand our investment capabilities and infrastructure.

Develop New Distribution Channels.    As we expand our investment platform, we believe our reputation and market position will attract new investors in developing global markets. Furthermore, new distribution channels for alternative asset management products are opening, and we believe we are well positioned to take advantage of these opportunities.

Our Competitive Strengths

We are a leading international, multi-strategy alternative asset management firm. We believe our history of success is due to our competitive strengths in the following areas:

Leading Institutional Alternative Asset Management Firm.     Alternative asset management is currently the fastest growing segment of the asset management industry, and hedge funds have experienced explosive growth within this segment, as described further under “Industry”. We are one of the leading alternative asset managers in the world and have become a widely respected brand name in the industry. Our success and reputation have enabled us to attract and retain highly talented investment professionals around the globe. Furthermore, our assets under management have grown from approximately $5.8 billion as of December 31, 2002, to approximately $26.8 billion as of April 30, 2007, representing a 42% compound annual growth rate. We believe that the strength and breadth of our franchise, supported by our people, investment approach and track record of success, provide a distinct advantage for raising capital, attracting and retaining talent, generating investment opportunities and maximizing long-term value for our shareholders.

Diversified, Global Alternative Investment Platform.    During our 13-year history, we have grown by launching new funds that complement our existing strategies and capitalizing on opportunities to deploy our financial and intellectual capital. We have invested broadly in multiple geographic markets to enhance our access to global opportunities, expanding from our headquarters in New York to offices in London, Tokyo, Hong Kong and Bangalore, and we expect to open an office in Beijing later this year. We have also launched new funds that complement our existing strategies. We believe that there is significant potential for us to continue to develop our investment strategies in additional markets and that our ability to identify and quickly respond to opportunities to enter new growth areas is a key competitive advantage. A principal purpose of this offering is to establish and grow these investment platforms.

Our Culture.    Although we are a global firm, we share a common team-based, forward-thinking and dynamic culture. Our team-based culture is deeply embedded and emphasizes the success of our company as a whole, enforced by our company-wide compensation structure. Compensation for managing directors and discretionary income allocations to partners are based primarily on total firm profitability, and no individual team or professional receives payouts tied solely to the performance of their specific strategies or investments.

This unique culture differentiates us from many of our competitors and has helped us attract and retain highly talented, results-driven people. We seek to provide our investment professionals with meaningful career opportunities and responsibility within our company. We have a record of promoting a significant number of our investment professionals to the positions of managing director and then partner. Although employment opportunities throughout the alternative asset management industry have grown dramatically in recent years, we have been successful in attracting and retaining talented and experienced investment professionals. Furthermore, we recognize that our reputation is of paramount importance to our continued success, and as such our leadership and culture demand that we act with the highest integrity in all that we do. We believe this unique culture is a key differentiator of our company and has helped us attract and retain highly talented, results-driven people.

Experienced Global Investment Team.    We have a team of over 125 investment professionals, led by Daniel Och, David Windreich, Michael Cohen, Zoltan Varga and Harold Kelly, each of whom has been with our company for at least nine years. Our investment team, working from our offices in areas around the world, helps us to quickly identify new and diverse trading strategies and investment opportunities on a global basis. Building on their many years of industry experience, the team provides a deep knowledge of the global capital markets and has developed long-term relationships with financial leaders and businesses in the asset management industry which are critical to the success of our company. The following table sets forth certain information regarding our 18 existing partners and 27 managing directors.

Daniel Och

Chief Executive Officer and

Chairman of the Board of Directors

Research-Driven Investment Process.    Over our 13-year history, we have developed and refined a rigorous, research-driven, bottom-up investment process based on extensive qualitative and quantitative analysis. Our technical expertise and practical experience in markets enable us to monitor and manage risk, as well as understand how we can and do produce returns. We generally make investments where our analytical processes lead us to believe we have expertise and a competitive advantage, and then only in positions for which we believe the related risks are reasonable and manageable.

Record of Positive, Risk-Adjusted Returns.    We believe that our investment professionals have an exceptional record of generating positive, risk-adjusted returns, consistent with our funds’ investment objectives. We believe that our investment track record across a broad and expanding range of alternative asset classes and through varying economic conditions and market cycles is a key driver of our success.

Our Funds’ Low Correlation with the Broader Capital Markets.    With our investment strategies, we seek to generate positive returns with limited market correlation. We believe that one of the leading drivers of growth in the alternative investment industry is the increasing financial sophistication of large institutional fiduciaries and corporations seeking uncorrelated asset classes and investment strategies to diversify their portfolios. This trend represents a significant opportunity for our products, which provide exposure to a diversified range of asset classes, geographies, industries and investment strategies and are designed to achieve uncorrelated returns. Although many hedge funds claim to focus on delivering absolute returns, we believe that our ability to produce consistent, positive, risk-adjusted returns throughout market cycles differentiates us from our competitors.

Risk Management Expertise.    Risk management is a core element of our investment philosophy and process, and plays a crucial role in the strategy and operation of our business. Our risk management process is implemented at both the individual position and total portfolio levels and our Chief Executive Officer is responsible for managing overall portfolio risk. We regularly evaluate all investments and strategies in light of our risk tolerances using a myriad of detailed analytical tests including active management of market, counterparty, operational, geopolitical and other related risks. Along with our risk management committee and staff, all of our investment professionals, including analysts and portfolio managers, managing directors and partners, are versed in and effectuate our risk assessment and management processes. In addition, our internal legal, tax and accounting teams work with our trading and investing professionals where expert knowledge can provide a competitive advantage and help us further understand and manage investment risk.

Our Record of Growth.    We were established in 1994 with one professional located in an office in New York. Over time, we grew our company with the goal of creating an enduring business. We have continued to expand internationally, and we believe that our international platform is among the strongest in our industry. At present, over 50% of our AUM is invested outside of the United States and this continued focus on international investing remains an important part of our growth strategy. Our growth milestones include:

•	Establishing an international presence by opening offices in the following locations:

•	London in December 1998;

•	Hong Kong in December 2001;

•	Bangalore in August 2005;

•	Tokyo in December 2006; and

•	Beijing, which we expect to open in late 2007;

•	Enhancing our product offerings to include:

•	our flagship global, multi-strategy fund, first offered to investors in January 1998;

•	a dedicated European multi-strategy fund in April 2000;

•	a capital structure arbitrage fund in October 2004;

•	a dedicated Asian multi-strategy fund in February 2005; and

•	a dedicated global private investments fund in November 2005.

This growth has been systematic and methodical. We strive to build investment management platforms that allow us to more effectively invest our investors’ capital. We have developed several new investment platforms, including Latin America, Central Europe, South Africa, Indian real estate, energy, alternative energy and others. In order to provide additional capital to expand our business, each of our existing partners will invest all of his after-tax proceeds received in connection with this offering initially into our OZ Global Special Investments funds to grow these platforms, as described below.

Alignment of Interests.    One of our fundamental philosophies is to align our interests with those of our investors. As such, we encourage our partners and qualified employees to invest in our own products. Furthermore, each of our existing partners will invest all of his after-tax proceeds received in connection with this offering initially into our OZ Global Special Investments funds. These investments may be transferred to other Och-Ziff funds or new opportunities, but will otherwise not be redeemable by them for a period of five years following this offering without the approval of the general partner or board of directors of such funds, as applicable. In addition, we intend to make equity awards to all of our employees at the time of this offering, which will vest over a four-year period. Our partners will not receive such awards. Equity in our business held by our partners will be subject to vesting, minimum retained ownership requirements and transfer restrictions as described under “Certain Relationships and Related Party Transactions—Shareholders’ Agreement” and “Certain Relationships and Related Party Transactions—Limited Partnership Agreements of Och-Ziff Operating Group Entities—Vesting; Forfeiture”.

Diverse Investor Base.    Our funds have a diverse and sophisticated investor base consisting of more than 700 fund investors across our funds, including many of the largest pension funds, university endowments, and financial institutions. Over our 13-year history we have developed long-standing relationships with many of the world’s leading investors. Many of our investors are invested in multiple Och-Ziff funds and have invested in our new funds at their launch dates. Furthermore, our investor base is highly diversified, with no single investor accounting for more than 4% of our assets under management as of April 30, 2007. Since the launch of our initial strategy, we have provided investors with increasingly diversified investment products and positive, risk-adjusted returns. Most of our investors have remained loyal through economic and market cycles, and the majority of investors who invested in one or more of our funds five years ago are still with us today. Many of our investors invest in more than one of our funds and a significant portion of the capital we have raised to seed new funds has come from existing investors. We believe that our deep investor relationships, founded on our premier brand name, solid performance, disciplined and prudent management of our investors’ capital and emphasis on clear, responsive investor communication, provide us with a competitive advantage as we seek to grow our existing businesses and launch new businesses.

Sources of Liquidity.    We believe the use of leverage in our funds’ investments has been conservative. For this reason, we have been able to secure access to pools of capital at fixed terms over several years. We may increase our use of leverage in the future in a manner that is consistent with our growth strategy and investment and risk management processes. Additionally, we have established long-term, committed debt facilities for our funds and have other commitments from lenders in place, which provide our funds with substantial additional liquidity and allow them to take advantage of opportunities within the marketplace. Most capital contributions from our fund investors are subject to lock-ups, and although our funds have not experienced any major outflows of capital, we closely measure and balance investors and financing with investment liquidity.

Investment Performance

We believe one of the principal drivers of our growth in assets under management has been the investment performance of our funds. We believe our record of generating positive, risk-adjusted returns is particularly important to existing and potential investors in our funds: Investor perceptions of alternative asset manager performance are driven not by how well a fund performs relative to a benchmark index, but by how well the fund performs in absolute terms.

In considering the performance information contained in this prospectus, prospective Class A shareholders should bear in mind that the performance reflected in the following tables is not indicative of the possible performance of our Class A shares and is also not necessarily indicative of the future results of our funds. There can be no assurance that these funds will continue to achieve, or that our future funds will achieve, comparable results.

The historical and potential future returns of the funds we manage are not directly linked to returns on our Class A shares. Therefore, you should not conclude that continued positive performance of the funds we manage will necessarily result in positive returns on an investment in our Class A shares. However, poor performance of the funds that we manage would cause a decline in our revenue from such funds, and would therefore have a negative effect on our performance and, likely, returns on an investment in our Class A shares.

Moreover, with respect to the historical returns of our funds, our funds’ returns have benefited from investment opportunities and general market conditions that may not repeat themselves, and the rates of return reflect our historical cost structure, which may vary in the future due to factors beyond our control, including changes in law. See “Risk Factors—Risks Related to Our Funds—The historical returns attributable to our funds should not be considered as indicative of the future results of our funds or of our future results or of any returns expected on an investment in our Class A shares”.

The following table sets forth, as of April 30, 2007, the assets under management and performance of our funds since inception:

Fund	Strategy Inception(1)	AUM (billions)(2)	Net Annualized Return Since Strategy Inception(3)
OZ Master Fund, Ltd.(4)	April 1994	$17.3	17.0%
OZ Europe Master Fund, Ltd.(5)	January 1999	4.8	16.6
OZ Asia Master Fund, Ltd.(6)	June 2001	2.8	15.2
Och-Ziff Capital Structure Arbitrage Master Fund, Ltd.(7)	October 2003	0.5	9.2
OZ Global Special Investments Master Fund, L.P.	November 2005	0.3	14.6

(1)	The performance of OZ Europe Master Fund, Ltd., OZ Asia Master Fund, Ltd. and Och-Ziff Capital Structure Arbitrage Master Fund, Ltd. presented in this table includes performance data for the investment strategy employed by each fund for periods prior to such fund’s inception, as described in footnotes 5, 6 and 7 to this table.
(2)	AUM presented in this table does not include assets under management with respect to our real estate business or the separate accounts we manage on behalf of certain institutions.
(3)	Net Annualized Return Since Inception reflects a composite of the average annual return for the funds comprising each master fund and is presented on a total return basis, net of all fees and expenses of the relevant fund, and includes the reinvestment of all dividends and income. Net Annualized Return includes gains and losses attributable to certain private equity and initial public offering investments that are not allocated to all investors in the funds. Investors that do not participate in such investments or that pay different fees may experience materially different returns.
(4)	OZ Master Fund, Ltd. performance includes the actual total return for the partial year beginning in April 1994. For the period from April 1994 through December 1997, performance represents the performance of Och-Ziff Capital Management, L.P., a Delaware limited partnership that was managed by Daniel Och following an investment strategy that is substantially similar to that of OZ Master Fund, Ltd. During this period performance was calculated by deducting management fees on a quarterly basis and incentive income on a monthly basis. Starting from January 1998, performance has been calculated by deducting both management fees and incentive income on a monthly basis from the composite returns of OZ Master Fund, Ltd.

(5)	OZ Europe Master Fund, Ltd. performance included from January 1999 through March 2000 represents the performance of the portion of OZ Master Fund, Ltd. that was invested in the European merger arbitrage strategy. Performance for the period since April 2000 represents the broader investment program of the OZ Europe Master Fund, Ltd.
(6)	OZ Asia Master Fund, Ltd. performance for the period from June 2001 through January 2005 represents the performance of the portion of OZ Master Fund, Ltd. that was invested in the Asian strategy. Performance for the period since February 2005 represents the broader investment program of the OZ Asia Master Fund, Ltd.
(7)	Och-Ziff Capital Structure Arbitrage Master Fund, Ltd. performance from October 2003 to September 2004 represents that portion of OZ Master Fund, Ltd. and OZ Europe Master Fund, Ltd. that was invested in the capital structure arbitrage strategy. Performance since October 2004 represents the broader investment program of Och-Ziff Capital Structure Arbitrage Master Fund, L.P.

The following table sets forth the performance, volatility, Sharpe Ratio and correlation to the S&P 500 Index of our flagship global multi-strategy fund, OZ Master Fund, Ltd. Performance for OZ Master Fund, Ltd. is provided for illustrative purposes as it includes every strategy and geography in which our funds invest and constitutes approximately 65% of our AUM. Our other funds implement geographical or strategy focused investment programs. The performance metrics for our other funds vary from those of OZ Master Fund, Ltd. Such variance may be material.

In considering the performance information contained in this prospectus, prospective Class A shareholders should bear in mind that the performance reflected in the following table is not indicative of the possible performance of our Class A shares and is also not necessarily indicative of the future results of OZ Master Fund, Ltd. There can be no assurance that OZ Master Fund, Ltd. will continue to achieve, or that our other existing and future funds will achieve, comparable results.

	1 Year	3 Years	5 Years	Inception
Net Annualized Return(1)
OZ Master Fund, Ltd.(2)	15.7%	12.2%	12.2%	17.0%
S&P 500 Index(3)	15.2	12.2	8.5	11.6
Correlation of OZ Master Fund, Ltd. to S&P 500 Index(4)	0.56	0.61	0.58	0.45

Volatility
Master Fund Standard Deviation (Annualized)(5)	1.6	2.8	4.2	5.0
S&P 500 Index Standard Deviation (Annualized)(5)	7.1	7.1	12.0	14.1

Sharpe Ratio(6)
Master Fund	6.42	3.01	2.22	2.53
S&P 500 Index	1.38	1.18	0.47	0.51

(1)	Net Annualized Return represents a composite of the average annual return of the funds that comprise OZ Master Fund, Ltd. Net Annualized Return is presented on a total return basis, net of all fees and expenses, and includes the reinvestment of all dividends and income.
(2)

Performance from inception includes actual total return for the partial year beginning in April 1994. For the period from April 1994 through December 1997, performance represents the performance of Och-Ziff Capital Management, L.P., a Delaware limited partnership that was managed by Daniel Och following an investment strategy that is substantially similar to that of OZ

Master Fund, Ltd. In addition, during this period performance was calculated by deducting management fees on a quarterly basis and incentive income on a monthly basis. Starting from January 1998, performance has been calculated by deducting both management fees and incentive income on a monthly basis from the composite returns of OZ Master Fund, Ltd.

(3)	The returns of the S&P 500 Index are presented for the limited purpose of providing a comparison to the broader equity market. You should not assume that there is any material overlap between those securities in the portfolio of OZ Master Fund, Ltd. and those that comprise the S&P 500 Index. It is not possible to invest directly in the S&P 500 Index. Returns of the S&P 500 Index have not been reduced by fees and expenses associated with investing in securities and includes the reinvestment of dividends. The S&P 500 Index is an equity index owned and maintained by Standard & Poor’s, a division of McGraw-Hill, whose value is calculated as the free float-weighted average of the share prices of 500 large-cap corporations listed on the NYSE and Nasdaq.
(4)	Correlation to the returns of the S&P 500 Index represents a statistical measure of the degree to which the return of one portfolio is correlated to the return of another. It is expressed as a factor that ranges from -1.0 (perfectly inversely correlated) to +1.0 (perfectly positively correlated).
(5)	Standard deviation is a statistical measure of the degree to which an individual value in a distribution tends to vary from the mean of the distribution.
(6)	Sharpe Ratio represents a measure of the excess return generated per unit of risk. The Sharpe Ratio is calculated by subtracting a “risk-free” rate from the composite returns, and dividing that amount by the standard deviation of the returns. The risk-free rate used is three-month LIBOR.

Our Funds and Fund Strategies

Our funds are typically organized using a “master-feeder” structure. This structure is commonly used in the hedge fund industry and calls for the establishment of one or more U.S. or non-U.S. “feeder” funds, which are separate legal entities and have different structures and operations designed for distinct groups of investors. These feeder funds hold shares in a “master” fund that is the primary investment vehicle for its feeder funds. We have established five master funds, four of which are focused on a specific investment strategy or geographic region. Our flagship fund, OZ Master Fund, Ltd., is a global multi-strategy fund that participates in all of our investment strategies. These master funds are managed by the Och-Ziff Operating Group. Management fees and incentive income are paid by the third-party investors in our feeder funds. Any of our existing or future funds may invest using any alternative structure that is deemed useful or appropriate by our subsidiaries, acting as the manager of such funds.

Investors are able to invest in our funds as frequently as monthly. Management fees from our funds range from 1.5% to 2.5% annually of the fund’s assets under management. In addition, we earn incentive income generally consisting of 20% of a fund’s profits attributable to each investor, both realized and unrealized, calculated based on the fair value of the fund’s assets attributable to such investor. Management fees are generally paid to us on a quarterly basis, in advance, based on the applicable fund’s net asset value at the beginning of the quarter. Incentive income is calculated and distributed to us annually based on the fund’s performance during the period. Investors are initially subject to a one-year or two-year lock-up (with all investors in our flagship fund, OZ Master Fund, Ltd., subject to a two-year lock-up), with annual or quarterly liquidity opportunities thereafter, and have the right to redeem their interest in a fund in accordance with the terms of the fund’s organizational documents. Accordingly, each fund’s assets under management will increase or decrease, period over period, without regard to the fund’s performance, depending on the amount of investor contributions to the fund relative to the amount of investor redemptions. Approximately 6.8% of our assets under management represent investments by us, our partners and our employees in our funds, and deferred balances payable by our funds to the Och-Ziff Operating Group, as to which we charge no management fees and do not receive incentive income. We expect the percentage of our assets under management related to these investments to increase following this offering as our existing partners will invest all of the after-tax proceeds received by them in connection with this offering into certain of our funds.

Fund Investment Strategies

We have established global investment strategies pursuant to which we seek to achieve consistent, positive returns that are non-correlated with any benchmark indices. We opportunistically determine portfolio composition and do not have any predetermined commitment to any given investment discipline or geography, valuing flexibility in our investment approach. The main strategies we currently employ on a global basis include:

•	Merger arbitrage, which generally entails multiple investments in entities contemplating a merger or similar business combination with the goal of realizing a profit from pricing discrepancies;

•

Convertible arbitrage, which generally entails investments in convertible securities to take advantage of price discrepancies between the convertible security and the underlying equity security or investments at multiple levels of an entity’s capital structure to take advantage of valuation or other pricing discrepancies;

•	Equity restructuring, seeking to realize a profit from other specific corporate events such as spin-offs and recapitalizations;

•	Credit and distressed credit investments, which involves high-yield debt investments at a favorable price in distressed businesses;

•

Private equity, which includes leveraged buyouts and other public-to-private transactions, asset-backed investments, investments in infrastructure projects and assets, and other special situations; and

•	Real estate, which includes investments in real property, multi-property portfolios, real estate related joint ventures, real estate operating companies and other real estate related assets.

Across our strategies, our investment philosophy is based on a research-driven, bottom-up investment process involving extensive qualitative and quantitative analysis, allowing us to capitalize on a wide variety of opportunities. This dynamic investment philosophy incorporates our international relationships and expertise across capital structures, industries and geographies and benefits from our dedicated and experienced industry specialist and private equity teams operating out of New York, London, Hong Kong, Tokyo and Bangalore, and expected to be operating out of Beijing by the end of 2007.

Capital is allocated among the strategies on an opportunistic basis, meaning that we retain flexibility to invest in what we deem to be the most attractive opportunities at a given time, within the bounds of our overall diversification philosophy and risk assessment. In all of our strategies, our investment approach is defined by certain common elements:

•	Disciplined investment process. Each of our strategies is focused on fundamental research to understand the relationship between profit potential and risk.

•	Active management. We take an active, hands-on approach to identifying and managing our investments, using strong in-house investment and risk control teams.

•

Focus on fundamentals.    We approach investments in each of our strategies by focusing on the fundamental drivers of potential investment risk and return. We employ a disciplined investment process to evaluate the risk-adjusted return on capital from both new and incremental investments.

•

Preservation of capital.    We believe that minimizing the risk of loss on investments is a critical step to delivering attractive returns to investors. Accordingly, we focus on ways to minimize downside risk in each of our strategies. We use sophisticated risk analysis and active portfolio management in an effort to limit our funds’ exposure to market and other risks across all of our strategies.

•

Synergies among our strategies.    We believe the consistent interaction among the professionals across our strategies allows us to capitalize on attractive investment opportunities wherever they arise. Our funds invest across a broad range of asset types and geographies, which enables us to develop investment themes and perspectives ranging from broad macro analysis to deep sector and company-specific knowledge. The personnel implementing our various strategies have broad-ranging skill sets, with expertise specific to each strategy. By managing our company openly, we are able to share information, expertise and investment and risk analysis methodologies across our strategies.

Risk Management Principles and Practices

Our risk management principles and practices are a key element of our investment process. These risk management practices embrace both quantitative and qualitative analyses intended to monitor financial risk and to preserve capital.

Our Chief Executive Officer has ultimate responsibility for the overall risk of the portfolio. He reviews the data prepared for and by our Risk Committee (as described below) as well as a wide variety of detailed data and reports prepared on a daily, weekly and monthly basis showing our performance and indicating trends. He also monitors exposures within the portfolio and in geographic regions.

Our risk management processes are overseen by a Risk Committee, which is currently comprised of a dedicated Risk Analyst, David Windreich, Michael Cohen, Zoltan Varga, Harold Kelly, Joel Frank (our Chief Financial Officer), and Howard Kurzrok (our Chief Information Officer). In addition, responsibility for all positions and exposures is specifically assigned to ensure accountability.

In general, we engage in quantitative risk management practices. For example, in certain cases, where applicable, we will hedge credit risk, interest rate risk, currency risk, market exposures, engage in risk-driven portfolio diversification, and review and monitor industry exposures. We also make use of sophisticated risk analysis, including embedded optionality analyses.

The Risk Committee meets to review, among other information, data on risk exposure on a weekly basis, including the results of stress-testing our portfolios under numerous scenarios, and the reasons underlying the past and expected results of our funds. At the weekly meetings, the Risk Committee also discusses other general risks, including geopolitical risks, counterparty risks and operational risks.

Our portfolio managers meet with analysts daily to review inherent risks associated with positions in the portfolio. In our event-driven strategies, positions are generally hedged to limit losses in a downside scenario to 1% to 2% of net asset value. In our convertible strategies, which are principally volatility strategies, we employ advanced risk systems, among other measures, to monitor risk. In addition, we conduct daily reconciliations of our portfolios’ positions, market values and cash balances through a centralized financial controls system and team in New York.

Investor Relations

Our investor relationships are fundamental to our business, and we believe our commitment to the highest standards of professionalism and integrity serves our fund investors and contributes to our success. We are aware of the trust our fund investors have placed in us and we strive to always conduct our business accordingly. We seek to act with the highest integrity and communicate openly and honestly at all times with investors in our funds.

We have developed a loyal following among many of the world’s most significant institutional investors. Our fund investors include some of the world’s preeminent funds of funds, large corporate, state and foreign pensions and profit-sharing plans, and a significant number of well-recognized endowments. Other institutions and a number of high net worth individuals comprise the remainder of our current investors. Many of our 700 investors have invested in more than one of our funds.

Employees

We have over 300 personnel, with over 125 investment professionals, including 18 partners. We strive to maintain a work environment that fosters professionalism, integrity, excellence and cooperation among our employees.

Competition

We compete with many other firms in all aspects of our business, including raising funds, seeking investment opportunities and hiring and retaining professionals. We face competitors that are larger than we are and have greater financial, technical and marketing resources. Certain of these competitors continue to raise substantial amounts of capital to pursue investment strategies similar to ours. Some of these competitors also have a lower cost of capital and access to funding sources that are not available to us, which may pose challenges for us with respect to investment opportunities. In addition, some of these competitors may have higher risk tolerances or make different risk assessments than we do, allowing them to consider a wider variety of investments and establish broader networks of business relationships. For additional information regarding the competitive risks that we face, see “Risk Factors—Risks Related to Our Business—The asset management business is intensely competitive”.

Regulatory Matters

Our business is subject to extensive regulation. We are subject to regulation, including periodic examinations, by governmental and self-regulatory organizations in the jurisdictions in which we operate around the world. The SEC regulates our activities as a registered investment adviser under the Advisers Act. We are also subject to regulation under the Exchange Act, the Securities Act and various other statutes. In addition, we are subject to regulation by the Department of Labor under ERISA. In the United Kingdom, we are subject to regulation by the U.K. Financial Services Authority. Our Asian operations, and our investment activities around the globe, are subject to a variety of regulatory regimes that vary country by country, including the Financial Services Agency in Japan and the Securities and Futures Commission in Hong Kong. See “Risk Factors—Risks Related to Our Business—Extensive regulation of our business affects our activities and creates the potential for significant liabilities and penalties. Increased regulatory focus could result in additional burdens on our business. Our reputation, business and operations could be materially affected by regulatory issues”.

Global Compliance Program

Compliance has been a priority for us since our inception. In keeping with this priority, we have implemented a global compliance program to address the legal and regulatory requirements that apply to our company-wide operations. We registered as an investment adviser with the SEC in 1999. Since that time our affiliated companies have registered with the U.K. Financial Services Authority, the Hong Kong Securities and Futures Commission and Japan’s Financial Services Agency. We have structured our global compliance program to address the requirements of each of these regulators as well as the requirements necessary to support our global securities trading operations. Our Chief Legal Officer and Chief Compliance Officer has extensive experience with the regulation of investment advisers. He supervises a team of legal and compliance professionals resident in our New York, London and Hong

Kong offices. Our compliance program includes comprehensive policies and supervisory procedures implemented to monitor compliance. All employees attend mandatory compliance training programs to remain informed of our policies related to matters such as the handling of material non-public information and employee securities trading. In addition to a strong internal compliance function, we have strong relationships with a global network of local attorneys specializing in compliance matters to help us quickly identify and address compliance issues as they arise.

Legal Proceedings

We may from time to time be involved in litigation and claims incidental to the conduct of our business. Like other businesses in our industry, we are subject to scrutiny by the regulatory agencies that have or may in the future have regulatory authority over us and our business activities, which could result in regulatory agency investigations or litigation related to regulatory compliance matters.

We are not currently subject to any pending judicial, administrative or arbitration proceedings that we expect to have a material impact on our results of operations or financial condition. The possibility of increased regulatory focus could result in additional burdens on our business. In addition, the possibility of tax or other legislative measures being adopted in some countries could materially adversely affect us. See “Risk Factors—Risks Related to Our Business—Extensive regulation of our business affects our activities and creates the potential for significant liabilities and penalties. Increased regulatory focus could result in additional burdens on our business. Our reputation, business and operations could be materially affected by regulatory issues”.

Properties

Our principal executive offices are located in leased office space in New York. We also lease space for our operations in London, Hong Kong, Bangalore and Tokyo, and we recently leased office space in Beijing. The terms of the above leases vary, but generally are long-term. We believe that our existing facilities are adequate to meet our current requirements and we anticipate that suitable additional or substitute space will be available, as necessary, upon favorable terms.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding the individuals who are expected to be our directors and executive officers upon the effectiveness of the registration statement of which this prospectus forms a part.

Name	Age	Position
Daniel Och	46	Chief Executive Officer and Chairman of the Board of Directors

David Windreich	49	Managing Partner and Director

Joel Frank	52	Chief Financial Officer and Director

Michael Cohen	35	Managing Partner

Zoltan Varga	33	Managing Partner

Harold Kelly	44	Managing Partner

Jeffrey C. Blockinger	37	Chief Legal Officer, Chief Compliance Officer and Managing Director

Daniel Och is our founder, our Chief Executive Officer, and the chairman of our board of directors. Mr. Och is also our Chief Investment Officer and an officer and/or director of each of our indirect foreign operating subsidiaries, Och-Ziff Management Europe Limited, Och-Ziff Capital Management Hong Kong Limited, Och-Ziff Japan Limited and Och-Ziff India Private Limited. Prior to founding Och-Ziff in 1994, Mr. Och spent eleven years at Goldman, Sachs & Co., where he was a Vice President. Mr. Och began his career at Goldman, Sachs & Co. in the Risk Arbitrage Department and was later Head of Proprietary Trading in the Equities Division and Co-Head of U.S. Equities Trading. Mr. Och has a B.S. in Finance from the Wharton School of the University of Pennsylvania.

David Windreich is a Managing Partner and one of our directors. Mr. Windreich is also the Head of U.S. Merger Arbitrage and Event Driven Investing for Och-Ziff and a director of Och-Ziff Management Europe Limited. Prior to joining Och-Ziff at its inception in 1994, Mr. Windreich was a Vice President in the Equity Derivatives Department at Goldman, Sachs & Co. Mr. Windreich became a Vice President in 1988 and began his career there in 1983. Mr. Windreich holds both a B.A. in Economics and an M.B.A. in Finance from the University of California, Los Angeles.

Joel Frank is our Chief Financial Officer and one of our directors. Mr. Frank is also the Finance Officer for Och-Ziff Management Europe Limited and a director of Och-Ziff India Private Limited. Prior to joining Och-Ziff at its inception in 1994, Mr. Frank spent six years at Rho Management Company, Inc. as its Chief Financial Officer. Mr. Frank was previously with Manufacturers Hanover Investment Corporation from 1983 to 1988 as Vice President and Chief Financial Officer and with Manufacturers Hanover Trust from 1977 to 1983. Mr. Frank holds a B.B.A. in Accounting from Hofstra University and an M.B.A. in Finance from Fordham University. Mr. Frank is a C.P.A. certified in the State of New York.

Michael Cohen is a Managing Partner and the Head of European Merger Arbitrage and Event Driven Investing for Och-Ziff. Mr. Cohen joined Och-Ziff in 1997 and helps manage our London office. Prior to joining us, Mr. Cohen served as an Equity Research Analyst at Franklin Mutual Advisory and as an Investment Banking Analyst at CS First Boston specializing in the financial services sector. Mr. Cohen holds a B.A. in Economics from Bowdoin College.

Zoltan Varga is a Managing Partner and the Head of Asian Merger Arbitrage and Event Driven Investing for Och-Ziff. Prior to joining Och-Ziff in 1998, Mr. Varga was an Analyst in the Mergers and Acquisitions Department at Goldman, Sachs & Co. Mr. Varga holds a B.A. in Economics from DePauw University.

Harold Kelly is a Managing Partner and the Head of Global Convertible and Derivative Arbitrage for Och-Ziff. Prior to joining Och-Ziff in 1995, Mr. Kelly had seven years of experience trading various financial instruments and held positions at Cargill Financial Services Corporation, Eagle Capital Management, Merrill Lynch International, Ltd. and Buchanan Partners, Ltd. Mr. Kelly earned his B.B.A. degree in Finance and also holds M.B.A. and Ph.D. degrees from The University of Georgia.

Jeffrey C. Blockinger is our Chief Legal Officer and Chief Compliance Officer and is a Managing Director. Prior to joining Och-Ziff in April 2005, Mr. Blockinger was an attorney with Schulte, Roth and Zabel LLP from April 2003 to April 2005, Crowell & Moring LLP from January 2002 to April 2003 and Morgan, Lewis & Bockius LLP from September 1996 to January 2002. Mr. Blockinger earned a B.A. at Purdue University and holds a J.D. from the University of Miami School of Law. Mr. Blockinger is admitted to the bars of New York and the District of Columbia.

Board of Directors

Our operating agreement will provide that our board of directors will consist of seven directors at the time of this offering. Messrs. Och, Frank and Windreich currently serve as members of our board of directors and, prior to consummation of this offering, we intend to appoint four additional directors who will be “independent” as defined under the rules of the NYSE. Our board will be divided into three classes that will be, as nearly as possible, of equal size. Each class of directors will be elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. The proposed terms of the Class I, Class II, and Class III directors will expire in 2008, 2009 and 2010, respectively. The proposed Class I directors are                      and , the proposed Class II directors are                      and                     , and the proposed Class III directors are                     ,                      and                    . Any vacancy on the board of directors may be filled by a majority of the directors then in office. Our operating agreement provides that we may not expand the size of our board of directors without the approval of the Class B shareholder committee.

Under the terms of the shareholders’ agreement that we will enter into with our partners, in their capacity as the Class B shareholders, upon consummation of this offering, the Class B shareholder committee will be entitled to designate five nominees (out of seven total) for election to our board of directors so long as the partners and their permitted transferees beneficially own shares representing more than 50% of the total combined voting power of all our outstanding Class A shares and Class B shares. So long as our partners and their permitted transferees own shares representing more than 10% and less than or equal to 50% of the total combined voting power of all our outstanding Class A shares and Class B shares, the Class B shareholder committee will be entitled to designate between one and three nominees for election to our board of directors, depending upon such ownership. The Class B shareholder committee intends to designate Messrs. Och, Frank and Windreich, as well as two additional persons, as nominees to our board of directors upon consummation of this offering. See “Certain Relationships and Related Party Transactions—Shareholders’ Agreement”.

Because our partners control more than 50% of our voting power, we are eligible for the “controlled company” exception from the NYSE requirements that our board of directors be comprised of a majority of independent directors and that our compensation committee and nominating, corporate governance and conflicts committee consist solely of independent directors. While we do not currently intend to utilize this exception, we may in the future determine to do so.

Committees of the Board of Directors

Prior to the consummation of this offering, we will establish the following committees of our board of directors:

Audit Committee

The audit committee:

•

reviews the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracks management’s corrective action plans where necessary;

•	reviews our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

•	reviews our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters;

•

has the direct responsibility to appoint, determine the compensation of and oversee the work of our independent registered public accounting firm, as well as evaluate its independence and performance; and

•	establishes procedures for the receipt and treatment of complaints and employee concerns regarding our financial statements and auditing process.

The members of the committee have not yet been appointed. We intend to appoint three members to the audit committee, all of whom will be “independent” directors as defined under NYSE rules.

Nominating, Corporate Governance and Conflicts Committee

The nominating, corporate governance and conflicts committee:

•

makes recommendations to the board regarding the selection of candidates, qualification and competency requirements for service on the board and the suitability of proposed nominees as directors, subject to the provisions of the shareholders’ agreement granting to the members of the Class B shareholder committee certain rights to designate up to five of the seven nominees for election to our board of directors;

•	advises the board with respect to the corporate governance principles;

•	oversees the evaluation of the performance of the board and management;

•	reviews and approves any related party transactions, other than those that are pre-approved pursuant to pre-approval guidelines or rules established by the committee; and

•	establishes guidelines or rules to cover specific categories of related party transactions.

The members of the committee have not yet been appointed. We intend to appoint three members to the nominating and corporate governance committee, all of whom will be “independent” directors as defined under NYSE rules.

Compensation Committee

The Och-Ziff Compensation Committee:

•	reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, and determines the Chief Executive Officer’s compensation based on that evaluation;

•	reviews and recommends to our board of directors for approval the annual cash amounts, benefits, equity incentive grants and other economic rewards for our other executive officers;

•	provides assistance and recommendations with respect to our compensation policies and practices for our other personnel generally; and

•	oversees our compensation and employee benefit plans.

In making compensation recommendations for our executive officers, the Och-Ziff Compensation Committee may, in its sole discretion, consider recommendations of the Partner Management Committee solely with respect to discretionary income payments payable on the Och-Ziff Operating Group Class C operating group units. The members of the Och-Ziff Compensation Committee have not yet been appointed. We intend to appoint three members to the Och-Ziff Compensation Committee, all of whom will be “independent” directors as defined under the NYSE rules, “non-employee” directors as defined in Rule 16b-3(b)(3) under the Exchange Act and “outside” directors within the meaning of Section 162(m)(4)(c)(i) of the Code.

Compensation Committee Interlocks and Insider Participation

Upon the effectiveness of the registration statement of which this prospectus forms a part, our board of directors will form the Och-Ziff Compensation Committee as described above. Mr. Och has historically made all determinations regarding executive officer compensation, including compensation decisions during the year ended December 31, 2006.

Compensation Discussion and Analysis

Prior to this offering, all material elements of the income payments to our partners were determined by Mr. Och. In general, our fundamental objective in setting income payments to our partners and compensation to our managing directors has been to align their interests with those of the investors in our funds. To achieve that objective, we provided our partners and managing directors with the opportunity to invest in our funds through use of their own capital. See “Certain Relationships and Related Party Transactions—Investments”. In addition, our partners have not historically received any salary or bonus and have instead received only distributions in respect of their interests in our business. Our managing directors historically have been compensated primarily through compensation pools tied to the profitability of our business. Accordingly, all income payments to our partners and substantially all compensation to our managing directors has been performance-based and, other than with respect to Mr. Och, were treated as compensation expense in our historical financial statements. Mr. Och’s payments were treated as distributions on equity. The income payment levels of our partners and compensation levels of our managing directors are generally based on the performance of our company as a whole during the relevant period, with individual payments further adjusted based on an assessment of each individual’s own performance and contribution to the success of our company. Prior to this offering, each of our partners and managing directors was party to an agreement with us that provided for the payment of distributions and/or other amounts, as applicable, to such individuals. In connection with this offering, we have entered or will enter into partner agreements with each of our partners and managing director agreements with each of our managing directors to provide for, among other things, the payment of certain distributions and/or other amounts, as applicable, following this offering. See “—Partner and Managing Director Agreements”.

We believe that this philosophy of seeking to align the interests of our partners and managing directors with those of the investors in our funds has been a key contributor to the growth and success of our company. As a result, we expect to continue this philosophy upon the completion of this offering by continuing to encourage our executive officers and other partners and managing directors to invest their own capital in the funds that we manage. In addition, following this offering, we intend to continue to focus the alignment of interests of our executive officers and other partners with our performance by initially providing them with only performance-based income payments. Initially, none of our executive officers or other partners will receive fixed annual cash amounts. Rather, our partners will own Och-Ziff Operating Group A Units and will receive distributions thereon. We believe that the ownership by our partners of substantial amounts of the residual equity in our business through their interests in the Och-Ziff Operating Group will afford significant alignment with our Class A shareholders. Similarly, we expect to continue to compensate our managing directors through compensation pools tied to the profitability of our business. In addition, we intend to compensate all of our employees with equity-based incentive compensation awards under our new 2007 equity incentive plan. Under the plan, we may grant share options, share appreciation rights, restricted share units and other share-based awards, including long-term incentive plan units or performance units issued pursuant to a separate series of Och-Ziff Operating Group units. See “—Equity Incentive Plan”.

In connection with this offering, we will form the Och-Ziff Compensation Committee comprised solely of independent directors. We expect that the Och-Ziff Compensation Committee will review and approve goals and objectives relevant to our Chief Executive Officer’s compensation, will evaluate his performance and determine his compensation based thereon. In addition, we expect that the Och-Ziff Compensation Committee will review and recommend to our board of directors salaries, benefits, equity incentive grants and other compensation for our other executive officers, and will provide assistance and recommendations with respect to our compensation policies and practices for our other partners and our managing directors and other employees generally. In making compensation recommendations for our executive officers, the Och-Ziff Compensation Committee may, in its sole discretion, consider recommendations of the Partner Management Committee solely with respect to discretionary income allocations payable on the Och-Ziff Operating Group Class C operating group units. We intend to continue to design our compensation programs to attract, retain and motivate executives and other professionals of the highest level of quality and effectiveness. As a public company, we intend to focus our programs on rewarding the types of performance that increase long-term shareholder value, including growing revenue, retaining investors in our funds, developing new investor relationships, improving operational efficiency and managing risks. As we develop as a public company, we intend to continually reevaluate our compensation programs to ensure compliance with these objectives. In the future, we may determine to pay our executive officers and other partners fixed annual cash amounts in addition to other income payments. Also, we may determine to allocate some or all of our partners a portion of our net profits in the form of distributions on the Och-Ziff Operating Group Class C operating group units held by them. In addition, we may determine to grant to our partners share-based and other awards pursuant to our new 2007 equity incentive plan. Any such distributions and grants would reduce amounts available for distribution on their residual equity ownership interests, as well as amounts available for distribution to the other residual equity owners in the Och-Ziff Operating Group, including our intermediate holding companies.

Executive Compensation

The following table sets forth information concerning compensation paid or accrued by us for services rendered in all capacities during the fiscal year ended December 31, 2006 for our Chief Executive Officer, our Chief Financial Officer and our three other highest paid executive officers during the fiscal year ended December 31, 2006. These individuals are referred to as the “named executive officers” in other parts of this prospectus. As discussed above under “—Compensation Discussion and Analysis,” our named executive officers have not historically received any salary or bonus and have instead received only distributions in respect of their interests in our business. Cash distributions to our named executive officers in respect of our fiscal and tax year ended December 31, 2006 were $             to Mr. Och, $             to Mr. Windreich, $             to Mr. Frank, $             to Mr. Cohen and $             to Mr. Varga.

Summary Compensation Table

Name and Principal Position	Salary	Bonus	Deferred Compensation	All Other Compensation	Total

Daniel Och, Chief Executive Officer and Chairman of the Board of Directors

David Windreich, Managing Partner and Director

Joel Frank, Chief Financial Officer and Director

Michael Cohen, Managing Partner

Zoltan Varga, Managing Partner

Partner and Managing Director Agreements

We have entered or will enter into partner agreements with each of our partners and managing director agreements with each of our managing directors, to whom we refer collectively as the “Covered Persons”. Following are descriptions of the material terms of such agreements. With the exception of the few differences noted in the description below, the terms of the partner agreements and the managing director agreements are in relevant part substantially the same.

Full-Time Commitment; Payments.    Each Covered Person agrees to devote substantially all of his business time, skill, energies and attention to his responsibilities at Och-Ziff in a diligent manner. Each Covered Person will be paid such distributions and/or other amounts, as applicable, as determined in accordance with such agreements.

Confidentiality.    Each Covered Person is required, whether during or after his service with us, to protect and only use “confidential information” in accordance with strict restrictions placed by us on its use and disclosure. Every employee of ours is subject to similar strict confidentiality obligations imposed by agreements entered into upon commencement of service.

Non-Competition.    During the term of service of each Covered Person, and during the Restricted Period (as such term is defined below) immediately thereafter, such individual will not, directly or indirectly:

•	engage or otherwise participate in any manner or fashion in any business that is a competing business, either in the United States or in any other place in the world where we engage in our business;

•	render any services to any competing business; or

•	acquire a financial interest in or become actively involved with any competing business (other than as a passive investor holding minimal percentages of the stock of public companies).

For purposes of such agreements, “competing business” means any business that competes with our business during the term of service of the Covered Person.

Non-Solicitation.    During the term of service of each Covered Person, and during the Restricted Period immediately thereafter, such Covered Person will not, directly or indirectly, in any manner solicit any of our partners, directors, officers or employees to terminate their relationship or service with us, or hire any such person who was employed by us or was one of our partners or directors as of the date of such Covered Person’s termination or whose service or relationship with us terminated within two years prior to or after the date of such Covered Person’s termination. Additionally, each Covered Person may not solicit or encourage to cease to work with us any consultant, agent or senior advisers that the individual knows or should know is under contract with us.

In addition, during the term of service of each Covered Person, and during the Restricted Period immediately thereafter, such individual will not, directly or indirectly, in any manner solicit or induce any of our current, former or prospective investors, financing sources, capital market intermediaries or consultants to terminate (or diminish in any material respect) his, her or its relationship with us for the purpose of associating with any competing business, or otherwise encourage such investors, financing sources, capital market intermediaries or consultants to terminate (or diminish in any respect) his, her or its relationship with us for any other reason.

Non-Interference and Non-Disparagement.    During the term of service of each Covered Person, and during the Restricted Period immediately thereafter, such individual may not interfere with business relationships between us and any of our investors, financing sources, capital market intermediaries, consultants, suppliers or partners. Such individual is also prohibited from disparaging us in any way, making any defamatory comments regarding us or making any comments concerning any aspect of such individuals termination of their relationship with us.

Restricted Period.    For purposes of the foregoing covenants, the Restricted Period for partners shall mean the two-year period immediately following the date of termination of the partner’s association with us for any reason and the Restricted Period for managing directors shall mean the one-year period immediately following the date of the managing director’s voluntary termination or termination by us for cause.

For purposes of such agreements, “cause” means that a Covered Person (i) has committed an act of fraud, dishonesty, misrepresentation or breach of trust; (ii) has been convicted of a felony or any offense involving moral turpitude; (iii) has been found by any regulatory body or self-regulatory organization having jurisdiction over our company or our affiliates to have, or has entered into a consent decree determining that such Covered Person, violated any applicable regulatory requirement or a rule of a self regulatory organization; (iv) has, in the capacity as a Covered Person, committed an act constituting gross negligence or willful misconduct; (v) has violated in any material respect any agreement with respect to our company or our affiliates; (vi) has become subject to any proceeding seeking to adjudicate such partner bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment, protection, relief or composition of the debts of such partner under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for such Covered Person or for any substantial part of the property of such partner, or such Covered Person has taken any action authorizing such proceeding; or (vii) a breach by the Covered Person of the non-competition or non-solicitation covenants provided in such Covered Person’s partner agreement or managing director agreement, as applicable.

Intellectual Property.    Each Covered Person is subject to customary intellectual property covenants with respect to works created, invented, designed or developed by such individual that are relevant to or implicated by his service with us.

Liquidated Damages.    In the case of any breach of the confidentiality, non-competition, non-solicitation, non-interference, non-disparagement or intellectual property provisions by a partner, the breaching partner agrees that we will be entitled to recover as liquidated damages for unjust enrichment, and the breaching partner shall be required to forfeit, one-third of all of the Och-Ziff Operating Group Units then held by such partner (i.e., both vested interests and unvested interests then held by such partner that have not been forfeited pursuant to the operating group limited partnership agreements).

Specific Performance.    In the case of any breach of the confidentiality, non-competition, non-solicitation, non-interference, non-disparagement or intellectual property provisions by a Covered Person, the breaching individual agrees that we will be entitled to seek, in addition to liquidated damages, equitable relief in the form of specific performance, restraining orders, injunctions or other equitable remedies.

Compensation of Directors

We intend to establish compensation practices for the non-employee directors of the Och-Ziff board of directors. Such compensation may be paid in the form of cash, equity or a combination of both. We may also pay additional fees to the chairs of each of the audit, nominating, corporate governance and conflicts, and compensation committees of the Och-Ziff Board of Directors. We do not intend to separately compensate our directors who are also our employees or who are otherwise affiliated with us. All members of the board of directors will be reimbursed for reasonable costs and expenses incurred in attending meetings of our board of directors.

Equity Incentive Plan

We anticipate that our board of directors will adopt a new equity incentive plan, the “2007 equity incentive plan” or the “Plan,” and that the Plan will be approved by our shareholders prior to the consummation of this offering. The purposes of the Plan are to provide additional incentive to selected partners, employees and directors of, and consultants to, the company or its subsidiaries or affiliates, to strengthen their commitment, motivate them to faithfully and diligently perform their responsibilities and to attract and retain competent and dedicated people or employees who are essential to the success of our business and whose efforts will result in our long-term growth and profitability. To accomplish such purposes, the Plan permits us to make grants of share options, share appreciation rights, restricted shares, restricted share units, deferred shares, performance shares, distribution equivalent rights, unrestricted shares and other share-based awards, or any combination of the foregoing.

In connection with this offering we intend to grant to all of our employees (which do not include our partners)              Class A restricted share units in the aggregate. While we may issue restricted shares and other share-based awards in the future to employees as a recruiting and retention tool, we have not established specific parameters regarding future grants. Our board of directors (or the Och-Ziff Compensation Committee) will determine the specific criteria surrounding other equity issuances under the Plan. A total of              Class A shares has been initially reserved for issuance under the Plan. Beginning in 2008, the Class A shares reserved under the Plan will be increased on the first day of each fiscal year during the Plan’s term by the lesser of (x) the excess of (i)         % of the number of outstanding Class A shares and Class B shares of the company on the last day of the immediately preceding fiscal year over (ii) the number of shares reserved and available for issuance under the Plan as of such date or (y)              shares. The number of shares reserved under the Plan is also subject to adjustment in the event of a share split, share dividend, or other change in our capitalization. Generally, employee shares that are forfeited or canceled from awards under the Plan will be available for future awards.

The Plan will initially be administered by our board of directors, although it may be administered by either our board of directors or any committee of our board of directors, including a committee that complies with the applicable requirements of Section 16 of the Exchange Act and any other applicable legal or stock exchange listing requirements (the board or committee being sometimes referred to as the “plan administrator”). The plan administrator may interpret the Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Plan. The Plan permits the plan administrator to select the directors, employees, and consultants who will receive awards, to determine the terms and conditions of those awards, including but not limited to the exercise price, the number of shares subject to awards, the term of the awards, the performance goals and the vesting schedule applicable to awards, to determine the restrictions applicable to awards of restricted shares or deferred shares and the conditions under which such restrictions will lapse, and to amend the terms and conditions of outstanding awards. Notwithstanding the foregoing, the plan administrator shall not take any action with respect to an award that would be treated, for accounting purposes, as a “repricing” of such award at a lower exercise, base or purchase price, unless such action is approved by our shareholders. All employees, directors, or consultants of the company or its subsidiaries or affiliates are eligible to participate in our share incentive plan.

We may issue share options under the Plan. The option exercise price of all share options granted under the Plan will be determined by the plan administrator. The term of all share options granted under the Plan will be determined by the plan administrator, but may not exceed ten years. Each share option will be exercisable at such time and pursuant to such terms and conditions as determined by the plan administrator in the applicable share option agreement.

Unless the applicable share option agreement provides otherwise, in the event of an optionee’s termination of employment or service for any reason other than cause, retirement, disability or death, such optionee’s share options (to the extent exercisable at the time of such termination) generally will remain exercisable until 90 days after such termination, and then expire. Unless the applicable share option agreement provides otherwise, in the event of an optionee’s termination of employment or service due to retirement, disability or death, such optionee’s share options (to the extent exercisable at the time of such termination) generally will remain exercisable until one year after such termination and will then expire. Share options that were not exercisable on the date of termination will expire at the close of business on the date of such termination. In the event of an optionee’s termination of employment or service for cause, such optionee’s outstanding share options will expire at the commencement of business on the date of such termination.

Restricted shares, deferred shares or performance shares and other share-based awards may be granted under the Plan. The plan administrator will determine the purchase price and performance objectives, if any, with respect to the grant of restricted shares, deferred shares and performance shares. Participants with restricted shares and performance shares generally have all of the rights of a shareholder; participants generally will not have any rights of a shareholder with respect to deferred shares. Subject to the provisions of the Plan and applicable award agreement, the plan administrator has sole discretion to provide for the lapse of restrictions in installments or the acceleration or waiver of restrictions (in whole or in part) under certain circumstances, including, but not limited to, the attainment of certain performance goals, a participant’s termination of employment or service or a participant’s death or disability.

Share appreciation rights may also be granted under the Plan. These rights may be granted either alone or in conjunction with all or part of any options granted under the Plan, so long as the shares underlying the share appreciation rights are traded on an “established securities market” within the meaning of Section 409A of the Code. The plan administrator will determine the number of shares to be awarded, the price per share and all other conditions of share appreciation rights. The provisions of share appreciation rights need not be the same with respect to each participant. The prospective recipients of share appreciation rights will not have any rights with respect to such awards unless and until such recipient has executed an award agreement. The plan administrator has sole discretion to determine the times at which share appreciation rights are exercisable, and the term of such rights.

Other share-based awards under the Plan will include awards that may be denominated in or payable in, or valued in whole or in part by reference to, our Class A shares, including but not limited to restricted share units, distribution equivalents, Long Term Incentive Plan (“LTIP”) units or performance units, each of which may be subject to the attainment of performance goals, a period of continued employment, or other terms or conditions as permitted under the Plan. LTIP units may be issued pursuant to a separate series of Och-Ziff Operating Group units. LTIP units, which can be granted as free-standing awards or in tandem with other awards under the Plan, will be valued by reference to the value of our Class A shares, and will be subject to such conditions and restrictions as the Plan administrator may determine, including continued employment or service, computation of financial metrics and/or achievement of pre-established performance goals and objectives. If applicable conditions and/or restrictions are not attained, participants would forfeit their LTIP units. The Plan provides, that on terms and conditions determined by the plan administrator, including, but not limited to the conversion ratio, the LTIP units granted under those plans in the limited partnership units of the operating and investing entities may be converted into our Class A shares in the same manner as applicable to the partners.

LTIP units may be structured as “profits interests” for federal income tax purposes, and we do not expect the grant, vesting or conversion of LTIP units to produce a tax deduction for us. As profits interests, LTIP units initially will not have full parity, on a per unit basis, with the Och-Ziff Operating Group Units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP units may over time achieve full parity with the units and therefore accrete to an economic value for the participant equivalent of such units. Ordinarily, we anticipate that each LTIP unit awarded will be equivalent to an award of one Class A share reserved under the Plan, thereby reducing the number of shares available for other equity awards on a one-for-one basis. However, the plan administrator has the authority under the Plan to determine the number of shares underlying an award of LTIP units in light of all applicable circumstances, including performance-based vesting conditions, operating partnership “capital account allocations,” to the extent set forth in the operating group limited partnership agreements, Code, or Treasury Regulations, value accretion factors and conversion ratios.

The Plan provides that the board may amend, alter or terminate the Plan, but no such action may impair the rights of any participant with respect to outstanding awards without the participant’s consent. The plan administrator may amend an award, prospectively or retroactively, but no such amendment may impair the rights of any participant without the participant’s consent. Unless the board determines otherwise, shareholder approval of any such action will be obtained if required to comply with applicable law. The Plan will terminate on the tenth anniversary of the effective date of the Plan.

We intend to file with the SEC a registration statement on Form S-8 covering the shares issuable under the Plan.

IPO Date Equity Awards

At the time of this offering, we intend to grant to all of our employees              Class A restricted share units in the aggregate under our 2007 equity incentive plan. Our partners will not receive any such grants. These units will vest in equal installments over a four-year period beginning on the first anniversary of this offering. Upon vesting, we expect to issue registered Class A shares in respect of such vested units. As a result, such Class A shares will be freely transferable by non-affiliates upon issuance and by affiliates under Rule 144, without regard to holding period limitations. If an employee leaves or is terminated for any reason, such employee will forfeit all unvested units.

Limitation of Liability and Indemnification

Prior to completion of this offering, we intend to enter into separate indemnification agreements with our directors and officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our operating agreement against (i) any and all expenses and liabilities, including judgments, fines, penalties and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness, and (iii) any liabilities incurred as a result of acting on our behalf (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our operating agreement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. We will also maintain directors’ and officers’ liability insurance for our officers and directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Transactions

Prior to or concurrently with the completion of this offering, we will engage in certain transactions related to this offering. Our partners and certain of our other officers and directors will be party to certain of those transactions. We intend to use all of the net proceeds from this offering (estimated to be $             billion, or $             billion if the underwriters exercise their option to purchase additional Class A shares in full, at an assumed initial offering price of $             per Class A share, which is the midpoint of the price range set forth on the cover page of this prospectus) to purchase Och-Ziff Operating Group A Units from our existing owners. Using the same assumed initial public offering price, amounts paid to our named executive officers in exchange for their Och-Ziff Operating Group A Units would be $             to Daniel Och, $             to David Windreich, $             to Joel Frank, $             to Michael Cohen and $             to Zoltan Varga (or $            , $            , $            , $ and $            , respectively, if the underwriters exercise their option to purchase additional Class A shares in full). Each of our named executive officers also will receive a right to payments owed to him as and when they become payable under the tax receivable agreement as a result of such purchases. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement”. Each of these partners will invest all of his after-tax proceeds from this offering initially into our OZ Global Special Investments funds. These investments may be transferred to other Och-Ziff funds or new opportunities, but will otherwise not be redeemable by them for a period of five years following this offering without the approval of the general partner or board of directors of such funds, as applicable. Please see “Our Structure” and “Principal Unitholders”.

Term Loan and Pre-Offering Distribution

We expect to enter into a new $750 million term loan prior to this offering. We presently intend to use the full amount of the proceeds to make a pro rata distribution to our existing owners prior to the consummation of this offering, including certain of our named executive officers. Such distributions to our named executive officers are expected to be $             to Daniel Och, $             to David Windreich, $             to Joel Frank, $             to Michael Cohen and $             to Zoltan Varga.

Shareholders’ Agreement

Prior to the consummation of this offering, we will enter into a shareholders’ agreement with our existing partners, in their capacity as the Class B shareholders, which will provide for the establishment of a Class B shareholder committee. So long as our partners continue to own more than 40% of the total combined voting power of our company, the Class B shareholder committee will have approval rights with respect to certain actions of our board of directors. The Class B shareholder committee will also have the right initially to designate five of the seven nominees for election to our board of directors, with such number of nominees decreasing as our partners’ ownership interest in our business decreases. In addition, under the shareholders’ agreement each partner will grant to the members of the Class B shareholder committee an irrevocable proxy to vote all of such partner’s Class B shares as determined by such members in their sole discretion.

Class B Shareholder Committee; Proxy and Approval Rights

Class B Shareholder Committee.    The shareholders’ agreement will provide for the establishment of the “Class B shareholder committee”. The Class B shareholder committee initially will be a committee of one, consisting solely of Daniel Och until his withdrawal, death or disability. Upon Mr. Och’s withdrawal, death or disability, the Partner Management Committee shall act by majority vote to reconstitute the Class B shareholder committee either by (1) appointing a new partner to serve as the sole member of the Class B shareholder committee until such partner’s withdrawal, death, disability or removal by the Partner Management Committee, or (2) appointing the remaining members of the

Partner Management Committee as the members of the Class B shareholder committee (in which event, the members will act by majority vote). Upon a reconstitution as provided by clause (1) above, the Partner Management Committee shall have the same rights of reconstitution in the event of the new partner’s withdrawal, death, disability or removal. The Class B shareholders will delegate to the members of the Class B shareholder committee the rights and authority described below under “—Proxy” and “—Approval Rights”.

Proxy.     Each of our existing partners will grant to the members of the Class B shareholder committee an irrevocable proxy to vote all of the Class B shares held by such partner in such manner as the members of the Class B shareholder committee shall determine, in their sole and absolute discretion, with respect to any matter submitted to a vote of the holders of the Class B shares. This proxy will survive until the later of Mr. Och’s withdrawal, death or disability or such time as our partners no longer hold at least 40% of the total combined voting power of our company. Accordingly, while Mr. Och, remains the sole member of this committee, he will have control over all matters submitted to a vote of our shareholders so long as our Class B shares continue to represent a majority of the voting power of our company.

Approval Rights.    The shareholders’ agreement will provide that, so long as the partners and their permitted transferees collectively own securities representing more than 40% of the total combined voting power of all of our outstanding Class A shares and Class B shares, our board of directors shall not authorize, approve or ratify any action described below without the prior approval of the Class B shareholder committee.

•

any incurrence of indebtedness, in one transaction or a series of related transactions, by us or any of our subsidiaries or controlled affiliates in an amount in excess of approximately 10% of the then existing long-term indebtedness of us and our subsidiaries;

•

any issuance by us or any of our subsidiaries or controlled affiliates, in any transaction or series of related transactions, of equity or equity-related outstanding shares which would represent, after such issuance, or upon conversion, exchange or exercise, as the case may be, at least 10% of the total combined voting power of our outstanding Class A shares and Class B shares other than (1) pursuant to transactions solely among us and our wholly owned subsidiaries, or (2) upon conversion of convertible securities or upon exercise of warrants or options, which convertible securities, warrants or options are either outstanding on the date of, or issued in compliance with, the shareholders’ agreement;

•

any equity or debt commitment or investment or series of related equity or debt commitments or investments by us or any of our subsidiaries or controlled affiliates in an entity or related group of entities in an amount greater than $250 million;

•	any entry by us, any subsidiary or controlled affiliate into a new line of business that does not involve investment management and that requires a principal investment in excess of $100 million;

•	the adoption of a shareholder rights plan;

•	any appointment or removal of a chief executive officer or co-chief executive officer; or

•	the termination of the employment of an executive officer or the association of a partner with us or any of our subsidiaries or controlled affiliates without cause.

Board Representation

The shareholders’ agreement requires also that we take all reasonably necessary action to effect the matters set forth above so long as the partners and their permitted transferees beneficially own:

•

shares representing more than 50% of the total combined voting power of all our outstanding Class A shares and Class B shares, our board of directors shall nominate five individuals designated by the Class B shareholder committee;

•

shares representing 40% or more and less than or equal to 50% of the total combined voting power of all our outstanding Class A shares and Class B shares, our board of directors shall nominate three individuals designated by the Class B shareholder committee;

•

shares representing 25% or more and less than 40% of the total combined voting power of our outstanding Class A shares and Class B shares, our board of directors shall nominate two individuals designated by the Class B shareholder committee;

•

shares representing 10% or more and less than 25% of the total combined voting power of our outstanding Class A shares and Class B shares, our board of directors shall nominate one individual designated by the Class B shareholder committee; and

•

shares representing less than 10% of the total combined voting power of our outstanding Class A shares and Class B shares, the board shall have no obligation to nominate any individual that is designated by the Class B shareholder committee.

Our operating agreement provides that we may not expand the size of our board of directors without the approval of the Class B shareholder committee.

Exchange Agreement

In connection with this offering, our existing owners will enter into an exchange agreement with the Och-Ziff Operating Group entities under which, at any time and from time to time, subject to vesting, minimum retained ownership requirements and transfer restrictions, each existing owner (or certain transferees thereof) will have the right to exchange one of their Och-Ziff Operating Group A Units with the Och-Ziff Operating Group entities for one of our Class A shares (or, at our option, a cash equivalent). Under the exchange agreement, to effect an exchange, an existing owner must simultaneously exchange one Och-Ziff Operating Group A Unit—being an equal limited partner interest in each Och-Ziff Operating Group entity—for one Class A share. As an existing owner exchanges its Och-Ziff Operating Group A Units, our interest in the Och-Ziff Operating Group B Units will be correspondingly increased and the exchanging owner’s corresponding Class B shares will be cancelled. In addition, the exchanging owner will receive upon such exchange a right to any payments owed to it under the tax receivable agreement as a result of such exchange, as described further under “—Tax Receivable Agreement” below.

Registration Rights Agreement

We will enter into a registration rights agreement with our existing owners pursuant to which we will grant to them certain demand and “piggyback” registration rights. Under the registration rights agreement, we may elect to register the issuance of Class A shares upon exchange of Och-Ziff Operating Group A Units for Class A shares by our existing owners. The registration rights agreement will also provide for a “demand committee,” which shall consist of the members of the Partner Management Committee. Initially, the members of the demand committee will be Messrs. Och, Windreich, Frank, Cohen, Varga and Brown, with Mr. Och acting as Chairman. The Chairman of the demand committee or, in the event there is no Chairman, the full committee acting by majority vote, will have the right to request that we register the sale of Class A shares held by our existing owners an unlimited number of times and may require us to make available shelf registration statements permitting resales of Class A shares into the market from time to time over an extended period. In addition, the Chairman of the demand committee or, in the event there is no Chairman, the full committee acting by majority vote, will have the ability to exercise certain piggyback registration rights in respect of Class A shares held by our existing owners in connection with registered offerings requested by other registration rights holders or initiated by us. On and after the fifth anniversary date of this offering, such registration rights may be exercised either by the Chairman of the demand committee or the full committee acting by majority vote (whether or not there is a Chairman).

We will agree to indemnify each existing owner against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which they sell our shares, unless such liability arose from such existing owner’s misstatement or omission, and each existing owner will agree to indemnify us against all losses caused by its misstatements or omissions. We will pay all expenses incident to our performance under the registration rights agreement, and the existing owners will pay their respective portions of all underwriting discounts, commissions and transfer taxes relating to the sale of their shares under the registration rights agreement.

Tax Receivable Agreement

As described above under “—Exchange Agreement,” subject to certain vesting, minimum retained ownership requirements and transfer restrictions, each existing owner will have the right to exchange with the Och-Ziff Operating Group entities each of its Och-Ziff Operating Group A Units for one of our Class A shares in a taxable transaction. Certain Och-Ziff Operating Group entities intend to make an election under Section 754 of the Code, which may result in an adjustment to the tax basis of the assets owned by the Och-Ziff Operating Group at the time of the exchange. The taxable exchanges may result in increases in the tax depreciation and amortization deductions, as well as the increase in the tax basis of other assets, of the Och-Ziff Operating Group that otherwise would not have been available. These increases in tax depreciation and amortization deductions, as well as the increase in the tax basis of other assets, would reduce the amount of tax that Och-Ziff Corp would otherwise be required to pay in the future. Additionally, our acquisition of Och-Ziff Operating Group A Units (including in connection with this offering) from existing owners will also result in increases in tax deductions and tax basis that reduces the amount of tax that Och-Ziff Corp would otherwise be required to pay in the future.

Prior to this offering, Och-Ziff Corp will enter into a tax receivable agreement with the existing owners that will provide for the payment by Och-Ziff Corp to an exchanging or selling owner of 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that Och-Ziff Corp actually realizes (or is deemed to realize in the case of an early termination payment by Och-Ziff Corp or a change of control, as discussed below) as a result of these increases in tax deductions and tax basis, and certain other tax benefits, including imputed interest expense, related to entering into the tax receivable agreement. Och-Ziff Corp expects to benefit from the remaining 15% of cash savings, if any, in income tax savings that it realizes. The tax savings that Och-Ziff Corp will actually realize will equal the difference between (i) the income taxes that Och-Ziff Corp would pay if the tax basis of the assets was as shown on Och-Ziff Corp’s books at the time of a taxable exchange, and (ii) the income taxes that Och-Ziff Corp actually pays, taking into account payments made under the tax receivable agreement as well as depreciation and amortization deductions attributable to the fair market value basis in the assets of OZ Management and OZ Advisors I. Persons that acquire their interests in the Och-Ziff Operating Group after consummation of this offering may become a party to the tax receivable agreement.

For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that Och-Ziff Corp would have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of the applicable Och-Ziff Operating Group entity as a result of the transaction and had Och-Ziff Corp not entered into the tax receivable agreement. The term of the tax receivable agreement will be applicable to the Transactions and will continue until all such tax benefits have been utilized or expired, unless Och-Ziff Corp exercises the right to terminate the tax receivable agreement by paying an amount based on the present value of payments remaining to be made under the agreement with respect to units which have been exchanged or sold and units which have not yet been exchanged or sold. Such present value will be determined based on certain assumptions, including that Och-Ziff Corp would have sufficient taxable income to fully utilize the deductions that would have arisen from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement. No payments will be made if an owner elects to exchange his Och-Ziff Operating Group A Units in a tax-free transaction.

Decisions made by the partners in the course of running our business, in particular decisions made with respect to the sale or disposition of assets or change of control, may influence the timing and amount of payments that are received by an exchanging or selling owner under the tax receivable agreement. In general, earlier disposition of assets following an exchange or acquisition transaction will tend to accelerate such payments and increase the present value of the tax receivable agreement, and disposition of assets before an exchange or acquisition transaction will increase an owner’s tax liability without giving rise to any rights to receive payments under the tax receivable agreement.

Were the IRS to challenge a tax basis increase, our owners will not reimburse Och-Ziff Corp for any payments made by them under the tax receivable agreement. As a result, in certain circumstances, payments could be made to our owners under the tax receivable agreement in excess of Och-Ziff Corp’s cash tax savings.

The payments that Och-Ziff Corp may make to our owners could be material in amount. However, our owners receive 85% of our cash tax savings, leaving Och-Ziff Corp with 15% of the benefits of the tax savings. In general, estimating the amount of payments that may be made to the owners under the tax receivable agreement is by its nature, imprecise, in the absence of an actual transaction, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis and the amount and timing of any payments under the tax receivable agreement will vary depending upon a number of factors, including:

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The timing of the transactions—For instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of the Och-Ziff Operating Group entities at the time of the transaction;

•

The price of our Class A shares at the time of the transaction—The increase in any tax deductions, as well as tax basis increase in other assets, of the Och-Ziff Operating Group entities, is directly proportional to the price of the Class A shares at the time of the transaction;

•	The taxability of exchanges—If an exchange is not taxable for any reason, increased deductions will not be available; and

•

The amount and timing of our income—Och-Ziff Corp will be required to pay 85% of the tax savings as and when realized, if any. If a corporate taxpayer does not have taxable income, the corporate taxpayer is not required to make payments under the tax receivable agreement for that taxable year because no tax savings were actually realized.

In addition, the tax receivable agreement provides that, upon a merger, asset sale or other form of business combination or certain other changes of control, Och-Ziff Corp’s (or any successors’) obligations with respect to exchanged or acquired units (whether exchanged or acquired before or after such change of control) would be based on certain assumptions, including that Och-Ziff Corp would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement. As noted above, no payments will be made if an owner elects to exchange his Och-Ziff Operating Group A Units in a tax-free transaction.

Our purchase, through our intermediate holding companies, of     % of the existing owners’ Och-Ziff Operating Group A Units in connection with this offering is anticipated to result in an increase in the tax basis of the assets owned by Och-Ziff Corp at the date of the purchase of approximately $             million, and likely will result in us making payments under the tax receivable agreement. Any payments under the tax receivable agreement will give rise to additional tax benefits and additional potential payments under the tax receivable agreement. Any payments under the tax receivable agreement will depend upon whether Och-Ziff Corp has taxable income to utilize the benefit of the increase in the tax basis of the assets owned by OZ Management and OZ Advisors I. We also intend to cause our other corporate taxpayer intermediate holding companies that acquire any Och-Ziff Operating Group Units, if any, to become parties to the tax receivable agreement.

Limited Partnership Agreements of Och-Ziff Operating Group Entities

Prior to consummation of this offering, amended and restated limited partnership agreements for OZ Management and OZ Advisors I will be entered into by Och-Ziff Corp as the general partner, with Och-Ziff Corp and our existing owners as limited partners, and an amended and restated limited partnership agreement for OZ Advisors II will be entered into by Och-Ziff Holding as the general partner, with Och-Ziff Holding and our existing owners as limited partners. Each of these limited partnership agreements will be substantially similar in form and we have described below the material provisions of one such agreement which is generally applicable to all such agreements. We refer to such agreements collectively as the “operating group limited partnership agreements”.

Management

The business and affairs of each limited partnership will be managed exclusively by its general partner, except with respect to delegation of certain powers by the general partner to the Partner Management Committee and Partner Performance Committee as described below. Except as expressly provided in the operating group limited partnership agreements, the limited partners, in their capacity as limited partners, will have no part in the management of the limited partnership and will have no authority or right to act on behalf of or bind the limited partnership in connection with any matter. All determinations, decisions and actions made or taken by the general partner, or any committee designated by the general partner, in accordance with the operating group limited partnership agreements are conclusive and absolutely binding upon the limited partnership and its partners.

Partner Management Committee

The operating group limited partnership agreements will provide for the establishment of a “Partner Management Committee”. The Partner Management Committee will be a committee comprised of six partners, which shall consist initially of Daniel Och, David Windreich, Joel Frank, Michael Cohen, Zoltan Varga and James K. Brown, with Mr. Och serving as Chairman. The Partner Management Committee shall act by majority approval, with Mr. Och’s vote breaking any deadlock. Each member of the Partner Management Committee shall serve until such partner’s withdrawal, death, disability or, other than with respect to Mr. Och, removal by the Partner Performance Committee. Upon Mr. Och’s withdrawal, death or disability, the remaining members of the Partner Management Committee shall act by majority vote to either (1) replace Mr. Och with a partner to serve as Chairman, until such partner’s withdrawal, death, disability or removal by the other members of the

Partner Management Committee or (2) reduce the size of the committee to the remaining members (in which event, there shall be no Chairman of the Partner Management Committee, and the remaining members will act by majority vote). Upon the withdrawal, death, disability or removal of any of the members of the Partner Management Committee other than the Chairman, the remaining members of the committee shall act by majority vote to fill such vacancy. Upon a reconstitution as provided in clause (1) above, the Partner Management Committee shall have the same rights of reconstitution in the event of the new partner’s withdrawal, death, disability or removal. Under the operating group limited partnership agreements, the general partner of each limited partnership will delegate to the Partner Management Committee the sole authority to make determinations with respect to distributions on the Och-Ziff Operating Group Class C operating group units so long as our partners continue to hold at least 40% of the total combined voting power of our outstanding Class A shares and Class B shares, but subject to the authority of the Och-Ziff Compensation Committee as described under “Management—Committees of the Board of Directors—Compensation Committee”. The amount, allocation and timing of such distributions shall be made upon a recommendation by the Chairman of the Partner Management Committee and shall be at the sole and absolute discretion of the Partner Management Committee; provided, that, any such distributions to our Chief Executive Officer and our other executive officers must be determined by the Och-Ziff Compensation Committee. Any such distributions need not be made to all holders of Och-Ziff Operating Group Class C operating group units and if made to all such holders need not be made on a pro rata basis to such holders. See “Management—Compensation Discussion and Analysis” for a description of our compensation philosophy. In addition, under the operating group limited partnership agreements, the other partners will delegate to the Partner Management Committee the authority to reconstitute the Class B shareholder committee as provided under “—Shareholders’ Agreement—Class B Shareholder Committee; Proxy and Approval Rights” and will delegate to the Chairman of the Partner Management Committee or (a) if there is no Chairman and (b) after the fifth anniversary of this offering, the full committee acting by majority consent, authority to approve transfers of interests in the partnership as described under “—Transfer and Other Restrictions”.

Partner Performance Committee

The operating group limited partnership agreements will provide for the establishment of a “Partner Performance Committee”. The Partner Performance Committee will be a committee comprised of five partners, which shall consist initially of Daniel Och, David Windreich, Joel Frank, Michael Cohen and Zoltan Varga, with Mr. Och serving as Chairman. Each member of the Partner Performance Committee shall serve until such partner’s withdrawal, death, disability or, other than with respect to Mr. Och, removal by the other members of the Partner Performance Committee. Upon Mr. Och’s withdrawal, death or disability, the remaining members of the Partner Performance Committee shall act by majority vote to replace Mr. Och with a partner (who may or may not also serve as Chairman), until such partner’s withdrawal, death, disability or removal by the other members of the Partner Performance Committee. Upon the withdrawal, death, disability or removal of any of the members of the Partner Performance Committee other than the Chairman, the remaining members of the committee shall act by majority vote to fill such vacancy. Upon a reconstitution as provided above, the Partner Performance Committee shall have the same rights of reconstitution in the event of the new partner’s withdrawal, death, disability or removal. Under the operating group limited partnership agreements, the other partners shall delegate to the Partner Performance Committee the authority to make partner non-performance determinations as provided under “—Vesting; Forfeiture”.

Partnership Interests

As of the completion of the Transactions, the Och-Ziff Operating Group A Units, the Och-Ziff Operating Group B Units and the Och-Ziff Operating Group Class C operating group units of the applicable partnership will constitute all limited partner interests in the partnership and will be designated as “Class A common units,” “Class B common units” and “Class C common units”, respectively. A Class A common unit and a Class B common unit will constitute residual equity interests in the partnership and, except as expressly provided in the operating group limited partnership agreements, will entitle the holder thereof to equal rights, other than voting rights, under our operating group limited partnership agreements, including with respect to distributions. The Och-Ziff Operating Group Class C operating group units are being issued and may be issued in the future solely for the purpose of making discretionary income allocations to holders thereof and will not represent a residual equity interest in the partnership. As of the completion of this offering, the respective intermediate holding company of each limited partnership, which is also the sole general partner thereof, will hold all of the Och-Ziff Operating Group B Units of the limited partnership, our existing owners will hold all of the Och-Ziff Operating Group A Units of the limited partnership and our existing partners will hold all of the Och-Ziff Operating Group Class C operating group units.

From time to time, the general partner may establish other classes or series of units, each having such relative rights, powers and duties and interests in profits, losses, allocations and distributions of the limited partnership as may be determined by the general partner. Among other things, the general partner has authority to specify (a) the allocations of items of partnership income, gain, loss, deduction and credit to holders of each such class or series of units; (b) the right of holders of each such class or series of units to share (on a pari passu, junior or preferred basis) in partnership distributions; (c) the rights of holders of each such class or series of units upon dissolution and liquidation of the limited partnership; (d) the voting rights, if any, of holders of each such class or series of units; and (e) the conversion, redemption or exchange rights applicable to each such class or series of units (including the right to exchange for Class A shares). The total number of units that may be created pursuant to the foregoing and the issuance thereof that may be authorized by the general partner is not limited.

Distributions

Subject to the terms of any additional classes or series of units established by the general partner, distributions will be made, after distributions for taxes, as and when determined by the general partner, to the partners in accordance with their respective Och-Ziff Operating Group A Units and Och-Ziff Operating Group B Units, whether or not vested. Similarly, discretionary income allocations will be made to holders of the Och-Ziff Operating Group Class C operating group units as and when determined by the Partner Management Committee (in conjunction with the Och-Ziff Compensation Committee) or by the general partner at such time as our partners hold less than 40% of the total combined voting power of our company. The general partnership interest in the limited partnership held by the general partner will not entitle the general partner to receive any distributions. The general partner may cause the limited partnership to make distributions of cash, units or other assets or property of the limited partnership. No partner has the right to demand that the partnership distribute any assets in kind to such partner.

Vesting; Forfeiture

The operating group limited partnership agreements will provide that, upon consummation of this offering, all of the Och-Ziff Operating Group B Units held by our intermediate holding company will be fully vested. All of the Och-Ziff Operating Group Class C operating group units held by an existing partner will be cancelled upon such partner’s withdrawal, death or disability. The operating group limited partnership agreements will also provide that, upon consummation of this offering, all of the Och-Ziff Operating Group A Units then held by the existing partners and the Ziffs (the “IPO Date Och-Ziff Operating Group A Units”) will vest in equal installments on each anniversary date of this offering for five years, beginning on the first anniversary date of this offering. Accordingly, such partners’ and the Ziff’s Och-Ziff Operating Group A Units will vest at the rate of 20% per year for five years after this offering. These vesting requirements may be waived by the Chairman of the Partner Management Committee (or by majority vote of the Partner Management Committee in the event there is no Chairman).

The operating group limited partnership agreements will further provide that, in the event a partner (a “Forfeiting Partner”) (a) voluntarily terminates his association with us for any reason prior to the fifth anniversary of the consummation of this offering or (b) other than with respect to Mr. Och, is required to withdraw for “cause” (as defined below) prior to the fifth anniversary of the consummation of this offering (in either case, a “Termination”), such Forfeiting Partner’s unvested Och-Ziff Operating Group A Units (and all distributions received with respect to such Och-Ziff Operating Group A Units after the date of Termination) shall be forfeited (such Och-Ziff Operating Group A Units subject to forfeiture and related distributions, the “Forfeitable Interests”) as of the Forfeiture Date (as defined below) to the partners who continue to be associated with us as of the Forfeiture Date (the “Continuing Partners”) in proportion to the Och-Ziff Operating Group A Units held by the Continuing Partners at the time of this offering. As a result:

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in the event such Termination occurs prior to the first anniversary of the consummation of this offering, 100% of such Forfeiting Partner’s IPO Date Och-Ziff Operating Group A Units shall be forfeited;

•

in the event such Termination occurs on or after the first anniversary of the consummation of this offering but prior to the second anniversary of the consummation of this offering, 80% of such Forfeiting Partner’s IPO Date Och-Ziff Operating Group A Units shall be forfeited;

•

in the event such Termination occurs on or after the second anniversary of the consummation of this offering but prior to the third anniversary of the consummation of this offering, 60% of such Forfeiting Partner’s IPO Date Och-Ziff Operating Group A Units shall be forfeited;

•

in the event such Termination occurs on or after the third anniversary of the consummation of this offering but prior to the fourth anniversary of the consummation of this offering, 40% of such Forfeiting Partner’s IPO Date Och-Ziff Operating Group A Units shall be forfeited; and

•

in the event such Termination occurs on or after the fourth anniversary of the consummation of this offering and prior to the fifth anniversary of the consummation of this offering, 20% of such Forfeiting Partner’s IPO Date Och-Ziff Operating Group A Units shall be forfeited.

Furthermore, in the event the Partner Performance Committee determines by majority vote, following the recommendation of the Chairman of the Partner Performance Committee, who initially shall be Daniel Och, that a partner (a “Non-Performing Partner”) is not performing his duties consistent with our expectations (a “Non-Performance,” and together with a Termination, a “Forfeiture Event”), all of such Non-Performing Partner’s Forfeitable Interests shall be forfeited as of the applicable Forfeiture Date to the Continuing Partners as of the applicable Forfeiture Date in proportion to the Och-Ziff Operating Group A Units held by the Continuing Partners at the time of this offering.

Effect of Forfeiture.    None of the forfeited Forfeitable Interests shall return to or benefit us or the partnership. Rather, Forfeitable Interests will be allocated among the Continuing Partners in proportion to the Och-Ziff Operating Group A Units held by the Continuing Partners at the time of this offering.

To the extent that a Continuing Partner receives Forfeitable Interests of a Forfeiting Partner, such Forfeitable Interests shall be deemed to be interests of the Continuing Partner receiving such Forfeitable Interests for all purposes of the operating group limited partnership agreements; provided that the Continuing Partner receiving such Forfeitable Interests shall be permitted to exchange his Och-Ziff Operating Group A Units and sell the Class A shares issued in respect thereof, without regard to any transfer restrictions, such number of Forfeitable Interests received by such Continuing Partner as required to pay taxes payable as a result of the receipt of such interests.

The forfeiture provisions shall lapse with respect to a partner and such partner’s permitted transferees if such partner dies or becomes disabled prior to a Forfeiture Event with respect to such partner.

Any Forfeiting Partner shall be required, after the Forfeiture Date, to pay the same fees with respect to any remaining investments by such Forfeiting Partner in any of our funds as paid by other limited partners of such subsidiaries.

The forfeiture provisions of the operating group limited partnership agreements may be amended and the terms and conditions of such agreement related to such provisions may be waived, changed or modified upon the approval of the Chairman of the Partner Management Committee (or of a majority of the Partner Management Committee if there is no Chairman). We, our shareholders and the partnership have no ability to enforce such provisions or to prevent any forfeiture obligation from being amended or waived by the Chairman of the Partner Management Committee (or a majority of the Partner Management Committee if there is no Chairman).

For the purposes of the operating group limited partnership agreements:

“cause” means that a partner (i) has committed an act of fraud, dishonesty, misrepresentation or breach of trust; (ii) has been convicted of a felony or any offense involving moral turpitude; (iii) has been found by any regulatory body or self-regulatory organization having jurisdiction over our company or our affiliates to have, or has entered into a consent decree determining that such partner, violated any applicable regulatory requirement or a rule of a self regulatory organization; (iv) has, in the capacity as a partner, committed an act constituting gross negligence or willful misconduct; (v) has violated in any material respect any agreement with respect to our company or our affiliates; (vi) has become subject to any proceeding seeking to adjudicate such partner a bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment, protection, relief or composition of the debts of such Partner under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for such partner or for any substantial part of the property of such partner, or such partner has taken any action authorizing such proceeding; or (vii) a breach by the partner of the non-competition or non-solicitation covenants provided in such partner’s partner agreement.

“Forfeiture Date” means, as to the Forfeitable Interests to be forfeited to any Continuing Partner, the date which is the earlier of (a) the date that is six months after the applicable Forfeiture Event and (b) the date on or after such Forfeiture Event that is six months after the date of the latest publicly reported disposition of equity securities of our company by any such Continuing Partner which disposition is not exempt from the application of the provisions of Section 16(b) of the Exchange Act, unless otherwise determined by the Chairman of the Partner Management Committee (or a majority of the Partner Management Committee if there is no Chairman).

The Ziffs’ interest shall not be subject to forfeiture.

Transfer and Other Restrictions

Generally.    A limited partner may not transfer all or any of such limited partner’s units without approval of the general partner, which approval may be granted or withheld in the general partner’s sole and complete discretion; provided, however, that without the general partner’s approval, a limited partner may (i) transfer units pursuant to the Exchange Agreement or exchange letter agreement among Och-Ziff Corp and the partners, (ii) transfer units to a permitted transferee of such partner upon approval by the Chairman of the Partner Management Committee (or by majority vote of the Partner Management Committee (a) in the event there is no Chairman and (b) on and after the fifth anniversary of this offering), as provided below or (iii) transfer upon approval by the Chairman of the Partner Management Committee (or by majority vote of the Partner Management Committee (a) in the event there is no Chairman and (b) on and after the fifth anniversary of this offering), as provided below. A limited partner may not, without the consent of the general partner, withdraw from the partnership prior to the partnership’s termination.

Limited partners holding a majority of the outstanding Och-Ziff Operating Group B Units have the right to remove the general partner at any time, with or without cause. Upon the withdrawal or removal of the general partner, limited partners holding a majority of the outstanding Och-Ziff Operating Group B Units shall have the right to appoint a successor general partner; provided, that any successor general partner must be a direct or indirect wholly owned subsidiary of Och-Ziff.

Transfers Approved by the Partner Management Committee.    The operating group limited partnership agreements also provide that no limited partner or such limited partner’s permitted transferee(s) may, directly or indirectly, voluntarily effect any transfer of his, her or its interests in our business other than to any of such partner’s permitted transferees, except as set forth below. In addition, transfers to permitted transferees will require the consent of the Chairman of the Partner Management Committee (or of a majority of the full committee if there is no Chairman), which consent may not be unreasonably withheld. On and after the fifth anniversary following this offering, such consent may be given by the Chairman of the Partner Management Committee or the full Partner Management Committee acting by majority consent.

A “permitted transferee” means with respect to each of our limited partners and its permitted transferees (a) a charitable organization controlled by such partner, (b) a trust or other estate planning vehicle, all of the current beneficiaries of which are lineal descendents of such partner and his spouse, (c) a corporation, limited liability company or partnership, of which all of the outstanding shares of capital stock or interests therein are owned by no one other than such partner, his spouse and his lineal descendents and (d) a legal or personal representative of such partner in the event of his death or disability.

The operating group limited partnership agreement will provide that the Chairman of the Partner Management Committee (or a majority of the full committee if there is no Chairman) shall approve a transfer of a limited partner’s interest in our business to effect a sale of Class A shares issued in respect thereof pursuant to an exercise of registration rights by the demand committee under the registration rights agreement. See “—Registration Rights Agreement”. On and after the fifth anniversary following this offering, such consent may be given by the Chairman of the Partner Management Committee or the full Partner Management Committee acting by majority consent. The demand committee will consist of the members of the Partner Management Committee. In such event, any partner and such partner’s permitted transferee(s) may transfer the Och-Ziff Operating Group A Units received by such partner in the Reorganization that have vested as provided above in such amount to permit the transfer of the number of Class A shares issued in respect thereof permitted to be included in the registration under the registration rights agreement.

Notwithstanding anything in the operating limited partnership agreements to the contrary, with the prior consent of the Chairman of the Partner Management Committee (or of a majority of the full committee if (a) there is no Chairman and (b) on and after the fifth anniversary of this offering), each partner and such partner’s permitted transferees may transfer vested interests in our business beneficially owned by them to any person in accordance with Rule 144 or in a transaction exempt from the registration requirements of the Securities Act.

The foregoing transfer restrictions may be waived at any time by the Chairman of the Partner Management Committee (or by majority vote of the Partner Management Committee (a) in the event there is no Chairman and (b) on and after the fifth anniversary of this offering).

Minimum Ownership Requirements

Each partner associated with us will be required to continue to hold (and may not transfer), during his association with us, 25% of the vested interests in our business received by him, without reduction for dispositions. Such minimum ownership requirements may be waived by the Chairman of the Partner Management Committee (or by majority vote of the Partner Management Committee in the event there is no Chairman).

Restrictions on Transfer of the Ziffs’ Interest in Our Business

The operating group limited partnership agreements will provide that the Och-Ziff Operating Group A Units received by the Ziffs in the reorganization will vest in equal installments on each anniversary date of this offering for five years, beginning on the first anniversary of this offering. The Ziffs’ Och-Ziff Operating Group A Units will not be subject to forfeiture. The Ziffs will not have any demand registration rights with respect to any Class A shares acquired by them upon exchange of their Och-Ziff Operating Group A Units but will have the same “piggyback” registration rights as our existing partners. In addition, following the first anniversary of this offering, the Ziffs will generally be entitled, in any given fiscal quarter, to exchange their Och-Ziff Operating Group A Units for Class A shares in an amount up to the lesser of (i) 3.3% of the total issued and outstanding Class A shares at the time of such disposition and (ii) 5% of the Class A shares that would have been held by them had they converted all of their Och-Ziff Operating Group A Units into Class A shares immediately prior to this offering. The Ziffs will generally be entitled to sell any such Class A shares received on any such exchange, subject to applicable law. The Ziffs will invest approximately 50% of the after-tax proceeds received by them in connection with this offering into our funds, which investments will be subject to the lock-up period applicable to the funds in which the Ziffs choose to invest. The Ziffs will also be permitted to contribute their Och-Ziff Operating Group A Units to charities, subject to the approval of the Chairman of the Partner Management Committee.

Issuance of Equity Securities by Och-Ziff

If Och-Ziff issues any equity securities, it is expected that: (i) Och-Ziff will immediately contribute the cash proceeds or other consideration received from such issuance, and from the exercise of any rights contained in any such securities, to Och-Ziff Corp and Och-Ziff Holding (allocated between them in accordance with their relative values at the time such equity securities are issued); (ii) Och-Ziff Corp will immediately contribute its portion of such cash proceeds or other consideration to OZ Management and OZ Advisors I and any other entities that Och-Ziff Corp directly acquires an interest in after the date of this offering, to the extent that as of the date of such acquisition Och-Ziff Corp and the partners and their respective permitted transferees own interests in such entity that are in proportion to their respective ownership interests in OZ Management and OZ Advisors I on such date (allocated among them in accordance with their relative values at the time such equity securities are issued); (iii) Och-Ziff Holding will immediately contribute its portion of such cash proceeds or other consideration to OZ Advisors II and any other entities that Och-Ziff Holding directly acquires an interest in after the date of this offering, to the extent that as of the date of such acquisition Och-Ziff Holding and the partners and their respective permitted transferees own interests in such entity that are in proportion to their respective ownership interests in OZ Advisors II on such date (allocated among them in accordance with their relative value at the time such equity securities are issued); (iv) in exchange for the portion of such cash proceeds or other consideration contributed to the limited partnership, the general partner will receive (x) in the case of an issuance of Class A shares, Och-Ziff Operating Group B Units, and (y) in the case of an issuance of any other equity securities by Och-Ziff, except for Class B shares, a new class or series of units or other equity securities of the limited partnership with designations, preferences and other rights, terms and provisions that are substantially the same as those of such Och-Ziff equity securities (with any dollar amounts adjusted to reflect the portion of the total amount of cash proceeds or other consideration received by Och-Ziff that is contributed to the limited partnership); and (v) in the event of any subsequent transaction involving such Och-Ziff equity securities (including a share split or combination, a distribution of additional Och-Ziff equity securities, a conversion, redemption or exchange of such Och-Ziff equity securities), the general partner will concurrently effect a similar transaction with respect to the units or other equity securities issued by the limited partnership in connection with the issuance of such Och-Ziff equity securities.

In the event of any issuance of equity securities by Och-Ziff, and the contribution of the cash proceeds or other consideration received from such issuance as described above, the limited partnership shall pay or reimburse Och-Ziff (directly or indirectly by paying and reimbursing the general partner) for its pro rata portion (based on the portion of the total cash proceeds or other consideration contributed to the limited partnership) of the expenses incurred by Och-Ziff in connection with such issuance, including any underwriting discounts or commissions.

If Och-Ziff issues any equity securities and any of the transactions described above are not effected, then the general partner shall make such modifications to the operating group limited partnership agreements as the general partner reasonably determines to be necessary so that, to the greatest extent possible, subsequent distributions to the holders of Och-Ziff Operating Group A Units (including distributions upon liquidation) will be the same as would be the case if such transactions had been effected. Such modifications to the operating group limited partnership agreements may include changes in the rates of distributions or allocations of profit and loss among partners or a requirement that the general partner make future contributions to the limited partnership. The general partner may effect any such modifications without the consent or approval of any limited partner.

Limitation on Partner Liability

The debts and liabilities of the limited partnership, whether arising in contract, tort or otherwise, are solely the debts and liabilities of the limited partnership, and no limited partner is obligated personally for any such debt, obligation or liability of the limited partnership solely by reason of being a limited partner. Pursuant to the Delaware Revised Uniform Limited Partnership Act, Och-Ziff Corp or Och-Ziff Holding, as applicable, in its capacity as the general partner of a limited partnership, is liable for the debts and liabilities of the limited partnership to the extent that the limited partnership can not satisfy such debts and liabilities out of its assets.

Indemnification and Exculpation

To the fullest extent permitted by applicable law, the general partner and its officers, directors and employees are indemnified and held harmless by the limited partnership for and from any liabilities, losses, fees, penalties, damages, costs and expenses incurred by persons by reason of any act performed or omitted by such persons in connection with the affairs of the limited partnership in good faith and in a manner reasonably believed by such person to be in or not opposed to the best interests of the limited partnership. All indemnity claims will be paid out of partnership assets only and no limited partner has any personal liability for any such claims.

To the fullest extent permitted by applicable law, the general partner and its officers, directors and employees are not liable to the limited partnership or any limited partner or any affiliate of any limited partner for any damages incurred by reason of any act performed or omitted by such person in good faith on behalf of the limited partnership in a manner reasonably believed to be in or not opposed to the best interests of the limited partnership. The general partner and its officer, directors and employees are fully protected in relying in good faith upon the records of the limited partnership and upon such information, opinions, reports or statements presented to the limited partnership by any person as to matters the general partner or its officers, directors or employees reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the limited partnership.

Dissolution

The limited partnership will be dissolved and its affairs will be wound up upon the first to occur of (i) the entry of a decree of judicial dissolution of the limited partnership under Section 17-802 of the Delaware Uniform Limited Partnership Act; and (ii) the determination of the general partner to dissolve the limited partnership. Except as provided in the operating group limited partnership agreements, the death, disability, resignation, expulsion, bankruptcy or dissolution of any partner or the occurrence of any other event which terminates the continued partnership of any partner in the partnership shall not cause the partnership to be dissolved or its affairs wound up; provided, however, that at any time after the bankruptcy of the general partner, the holders of a majority of the Och-Ziff Operating Group B Units in the aggregate may replace the general partner with another person or entity, who will become a successor general partner of the limited partnership, will be vested with the powers and rights of the general partner, and will be liable for all obligations and responsible for all duties of the general partner from the date of such replacement. The holders of Och-Ziff Operating Group A Units will not have the right to vote their Och-Ziff Operating Group A Units with respect to the removal of the general partner in the event of the bankruptcy of the general partner. Upon the winding up of the limited partnership, after payment in full of all amounts owed to the limited partnership’s creditors, and after payment in full of all amounts owed to holders of units having liquidation preferences, if any, the holders of Och-Ziff Operating Group A Units and Och-Ziff Operating Group B Units will be entitled to receive the remaining assets of the limited partnership available for distribution in accordance with and to the extent of positive balances in the respective capital accounts of such holders after taking into account certain adjustments.

Amendments

Except as may be otherwise required by law, the operating group limited partnership agreements may be amended by the general partner without the consent or approval of any partners, except that (i) if an amendment adversely affects the rights of a unit holder other than on a pro rata basis with other unit holders of the same class, such unit holders must consent to the amendment, (ii) no amendment may adversely affect the rights of a class of unit holders without the consent of a majority of the holders of the outstanding units of such class, (iii) any amendment that adversely affects the rights of holders of Och-Ziff Operating Group A Units which does not similarly affect the Och-Ziff Operating Group B Units will require the consent of the Ziffs, (iv) the consent rights of the partners may not be amended without the written consent of the partners that hold a majority of the Och-Ziff Operating Group A Units then owned by all partners and their permitted transferees, (v) the forfeiture provisions may only be amended by the Chairman of the Partner Management Committee or, if there is no Chairman, by the full committee acting by majority consent, and (vi) any amendment adversely affecting the rights of the Ziffs to make certain transfers of their interests or participate in certain registrations will require the consent of the Ziffs.

Expense Allocation Agreement

We intend to enter into an Expense Allocation Agreement with the Och-Ziff Operating Group entities pursuant to which substantially all of Och-Ziff’s expenses (other than (i) income tax expenses of Och-Ziff Capital Management Group LLC, Och-Ziff Corp and Och-Ziff Holding, (ii) obligations incurred under the tax receivable agreement and (iii) payments on indebtedness incurred by Och-Ziff Capital Management Group LLC, Och-Ziff Corp and Och-Ziff Holding), including substantially all expenses incurred by or attributable solely to Och-Ziff Capital Management Group LLC, such as expenses incurred in connection with this offering (including expenses related to or other amounts payable in connection with any obligations to indemnify the underwriters against certain liabilities), will be accounted for as expenses of the Och-Ziff Operating Group.

Advances and Reimbursements

Prior to this offering we were a privately owned firm and we made advances to certain of our executive officers and made payments for certain personal expenses on behalf of our executive officers, which payments and advances have been fully reimbursed by the executive officers. These advances were non-interest bearing. The maximum amounts outstanding for each of the fiscal years ended December 31, 2006, 2005 and 2004 and for three months ended March 31, 2007 under these arrangements were, as follows: for Mr. Och, $            , $             $             and $            ; for Mr. Windreich, $            , $             $             and $            ; for Mr. Frank, $            , $             $             and $             ; for Mr. Cohen, $            , $             $             and $            ; and for Mr. Varga, $            , $             $             and $            . We have implemented a policy prohibiting advances by us to our officers and directors for non-business related expenses. We no longer make advances or payments on behalf of our officers or directors for their non-business related expenses.

Our corporate aircraft is used primarily for business purposes. Occasionally, Daniel Och has used the aircraft for personal use. Prior to 2006, we bore all costs of operating the aircraft; however, starting in 2006, we began to charge charter fees for such use based on market rates. Charter fees for the year ended December 31, 2006 and the three months ended March 31, 2007 were, in the aggregate, $             and $            , respectively. For years ended December 31, 2005 and 2004, costs associated with Mr. Och’s personal use of our corporate aircraft were approximately $             and $            , respectively.

Investment Activities

Our executive officers may invest their own capital in the Och-Ziff funds pursuant to the terms and conditions of our funds, except that we charge no management fees and do not receive incentive income with respect to these investments. These investment opportunities are also available to those of our managing directors and employees who are permitted to make these types of investments under the applicable laws. See Notes 3 and 12 to our combined consolidated financial statements included elsewhere in this prospectus for additional information.

Distributions to our executive officers (or persons or entities affiliated with them) of profits earned on their personal investments in our funds that were distributed (or could have been withdrawn) for the fiscal year ended December 31, 2006 and for the three months ended March 31, 2007 were, in the aggregate, as follows: for Mr. Och, $             and $            ; for Mr. Windreich, $             and $            ; for Mr. Frank, $             and $            ; for Mr. Cohen, $             and $            ; and for Mr. Varga, $             and $            , respectively.

As of December 31, 2005, we had investments of $25.6 million in a fund managed by Daniel Och’s brother. We earned approximately $648,000 and $650,000, included within Och-Ziff funds income, on these investments during the years ended December 31, 2006 and 2005, respectively. No amounts were earned in 2007.

Partner and Managing Director Agreements

We will enter into a partner agreement with each of our partners and a managing director agreement with each of our managing directors prior to the consummation of this offering. These agreements will place certain restrictions on such individuals with respect to competing with us, soliciting our employees and fund investors and maintaining the confidentiality of our business information. See “Management—Partner and Managing Director Agreements” for a summary of the material terms of such agreements.

Indemnification Agreements

Prior to completion of this offering, we intend to enter into separate indemnification agreements with our directors and officers. Each indemnification agreement will provide for indemnification against certain liabilities and for the for the advancement or payment of expenses, as more fully described under “Management—Limitation of Liability and Indemnification”.

Related Person Transaction Policy

In connection with this offering, we will adopt a Related Person Transaction Policy. The Policy applies to any transaction or series of transactions in which we or any of our subsidiaries is a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person must promptly disclose to the Chief Legal Officer any “related person transaction” (defined as any transaction that is required to be disclosed under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts about the transaction. The Chief Legal Officer will then assess and promptly communicate that information to the nominating, corporate governance and conflicts committee. Based on its consideration of all of the relevant facts and circumstances, the committee will decide whether or not to approve such transaction and will generally approve only those transactions that do not create a conflict of interest. If we become aware of an existing related person transaction that has not been pre-approved under this Policy, the transaction will be referred to the committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

PRINCIPAL UNITHOLDERS

The following table sets forth the beneficial ownership of our Class A shares and Och-Ziff Operating Group A Units, which at any time and from time to time (subject to vesting, minimum retained ownership requirements and transfer restrictions) are exchangeable for Class A shares on a one-for-one basis (or, at our option, a cash equivalent). Each of our existing partners holds a number of Class B shares equal to his vested and unvested Och-Ziff Operating Group A Units. The Ziffs will not hold any Class B shares. The information is presented for such interests held upon consummation of this offering and related transactions by (1) each person known to us to beneficially own more than 5% of any class of the outstanding shares of Och-Ziff Capital Management Group LLC, (2) each of our directors, (3) each of our executive officers and (4) all directors and executive officers as a group. Prior to this offering, our existing partners owned all of our outstanding Class B shares and there were no Class A shares outstanding. Our existing owners owned all of the Och-Ziff Operating Group A Units prior to this offering. See “Our Structure”.

The number of Class A shares, Class B shares and Och-Ziff Operating Group A Units outstanding and percentage of beneficial ownership before this offering set forth below is based on the number of such interests to be issued and outstanding immediately prior to the consummation of this offering after giving effect to the Reorganization. The number of Class A shares, Class B shares and Och-Ziff Operating Group A Units and percentage of beneficial ownership after this offering set forth below is based on the number of such interests to be issued and outstanding immediately after this offering of Class A shares.

Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge, each person named in the table below has sole voting and investment power with respect to all of the interests shown as beneficially owned by such person, except as otherwise set forth in the notes to the table and pursuant to applicable community property laws. Unless otherwise indicated, the address of each person named in the table is c/o Och-Ziff Capital Management Group LLC, 9 West 57th Street, New York, New York 10019.

	Och-Ziff Capital Management Group LLC Class A Shares Beneficially Owned						Och-Ziff Operating Group Group A Units(1)
	Prior to this Offering		After this Offering Assuming the Underwriters’ Option is Not Exercised		After this Offering Assuming the Underwriters’ Option is Exercised in Full		Prior to this Offering		After this Offering Assuming the Underwriters’ Option is Not Exercised		After this Offering Assuming the Underwriters’ Option is Exercised in Full		Voting Power prior to this Offering	Voting Power After this Offering Assuming the Under- writers’ Option is Not Exercised	Voting Power After this Offering Assuming the Under- writers’ Option Is Exercised In Full
Name of Beneficial Owner	Number	%	Number	%	Number	%	Number	%	Number	%	Number	%	%	%	%
Daniel Och
David Windreich
Joel Frank
Michael Cohen
Zoltan Varga
Harold Kelly
Jeffrey C. Blockinger
Ziffs(2)
All executive officers and directors as a group (seven persons)

(1)	Each existing partner holds a number of Och-Ziff Capital Management Group LLC Class B shares equal to the number of Och-Ziff Operating Group A Units held by such partner. The Class B shares entitle the holder to one vote per share, and the Class A shareholders and Class B shareholders generally vote together as a single class on matters submitted to a vote of our securityholders. The Ziffs will not hold any Class B shares. Our existing partners will grant to the members of the Class B shareholder committee, which initially consists solely of our founder, Daniel Och, an irrevocable proxy to vote all of the Class B shares as such members shall determine, which proxy will terminate upon the later of Mr. Och’s withdrawal, death or disability or such time as our partners hold less than 40% of the total combined voting power of our company. See “Certain Relationships and Related Party Transactions—Shareholders’ Agreement—Class B Shareholder Committee; Proxy and Approval Rights”.
(2)	The address of the Ziffs is c/o Ziff Brothers Investments, L.L.C., 350 Park Avenue, 11th Floor, New York, New York 10022.

DESCRIPTION OF NEW TERM LOAN

We expect to enter into a new $750 million term loan prior to this offering. We presently intend to use the full amount of the proceeds to make a pro rata distribution to our existing owners prior to this offering. The following is a description of the material terms of our new term loan and is referenced in its entirety to the terms of the term loan agreement governing the term loan, a copy of which will be filed as an exhibit to the registration statement of which this prospectus forms a part.

OZ Management will be the borrower under the new $750 million term loan. The obligations of OZ Management will be guaranteed by OZ Advisors I and OZ Advisors II and each of the existing and subsequently acquired or organized material domestic subsidiaries of OZ Management, OZ Advisors I and OZ Advisors II, unless (a) such subsidiary being a guarantor would require the consent of a third party or is otherwise contractually prohibited or (b) such subsidiary is not wholly owned by OZ Management, OZ Advisors I, OZ Advisors II or any of their respective subsidiaries. The term loan will have a term of six years and bear interest at an annual rate of LIBOR plus 0.75% and the full principal amount will be due at maturity. In the event that all or any portion of the term loan remains outstanding as of December 31, 2007, which we currently anticipate will be the case, the term loan will be secured by a first priority lien on substantially all assets of OZ Management and the guarantors thereunder including, without limitation, all personal, real and mixed property, including rights to payment under all management agreements and incentive allocation arrangements payable to OZ Management and the guarantors (other than certain deferred incentive fee amounts). In addition, in the event that all or any portion of the term loan remains outstanding as of December 31, 2007, which we currently anticipate will be the case, the term loan will be secured by a first priority security interest in 100% of the capital stock of each material domestic subsidiary of OZ Management, 65% of the capital stock of each first tier direct material foreign subsidiary of OZ Management and all intercompany debt of OZ Management and any guarantor; provided that interests in certain joint ventures and non-wholly owned subsidiaries which cannot be pledged without the consent of one or more third parties will not be required to be pledged. OZ Management has paid the administrative agent a facility fee equal to 0.75% of the maximum amount of the term loan.

OZ Management will be required to make payments of interest in arrears on each interest payment date (to be determined depending on interest period elections made by the borrower). OZ Management will be able to prepay loans under the term loan in whole or in part, without penalty or premium, subject to certain minimum amounts and increments. OZ Management will be required to prepay the term loan under certain circumstances.

The term loan agreement will include customary covenants and events of acceleration, including payment defaults, failure to comply with term loan covenants, cross-acceleration to other material indebtedness, bankruptcy, insolvency and change of control.

OZ Management, OZ Advisors I and OZ Advisors II will be permitted to incur indebtedness and make dispositions so long as, after giving effect to such transactions, OZ Management is in pro forma compliance with a total leverage ratio of 3.0 to 1.0 and no default or event of default has occurred and is continuing.

OZ Management, OZ Advisors I and OZ Advisors II will be permitted to make distributions to equity holders in an amount not to exceed free cash flow so long as, after giving effect to such transactions, no event of default has occurred and is continuing.

DESCRIPTION OF SHARES

The following descriptions of our shares and provisions of our operating agreement, which will be in effect upon consummation of this offering, are summaries and are qualified by reference to our operating agreement, a copy of which will be filed with the SEC as an exhibit to our registration statement, of which this prospectus forms a part.

Upon consummation of this offering, our authorized shares will consist of              Class A shares, Class B shares and              preferred shares.

Shares

Upon consummation of this offering, there will be              Class A shares and              Class B shares outstanding, assuming no exercise of the underwriters’ option to purchase additional Class A shares and excluding Class A restricted share units to be granted to certain employees in connection with this offering.

Class A shares

Upon consummation of this offering, all of the outstanding Class A shares will be duly issued. Upon payment in full of the consideration payable with respect to the Class A shares, as determined by our board of directors, the holders of such shares shall not be liable to us to make any additional capital contributions with respect to such shares (except as otherwise required by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act, or the “Delaware LLC Act”). No holder of Class A shares will be entitled to preemptive, redemption or conversion rights.

Voting Rights.    The holders of Class A shares will be entitled to one vote per share held of record on all matters submitted to a vote of our shareholders. Generally, all matters to be voted on by our shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all Class A shares and Class B shares present in person or represented by proxy, voting together as a single class. See “Certain Relationships and Related Party Transactions—Shareholders’ Agreement—Class B Shareholder Committee; Proxy and Approval Rights,” “—Board Representation” and “—Och-Ziff Capital Management Group LLC Limited Liability Company Agreement—Relationship with Och-Ziff Operating Group Entities” for a discussion of certain approval and board representation rights of the Class B shareholders and the proxy granted to the Class B shareholders committee.

Distribution Rights.    Holders of Class A shares will share ratably (based on the number of Class A shares held) in any distribution declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of distributions and to any restrictions on the payment of distributions imposed by the terms of any outstanding preferred shares. Distributions consisting of Class A shares may be paid only as follows: (i) Class A shares may be paid only to holders of Class A shares; and (ii) shares shall be paid proportionally with respect to each outstanding Class A share.

Liquidation Rights.    Upon our dissolution, liquidation or winding up, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our Class A shares will be entitled to receive our remaining assets available for distribution in accordance with and to the extent of positive balances in the respective capital accounts after taking into account certain adjustments.

Other Matters.    In the event of our merger or consolidation with or into another entity in connection with which our Class A shares are converted into or exchangeable for shares of stock,

other securities or property (including cash), all holders of Class A shares will thereafter be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Under our operating agreement, in the event of an inadvertent partnership termination in which the IRS has granted us limited relief each holder of our Class A shares also is obligated to make such adjustments as are required by the IRS to maintain our status as a partnership.

Class B shares

All of the outstanding Class B shares have been duly issued. No holder of Class B shares is entitled to preemptive, redemption or conversion rights.

Voting Rights.    The holders of our Class B shares are entitled to one vote per share held of record on all matters submitted to a vote of our shareholders. Generally, all matters to be voted on by our shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all Class A shares and Class B shares present in person or represented by proxy, voting together as a single class. See “Certain Relationships and Related Party Transactions—Shareholders’ Agreement—Class B Shareholder Committee; Proxy and Approval Rights,” “—Board Representation” and “—Och-Ziff Capital Management Group LLC Limited Liability Company Agreement—Relationship with Och-Ziff Operating Group Entities” for a discussion of certain approval and board representation rights of the Class B shareholders and the proxy granted by the Class B shareholders to the Class B shareholder committee.

Distribution Rights.    Holders of our Class B shares do not have any right to receive distributions with respect to such Class B shares other than distributions consisting of Class B shares paid proportionally with respect to each outstanding Class B share.

Liquidation Rights.    Upon our liquidation, dissolution or winding up, no holder of Class B shares will have any right to receive distributions with respect to such Class B shares.

Preferred Shares

Our operating agreement authorizes our board of directors to establish one or more series of preferred shares. Unless required by law or by any stock exchange, the authorized preferred shares will be available for issuance without further action by Class A shareholders. Our board of directors is able to determine, with respect to any series of preferred shares, the holders of terms and rights of that series, including:

•	the designation of the series;

•

the amount of preferred shares of the series, which our board of directors may, except where otherwise provided in the preferred shares designation, increase or decrease, but not below the number of preferred shares of the series then outstanding;

•	whether distributions, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which distributions, if any, will be payable;

•	the redemption rights and price or prices, if any, for preferred shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of the preferred shares of the series;

•	the amounts payable on preferred shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•	whether the preferred shares of the series will be convertible into or exchangeable for interests of any other class (other than Class B shares) or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion or exchange price or prices or rate or rates, any rate adjustments, the date or dates on which, the period or periods during which, the shares will be convertible or exchangeable and all other terms and conditions upon which the conversion or exchange may be made;

•	restrictions on the issuance of preferred shares of the series or of any shares of any other class or series; and

•	the voting rights, if any, of the holders of the preferred shares of the series.

We could issue a series of preferred shares that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of holders of Class A shares might believe to be in their best interests or in which holders of Class A shares might receive a premium for their Class A shares over the market price of the Class A shares.

Listing

We intend to list our Class A shares on the New York Stock Exchange under the symbol “OZM”.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A shares and our Class B shares is                 .

Och-Ziff Capital Management Group LLC Limited Liability Company Agreement

Organization and Duration

Our limited liability company was formed on June 6, 2007 as Och-Ziff Capital Management Group LLC and will remain in existence until dissolved in accordance with our operating agreement.

Purpose

Under our operating agreement, we are permitted to engage in any business activity that lawfully may be conducted by a limited liability company organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity; provided, however, that, except if our board of directors determines that it is no longer in our best interests, our management shall not cause us to engage, directly or indirectly, in any business activity that our board of directors determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Relationship with Och-Ziff Operating Group Entities

Under our operating agreement, we must receive the consent of the Class B shareholder committee, which initially consists solely of Mr. Och, before engaging in the following actions:

(i)

directly or indirectly entering into or conducting any business or holding any assets other than (a) business conducted and assets held by the Och-Ziff Operating Group and its subsidiaries, (b) ownership, acquisition and disposition of equity interests in our subsidiaries, (c) the management of the business of the Och-Ziff Operating Group, (d) making loans and incurring indebtedness that is otherwise not prohibited under our operating agreement, (e) the offering, sale, syndication, private placement or public offering of securities or other interests in compliance with our operating agreement, (f) any financing or refinancing related to the Och-Ziff Operating Group and its subsidiaries, (g) any activity or transaction contemplated by the shareholders’ agreement or the Exchange Agreement, and (h) any activities incidental to the foregoing;

(ii)	incurring or guaranteeing any indebtedness other than that incurred in connection with an exchange under the Exchange Agreement and indebtedness to the company or any of its subsidiaries;

(iii)	owning any assets other than permitted equity interests, permitted indebtedness, and such cash and cash equivalents as the board of directors deems reasonably necessary for us and our subsidiaries to carry out our respective responsibilities contemplated under our operating agreement;

(iv)	disposing of any interest in Och-Ziff Corp, Och-Ziff Holding or the Och-Ziff Operating Group, or owning any interest in any person other than the Och-Ziff Operating Group entities or a wholly owned subsidiary that directly or indirectly owns an interest in the Och-Ziff Operating Group entities;

(v)	issuing equity securities unless the proceeds of the issuance are contributed to the Och-Ziff Operating Group entities in exchange for equity securities of the Och-Ziff Operating Group entities with preferences, rights, terms and provisions that are substantially the same as those of such company equity securities and equal in number to the number of company equity securities issued;

(vi)	contributing cash or other assets to the Och-Ziff Operating Group entities other than proceeds from the issuance of equity securities;

(vii)	effecting any share split, subdivision, reverse share split, combination, pro rata distribution or any other recapitalization or reclassification of the Class A or Class B shares of the company or any Och-Ziff Operating Group entity units, unless similar transactions are effected concurrently such that (a) the ratio of outstanding Class A shares to outstanding Och-Ziff Operating Group B Units owned by the intermediate holding companies is maintained and (b) all Och-Ziff Operating Group entities have the same number of units outstanding;

(viii)	making any capital contribution to any Och-Ziff Operating Group entity unless a capital contribution is concurrently made to all of the Och-Ziff Operating Group entities and the values of the capital contributions to all Och-Ziff Operating Group entities are proportional to their relative equity values at the time;

(ix)	permitting any Och-Ziff Operating Group entity to issue any equity securities to the company or any of its subsidiaries unless each other Och-Ziff Operating Group entity concurrently issues equity securities that are equal in number to and have substantially the same provisions as the equity securities issued by such Och-Ziff Operating Group entity;

(x)	causing the Och-Ziff Operating Group entity to establish record dates for distribution payments unless they coincide with the record dates for distribution payments paid by the company;

(xi)	preventing any Och-Ziff Operating Group A Units from being converted into an equal number of Och-Ziff Operating Group B Units by the Och-Ziff Operating Group entities if, as a result of an exchange pursuant to the exchange agreement, we or our subsidiaries acquire any Och-Ziff Operating Group A Units issued by the Och-Ziff Operating Group; and

(xii)	repurchasing or redeeming any equity securities from us or any of our subsidiaries (excluding the Och-Ziff Operating Group and their subsidiaries) except pursuant to our operating agreement.

Agreement to be Bound by our Operating Agreement; Power of Attorney

By purchasing a Class A share, you will be admitted as a member of our limited liability company and will be deemed to have agreed to be bound by the terms of our operating agreement. Pursuant to this agreement, each shareholder and each person who acquires a Class A share or a Class B share from a shareholder grants to certain of our officers (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants certain of our officers the authority to make certain amendments to, and to make consents and waivers under and in accordance with, our operating agreement.

Duties of Officers and Directors

Our operating agreement provides that our business and affairs shall be managed under the direction of our board of directors, which shall have the power to appoint our officers. Our operating agreement further provides that the authority and function of our board of directors and officers shall be identical to the authority and functions of a board of directors and officers of a corporation organized under the Delaware General Corporation Law, or the “DGCL,” except as expressly modified by the terms of the operating agreement. Finally, our operating agreement provides that except as specifically provided therein, the fiduciary duties and obligations owed to our limited liability company and to our members shall be the same as the respective duties and obligations owed by officers and directors of a corporation organized under the DGCL to their corporation and stockholders, respectively.

Our operating agreement does not expressly modify the duties and obligations owed by officers and directors under the DGCL. However, there are certain provisions in our operating agreement regarding exculpation and indemnification of our officers and directors that differ from the DGCL. First, our operating agreement provides that to the fullest extent permitted by applicable law our directors or officers will not be liable to us. Under the DGCL, a director or officer would be liable to us for (i) breach of duty of loyalty to us or our shareholders; (ii) intentional misconduct or knowing violations of the law that are not done in good faith; (iii) improper redemption of stock or declaration of a dividend, or (iv) a transaction from which the director derived an improper personal benefit.

Second, our operating agreement provides that we indemnify our directors and officers for acts or omissions to the fullest extent permitted by law. Under the DGCL, a corporation can only indemnify directors and officers for acts or omissions if the director or officer acted in good faith, in a manner he reasonably believed to be in the best interests of the corporation, and, in a criminal action, if the officer or director had no reasonable cause to believe his conduct was unlawful.

Third, our operating agreement provides that in the event a potential conflict of interest exists or arises between any of our partners, our directors or their respective affiliates, on the one hand, and us, any of our subsidiaries or any of our shareholders, on the other hand, a resolution or course of action by our board of directors shall be deemed approved by all of our shareholders, and shall not constitute a breach of the fiduciary duties of members of the board to us or our shareholders, if such resolution or course of action is (i) approved by our nominating, corporate governance and conflicts committee, which is composed of independent directors, (ii) approved by shareholders holding a majority of our shares that are disinterested parties, (iii) on terms no less favorable than those generally provided to or available from unrelated third parties, or (iv) fair and reasonable to us. Under the DGCL, a corporation is not permitted to automatically exempt board members from claims of breach of fiduciary duty under such circumstances.

In addition, our operating agreement provides that all conflicts of interest described in this prospectus are deemed to have been specifically approved by all of our shareholders.

Election and Removal of Members of Our Board of Directors

Our board of directors will initially consist of seven directors. Our board is divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. The current terms of the Class I, Class II, and Class III directors will expire in 2008, 2009 and 2010, respectively. Any director or the entire board of directors may be removed, with or without cause, at any time, by holders of a majority of the total combined voting power of all of our outstanding Class A shares and Class B shares then entitled to vote at an election of directors. Any vacancy on the board of directors, including any vacancy caused by any such removal, will be filled by a vote of the majority of directors then in office, subject to the terms of our shareholders’ agreement pursuant to which our Class B shareholder committee has certain rights to designate nominees for election to our board of directors and fill vacancies of such designees. See “Certain Relationships and Related Party Transactions—Shareholders’ Agreement—Board Representation” for a discussion of our obligations under the shareholders’ agreement to nominate directors designated by the Class B shareholder committee.

Expansion of Board of Directors

Our operating agreement provides that after the consummation of this offering we may not expand the size of our board of directors without the approval of the Class B shareholder committee.

Investing in Och-Ziff Holding or Och-Ziff Corp

Our operating agreement provides that we may not allow Och-Ziff Holding or Och-Ziff Corp to make any investment, directly or indirectly, without the unanimous approval of all holders of Class B shares when such Class B shareholders would be required to contribute funds in order for such shareholders to maintain their respective ownership percentages in such entity.

Limited Liability

The Delaware LLC Act provides that a member who receives a distribution from a Delaware limited liability company and knew at the time of the distribution that the distribution was in violation of the Delaware LLC Act shall be liable to the company for the amount of the distribution for three years. Under the Delaware LLC Act, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the company, other than liabilities to members on account of their shares and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the company. For the purpose of determining the fair value of the assets of a company, the Delaware LLC Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the company only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the Delaware LLC Act, an assignee who becomes a substituted member of a company is liable for the obligations of his assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to him at the time the assignee became a member and that could not be ascertained from the operating agreement.

Limitations on Liability and Indemnification of Our Directors and Officers

Pursuant to our operating agreement, we have agreed to indemnify each of our directors and officers, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the company and counsel fees and disbursements on a solicitor and investor basis) arising from the performance of any of their obligations or duties in connection with their service to us or the operating agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made party by reason of being or having been one of our directors or officers.

Amendment of Our Operating Agreement

Amendments to our operating agreement may be proposed only by or with the consent of our board of directors. To adopt a proposed amendment, our board of directors is required to seek written approval of the holders of the number of shares required to approve the amendment or call a meeting of our shareholders to consider and vote upon the proposed amendment. Except as set forth below, an amendment must be approved by holders of a majority of the total combined voting power of our outstanding Class A shares and Class B shares and, to the extent that such amendment would have a material adverse effect on the holders of any class or series of shares, by the holders of a majority of the holders of such class or series.

Prohibited Amendments.    No amendment may be made that would:

•	enlarge the obligations of any shareholder without such shareholder’s consent, unless approved by at least a majority of the type or class of shares so affected;

•

provide that we are not dissolved upon an election to dissolve our limited liability company by our board of directors that is approved by holders of a majority of the total combined voting power of our outstanding Class A shares and Class B shares;

•	change the term of existence of our company; or

•

give any person the right to dissolve our limited liability company other than our board of directors’ right to dissolve our limited liability company with the approval of holders of a majority of the total combined voting power of our outstanding Class A shares and Class B shares.

The provision of our operating agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of holders of at least two-thirds of the total combined voting power of our outstanding Class A shares and Class B shares, voting together as a single class.

No Shareholder Approval.    Our board of directors may generally make amendments to our operating agreement without the approval of any shareholder or assignee to reflect:

•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of shareholders in accordance with our operating agreement;

•

the merger of our company or any of its subsidiaries into, or the conveyance of all of our assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity;

•

a change that our board of directors determines to be necessary or appropriate for us to qualify or continue our qualification as a company in which our members have limited liability under the laws of any state or to ensure that we will not be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes other than as we specifically so designate;

•	an amendment that our board of directors determines, based upon the advice of counsel, to be necessary or appropriate to prevent us, members of our board of directors, or our officers,

agents or trustees from in any manner being subjected to the provisions of the 1940 Act, or “plan asset” regulations adopted under ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment or issuance that our board of directors determines to be necessary or appropriate for the authorization of additional securities;

•	any amendment expressly permitted in our operating agreement to be made by our board of directors acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our operating agreement;

•

any amendment that our board of directors determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our operating agreement;

•	a change in our fiscal year or taxable year and related changes; and

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our board of directors may make amendments to our operating agreement without the approval of any shareholder or assignee if our board of directors determines that those amendments:

•	do not adversely affect the shareholders (including any particular class or series of shares as compared to other classes or series of shares) in any material respect;

•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of shares or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the shares are or will be listed for trading, compliance with any of which our board of directors deems to be in the best interests of us and our shareholders;

•	are necessary or appropriate for any action taken by our board of directors relating to splits or combinations of shares under the provisions of our operating agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our operating agreement or are otherwise contemplated by our operating agreement.

Merger, Sale or Other Disposition of Assets

Our board of directors is generally prohibited, without the prior approval of holders of a majority of the total combined voting power of all of our outstanding Class A shares and Class B shares, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, or approving on our behalf the sale, exchange or other disposition of all or substantially all of our assets, provided that our board of directors may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without the approval of any shareholder. Our board of directors may also sell all or substantially all of our assets under a foreclosure or other realization upon the encumbrances above without that approval.

If the conditions specified in our operating agreement are satisfied, our board of directors may merge our company or any of its subsidiaries into, or convey all of our assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity, in each case without any approval of our shareholders. The shareholders are not entitled to dissenters’ rights of appraisal under the operating agreement or applicable Delaware law in the event of a merger or consolidation, a sale of all or substantially all of our assets or any other similar transaction or event.

Grantor Trust

In the future, our board of directors may consider implementing a reorganization without the consent of shareholders whereby a Delaware statutory trust (the “Trust”) would hold all of our outstanding Class A shares and each holder of Class A shares would receive common shares of the Trust in exchange for its shares. The board will have the power to decide, in its sole discretion, to implement such a trust structure. Our Trust would be treated as a grantor trust for U.S. federal income tax purposes. As such, for U.S. federal income tax purposes, each investor would be treated as the beneficial owner of a pro rata portion of the shares held by the Trust and shareholders would receive annual tax information relating to their investment on IRS Forms 1099 (or substantially similar forms as required by law), rather than on IRS Schedules K-1. Our board will not implement such a trust structure if, in its sole discretion, the reorganization would be taxable or otherwise alter the benefits or burdens of ownership of the Class A shares, including, without limitation, a shareholder’s allocation of items of income, gain, loss, deduction or credit or the treatment of such items for U.S. federal income tax purposes. Our board of directors will also be required to implement the reorganization in such a manner that does not have a material effect on the voting and economic rights of Class A shares and Class B shares.

The IRS could challenge the Trust’s manner of reporting to investors (for example, if the IRS asserts that the Trust constitutes a partnership or is ignored for U.S. federal income tax purposes). In addition, the Trust could be subject to penalties if it were determined that the Trust did not satisfy applicable reporting requirements.

Termination and Dissolution

We will continue as a limited liability company until terminated under our operating agreement. We will dissolve upon: (1) the election of our board of directors to dissolve us, if approved by holders of a majority of the total combined voting power of all of our outstanding Class A shares and Class B shares; (2) the sale, exchange or other disposition of all or substantially all of our assets and those of our subsidiaries; (3) the entry of a decree of judicial dissolution of our limited liability company; or (4) at any time that we no longer have any shareholders, unless our business is continued in accordance with the Delaware LLC Act.

Election to be Treated as a Corporation

If the board of directors determines that it is no longer in our best interests to continue as a partnership for U.S. federal income tax purposes, the board of directors may elect to treat us as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes.

In the event that the board of directors determines the company should seek relief pursuant to Section 7704(e) of the Code to preserve the status of the company as a partnership for federal (and applicable state) income tax purposes, the company and each shareholder shall agree to adjustments required by the tax authorities, and the company shall pay such amounts as required by the tax authorities, to preserve the status of the company as a partnership.

Books and Reports

We are required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For financial reporting purposes, our fiscal year is the calendar year. For tax purposes, our fiscal year end is December 31. We have agreed to use reasonable efforts to furnish to you tax information (including Schedule K-1) as promptly as possible, which describes your allocable share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, we will use various accounting and reporting conventions to determine your allocable share of income, gain, loss and deduction. Delivery of this information by us may be subject to delay as a result of the late receipt of any necessary tax information from an investment in which we hold an interest. It is therefore possible that, in any taxable year, our shareholders will need to apply for extensions of time to file their tax returns.

Anti-Takeover Effects, Our Operating Agreement

The following is a summary of certain provisions of our operating agreement that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the interests held by shareholders.

Authorized but Unissued Shares

Our operating agreement authorizes us to issue              Class A shares,              Class B shares and preferred shares for the consideration and on the terms and conditions established by our board of directors without the approval of any holders of our shares. However, the listing requirements of the NYSE, which would apply so long as the Class A shares remain listed on the NYSE, require approval by shareholders of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of Class A shares. These additional Class A shares or equity securities may be utilized for a variety of purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. Our ability to issue additional Class A shares and other equity securities could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Delaware Business Combination Statute—Section 203

We are a limited liability company organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction that would cause a change in our control.

Section 203 of the Delaware General Corporation Law, which restricts certain business combinations with interested stockholders in certain situations, does not apply to limited liability companies unless they elect to utilize it. Och-Ziff has not elected to have Section 203 of the DGCL apply to it. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of voting stock.

Other Provisions of Our Operating Agreement

Certain provisions of our operating agreement may make a change in control of our company more difficult to effect. Our operating agreement provides for a staggered board of directors consisting of three classes of directors. Directors of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of our directors will be elected by our shareholders. The terms of the first, second and third classes will expire in 2008, 2009 and 2010, respectively. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Additionally, there is no cumulative voting in the election of directors, which means that the holders of a majority of our outstanding Class A shares and Class B shares can elect all of the directors then standing for election currently, and the holders of the Class A shares will not be able to elect any directors. The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of shareholders, instead of one, generally will be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be in the best interest of our shareholders. In addition, our operating agreement provides that directors may be removed with or without cause by holders of a majority of the total voting power of our outstanding Class A shares and Class B shares then entitled to vote at an election of directors.

Our operating agreement also provides that our shareholders (with the exception of our partners if they collectively own shares representing at least 50% of the total combined voting power of all of our Class A shares and Class B shares) are specifically denied the ability to call a special meeting of the shareholders. Advance notice must be provided by our shareholders to nominate persons for election to our board of directors as well as to propose actions to be taken at an annual meeting.

Och-Ziff Operating Group Units

The Och-Ziff Operating Group consists of the entities owned by the existing owners immediately prior to the consummation of this offering. Each such entity has an identical number of limited partner interests outstanding, which consist of Class A common units, Class B common units and Class C common units, as described above under “Certain Relationships and Related Party Transactions—Limited Partnership Agreements of Och-Ziff Operating Group Entities”. Thus, the terms “Och-Ziff Operating Group A Units” “Och-Ziff Operating Group B Units” and “Och-Ziff Operating Group Class C operating group units” refer to the aggregate of interests consisting of one Class A, Class B or Class C, as applicable, common unit in each Och-Ziff Operating Group entity, and “Och-Ziff Operating Group unit” refers generally to the aggregate of interests consisting of one common unit of any or all of the Class A, Class B or Class C common units in each Och-Ziff Operating Group entity.

Upon consummation of this offering, there will be              Och-Ziff Operating Group units issued and outstanding,              of which will be Och-Ziff Operating Group A Units, which are non-voting limited partner interests beneficially owned by our existing owners in the aggregate,              of which will be Och-Ziff Operating Group B Units, which are voting limited partner interest beneficially owned by our intermediate holding companies, and              of which will be Och-Ziff Operating Group Class C operating group units, which will represent interests in our business pursuant to which the Partner Management Committee in conjunction with the Och-Ziff Compensation Committee may from time to time determine to make discretionary income allocations to our partners, including new partners, in the future. Any discretionary income allocations made pursuant to the Och-Ziff Operating Group Class C operating group units would reduce amounts available for distribution to us, our partners and the Ziffs in our respective capacities as owners of the residual equity interests in the Och-Ziff Operating Group after this offering. The Och-Ziff Operating Group B Units owned by our intermediate holding companies will represent 100% of the voting interests in the Och-Ziff Operating Group. The net cash proceeds received by us from any issuance of Class A shares will be concurrently transferred to our intermediate holding companies which will, in turn, then contribute the cash proceeds to the Och-Ziff Operating Group entities in exchange for Och-Ziff Operating Group B Units which collectively equal a number of units equal to such number of Class A shares issued by us.

The Och-Ziff Operating Group B Units held by the intermediate holding companies will have certain voting rights associated with them, including the exclusive right to elect, remove and replace the general partner of each of the Och-Ziff Operating Group entities and to dissolve any of the Och-Ziff Operating Group entities, and other traditional voting rights. The Och-Ziff Operating Group A Units are non-voting limited partnership interests held by the existing owners and will only have certain negative rights enumerated in the operating group limited partnership agreements, such as protection against passage of amendments to the operating group limited partnership agreements that would adversely affect the holders of non-voting limited partner interests without their consent. The Och-Ziff Operating Group Class C operating group units have no voting rights, except as required by law.

Pursuant to the terms of the Exchange Agreement each Och-Ziff Operating Group Class A Unit is effectively exchangeable with the Och-Ziff Operating Group entities on a one-for-one basis for Class A shares (or, at our option, a cash equivalent).

Shareholders’ Agreement

Upon consummation of this offering, we will enter into a shareholders’ agreement with our partners, in their capacity as the Class B shareholders, regarding voting, transfer and registration rights, among other things. See “Certain Relationships and Related Party Transactions—Shareholders’ Agreement”.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has not been a public market for our Class A shares. Future sales of substantial amounts of our Class A shares in the public market, or the possibility of these sales, could materially adversely affect the trading price of our Class A shares and could impair our future ability to raise capital through the sale of our equity at a time and price we deem appropriate.

The market price of our Class A shares could decline as a result of sales of a large number of our Class A shares or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. After the consummation of this offering, we will have              outstanding Class A shares on a fully diluted basis,              Class A restricted share units granted to employees (but not to partners) and              Class A shares and Och-Ziff Operating Group units will remain available for future grant under our 2007 equity incentive plan. Beginning in 2008, the Class A shares reserved under our 2007 equity incentive plan will be increased on the first day of each fiscal year during the plan’s term by the lesser of (x) the excess of (i)         % of the number of outstanding Class A shares and Class B shares of the company on the last day of the immediately preceding fiscal year over (ii) the number of shares reserved and available for issuance under our 2007 equity incentive plan as of such date or (y) shares.

Upon consummation of this offering, we will have outstanding              Class A shares (for a maximum of Class A shares if the underwriters exercise their option to purchase additional Class A shares in full), all of which will have been sold in this offering. These Class A shares will be freely tradeable by non-affiliates upon issuance and by affiliates under Rule 144 without regard to holding period limitations.

In addition, upon consummation of this offering, our existing owners will beneficially own Och-Ziff Operating Group A Units. Subject to vesting, minimum retained ownership requirements and transfer restrictions, our existing owners may from time to time exchange their Och-Ziff Operating Group A Units for our Class A shares on a one-for-one basis (or, at our option, a cash equivalent). These Class A shares would be “restricted securities,” as defined in Rule 144. Upon expiration of the lock-up agreements described in “Underwriting” and the applicable holding period under Rule 144, the Class A shares issued in exchange for Och-Ziff Operating Group A Units would be eligible for sale in the public market pursuant to Rule 144, subject to vesting, minimum retained ownership requirements and transfer restrictions. See “Certain Relationships and Related Party Transactions—Shareholders’ Agreement” and “Certain Relationships and Related Party Transactions—Limited Partnership Agreements of Och-Ziff Operating Group Entities—Vesting; Forfeiture”. In addition, pursuant to the registration rights’ agreement, our existing owners have the right under certain circumstances to cause us to register their Class A shares under the Securities Act, subject to the approval of the Chairman of the Partner Management Committee or, in the event there is no Chairman, the full committee acting by majority vote (and, after the fifth anniversary of this offering, also the Partner Management Committee acting by majority vote). See “Certain Relationships and Related Party Transactions—Registration Rights Agreement”. We intend to file a registration statement on Form S-8 to register an aggregate of interests reserved for issuance under our 2007 equity incentive plan (not including automatic annual increases thereto), including the Class A shares to be issued upon vesting of such Class A restricted share units.

At the time of this offering, we intend to grant to all of our employees              Class A restricted share units in the aggregate under our 2007 equity incentive plan. These units will vest, subject to an employee’s continued employment, in equal installments over a four-year period beginning on the first anniversary of this offering. We intend to file a registration statement on Form S-8 to register an aggregate of              Class A shares reserved for issuance under our 2007 equity incentive plan (not including automatic annual increases thereto) and, upon vesting, we expect to issue registered Class A shares in respect of such vested units. As a result, such Class A shares will be freely transferable by non-affiliates upon issuance and by affiliates under Rule 144, without regard to holding period limitations.

In addition, the operating group limited partnership agreements authorize the Och-Ziff Operating Group entities to issue an unlimited number of additional partnership interests and authorize the general partner to specify (a) the allocations of items of partnership income, gain, loss, deduction and credit to holders of each such class or series of interests; (b) the right of holders of each such class or series of interests to share (on a pari passu, junior or preferred basis) in partnership distributions; (c) the rights of holders of each such class or series of interests upon dissolution and liquidation of the limited partnership; (d) the voting rights, if any, of holders of each such class or series of interests; and (e) the conversion, redemption or exchange rights applicable to each such class or series of units, including exchanges in Class A shares. The total number of interests that may be created pursuant to the foregoing and the issuance thereof that may be authorized by the general partner is not limited.

Lock-Up of our Class A shares

We and our partners, directors and executive officers, and our employees who are receiving Class A restricted share units in connection with this offering have agreed with the underwriters, subject to certain exceptions described below, that they will not offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer, dispose of or hedge, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any Class A shares (including, without limitation, Class A shares that may be deemed to be beneficially owned by such partners, executive officers, employees, directors and participants in accordance with the rules and regulations of the SEC and securities that may be issued upon exercise of a share option or warrant), or class B shares or any securities convertible into or exercisable or exchangeable for our Class A shares (including the Och-Ziff Operating Group A Units) or Class B shares, whether any such transaction is to be settled by delivery of Class A shares, Class B shares or other such securities, in cash or otherwise during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, without the prior written consent of Goldman, Sachs & Co. and Lehman Brothers Inc. The underwriters may waive these restrictions in their discretion.

The 180-day restricted period described in the preceding paragraph will be automatically extended if (i) during the last 17 days of the 180-day restricted period we issue earnings results or announce material news or a material event relating to us occurs or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period beginning on the last day of the 180-day restricted period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings results or the announcement of the material news or material event.

Our lock-up agreement will provide exceptions for, among other things:

•	the grant of awards pursuant to existing employee benefit plans or arrangements, including in connection with the settlement of restricted share units;

•	the exercise of an option or upon conversion or exchange of convertible or exchangeable securities outstanding;

•

the issuance of up to 10% of our outstanding Class A shares in connection with the acquisition of the assets of, or a majority or controlling portion of the equity of, or a joint venture with, another entity.

The shareholder lock-up agreements will provide exceptions for, among other things:

•	any bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth in the shareholder lock-up agreement;

•	transfers by will or by intestacy provided that such transferee agrees to be bound in writing by the restrictions set forth in the shareholder lock-up agreement;

•

transfer to any trust for the direct or indirect benefit of the shareholder or the immediate family of the shareholder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth in the shareholder lock-up agreement, and provided further that any such transfer shall not involve a disposition for value;

•

any distribution to partners or members of the shareholder (including upon any liquidation and dissolution of the shareholder pursuant to a plan of liquidation approved by the shareholder’s partners or members), provided that the partners or members of the shareholder agree to be bound in writing by the restrictions set forth in the shareholder lock-up agreement;

•

transfers in connection with a sale of 100% of the outstanding shares of our Class A shares or by way of merger of us with another person to a third party or group of third parties that are not affiliates of us;

•

transfer to the shareholder’s affiliates or to any investment fund or other entity controlled or managed by the shareholder, provided that such affiliate, investment fund or other entity controlled or managed by the shareholder agrees to be bound in writing by the restrictions set forth in the shareholder lock-up agreement; or

•	transactions by our non-managing director employees relating to Class A shares or other securities acquired in open market transactions after the completion of this offering.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after this offering, a person (or persons whose Class A shares are required to be aggregated), including an affiliate, who has beneficially owned our Class A shares for at least one year following the acquisition of such Class A shares from us or any of our affiliates is entitled to sell in any three-month period a number of shares that does not exceed the greater of:

•	1% of then outstanding Class A shares, which will equal Class A shares immediately after consummation of this offering; or

•	the average weekly trading volume in the Class A shares on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of sale is filed, subject to restrictions.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. An “affiliate” is a person that directly, or indirectly though one or more intermediaries, controls or is controlled by, or is under common control with an issuer.

Rule 144(k)

Under Rule 144(k), a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner other than an affiliate), would be entitled to sell those shares without regard to the manner of sale, public information, volume limitation or notice requirements of Rule 144. To the extent that our affiliates sell their Class A shares, other than pursuant to Rule 144 or a registration statement, the purchaser’s holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following discussion summarizes material U.S. federal income, withholding, and estate tax considerations relating to an investment in Class A shares. For purposes of this section, under the heading “Material U.S. Federal Tax Considerations,” references to “Och-Ziff,” “we,” “our,” and “us” mean only Och-Ziff Capital Management Group LLC and not its subsidiaries, except as otherwise indicated. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings and pronouncements of the Internal Revenue Service, which we refer to as the IRS, and judicial decisions, all as in effect on the date hereof and which are subject to change or differing interpretations, possibly with retroactive effect.

This discussion does not purport to be a comprehensive discussion of all of the U.S. federal tax considerations applicable to us or that may be relevant to a particular holder of our Class A shares in view of such holder’s particular circumstances and, except to the extent provided below, is not directed to holders of our Class A shares subject to special treatment under the U.S. federal tax laws, such as banks or other financial institutions, dealers in securities or currencies, tax-exempt entities, regulated investment companies, REITs, non-U.S. persons (as defined below), insurance companies, mutual funds, persons holding shares as part of a hedging, integrated or conversion transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, charitable remainder unit trusts, common trust funds, or persons liable for the alternative minimum tax. In addition, except to the extent provided below, this discussion does not address any aspect of state, local or non-U.S. tax law and assumes that holders of our Class A shares will hold their Class A shares as capital assets within the meaning of Section 1221 of the Code. No statutory, administrative or judicial authority directly addresses the treatment of certain aspects of the Class A shares or instruments similar to the shares for U.S. federal income tax purposes. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Moreover, no advance rulings have been or will be sought from the IRS regarding any matter discussed in this prospectus. Accordingly, prospective holders of our Class A shares are urged to consult their own tax advisors to determine the U.S. federal tax consequences to them of acquiring, holding and disposing of Class A shares, as well as the effects of the state, local and non-U.S. tax laws.

For purposes of the following discussion, a U.S. person is a person that is (i) a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof, or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more U.S. persons have the authority to control. A “non-U.S. person” is a person that is neither a U.S. person nor an entity treated as a partnership for U.S. federal income tax purposes.

If a partnership holds Class A shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership and is not specifically addressed herein. If you are a partner of a partnership holding Class A shares, you should consult your tax advisors.

Taxation of Our Company

Federal Income Tax Opinion Regarding Partnership Status.    Skadden, Arps, Slate, Meagher & Flom LLP has acted as our counsel in connection with this offering. Skadden, Arps, Slate, Meagher & Flom LLP is of the opinion that at the closing of this offering we will be treated, for U.S. federal income tax purposes, as a partnership and not as an association or publicly traded partnership

(within the meaning of Section 7704 of the Code) subject to tax as a corporation. It must be emphasized that the opinion of Skadden, Arps, Slate, Meagher & Flom LLP is based on various assumptions and representations relating to our organization, operation, assets, activities and income, including that all factual representations set forth in the relevant documents, records and instruments are true and correct, all actions described in this offering are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this offering, and such opinion is conditioned upon representations and covenants made by our management regarding our organization, assets, activities, income, and present and future conduct of our business operations, and assumes that such representations and covenants are accurate and complete.

Taxation of Och-Ziff Capital Management Group LLC.    An entity that is treated as a partnership for U.S. federal income tax purposes is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each partner is required to take into account its allocable share of items of income, gain, loss and deduction of the partnership in computing its U.S. federal income tax liability, regardless of whether cash distributions are made. Distributions of cash by a partnership to a partner are generally not taxable unless the amount of cash distributed to a partner is in excess of the partner’s adjusted basis in its partnership interest.

Under Section 7704 of the Code, unless certain exceptions apply, if an entity that would otherwise be classified as a partnership for U.S. federal income tax purposes is a “publicly traded partnership” (as defined in the Code) it will be treated and taxed as a corporation for U.S. federal income tax purposes. An entity that would otherwise be classified as a partnership is a publicly traded partnership if (i) interests in the entity are traded on an established securities market or (ii) interests in the entity are readily tradable on a secondary market or the substantial equivalent thereof.

A publicly traded partnership will, however, be treated as a partnership, and not as a corporation for U.S. federal income tax purposes, if 90% or more of its gross income during each taxable year consists of “qualifying income” within the meaning of Section 7704 of the Code and it is not required to register as an investment company under the 1940 Act. We refer to this exception as the “qualifying income exception”. Qualifying income generally includes dividends, interest, capital gains from the sale or other disposition of stocks and securities and certain other forms of investment income. We estimate that our investments will earn interest and dividends (including dividends from Och-Ziff Corp and interest on indebtedness from Och-Ziff Corp), capital gains, and other types of qualifying income, such as income from notional principal contracts, securities loans, options, forward contracts and futures contracts. No assurance can be given as to the types of income that will be earned in any given year.

While we believe that under existing law we will be treated as a publicly traded partnership, we intend to manage our investments so that we will satisfy the qualifying income exception to the extent reasonably possible. There can be no assurance, however, that we will do so or that the IRS would not challenge our compliance with the qualifying income requirements and, therefore, assert that we should be taxable as a corporation for U.S. federal income tax purposes. In such event, the amount of cash available for distribution to holders would be reduced materially.

If at the end of any year we fail to meet the qualifying income exception, we may still qualify as a partnership if we are entitled to relief under the Code for an inadvertent termination of partnership status. This relief will be available if (i) the failure to meet the qualifying income exception is cured within a reasonable time after discovery, (ii) the failure is determined by the IRS to be inadvertent, and (iii) we and each of the holders of our Class A shares (during the failure period) agree to make such adjustments or to pay such amounts as are required by the IRS. Under our operating agreement, each holder of our Class A shares is obligated to make such adjustments or to pay such amounts as are required by the IRS to maintain our status as a partnership. It is not possible to state whether we would be entitled to this relief in any or all circumstances. It also is not clear under the Code whether this relief is available for our first taxable year as a publicly traded partnership. If this relief provision is inapplicable to a particular set of circumstances involving us, we will not qualify as a partnership for U.S. federal income tax purposes. Even if this relief provision applies and we retain our partnership status, we or the holders of the Class A shares (during the failure period) will be required to pay such amounts as are determined by the IRS.

If we fail to satisfy the qualifying income exception (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable period of time after the discovery of such failure as discussed below) or if we elect to be treated as a corporation based upon a determination by our board of directors, we will be treated as if we had transferred all of our assets, subject to our liabilities, to a newly formed corporation, on the first day of the year in which we failed to satisfy the qualifying income exception, in return for stock of the corporation, and then distributed to the holders of Class A shares in liquidation of their interests in us. This contribution and liquidation should be tax-free to holders of Class A shares (except for a non-U.S. holder if we own an interest in U.S. real property or an interest in a USRPHC as discussed below in “—Taxation of Non-U.S. Persons”) so long as we do not have liabilities in excess of the tax basis of our assets. If, for any reason (including our failure to meet the qualifying income exception or a determination by our board of directors to elect to be treated as a corporation), we were treated as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, we would be subject to U.S. federal income tax on our taxable income at regular corporate income tax rates, without deduction for any distributions to holders, thereby materially reducing the amount of any cash available for distribution to holders. The net effect of such treatment would be, among other things, to subject the income from Och-Ziff Holding to corporate level taxation. In such case, distributions made to holders of our Class A shares would be treated as taxable dividend income, which may be eligible for reduced rates of taxation, to the extent of our current or accumulated earnings and profits, then as non-taxable return of capital to the extent of the shareholder’s tax basis in the Class A shares and thereafter as capital gain.

While we are organized as a limited liability company and intend to operate so that we will qualify to be treated for U.S. federal income tax purposes as a partnership, and not as an association or a publicly traded partnership taxable as a corporation, given the highly complex nature of the rules governing partnerships, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Skadden, Arps, Slate, Meagher & Flom LLP or us that we will so qualify for any particular year. Skadden, Arps, Slate, Meagher & Flom LLP will have no obligation to advise us or the holders of our Class A shares of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in, or differing IRS interpretation of, the applicable law. As described above, our taxation as a partnership that is not a publicly traded partnership taxable as a corporation will depend on our ability to meet, on a continuing basis, through actual operating results, the “qualifying income exception”, the compliance with which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom LLP on an ongoing basis. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the qualifying income exception. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Taxation of Och-Ziff Corp.    Och-Ziff Corp, our wholly owned subsidiary, is taxable as a corporation for U.S. federal income tax purposes and therefore we, as the holder of Och-Ziff Corp’s common stock, will not be taxed directly on the earnings of the operating entities. Distributions of cash or other property that Och-Ziff Corp pays to us will constitute dividends for U.S. federal income tax purposes to the extent paid from its current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution by Och-Ziff Corp exceeds its current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of our tax basis in Och-Ziff Corp’s common stock, and thereafter will be treated as a capital gain.

As general partner of certain Och-Ziff Operating Group entities (other than OZ Advisors II), Och-Ziff Corp will incur U.S. federal income taxes on its proportionate share of any net taxable income of such entities. In accordance with the operating group limited partnership agreements, we will cause the applicable Och-Ziff Operating Group entities to distribute cash on a pro rata basis to holders of Och-Ziff Operating Group units (that is Och-Ziff Corp and the partners) in an amount at least equal to the maximum tax liabilities arising from their ownership of such units, if any.

Taxation of Och-Ziff Holding.    Och-Ziff Holding is our wholly owned limited liability company. Single member limited liability companies that have not elected to be treated as corporations for U.S. federal income tax purposes are disregarded as separate entities for U.S. federal income tax purposes. Och-Ziff Holding will be treated as an entity disregarded as a separate entity from us. Accordingly, all the assets, liabilities, and items of income, deduction, and credit of Och-Ziff Holding will be treated as our assets, liabilities, and items of income, deduction, and credit.

Taxation of Och-Ziff Operating Group entities.    Each Och-Ziff Operating Group entity will be treated as a partnership for U.S. federal income tax purposes and accordingly will not incur any U.S. federal income tax liability on its income. Rather, each partner of an Och-Ziff Operating Group entity will be required to take into account the partner’s allocable share of items of income, gain, loss and deduction of the entity in computing the partner’s U.S. federal income tax liability, regardless of whether distributions are made. Och Ziff Capital Management Group LLC will take into account its allocable share of such items of OZ Advisors II (derived through Och-Ziff Holding) in computing its items of income, gain, loss and deduction allocable to the holders of Class A shares.

Nature of Och-Ziff Holding’s Business Activities.    Och-Ziff Holding will invest directly or indirectly in a variety of assets and otherwise engage in activities and derive income that is consistent with the qualifying income exception discussed above.

Personal Holding Company Status.    Och-Ziff Corp could be subject to additional U.S. federal income tax on a portion of its income if it is determined to be a personal holding company, or PHC, for U.S. federal income tax purposes. A U.S. corporation generally will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (i) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency and including as individuals for this purpose certain entities such as certain tax-exempt organizations and pension funds) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (ii) at least 60% of the corporation’s adjusted ordinary gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of PHC income (which includes, among other things, dividends, interest, royalties, annuities and, under certain circumstances, rents). The PHC rules do not apply to non-U.S. corporations.

Five or fewer individuals or tax-exempt organizations will be treated as owning more than 50% of the value of our Class A shares. Consequently, Och-Ziff Corp could be or become a PHC, depending on whether it fails the PHC gross income test. If as a factual matter, Och-Ziff Corp’s income fails the PHC gross income test, it will be a PHC. Certain aspects of the gross income test cannot be predicted with certainty. Thus, no assurance can be given that Och-Ziff Corp will not become a PHC following this offering or in the future.

If Och-Ziff Corp is or were to become a PHC in a given taxable year, it would be subject to an additional 15% PHC tax on its undistributed PHC income, which generally includes the company’s taxable income, subject to certain adjustments. For taxable years beginning after December 31, 2010, the PHC tax rate on undistributed PHC income will be equal to the highest marginal rate on ordinary income applicable to individuals (currently 35%). If Och-Ziff Corp were to become a PHC and had significant amounts of undistributed PHC income, the amount of PHC tax could be material; in that event, distribution of such income would generally cause the PHC tax not to apply.

Certain State, Local and Non-U.S. Tax Matters.    We and our subsidiaries may be subject to state, local or non-U.S. taxation in various jurisdictions, including those in which we or they transact business, own property, or reside. We may be required to file tax returns in some or all of those jurisdictions. The state, local or non-U.S. tax treatment of us and our holders may not conform to the U.S. federal income tax treatment discussed herein. We will pay non-U.S. taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to non-U.S. income or other tax liabilities in amounts that could be substantial. Any non-U.S. taxes incurred by us may not pass through to holders of our Class A shares as a credit against their federal income tax liability.

Taxation of Holders of Class A Shares

Taxation of Holders of Class A Shares on Our Profits and Losses.    As a partnership for U.S. federal income tax purposes, we are not a taxable entity and incur no U.S federal income tax liability. Instead, each holder in computing such holder’s U.S. federal income tax liability for a taxable year will be required to take into account its allocable share of items of our income, gain, loss, deduction and credit (including those items of Och-Ziff Holding as an entity disregarded as a separate entity from us for U.S. federal income tax purposes) for each of our taxable years ending with or within the taxable year of such holder, regardless whether the holder has received any distributions. The characterization of an item of our income, gain, loss, deduction or credit generally will be determined at our (rather than at the holder’s) level.

Distributions we receive from Och-Ziff Corp that are taxable as dividend income to the extent of Och-Ziff Corp’s current and accumulated earnings and profits that are allocable to individual holders of Class A shares who are U.S. persons will be eligible for a reduced rate of tax of 15% on such dividend income or qualified dividend income through 2010, provided that certain holding period requirements are satisfied.

Allocation of Profits and Losses.    For each of our fiscal years, items of income, gain, loss, deduction or credit recognized by us (including those items of Och-Ziff Holding as an entity disregarded as a separate entity from us for U.S. federal income tax purposes) will be allocated among the holders of Class A shares in accordance with their allocable shares of our items of income, gain, loss, deduction and credit. A holder’s allocable share of such items will be determined by the operating agreement, provided such allocations either have “substantial economic effect” or are determined to be in accordance with the holder’s interest in us. If the allocations provided by our agreement were successfully challenged by the IRS, the redetermination of the allocations to a particular holder for U.S. federal income tax purposes could be less favorable than the allocations set forth in our agreement.

We may derive taxable income from an investment that is not matched by a corresponding distribution of cash. This could occur, for example, if we used cash to make an investment or to reduce debt instead of distributing profits. Some of the investment practices authorized by our operating agreement could be subject to special provisions under the Code that, among other things, may affect the timing and character of the gains or losses recognized by us. These provisions may also require us to accrue original issue discount or be treated as having sold securities for their fair market value, both of which may cause us to recognize income without receiving cash with which to make distributions. To the extent that there is a discrepancy between our recognition of income and our receipt of the related cash payment with respect to such income, income likely will be recognized prior to our receipt and distribution of cash. Accordingly, it is possible that the U.S. federal income tax liability of a holder with respect to its allocable share of our earnings in a particular taxable year could exceed the cash distributions to the holder for the year, thus giving rise to an out-of-pocket payment by the holder.

Section 706 of the Code provides that items of partnership income and deductions must be allocated between transferors and transferees of Class A shares. We will apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, loss, deduction and credit to holders in a manner that reflects such holders’ beneficial shares of our items. These conventions are designed to more closely align the receipt of cash and the allocation of income between holders of Class A shares, but these assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. In addition, as a result of such allocation method, you may be allocated income even if you do not receive any distributions.

If our conventions are not allowed by the Regulations (or only apply to transfers of less than all of a holder’s shares) or if the IRS otherwise does not accept our conventions, the IRS may contend that our income or losses must be reallocated among the holders of Class A shares. If such a contention were sustained, certain holders’ respective tax liabilities would be adjusted to the possible detriment of certain other holders. The board of directors is authorized to revise our method of allocation between transferors and transferees (as well as among holders whose interests otherwise could vary during a taxable period).

Adjusted Tax Basis of Class A Shares.    A holder’s adjusted tax basis in its Class A shares will equal the amount paid for the shares and will be increased by the holder’s allocable share of (i) items of our income and gain and (ii) our liabilities, if any. A holder’s adjusted tax basis will be decreased, but not below zero, by (i) distributions from us, (ii) the holder’s allocable share of items of our deductions and losses, and (iii) the holder’s allocable share of the reduction in our liabilities, if any.

A holder is allowed to deduct its allocable share of our losses (if any) for U.S. federal income tax purposes only to the extent of such holder’s adjusted tax basis in the Class A shares it is treated as holding at the end of the taxable year in which the losses occur. If the recognition of a holder’s allocable share of our losses would reduce its adjusted tax basis for its Class A share below zero, the recognition of such losses by such holder would be deferred to subsequent taxable years and will be allowed if and when such holder had sufficient tax basis so that such losses would not reduce such holder’s adjusted tax basis below zero.

Holders who purchase Class A shares in separate transactions must combine the basis of those Class A shares and maintain a single adjusted tax basis for all of those Class A shares. Upon a sale or other disposition of less than all of the Class A shares, a portion of that tax basis must be allocated to the Class A shares sold.

Treatment of Distributions.    Distributions of cash by us generally will not be taxable to a holder to the extent of such holder’s adjusted tax basis (described above) in its Class A shares. Any cash distributions in excess of a holder’s adjusted tax basis generally will be considered to be gain from the sale or exchange of Class A shares (as described below). Such amount would be treated as gain from the sale or exchange of its interest in us. Such gain would generally be treated as capital gain and would be long-term capital gain if the holder’s holding period for its interest exceeds one year. A reduction in a holder’s allocable share of our liabilities, and certain distributions of marketable securities by us, are treated similar to cash distributions for U.S. federal income tax purposes.

Disposition of Class A Shares.    A sale or other taxable disposition of all or a portion of a holder’s interest in its Class A shares will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition (including actual and deemed cash distributions from us, as described above) and the holder’s adjusted tax basis in its Class A shares. A holder’s adjusted tax basis will be adjusted for this purpose by its allocable share of our income or loss for the year of such sale or other disposition. Except as described below, any gain or loss recognized with respect to such sale or other disposition generally will be treated as capital gain or loss and will be long-term capital gain or loss if the holder’s holding period for its interest exceeds one year. A portion of such gain may be treated as ordinary income under the Code to the extent attributable to the holder’s allocable share of unrealized gain or loss in our assets to the extent described in Section 751 of the Code.

Holders who purchase Class A shares at different times and intend to sell all or a portion of the shares within a year of their most recent purchase are urged to consult their tax advisors regarding the application of certain “split holding period” rules to them and the treatment of any gain or loss as long-term or short-term capital gain or loss. For example, a selling holder may use the actual holding period of the portion of his transferred shares, provided his shares are divided into identifiable shares with ascertainable holding periods, the selling holder can identify the portion of the shares transferred, and the selling holder elects to use the identification method for all sales or exchanges of our shares.

Holders should review carefully the discussions below under the subheadings titled “—Passive Foreign Investment Companies” and “—Controlled Foreign Corporations”. Non-U.S. Persons should review carefully the discussion below under the subheading titled “—Taxation of Non-U.S. Persons” regarding the tax treatment of interests in REITs or U.S. Real Property Holding Corporations (as defined below).

Limitation on Deductibility of Capital Losses.    Any capital losses generated by us will be deductible for U.S. federal income tax purposes by holders who are individuals only to the extent of such holders’ capital gains for the taxable year plus up to $3,000 of ordinary income ($1,500 in the case of a married individual filing a separate return). Excess capital losses may be carried forward by individuals indefinitely for U.S. federal income tax purposes. Any capital losses generated by us will be deductible for U.S. federal income tax purposes by corporate holders to the extent of such holders’ capital gains for the taxable year. Corporations may carry capital losses back three years and forward five years for U.S. federal income tax purposes. Prospective holders should consult their tax advisors regarding the deductibility of capital losses.

Limitation on Deductibility of Our Losses.    A holder will be restricted from taking into account for U.S. federal income tax purposes its allocable share of any loss incurred by us in excess of the adjusted tax basis of such holder’s Class A shares. In addition, the Code restricts individuals, certain non-corporate taxpayers and certain closely held corporations from taking into account for U.S. federal income tax purposes any of our net losses in excess of the amounts for which such holder is “at risk” with respect to its interest as of the end of our taxable year in which such loss occurred. The amount for which a holder is “at risk” with respect to its interest is equal to its adjusted tax basis for such interest, less any amounts borrowed (i) in connection with its acquisition of such interest for which it is not personally liable and for which it has pledged no property other than its interest; (ii) from persons who have a proprietary interest in us and from certain persons related to such persons; and (iii) for which the holder is protected against loss through nonrecourse financing, guarantees or similar arrangements. To the extent that a holder’s allocable share of our losses is not allowed because the holder has an insufficient amount at risk in us, such disallowed losses may be carried over by the holder to subsequent taxable years and will be allowed if and to the extent of the holder’s at risk amount in subsequent years.

We do not believe we will generate income or losses from “passive activities” for purposes of Section 469 of the Code that would be eligible to be offset by the passive losses or passive income of such holder from other passive activities. In addition, other provisions of the Code may limit or disallow any deduction for losses by a holder of Class A shares or deductions associated with certain assets of the partnership in certain cases, including potentially Section 470 of the Code. Holders should consult with their tax advisors regarding their limitations on the deductibility of losses under applicable sections of the Code.

Limitation on Interest Deductions.    The deductibility of an individual’s and other non-corporate holder’s “investment interest expense” for U.S. federal income tax purposes is limited to the amount of that holder’s “net investment income”. Investment interest expense would generally include the holder’s allocable share of interest expense incurred by us, if any, and investment interest expense incurred by the holder on any loan incurred to purchase or carry Class A shares. Net investment income includes gross income from property held for investment and amounts treated as portfolio income, such as dividends and interest, under the passive activity loss rules, less deductible expenses, other than interest, directly connected with the production of investment income. For this purpose, any long-term capital gain or qualifying dividend income of a holder that is a U.S. person that is taxable at long-term capital gains rates is excluded from net investment income, unless the holder elects to pay tax on such gain or dividend income at ordinary income rates.

Limitation on Deduction of Certain Other Expenses.    For individuals, estates and trusts, certain miscellaneous itemized deductions are deductible for U.S. federal income tax purposes only to the extent that they exceed 2% of the adjusted gross income of the taxpayer. We may have a significant amount of expenses that will be treated as miscellaneous itemized deductions. Moreover, an individual whose adjusted gross income exceeds specified threshold amounts is required to further reduce the amount of allowable itemized deductions. In addition, miscellaneous itemized deductions are not deductible for purposes of computing a taxpayer’s alternative minimum tax liability. See “—Alternative Minimum Tax” for a discussion of potential alternative minimum tax liability.

In general, neither we nor any holder may deduct organizational or syndication expenses for U.S. federal income tax purposes. While an election may be made by a partnership to amortize organizational expenses over a 15-year period, we will not make such an election. Syndication fees (i.e., expenditures made in connection with the marketing and issuance of the Class A shares) must be capitalized and cannot be amortized or otherwise deducted.

Prospective holders are urged to consult their tax advisors regarding the deductibility of itemized expenses incurred by us.

Foreign Tax Credit Limitation.    You will generally be entitled to a foreign tax credit for U.S. federal income tax purposes with respect to your allocable share of creditable foreign taxes paid on our income and gains. Complex rules may, depending on your particular circumstances, limit the availability or use of foreign tax credits. Gains from the sale of our investments may be treated as U.S. source gains. Consequently, you may not be able to use the foreign tax credit arising from any foreign taxes imposed on such gains unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. Certain losses that we incur may be treated as foreign source losses, which could reduce the amount of foreign tax credits otherwise available.

Foreign Currency Gain or Loss.    Our functional currency will be the U.S. dollar, and our income or loss will be calculated in U.S. dollars. It is likely that we will recognize “foreign currency” gain or loss with respect to transactions involving non-U.S. dollar currencies. In general, foreign currency gain or loss is treated as ordinary income or loss for U.S. federal income tax purposes. You should consult your tax adviser with respect to the tax treatment of foreign currency gain or loss.

Mutual Fund Holders.    U.S. mutual funds that are treated as regulated investment companies, or RICs, for U.S. federal income tax purposes are required, among other things, to meet an annual 90% gross income and a quarterly 50% asset value test under Section 851(b) of the Code to maintain their favorable U.S. federal income tax status. The treatment of an investment by a RIC in Class A shares for purposes of these tests will depend on whether our partnership will be treated as a “qualified publicly traded partnership”. If our partnership is so treated, then the Class A shares themselves are the relevant assets for purposes of the 50% asset value test and the net income from the Class A shares is relevant gross income for purposes of the 90% gross income test. If, however, our partnership is not so treated, then the relevant assets are the RIC’s allocable share of the underlying assets held by our partnership and the relevant gross income is the RIC’s allocable share of the underlying gross income earned by our partnership. Whether our partnership will qualify as a “qualified publicly traded partnership” depends on the exact nature of its future investments, but we believe our partnership will not initially be treated as a “qualified publicly traded partnership”. Furthermore, we do not believe that the income from our intended operations will allow us to qualify as a “qualified publicly traded partnership” under the rules described above. RICs should consult their own tax advisors about the U.S. tax consequences of an investment in Class A shares.

Tax-Exempt Holders.    A holder of our Class A shares that is a tax-exempt organization for U.S. federal income tax purposes and, therefore, exempt from U.S. federal income taxation, may nevertheless be subject to “unrelated business income tax” to the extent, if any, that its allocable share of our income consists of “unrelated business taxable income” (“UBTI”). A tax-exempt partner of a partnership that regularly engages in a trade or business which is unrelated to the exempt function of the tax-exempt partner must include in computing its UBTI, its pro rata share (whether or not distributed) of such partnership’s gross income derived from such unrelated trade or business.

Moreover, a tax-exempt partner of a partnership could be treated as earning UBTI to the extent that such partnership derives income from “debt-financed property,” or if the partnership interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is “acquisition indebtedness” (i.e., indebtedness incurred in acquiring or holding property). Due to ownership interests we will hold in entities that are treated as partnerships, or are otherwise subject to tax on a flow-through basis, which will incur indebtedness, we will derive income from “debt-financed” property and, thus, an investment in Class A shares will give rise to UBTI to certain tax-exempt holders of Class A shares. In addition, Och-Ziff Holding may borrow funds from Och-Ziff Corp or third parties from time to time to make investments. These investments will give rise to UBTI from “debt-financed” property.

Prospective tax-exempt holders are urged to consult their tax advisors regarding the tax consequences of an investment in Class A shares.

Passive Foreign Investment Companies.    A non-U.S. entity will be treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes if (i) such entity is treated as a corporation for U.S. federal income tax purposes and (ii) either 75% or more of the gross income of such entity for the taxable year is “passive income” (as defined in Section 1297 of the Code and the Treasury Regulations promulgated thereunder) or the average percentage of assets held by such entity during the taxable year which produce passive income or which are held for the production of passive income is at least 50%. A U.S. holder will be subject to the PFIC rules for an investment in a PFIC without regard to its percentage ownership. When making investment or other decisions, we will consider whether an investment will be a PFIC and the tax consequences related thereto. It is possible, however, that we, through Och-Ziff Holding, will acquire or otherwise own interests in PFICs.

Except as described below, we will make, where possible, an election (a “QEF Election”) with respect to each entity treated as a PFIC to treat such non-U.S. entity as a qualified electing fund (“QEF”) in the first year we hold shares in such entity. A QEF Election is effective for our taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS.

As a result of a QEF Election, we will be required to include in our gross income each year our pro rata share of such non-U.S. entity’s ordinary earnings and net capital gains (such inclusions in gross income, “QEF Inclusions”), for each year in which the non-U.S. entity owned directly or indirectly by us is a PFIC, whether or not we receive cash in respect of its income. Thus, holders may be required to report taxable income as a result of QEF Inclusions without corresponding receipts of cash. A holder may, however, elect to defer, until the occurrence of certain events, payment of the U.S. federal income tax attributable to QEF Inclusions for which no current distributions are received, but will be required to pay interest on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. Net losses (if any) of a non-U.S. entity owned through Och-Ziff Holding that is treated as a PFIC will not, however, pass through to us or to holders and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years. Consequently, holders may, over time, be taxed on amounts that, as an economic matter, exceed our net profits. Our tax basis in the shares of such non-U.S. entities, and a holder’s basis in our Class A shares, will be increased to reflect QEF Inclusions. No portion of the QEF Inclusion attributable to ordinary income will be eligible for the favorable tax rate applicable to “qualified dividend income” for individual U.S. persons. Amounts included as QEF Inclusions with respect to direct and indirect investments generally will not be taxed again when actually distributed.

Alternatively, in the case of a PFIC that is a publicly-traded foreign corporation, an election may be made to “mark to market” the stock of such foreign corporation on an annual basis. Pursuant to such an election, you would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. You may treat as ordinary loss any excess of the adjusted basis of the stock over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years.

In certain cases, we may be unable to make a QEF Election or mark to market election with respect to a PFIC. This could occur if we are unable to obtain the information necessary to make a QEF Election because, for example, such entity is not an affiliate of ours or because such entity itself invests in underlying investment vehicles over which we have no control. If we do not make a QEF Election or mark to market election with respect to a PFIC, Section 1291 of the Code will treat all gain on a disposition by us of shares of such entity, gain on the disposition of the Class A shares by a holder who is a U.S. person at a time when we own shares of such entity, as well as certain other defined “excess distributions,” as if the gain or excess distribution were ordinary income earned ratably over the shorter of the period during which the holder held its Class A shares or the period during which we held our shares in such entity. For gain and excess distributions allocated to prior years, (i) the tax rate will be the highest in effect for that taxable year and (ii) the tax will be payable generally without regard to offsets from deductions, losses and expenses. Such holders will also be subject to an interest charge for any deferred tax. No portion of this ordinary income will be eligible for the favorable 15% tax rate applicable to “qualified dividend income” for individual U.S. persons.

Controlled Foreign Corporations.    A non-U.S. entity will be treated as a controlled foreign corporation (“CFC”) if it is treated as a corporation for U.S. federal income tax purposes and if more than 50% of (i) the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote or (ii) the total value of the stock of the non-U.S. entity is owned by U.S. Shareholders on any day during the taxable year of such non-U.S. entity. For purposes of this discussion, a “U.S. Shareholder” with respect to a non-U.S. entity means a U.S. person that owns 10% or more of the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote.

When making investment or other decisions, we will consider whether an investment will be a CFC and the consequences related thereto. If we are a U.S. Shareholder in a non-U.S. entity that is treated as a CFC, each holder of our Class A shares generally may be required to include in income its allocable share of the CFC’s “Subpart F” income reported by us. Subpart F income includes dividends, interest, net gain from the sale or disposition of securities, non-actively managed rents and certain other passive types of income. The aggregate Subpart F income inclusions in any taxable year relating to a particular CFC are limited to such entity’s current earnings and profits. These inclusions are treated as ordinary income (whether or not such inclusions are attributable to net capital gains). Thus, a holder may be required to report as ordinary income its allocable share of the CFC’s Subpart F income reported by us without corresponding receipts of cash and may not benefit from capital gain treatment with respect to the portion of our earnings (if any) attributable to net capital gains of the CFC.

The tax basis of our shares of such non-U.S. entity, and a holder’s tax basis in its Class A shares, will be increased to reflect any required Subpart F income inclusions. Such income will be treated as income from sources within the United States, for certain foreign tax credit purposes, to the extent derived by the CFC from U.S. sources. Such income will not be eligible for the favorable 15% tax rate applicable to “qualified dividend income” for individual holders who are U.S. persons. See “—Taxation of Holders of Class A shares on Our Profits and Losses”. Amounts included as such income with respect to direct and indirect investments will not be taxable again when actually distributed.

Regardless of whether any CFC has Subpart F income, any gain allocated to a holder of our Class A shares from our disposition of stock in a CFC will be treated as ordinary income to the extent of the holder’s allocable share of the current and/or accumulated earnings and profits of the CFC. In this regard, earnings would not include any amounts previously taxed pursuant to the CFC rules. However, net losses (if any) of a non-U.S. entity owned by us that is treated as a CFC will not pass through to our holders.

If a non-U.S. entity held by us is classified as both a CFC and a PFIC during the time we are a U.S. Shareholder of such non-U.S. entity, a holder will be required to include amounts in income with respect to such non-U.S. entity pursuant to this subheading, and the consequences described under the subheading “—Passive Foreign Investment Companies” above will not apply. If our ownership percentage in a non-U.S. entity changes such that we are not a U.S. Shareholder with respect to such non-U.S. entity, then holders of our Class A shares may be subject to the PFIC rules. The interaction of these rules is complex, and prospective holders are urged to consult their tax advisors in this regard.

Alternative Minimum Tax.    Individual and corporate taxpayers have potential liability for alternative minimum tax. Since such liability is dependent upon each holder’s particular circumstances, holders of Class A shares should consult their tax advisors concerning the alternative minimum tax consequences of being a holder of Class A shares.

U.S. Federal Estate Taxes for U.S. Persons.    If Class A shares are included in the gross estate of a U.S. citizen or resident for U.S. federal estate tax purposes, then U.S. federal estate tax may be payable in connection with the death of such person. Prospective individual holders should consult their own tax advisors concerning the potential U.S. federal estate tax consequences with regard to our Class A shares.

Taxation of Non-U.S. Persons

Non-U.S. Persons.    Special rules apply to a holder of our Class A shares that is a non-U.S. person. Non-U.S. persons are subject to U.S. withholding tax at a 30% rate on the gross amount of interest, dividends and other fixed or determinable annual or periodical income received from sources within the United States if such income is not treated as effectively connected with a trade or business within the United States. The 30% rate may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the non-U.S. person resides or is organized. Whether a non-U.S. person is eligible for such treaty benefits will depend upon the provisions of the applicable treaty as well as the treatment of us under the laws of the non-U.S. person’s jurisdiction. The 30% withholding tax rate does not apply to certain portfolio interest on obligations of U.S. persons allocable to certain non-U.S. persons. Moreover, non-U.S persons generally are not subject to U.S. federal income tax on capital gains if (i) such gains are not effectively connected with the conduct of a U.S. trade or business of such non-U.S. person; (ii) a tax treaty is applicable and such gains are not attributable to a permanent establishment in the United States maintained by such non-U.S. person; or (iii) such non-U.S. person is an individual and is not present in the United States for 183 or more days during the taxable year (assuming certain other conditions are met).

Non-U.S. persons treated as engaged in a U.S. trade or business are subject to U.S. federal income tax at the graduated rates applicable to U.S. persons on their net income that is considered to be effectively connected with such U.S. trade or business. Non-U.S. persons that are corporations may also be subject to a 30% branch profits tax on such effectively connected income. The 30% rate applicable to branch profits may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the non-U.S. person resides or is organized.

While it is expected that our method of operation through Och-Ziff Holding will not result in a determination that we are engaged in a U.S. trade or business, there can be no assurance that the IRS will not assert successfully that we are engaged in a U.S. trade or business, with the result that some portion of our income is properly treated as effectively connected income with respect to non-U.S. holders. If a holder who is a non-U.S. person were treated as being engaged in a U.S. trade or business in any year because of an investment in our Class A shares in such year, such holder generally would be (i) subject to withholding by us on its distributive share of our income effectively connected with such U.S. trade or business, (ii) required to file a U.S. federal income tax return for such year reporting its allocable share, if any, of income or loss effectively connected with such trade or business, including certain U.S. source income not effectively connected with such trade or business, and (iii) required to pay U.S. federal income tax at regular U.S. federal income tax rates on any such income (state and local income taxes and filings may also apply in that event). Any amount so withheld would be creditable against such non-U.S. person’s U.S. federal income tax liability, and such non-U.S. person could claim a refund to the extent that the amount withheld exceeded such non-U.S. person’s U.S. federal income tax liability for the taxable year. Finally, if we were treated as being engaged in a U.S. trade or business, a portion of any gain recognized by a holder who is a non-U.S. person on the sale or exchange of its Class A shares could be treated for U.S. federal income tax purposes as effectively connected income, and hence such non-U.S. person could be subject to U.S. federal income tax on the sale or exchange.

Generally, under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) provisions of the Code, non-U.S. persons are subject to U.S. tax in the same manner as U.S. persons on any gain realized on the disposition of an interest, other than an interest solely as a creditor, in U.S. real property. An interest in U.S. real property includes stock in a U.S. corporation (except for certain stock of publicly traded U.S. corporations) if interests in U.S. real property constitute 50% or more by value of the sum of the corporation’s assets used in a trade or business, its U.S. real property interests and its interests in real property located outside the United States (a “United States Real Property Holding Corporation” or “USRPHC”). Consequently, a non-U.S. person who invests directly in U.S. real estate, or indirectly by owning the stock of a USRPHC, will be subject to tax under FIRPTA on the disposition of such investment. The FIRPTA tax will also apply if the non-U.S. person is a holder of an interest in a partnership that owns an interest in U.S. real property or an interest in a USRPHC. We may, from time to time, make certain investments through Och-Ziff Holding that could constitute investments in U.S. real property or USRPHCs, including dividends from REIT investments that are attributable to gains from the sale of U.S. real property. If we make such investments, each non-U.S. person will be subject to U.S. tax under FIRPTA on such holder’s allocable share of any gain realized on the disposition of a FIRPTA interest and will be subject to the filing requirements discussed above.

Although each non-U.S. holder is required to provide an IRS Form W-8, we may not be able to provide complete information related to the tax status of our investors to our subsidiaries for purposes of obtaining reduced rates of withholding on behalf of our investors. Accordingly, to the extent we receive dividends from a U.S. corporation through our non-corporate subsidiaries and their investment vehicles, your allocable share of distributions of such dividends will be subject to U.S. withholding tax at a rate of 30% unless relevant tax status information is provided. If such information is not provided and you would not be subject to U.S. tax based on your tax status or are eligible for a reduced rate of U.S. withholding, you may need to take additional steps to receive a credit or refund of any excess withholding tax paid on your account, which may include the filing of a non-resident U.S. income tax return with the IRS. Among other limitations, if you reside in a treaty jurisdiction which does not treat us as a pass-through entity, you may not be eligible to receive a credit or refund of any excess U.S. withholding taxes paid on your account. You should consult your tax advisors regarding the treatment of U.S. withholding taxes.

In general, different rules from those described above apply in the case of non-U.S. persons subject to special treatment under U.S. federal income tax law, including a non-U.S. person (i) who has an office or fixed place of business in the United States or is otherwise carrying on a U.S. trade or business; (ii) who is an individual present in the United States for 183 or more days or has a “tax home” in the United States for U.S. federal income tax purposes; or (iii) who is a former citizen or resident of the United States.

Prospective holders who are non-U.S. persons are urged to consult their tax advisors with regard to the U.S. federal income tax consequences to them of acquiring, holding and disposing of Class A shares, as well as the effects of state, local and non-U.S. tax laws, as well as eligibility for any reduced withholding benefits.

U.S. Federal Estate Taxes for Non-U.S. Persons.    Holders who are individual non-U.S. persons will be subject to U.S. federal estate tax on the value of U.S.-situs property owned at the time of their death. It is unclear whether partnership interests (such as the Class A shares) will be considered U.S.-situs property. Accordingly, holders who are non-U.S. holders may be subject to U.S. federal estate tax on all or a portion of the value of the Class A shares owned at the time of their death. Prospective individual holders who are non-U.S. persons are urged to consult their tax advisors concerning the potential U.S. federal estate tax consequences with regard to our Class A shares.

Administrative Matters

Tax Matters Partner.    One of our partners will act as our “tax matters partner”. Our board of directors will have the authority, subject to certain restrictions, to appoint another principal or Class A shareholder to act on our behalf in connection with an administrative or judicial review of our items of income, gain, loss, deduction or credit.

Tax Elections.    Under Section 754 of the Code, we may elect to have the basis of our assets adjusted in the event of a distribution of property to a holder or in the event of a transfer of a Class A share by sale or exchange, or as a result of the death of a holder. Pursuant to the terms of the operating agreement, the board of directors, in its sole discretion, is authorized to direct us to make such an election. Such an election, if made, can be revoked only with the consent of the IRS.

We currently do not intend to make the election permitted by Section 754 of the Code with respect to us or OZ Advisors II. OZ Management and OZ Advisors I currently intend to make such an election. The election, if made, would generally require us to adjust the tax basis in our assets, or ‘‘inside basis,’’ attributable to a transferee of Class A shares under Section 743(b) of the Internal Revenue Code to reflect the purchase price of the shares paid by the transferee. However, this election does not apply to a person who purchases Class A shares directly from us, including in this offering, but would apply, if made, to our acquisition of interests in OZ Advisors II pursuant to the transactions contemplated by this offering and possibly in connection with our subsequent acquisition of interests in OZ Advisors II pursuant to the exchange agreement. For purposes of this discussion, a transferee’s inside basis in our assets will be considered to have two components: (1) the transferee’s share of our tax basis in our assets, or ‘‘common basis,’’ and (2) the Section 743(b) adjustment to that basis.

If no Section 754 election is made, there will be no adjustment for the transferee of Class A shares, or for us upon our acquisition of interests in OZ Advisors II, even if the purchase price of those shares, or interests, as applicable, is higher than the shares’ or interests’ share of the aggregate tax basis of our assets or the assets of OZ Advisors II immediately prior to the transfer. In that case, on a sale of an asset, gain allocable to the transferee would include built-in gain allocable to the transferee at the time of the transfer, which built-in gain would otherwise generally be eliminated if a Section 754 election had been made.

Even assuming no Section 754 election is made, if Class A shares or interests in OZ Advisors II were transferred at a time when we or OZ Advisors II had a ‘‘substantial built-in loss’’ inherent in our or OZ Advisors II’s assets, we or OZ Advisors II, as applicable, would be obligated to reduce the tax basis in the portion of such assets attributable to such shares or interests.

The calculations under Section 754 of the Code are complex, and there is little legal authority concerning the mechanics of the calculations, particularly in the context of publicly traded partnerships. To help reduce the complexity of those calculations and the resulting administrative costs to us, we will apply certain conventions in determining and allocating basis adjustments. For example, we may apply a convention in which we deem the price paid by a holder of Class A shares to be the lowest quoted trading price of the Class A shares during the month in which the purchase occurred irrespective of the actual price paid. Nevertheless, the use of such conventions may result in basis adjustments that do not exactly reflect a holder’s purchase price for its Class A shares, including less favorable basis adjustments to a holder who paid more than the lowest quoted trading price of the Class A shares for the month in which the purchase occurred. It is also possible that the IRS will successfully assert that the conventions we utilize do not satisfy the technical requirements of the Code or the Treasury Regulations and, thus, will require different basis adjustments to be made. If the IRS were to sustain such a position, a holder of Class A shares may have adverse tax consequences. Moreover, the full benefits of a Section 754 election, if made, may not be realized with respect to an Och-Ziff entity in which we may invest that does not have in effect a Section 754 election. You should consult your tax advisor as to the effects of the Section 754 election.

Constructive Termination.    Subject to the electing large partnership rules described below, we will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period.

Our termination would result in the closing of our taxable year for all holders of Class A shares. In the case of a holder reporting on a taxable year other than a fiscal year ending on our year end, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in the holder’s taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new tax election under Section 754 of the Code. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Information Returns.    We have agreed to use reasonable efforts to furnish to you tax information (including Schedule K-1) which describes your allocable share of our income, gain, loss and deduction for our preceding taxable year. Delivery of this information by us will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from lower-tier entities. It is therefore possible that, in any taxable year, our shareholders will need to apply for extensions of time to file their tax returns. In preparing this information, we will use various accounting and reporting conventions to determine your allocable share of income, gain, loss and deduction. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to your income or loss. If you are not a U.S. person there can be no assurance that this information will meet your jurisdiction’s compliance requirements.

It is possible that we may engage in transactions that subject our partnership and, potentially, the holders of our Class A shares to other information reporting requirements with respect to an investment in us. You may be subject to substantial penalties if you fail to comply with such information reporting requirements. You should consult with your tax advisors regarding such information reporting requirements.

We may be audited by the IRS. Adjustments resulting from an IRS audit may require you to adjust a prior year’s tax liability, and possibly may result in an audit of your own tax return. Any audit of your tax return could result in adjustments not related to our tax returns as well as those related to our tax returns. Under our operating agreement, in the event of an inadvertent partnership termination in which the IRS has granted us limited relief each holder of our Class A shares is obligated to make such adjustments as are required by the IRS to maintain our status as a partnership.

Nominee Reporting.    Persons who hold our Class A shares as nominees for another person are required to furnish to us (i) the name, address and taxpayer identification number of the beneficial owner and the nominee; (ii) whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or (3) a tax exempt entity; (iii) the amount and description of Class A shares held, acquired or transferred for the beneficial owner; and (iv) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition costs for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on Class A shares they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the Class A shares with the information furnished to us.

Taxable Year.    We currently intend to use the calendar year as our taxable year for U.S. federal income tax purposes. Under certain circumstances which we currently believe are unlikely to apply, a taxable year other than the calendar year may be required for such purposes.

Elective Procedures for Large Partnerships.    The Code allows large partnerships to elect streamlined procedures for income tax reporting. This election, if made, would reduce the number of items that must be separately stated on the Schedule K-1 that are issued to the holders of the Class A shares, and such Schedules K-1 would have to be provided on or before the first March 15 following the close of each taxable year. In addition, this election would prevent us from suffering a “technical termination” (which would close our taxable year) if, within a 12-month period, there is a sale or exchange of 50% or more of our total interests. If an election is made, IRS audit adjustments will flow-through to the holders of the Class A shares for the year in which the adjustments take effect, rather than the holders of the Class A shares in the year to which the adjustment relates. In addition, we, rather than the holders of the Class A shares individually, generally will be liable for any interest and penalties that result from an audit adjustment.

Treatment of Amounts Withheld.    If we are required to withhold any U.S. tax on distributions made to any holder of Class A shares, we will pay such withheld amount to the IRS. That payment, if made, will be treated as a distribution of cash to the holder of Class A shares with respect to whom the payment was made and will reduce the amount of cash to which such holder would otherwise be entitled.

Backup Withholding; Certain Other Withholding Matters.    For each calendar year, we will report to you and to the IRS the amount of distributions that we pay, and the amount of tax (if any) that we withhold on these distributions. Under the backup withholding rules, you may be subject to backup withholding tax (at the applicable rate, currently 28%) with respect to distributions paid unless (i) you are a corporation or fall within another exempt category and demonstrate this fact when required or (ii) you provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax and otherwise comply with the applicable requirements of the backup withholding tax rules. If you are an exempt holder, you should indicate your exempt status on a properly completed IRS Form W-8BEN or Form W-9, as applicable. Backup withholding is not an additional tax; the amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund.

If you do not timely provide us with IRS Form W-8 or W-9, as applicable, or such form is not properly completed, we may become subject to U.S. backup withholding taxes in excess of what would have been imposed had we received certifications from all holders. Such excess U.S. backup withholding taxes may be treated by us as an expense that will be borne by all holders on a pro rata basis (where we are or may be unable to cost efficiently allocate any such excess withholding tax cost specifically to the holders that failed to timely provide the proper U.S. tax certifications).

The proper application to us of rules for withholding under Code section 1441 (applicable to certain dividends, interest and similar items) is unclear. Because the documentation we receive may not properly reflect the identities of shareholders at any particular time (in light of possible sales of Class A shares), we may over-withhold or under-withhold with respect to a particular Class A shareholder. For example, we may impose withholding, remit that amount to the IRS and thus reduce the amount of a distribution paid to a non-U.S. Holder. It may be determined, however, that the corresponding amount of our income was not properly allocable to such holder, and the withholding should have been less than the actual withholding. Such holder would be entitled to a credit against the holder’s U.S. tax liability for all withholding, including any such excess withholding, but if the withholding exceeded the holder’s U.S. tax liability, the holder would be required to apply for a refund to obtain the benefit of the excess withholding. Similarly, we may fail to withhold on a distribution, and it may be determined that the corresponding income was properly allocable to a non-U.S. Holder and withholding should have been imposed. In that event, we may determine to pay the under-withheld amount to the IRS, and we may treat such under-withholding as an expense that will be borne by all partners on a pro rata basis (since we may be unable to allocate any such excess withholding tax cost to the relevant non-U.S. holder).

Tax Shelter Regulations.    If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS in accordance with recently issued regulations governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million. An investment in us may be considered a “reportable transaction” if, for example, we recognize certain significant losses in the future. In certain circumstances, a holder of our Class A shares who disposes of an interest in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction. Our participation in a reportable transaction also could increase the likelihood that our U.S. federal income tax information return (and possibly your tax return) would be audited by the IRS. Certain of these rules are currently unclear and it is possible that they may be applicable in situations other than significant loss transactions.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to (i) significant accuracy-related penalties with a broad scope, (ii) for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and (iii) in the case of a listed transaction, an extended statute of limitations.

Holders of our Class A shares should consult their tax advisors concerning any possible disclosure obligation under the regulations governing tax shelters with respect to the holding or disposition of Class A shares.

Taxes in Other State, Local, and Non-U.S. Jurisdictions

While it is expected that our method of operation will not result in a determination that the holders of our Class A shares, solely on account of their ownership of Class A shares, are engaged in trade or business so as to be taxed on any part of their allocable shares of our income or subjected to tax return filing requirements in any jurisdiction in which we conduct activities or own property, there can be no assurance that the Class A shareholders, on account of owning Class A shares, will not be subject to certain taxes, including foreign, state and local income taxes, unincorporated business taxes and estate, inheritance or intangible taxes, imposed by the various jurisdictions in which we conduct activities or own property now or in the future, even if the Class A shareholders do not reside, or are not otherwise subject to such taxes, in any of those jurisdictions. Consequently, Class A shareholders also may be required to file foreign, state and local income tax returns in some or all of these jurisdictions. Furthermore, Class A shareholders may be subject to penalties for failure to comply with those requirements. It is the responsibility of each Class A shareholder to file all United States federal, foreign, state and local tax returns that may be required of such Class A shareholder.

New Legislation or Administrative or Judicial Action

The U.S. federal income tax treatment of holders of the Class A shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. You should be aware that the U.S. federal income tax rules are constantly under review by persons involved in the legislative process, the IRS, and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. The IRS pays close attention to the proper application of tax laws to partnerships. The present U.S. federal income tax treatment of an investment in the Class A shares may be modified by administrative, legislative or judicial interpretation at any time, possibly on a retroactive basis, and any such action may affect investments and commitments previously made. For example, changes to the U.S. federal tax laws and interpretations thereof could make it more difficult or impossible to meet the qualifying income exception for us to be treated as a partnership for U.S. federal income tax purposes that is not taxable as a corporation, affect or cause us to change our investments and commitments, change the character or treatment of portions of our income (including, for instance, treating carried interest as ordinary income rather than capital gain), affect the tax considerations of an investment in us and adversely affect an investment in our Class A shares.

On June 14, 2007, the Chairman and the Ranking Republican Member of the United States Senate Committee on Finance introduced legislation that would tax as corporations publicly traded partnerships that directly or indirectly derive income from investment adviser or asset management services. In addition, the Chairman and the Ranking Republican Member concurrently issued a press release stating that they do not believe that proposed public offerings of private equity and hedge fund management firms are consistent with the intent of the existing rules regarding publicly traded partnerships because the majority of their income is from the active provision of services to investment funds and limited partner investors in such funds. Further, they have sent letters to the Secretary of the Treasury and the Chairman of the U.S. Securities and Exchange Commission regarding these tax issues in which they express a view that recent initial public offerings of firms that manage private equity and hedge funds “raise serious tax questions that if left unaddressed have the potential to jeopardize the integrity of the tax code and the corporate tax base over the long-term”. As explained in the technical explanation accompanying the proposed legislation:

Under the bill, the exception from corporate treatment for a publicly traded partnership does not apply to any partnership that, directly or indirectly, has any item of income or gain (including capital gains or dividends), the rights to which are derived from services provided by any person as an investment adviser, as defined in the Investment Advisers Act of 1940, or as a person associated with an investment adviser, as defined in that Act. Further, the exception from corporate treatment does not apply to a partnership that, directly or indirectly, has any item of income or gain (including capital gains or dividends), the rights to which are derived from asset management services provided by an investment adviser, a person associated with an investment adviser, or any person related to either, in connection with the management of assets with respect to which investment adviser services were provided. For purposes of the bill, these determinations are made without regard to whether the person is required to register as an investment adviser under the Investment Advisers Act of 1940.

If enacted in its proposed form, the proposed legislation introduced by the Chairman and the Ranking Republican Member of the United States Senate Committee on Finance would be applicable to taxable years of a partnership beginning on or after June 14, 2007. On June 20, 2007, a Congressman from Vermont introduced legislation in the House of Representatives that is substantially similar to the proposed legislation introduced by the Chairman and the Ranking Republican Member of the United States Senate Committee on Finance. In addition, on June 22, 2007, a Congressman from Michigan, joined by the Chairmen and other members of the United States House of Representatives Committee on Ways and Means, introduced legislation in the House of Representatives that would have the effect of treating publicly traded partnerships that derive income directly or indirectly from investment management services as corporations for U.S. federal income tax purposes.

If any version of these legislative proposals survives the legislative and executive process in its proposed form and were to be enacted into law, or if other similar legislation were to be enacted or any other change in the tax laws, rules, regulations or interpretations were to preclude us from qualifying for treatment as a partnership for U.S. federal income tax purposes under the publicly traded partnership rules, Class A shareholders would be negatively impacted because we would incur a material increase in our tax liability as a public company from the date any such changes became applicable to us, which could result in a reduction in the value of our Class A shares.

THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO THE COMPANY AND HOLDERS OF CLASS A SHARES ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE EFFECT OF EXISTING INCOME TAX LAWS, THE MEANING AND IMPACT OF WHICH IS UNCERTAIN AND OF PROPOSED CHANGES IN INCOME TAX LAWS WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH PROSPECTIVE HOLDER AND, IN REVIEWING THIS PROSPECTUS, THESE MATTERS SHOULD BE CONSIDERED. PROSPECTIVE HOLDERS OF CLASS A SHARES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF ANY INVESTMENT IN CLASS A SHARES.

UNDERWRITING

The company and the underwriters named below have entered into an underwriting agreement with respect to the Class A shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of Class A shares indicated in the following table. Goldman, Sachs & Co. and Lehman Brothers Inc. are the representatives of the underwriters.

Underwriters	Number of Class A shares
Goldman, Sachs & Co.
Lehman Brothers Inc.

Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional              shares from the company to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase              additional shares.

Paid by Och-Ziff	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

We and our partners, directors and executive officers and our employees who are receiving Class A restricted share units in connection with this offering have agreed with the underwriters, subject to certain exceptions described below, not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer, dispose of or hedge, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any Class A shares (including, without limitation, Class A shares that may be deemed to be beneficially owned by such partners, executive officers, employees, directors and participants in accordance with the rules and regulations of the SEC and securities that may be issued upon exercise of a share option or warrant), Class B shares or any securities convertible into or exercisable or exchangeable for our Class A shares (including Och-Ziff Operating Group A Units) or Class B shares, whether any such transaction is to be settled by delivery of Class A shares, Class B shares or other such securities, in cash or otherwise during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. and Lehman Brothers Inc. The underwriters may waive these restrictions in their discretion. This agreement does not apply to existing employee benefit plans. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

The 180-day restricted period described in the preceding paragraph will be automatically extended if (i) during the last 17 days of the 180-day restricted period we issue earnings results or announce material news or a material event relating to us occurs or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period beginning on the last day of the 180-day restricted period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings results or the announcement of the material news or material event.

Prior to the offering, there has been no public market for the Class A shares. The initial public offering price has been negotiated among the company and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be the company’s historical performance, estimates of the business potential and earnings prospects of the company, an assessment of the company’s management and the consideration of the above factors in relation to market valuation of companies in related businesses.

An application has been made to list the Class A shares on the New York Stock Exchange under the symbol “OZM”. In order to meet one of the requirements for listing the Class A shares on the NYSE, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

In connection with the offering, the underwriters may purchase and sell Class A shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional Class A shares from the company in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional Class A shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional Class A shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class A shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company’s shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Class A shares. As a result, the price of the Class A shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the company; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

The company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $            .

The company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the company, for which they received or will receive customary fees and expenses. In particular, we expect that affiliates of Goldman, Sachs & Co. and Lehman Brothers, Inc. will function as joint lead arrangers and bookrunners for the company’s $750 million term loan described under “Description of New Term Loan”.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. The validity of the Class A shares will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The balance sheet of Och-Ziff Capital Management Group LLC at June 28, 2007 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of the Och-Ziff Operating Group and subsidiaries (collectively the “Company”) at December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, of which this prospectus is a part, on Form S-1 with the SEC relating to this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and financial statements included with the registration statement. References in this prospectus to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements or documents. You may read and copy the registration statement, the related exhibits and other material we file with the SEC at the SEC’s public reference room in Washington, D.C. at 100 F Street, Room 1580, N.E., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The website address is http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 9 West 57th Street, New York, New York 10019 or telephoning us at (212) 790-0041.

Upon the effectiveness of the registration statement, we will be subject to the informational requirements of the Exchange Act and, in accordance with the Exchange Act, will file reports, proxy and information statements and other information with the SEC. Such annual, quarterly and special reports, proxy and information statements and other information can be inspected and copied at the locations set forth above. We will report our financial statements on a year ended December 31. We intend to furnish our shareholders with annual reports containing consolidated financial statements audited by our independent certified public accountants and with quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

Report of Independent Registered Public Accounting Firm

To the Members of

OZ Management, L.L.C., Och-Ziff Associates, L.L.C., OZ 2004 GP, L.L.C. and OZ 2004 Investment Partners, L.L.C. (collectively the “Och-Ziff Operating Group”)

We have audited the accompanying combined balance sheets of the Och-Ziff Operating Group and subsidiaries (collectively, the “Company”), as of December 31, 2006 and 2005, and the related combined statements of income, changes in member’s equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Och-Ziff Operating Group and subsidiaries at December 31, 2006 and 2005, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York

July 1, 2007

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

COMBINED BALANCE SHEETS

	As of December 31,
	2006	2005
	(dollars in thousands)
Assets
Cash and cash equivalents	$23,590	$69,550
Income and fees receivable	16,091	9,921
Due from affiliates	22,475	11,003
Other assets, net	45,869	30,499
Och-Ziff funds assets:
Securities owned, at fair value	25,128,120	16,934,403
Due from brokers	7,825,482	5,113,418
Securities purchased under agreement to resell	2,153,230	1,327,812
Derivative assets, at fair value	558,669	633,095
Other investments, at fair value	200,092	109,186
Interest and dividends receivable	99,291	64,034
Other Och-Ziff funds assets	2,140	2,421

Total Assets	$36,075,049	$24,305,342

Liabilities and Member’s Equity
Compensation payable	$575,842	$336,391
Profit sharing payable	140,690	86,980
Other liabilities	73,414	54,498
Och-Ziff funds liabilities:
Securities sold, not yet purchased, at fair value	10,417,702	7,019,573
Securities sold under agreements to repurchase	1,215,711	845,013
Payable upon return of securities loaned	817,239	566,500
Redemptions payable	744,664	425,324
Contributions and subscriptions received in advance	526,218	233,120
Derivative liabilities, at fair value	237,212	119,331
Due to brokers	203,237	297,005
Other Och-Ziff funds liabilities	98,159	37,946

Total Liabilities	15,050,088	10,021,681

Commitments and Contingencies (Note 13)

Non-Controlling Interests in Consolidated Subsidiaries	19,777,297	13,544,966
Total Member’s Equity	1,247,664	738,695

Total Liabilities and Member’s Equity	$36,075,049	$24,305,342

See notes to combined financial statements.

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

COMBINED STATEMENTS OF INCOME

	Year Ended December 31,
	2006	2005	2004
	(dollars in thousands)
Revenues
Management fees	$13,739	$11,861	$7,005
Incentive income	15,851	9,414	11,044
Other revenues	3,801	1,181	231
Och-Ziff funds income:
Interest income	768,503	350,196	207,511
Dividend income	154,963	118,556	51,665
Other Och-Ziff funds revenues	48,976	20,600	8,470

Total Revenues	1,005,833	511,808	285,926

Expenses
Compensation and benefits	446,672	239,466	153,503
Profit sharing	97,977	48,281	36,926
Professional services	12,522	8,228	4,767
Occupancy and equipment	13,443	10,257	8,034
Business development	7,696	5,374	4,257
Information processing and communication	5,463	4,053	2,268
Other expenses	10,574	12,769	4,573
Och-Ziff funds expenses:
Interest expense	210,919	164,408	96,262
Dividend expense	139,245	149,796	55,018
Other Och-Ziff funds expenses	145,457	104,501	48,502

Total Expenses	1,089,968	747,133	414,110

Other Income
Och-Ziff funds net gains (losses):
Net realized gains on investments	3,294,632	1,293,792	1,257,665
Net unrealized gains (losses) on investments	442,148	(310,402)	416,851
Net realized and unrealized foreign currency (losses) gains	(50,079)	84,404	(37,003)
Net realized and unrealized (losses) gains on derivative contracts	(396,526)	573,189	(469,757)

Total Other Income	3,290,175	1,640,983	1,167,756

Income Before Non-Controlling Interests in Income of Consolidated Subsidiaries and Income Taxes	3,206,040	1,405,658	1,039,572

Non-controlling interests in income of consolidated subsidiaries	(2,594,706)	(1,134,869)	(836,007)

Income Before Income Taxes	611,334	270,789	203,565
Income taxes	23,327	9,898	9,785

Net Income	$588,007	$260,891	$193,780

See notes to combined financial statements.

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

COMBINED STATEMENTS OF CHANGES IN MEMBER’S EQUITY

(dollars in thousands)
Member’s Equity—December 31, 2003	$362,178
Capital distributions	(60,444)
Net income	193,780

Member’s Equity—December 31, 2004	495,514
Capital distributions	(17,710)
Net income	260,891

Member’s Equity—December 31, 2005	738,695
Capital distributions	(79,038)
Net income	588,007

Member’s Equity—December 31, 2006	$1,247,664

See notes to combined financial statements.

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005	2004
	(dollars in thousands)
Cash Flows From Operating Activities
Net income	$588,007	$260,891	$193,780

Adjustments to reconcile net income to net cash used in operating activities:
Amortization of deferred compensation	17,978	9,846	7,353
Depreciation and amortization	3,262	2,605	2,402
Non-controlling interests in income of consolidated subsidiaries	2,594,706	1,134,869	836,007
Deferred income taxes	14,100	4,637	5,726
Operating cash flows due to changes in:
Income and fees receivable	(6,170)	1,940	(1,336)
Due from affiliates	(11,472)	(5,852)	(3,813)
Other assets, net	(5,120)	(2,375)	(1,885)
Securities owned, at fair value	(8,193,717)	(4,681,162)	(4,861,744)
Due from brokers	(2,712,064)	(1,699,257)	(1,791,776)
Securities purchased under agreement to resell	(825,418)	(1,201,129)	(126,683)
Derivative assets, at fair value	74,426	(539,435)	(12,845)
Other investments, at fair value	(90,906)	(44,855)	45,382
Interest and dividends receivable	(35,257)	(26,941)	(3,535)
Other Och-Ziff funds assets	281	11,344	(12,734)
Compensation payable	221,473	95,790	53,824
Profit sharing payable	53,710	17,972	2,827
Other liabilities	5,695	6,547	661
Securities sold, not yet purchased, at fair value	3,398,129	2,410,272	1,560,371
Securities sold under agreements to repurchase	370,698	833,988	11,026
Payable upon return of securities loaned	250,739	555,106	11,394
Derivative liabilities, at fair value	117,881	(142,136)	187,721
Due to brokers	(93,768)	119,721	(108,051)
Other Och-Ziff funds liabilities	60,213	10,331	12,083

Net cash used in operating activities	(4,202,594)	(2,867,283)	(3,993,845)

Cash Flows From Investing Activities
Purchase of fixed assets	(13,513)	(2,280)	(3,371)

Cash Flows From Financing Activities
Repayments of debt obligations	(878)	(878)	(878)
Capital distributions	(79,038)	(17,710)	(60,444)
Non-controlling interests in consolidated subsidiaries contributions	6,982,580	3,714,297	5,198,266
Non-controlling interests in consolidated subsidiaries distributions	(2,732,517)	(784,396)	(1,124,608)

Net cash provided by financing activities	4,170,147	2,911,313	4,012,336

Net (Decrease) Increase in Cash and Cash Equivalents	(45,960)	41,750	15,120
Cash and Cash Equivalents, Beginning of Year	69,550	27,800	12,680

Cash and Cash Equivalents, End of Year	$23,590	$69,550	$27,800

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Interest	$185,307	$96,343	$72,546

Income taxes	$11,701	$6,579	$3,511

See notes to combined financial statements.

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2006

1.    BUSINESS AND BASIS OF PRESENTATION

Business

Och-Ziff Operating Group is a global institutional alternative asset management firm headquartered in New York. Its primary business is to sponsor the formation of, and provide investment management services to, various investment funds (the “Och-Ziff funds”) and certain managed accounts.

The combined financial statements include the accounts of affiliated operating entities under common control and management and certain consolidated Och-Ziff funds (collectively, “Och-Ziff Operating Group” or the “Company”). Substantially all of the consolidated Och-Ziff funds’ net assets, after deducting the portion attributable to non-controlling interests, are comprised of the Company’s investments in, and receivables from, the Och-Ziff funds.

The business is presently conducted by the Och-Ziff Operating Group, which consists primarily of OZ Management, L.L.C., Och-Ziff Associates, L.L.C. through its principal operating subsidiary OZ Advisors, L.L.C., OZ 2004 GP, L.L.C. and OZ 2004 Investment Partners L.L.C., all of which are Delaware limited liability companies. The “members” refers to the Company’s founder and equity member, Daniel Och, and 17 other existing non-equity members. The liability of the members is limited to the extent of their contributions to the operating entities of the Company. The Company is preparing for a reorganization of its capital structure and initial public offering in 2007. See Note 15.

The Company, through its funds, invests in equity securities, convertible securities and debt instruments, including bank debt and high-yield debt, options, futures, forwards, swaps, other derivatives, private securities and assets, real estate entities and other investments. The Company seeks to deliver consistent, positive risk-adjusted returns throughout market cycles, with a focus on risk management and capital preservation. The Company’s diversified, multi-strategy approach combines global investment strategies, including merger arbitrage, convertible arbitrage, equity restructuring, credit and distressed credit investments, real estate and private equity. The Company transacts its business primarily in the United States and substantially all of its revenues are generated domestically.

Basis of Presentation

The combined financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

As described below, certain Och-Ziff funds in which the Company has only a minor economic interest are consolidated into the Company’s combined financial statements. Consequently, the Company’s financial statements reflect the assets, liabilities, revenues, expenses and cash flows of the consolidated Och-Ziff funds. The majority ownership interests in these funds, which are not held by the Company, are reflected as non-controlling interests in consolidated subsidiaries in the combined financial statements. The management fees and incentive income from the consolidated Och-Ziff funds are eliminated in consolidation; however, the Company’s allocated share of the net income from these funds is increased by the amount of these eliminated fees and incentive income. Accordingly, the consolidation of these Och-Ziff funds has no net effect on the Company’s net income or member’s equity.

The combined entities are under the common ownership and control of the equity member. All significant intercompany transactions and balances have been eliminated in consolidation.

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006

The combined financial statements include the accounts of the Och-Ziff Operating Group and its consolidated subsidiaries, which are comprised of (i) those entities in which it has an investment of 50% or more and has control over significant operating, financial and investing decisions of the entity; (ii) the consolidated Och-Ziff funds, which are those entities in which the Company is a substantive, controlling general partner or investment manager with decision making rights and the limited partners or shareholders have no substantive rights to impact ongoing governance and operating activities; and (iii) those entities in which it is the primary beneficiary of a variable interest entity (“VIE”).

The Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 46(R), Consolidation of Variable Interest Entities, an interpretation of ARB No. 51 (“FIN 46(R)”) effective January 1, 2004, and as a result of being the primary beneficiary of certain VIEs, was required to consolidate them in accordance with GAAP. FIN 46(R) defines a VIE as an entity in which the equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents, absorbs a majority of the VIE’s expected losses or receives a majority of the expected residual returns as a result of holding variable interests.

Non-controlling interests in consolidated subsidiaries represent the ownership interests in certain consolidated subsidiaries, including the consolidated Och-Ziff funds, held by entities or persons other than the Company. Non-controlling interest holders in consolidated Och-Ziff funds owned approximately 94.1% and 94.8% of the Company’s consolidated net assets as of December 31, 2006 and 2005, respectively. In general, non-controlling interests related to consolidated Och-Ziff funds are redeemable quarterly or annually at the request of the investor, subject to an initial 12 to 36 month lock-up period. However, the non-controlling interests in certain Och-Ziff funds are only redeemable at the time the funds’ investments become liquid, or as determined by the Company.

Each of the Och-Ziff funds is, for GAAP purposes, an investment company under the AICPA Audit and Accounting Guide—Investment Companies (the “AICPA Guide”). The Company has retained the specialized accounting of these funds in accordance with Emerging Issues Task Force Issue No. 85-12, Retention of Specialized Accounting for Investments in Consolidation, except as described herein. The Och-Ziff funds are generally structured through master-feeder arrangements, whereby the feeder funds make their investments primarily in master funds. In instances where consolidated Och-Ziff funds own all of the outstanding equity shares of an affiliated master fund, the Company consolidates such master fund. Pursuant to the AICPA Guide, the consolidated Och-Ziff fund investments are reflected in the combined financial statements at their estimated fair values with changes in unrealized gains and losses included as a component of net income.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements. Management believes that the estimates utilized in preparing its combined financial statements are reasonable and prudent; however, actual results could differ from those estimates.

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006

Management Fees

Management fees are determined by applying a percentage to unaffiliated net assets or committed capital under management. Management fees are recognized in the periods during which the related services are performed and the amounts have been contractually earned.

Incentive Income

Incentive income is calculated as a percentage of the net profits earned on unaffiliated assets under management. Excluding the managed accounts, in a period following a period of a net loss in a fund, the Company does not earn incentive income on any net profits in that fund until the net loss of the prior period is recovered. Incentive income is not subject to any other performance criteria, and once earned, is not subject to repayment by the Company to the Och-Ziff funds or the managed accounts. Incentive income is generally based on investment performance of a one-year measurement period. The Company recognizes incentive income at the end of the measurement period, typically at the end of the fiscal year, or at the time of redemption by investors. Incentive income is generally payable by the Och-Ziff funds and the managed accounts shortly after the end of the contract period, except when the Company has elected to defer payment of certain incentive income for a period of two to ten years. See Note 3.

Compensation

The Company recognizes compensation expenses over the related service period. Compensation expense that is determined based on incentive income is not recognized before the related income is recognized as described above. Certain discretionary incentive awards are mandatorily deferred as described further in Note 8. Distributions to non-equity members are treated as compensation expenses in the combined financial statements.

Och-Ziff Funds Income and Expenses

Interest income and interest expense are recorded on an accrual basis using the effective interest method. The Company may place debt obligations, including bank debt and other participation interests, on non-accrual status and, when necessary, reduce current interest income by charging off any interest receivable when collection of all or a portion of such accrued interest has become doubtful. Dividend income and dividend expense are recorded on the ex-dividend date, net of any applicable tax withholdings.

Ziffs’ Profit-Sharing Agreement

In exchange for having provided the initial funding for the Och-Ziff funds, Ziff Brothers Investments, L.L.C. and certain of its affiliates (“Ziffs”) are entitled to 12.5% of management fees and incentive income, net of certain expenses, earned by the Company (“Ziffs’ Profit-Sharing Agreement”) for as long as Dan Och is actively involved in the management of the Company. Amounts payable under the agreement are accrued when the underlying management fees and incentive income are earned by the Company. The payment of these amounts can be deferred in the Och-Ziff funds, at the election of the Ziffs, for a period of up to ten years. Deferred amounts and earnings on the deferred amounts are included in profit-sharing payable on the combined balance sheets.

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents. Cash equivalents, which consist primarily of money market investments, are held with one major financial institution and expose the Company to a certain degree of credit risk. Cash equivalents are recorded at cost plus accrued interest. Substantially all amounts on deposit with major financial institutions exceed insured limits. The Company records cash equivalents held at prime brokers within due from brokers in the combined balance sheets.

Securities Owned, at Fair Value and Securities Sold, Not Yet Purchased, at Fair Value

Securities owned, at fair value and securities sold, not yet purchased, at fair value by consolidated Och-Ziff funds are stated at estimated fair value. The resulting realized and unrealized gains and losses are included within Och-Ziff funds net gains (losses) in the combined statements of income.

Securities listed on one or more national securities exchanges are stated at their last reported sales prices on the date of determination. Investments that are not exchange traded or for which exchange quotations are not readily available are valued at the latest price obtained from one or more dealers making a market for such securities or at estimated fair values as determined in good faith, with third party input where applicable. Investments for which exchange quotations are not readily available may include specific classes or series of an issuer’s equity or debt securities and securities traded over-the-counter (“OTC”).

The combined financial statements include investments, such as investments in equity and debt of private and closely held companies whose estimated fair values, in the absence of readily ascertainable market values, are determined by methods and procedures including but not limited to: (i) performing comparisons with prices of comparable or similar securities; (ii) obtaining valuation-related information from issuers; and/or (iii) consulting other analytical data and indicators of value. In addition, for certain investments for which observable market prices do not exist, the following additional information may be used by the Company to estimate their fair values: (i) amounts invested in these investments; (ii) financial information provided by the management of these investees; (iii) information provided by third parties; and (iv) related transactions subsequent to the acquisition of the investment.

The Company believes that the carrying amounts of these investments in the combined balance sheets approximate fair value. The inherent uncertainties of valuation methodologies involve a significant degree of management judgments, and the estimated fair values may differ materially from the amounts that may ultimately be realized. Investments, the fair values of which are estimated using the methods and procedures described above, were approximately $2.9 billion and $1.6 billion at December 31, 2006 and 2005, respectively.

Investment transactions are recorded on a trade date basis. Realized gains and losses on sales of investments are determined on a specific identification basis.

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

Securities purchased under agreements to resell (“reverse repurchase agreements”) and securities sold under agreements to repurchase (“repurchase agreements”), comprised principally of corporate bonds, represent short-term collateralized financing transactions and are recorded in the combined balance sheets at their contractual amounts plus accrued interest.

The Company receives securities to collateralize amounts furnished under reverse repurchase agreements on terms that permit the Company to re-pledge or resell the securities to others. Interest earned on these transactions is recorded within interest income in the combined statements of income.

The Company provides securities to counterparties to collateralize amounts borrowed under repurchase agreements on terms which permit the counterparties to re-pledge or resell the securities to others. Securities transferred to counterparties under such agreements are included in securities owned, at fair value in the combined balance sheets. Interest expense incurred on these transactions is recorded within interest expense in the combined statements of income.

The Company’s reverse repurchase agreements may result in credit exposure if the counterparty to the transaction is unable to fulfill its contractual obligations. The Company minimizes credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral where appropriate.

Securities Lending

In the normal course of business, the Company, through its consolidated funds, loans certain of its securities to its clearing brokers. The Company generally receives cash collateral equal to or greater than the market value of the securities owned. The securities are valued on a daily basis and additional collateral is received as needed. Securities furnished are treated as financing transactions and remain recorded within securities owned, at fair value in the combined balance sheets. The amount of cash collateral received is recorded as a liability as amounts payable upon return of securities loaned. Income and expenses associated with securities lending transactions are recorded within interest income and interest expense in the combined statements of income.

Derivatives

In the normal course of business, the Company, through the consolidated Och-Ziff funds, uses derivative contracts primarily to structure investments to attain certain objectives, as well as to limit certain types of risk. Derivative contracts include futures, forward foreign currency contracts, OTC options, exchange traded options, warrants, rights, contracts for differences and total return, asset, credit default and interest rate swaps. All derivatives are recorded in the combined balance sheets at fair value.

Swaps, other than credit default swaps, represent agreements between two parties to make payments based upon the performance of certain underlying assets. The Company is obligated to pay, or entitled to receive, the net difference in the value determined at the onset of the swap versus the value determined at the termination or reset date of the swap. The ultimate gain or loss is dependent upon the prices of the underlying financial instruments at the settlement date.

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006

Credit default swaps entitle the Company to receive periodic payments as the provider of credit protection or obligate the Company to make periodic payments as the receiver of credit protection based upon a specific credit event occurring.

Futures contracts entered into by the Company represent firm commitments to buy or sell an agreed quantity of an underlying asset at a specified value and date. Initial margin is paid upon entering into the contract and variation margin is paid or received by the Company each day, depending on the daily fluctuations in the fair value of the contract. The change in fair value is recorded as an unrealized gain or loss in the combined statements of income. The ultimate gain or loss is equal to the difference between the value of the contract at the onset and the value of the contract at settlement date.

The Company uses forward foreign currency contracts to reduce exposures to fluctuations in foreign exchange rates. Forward foreign currency contracts entered into by the Company represent agreements with counterparties to exchange currencies at agreed-upon rates based upon predetermined notional amounts. The ultimate gain or loss is equal to the difference between the value of the contract at the onset and the value of the contract at settlement date, or the date on which the Company enters into an offsetting contract.

The Company purchases and writes put and call options through listed exchanges and in the OTC market. Purchased options provide the Company with the opportunity to purchase (call option) or to sell (put option) an underlying asset at an agreed-upon value either on or before the expiration of the option. Options written by the Company provide the purchaser of the option the opportunity to purchase from or sell to the Company an underlying asset at an agreed-upon value either on or before the expiration of the option.

The Company’s swaps, futures and forward foreign currency contracts provide for netting of payments between the Company and each counterparty. Therefore, derivative assets represent the Company’s net unrealized gains with counterparties and derivative liabilities represent net unrealized losses with counterparties.

The Company determines the fair values of derivative contracts by using quoted market prices when available; otherwise, they are based on pricing models that consider the time value of money, volatility, and the current market and contractual prices of the underlying financial instruments.

Generally, option pricing methodology is dependent on the geographic market in which the individual option trades and whether the option is exchange-traded or OTC. The methodologies used include: (i) obtaining the midpoint between the last “bid” and “asked” prices; (ii) determining the last reported sales prices; or (iii) obtaining a broker quote on the date of determination.

Other Investments, at Fair Value

Other investments consist primarily of the Company’s interests held by the Och-Ziff funds in investment companies and are recorded at fair value based upon information provided by the management of the underlying investment companies. In addition, various real estate equity interests, which may be in a variety of vehicles, including general and limited partnerships, private REITs and limited liability companies are also included in other investments, at fair value.

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006

For the Company’s equity interests in real estate funds, the funds’ investments are initially carried at cost, which approximates fair value. These values are adjusted for any distributed and undistributed results of operations of the fund’s investment vehicles plus, if appropriate, an estimate of any unrealized appreciation or depreciation. These estimates are often based upon discounting the expected cash flows from the investments or a multiple of earnings. In addition, the Company considers recent sales as well as offers on investments that it deems likely to close in the near future. In reaching its determination of fair value, the Company considers many factors including, but not limited to, the operating cash flows and financial performance of the properties relative to budgets or projections, property types and geographic locations, expected exit timing and strategy and any specific rights or terms associated with the investment.

Fixed Assets

Fixed assets consist primarily of a corporate aircraft, leasehold improvements, computer hardware and software, furniture, fixtures and office equipment. Fixed assets are recorded in other assets in the combined balance sheets at cost less accumulated depreciation and amortization. The Company capitalizes certain costs associated with the acquisition or development of internal-use software. Once the software is ready for its intended use, these costs are amortized and reviewed periodically for impairment. Depreciation and amortization of fixed assets are calculated using the straight-line method over depreciable lives of: fifteen years for the corporate aircraft, the related lease term for leasehold improvements and five to seven years for all other fixed assets.

Income Taxes

Each consolidated entity of the Company domiciled in the U.S. is either a partnership or a limited liability company treated as a partnership, and is not subject to federal income taxes. Accordingly, no provision for U.S. federal income taxes has been recorded. Certain of the Company’s consolidated subsidiaries are subject to the 4% City of New York Unincorporated Business Tax (“UBT”) on their trade and business income activities conducted in New York City. Additionally, certain of the Company’s wholly-owned subsidiaries are subject to income taxes in foreign jurisdictions.

The Company uses the asset and liability method of accounting for deferred income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income in the periods in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period in which the change is enacted. A valuation allowance is established when management believes it is more likely than not that a deferred tax asset will not be realized. The Company records net deferred tax assets with respect to each individual taxing authority within other assets and records net deferred tax liabilities with respect to each individual taxing authority within other liabilities.

Foreign Currency Transactions

The functional currency of the Och-Ziff Operating Group and each of its consolidated subsidiaries is the U.S. dollar. Monetary assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the closing rates of exchange on the date of the combined balance sheets. These

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006

transaction gains and losses are included in other expenses in the combined statements of income. Transaction gains or losses arising from changes in exchange rates related to investments held by the consolidated funds are recorded in the combined statements of income within net realized and unrealized foreign currency (losses) gains.

Recently Adopted Accounting Pronouncements

In September 2006, the Staff of the United States Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 (“SAB 108”), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 is effective for fiscal years ending after November 15, 2006. The adoption of SAB 108 did not have a material impact on the Company’s combined financial statements.

Future Adoption of New Accounting Pronouncements

In June 2007, the American Institute of Certified Public Accountants issued Statement of Position No. 07-1, Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies (“SOP 07-1”). SOP 07-1 clarifies the definition of an investment company and whether the specialized accounting model of an investment company may be retained by a parent company in consolidation or by an investor in the application of the equity method of accounting. SOP 07-1 will be effective for reporting periods beginning on or after December 15, 2007. The Company is currently evaluating the potential impact of the adoption of SOP 07-1 on its combined financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits an entity to elect to measure certain financial instruments and certain other items at fair value with changes in fair value recognized in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the potential impact of the adoption of SFAS 159 on its combined financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and requires expanded disclosures about fair value measurements. SFAS 157 is effective for reporting periods beginning after November 15, 2007. The Company is currently evaluating the potential impact of the adoption of SFAS 157 on its combined financial statements.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 permits an entity to recognize the benefits of uncertain tax positions only where the position is “more likely than not” to be sustained in the event of examination by tax authorities. The maximum tax benefit recognized is limited to the amount that is more than 50% likely to be realized upon ultimate settlement. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 will not have a material impact on the Company’s combined financial statements upon adoption.

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006

3.    MANAGEMENT AGREEMENTS WITH OCH-ZIFF FUNDS AND MANAGED ACCOUNTS

The Company has two principal sources of revenue from its agreements with Och-Ziff funds and managed accounts: management fees, which are typically 1.5% to 2.5% of net assets and committed capital under management, and incentive income, which is typically 20% of the profits of the Och-Ziff funds and the managed accounts. The agreements are automatically renewed on an annual basis unless the agreements are terminated by the general partner or directors of the Och-Ziff funds or the managed account holder. Certain investments held by employees, members and other affiliates of the Company in the Och-Ziff funds are not subject to management fees or incentive income charges. See Note 12.

Pursuant to the provisions of arrangements between the Company and certain of the Och-Ziff funds, the Company has elected to defer payment of all or a portion of incentive income earned, over two to ten years. During the deferral period, the Company has elected to have a portion or all of the deferred amounts indexed to the performance of either an Och-Ziff fund or another approved asset determined by the Company. These deferred incentive income receivables from the Och-Ziff funds are recorded as liabilities of the applicable Och-Ziff fund and have been eliminated in consolidation. Any capital invested by the Och-Ziff funds pursuant to these deferred fee arrangements are part of the general assets of the Och-Ziff funds, and the Company has no proprietary claim on or interest in any of those assets. Amounts deferred as of December 31, 2006 and 2005 were $1.4 billion and $822.0 million, respectively.

4.    DUE FROM BROKERS AND DUE TO BROKERS

Due from brokers and due to brokers consist primarily of short-term, highly liquid investments that have original maturities of less than three months and short-term payables, including amounts denominated in foreign currencies, margin deposits on futures contracts, cash collateral with clearing brokers and various counterparties, margin debt, and amounts receivable or payable for securities transactions that have not yet settled as of the date of the combined balance sheets.

Certain of the Och-Ziff funds’ securities owned and held by clearing brokers may be sold or re-pledged by the clearing brokers to other parties, subject to certain limitations. The clearing brokers had sold or re-pledged approximately $87.4 million and $411.6 million of Och-Ziff funds’ securities and available cash to collateralize margin debt as of December 31, 2006 and 2005, respectively. Certain clearing brokers may restrict cash proceeds received upon entering into transactions for securities sold, not yet purchased (“short sales”) until such time as these short sales have been closed. The Company is charged interest on amounts borrowed at rates agreed-upon with its clearing brokers.

Where a legal right of offset exists with respect to amounts due from and due to each broker, the Company presents such amounts on a net basis in the combined balance sheets.

The Och-Ziff funds clear substantially all of their securities transactions through major international securities firms pursuant to clearance agreements.

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006

The following table presents the components of the amounts due from brokers:

	As of December 31,
	2006	2005
	(dollars in thousands)
Cash and cash equivalents at prime brokers(A)	$4,150,233	$3,550,317
Cash collateral held for swap transactions	2,380,915	934,410
Cash collateral held for securities transactions(B)	687,326	385,962
Cash from fund contributions and subscriptions received in advance	526,218	233,120
Amounts due from swap counterparties(C)	80,790	9,609

Total due from brokers	$7,825,482	$5,113,418

(A)	Although not legally restricted, these amounts are not available for general obligations of the Och-Ziff Operating Group. Included in these amounts are unsettled trades and securities lending collateral.
(B)	Amounts include collateral held for futures and collateral on financing transactions handled by intermediaries.
(C)	Includes net realized gains and financing costs due from swap counterparties.

5.    INVESTMENTS

Och-Ziff Funds Holdings

The following table presents the Och-Ziff funds financial instrument holdings:

	Carrying Value		Percent of Och-Ziff Funds Holdings
	As of December 31,		As of December 31,
	2006	2005	2006	2005
	(dollars in thousands)
ASSETS
Securities owned, at fair value(A)	$25,128,120	$16,934,403	89.61%	89.11%
Securities purchased under agreement to resell	$2,153,230	$1,327,812	7.68%	6.99%
Derivative assets, at fair value(A)	$558,669	$633,095	1.99%	3.33%
Other investments, at fair value	$200,092	$109,186	0.72%	0.57%

LIABILITIES
Securities sold, not yet purchased, at fair value(A)	$10,417,702	$7,019,573	87.76%	87.92%
Securities sold under agreements to repurchase	$1,215,711	$845,013	10.24%	10.59%
Derivative liabilities, at fair value(A)	$237,212	$119,331	2.00%	1.49%

(A)	OTC and exchange-traded options and warrants are recorded within securities owned, at fair value and securities sold, not yet purchased, at fair value.

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006

Condensed Schedule of Investments

The following tables present a summary of the Company’s investments held by consolidated Och-Ziff funds.

Securities Owned, at Fair Value

The following tables present the Company’s securities owned, at fair value held through consolidated Och-Ziff funds:

	Fair Value		Percent of Och-Ziff Funds Assets
	As of December 31,
Region / Industry Description	2006	2005	2006	2005
	(dollars in thousands)
Securities Owned
Equities
Americas
Biotechnology	$237,587	$204,325	0.85%	1.08%
Consumer / Retail	793,045	740,130	2.83%	3.89%
Energy and Natural Resources	929,215	556,243	3.31%	2.93%
Financial Services	1,680,585	1,792,085	5.98%	9.42%
Healthcare	389,320	457,038	1.39%	2.40%
Indexes	485,409	—	1.73%	0.00%
Industrials and Cyclicals	787,952	754,704	2.81%	3.97%
Real Estate	77,398	18,162	0.28%	0.10%
Technology	416,796	416,213	1.49%	2.19%
Telecom and Media	1,126,308	620,908	4.02%	3.27%
Utilities	169,359	160,904	0.60%	0.85%
Other	333,308	—	1.19%	0.00%

Total Americas (cost $6,786,023 and $5,275,551, respectively)	7,426,282	5,720,712	26.48%	30.10%

Europe
Consumer / Retail	436,812	276,770	1.56%	1.46%
Energy and Natural Resources	504,228	218,751	1.80%	1.15%
Financial Services	1,977,525	633,890	7.05%	3.33%
Healthcare	190,708	252,118	0.68%	1.33%
Industrials and Cyclicals	1,327,768	591,865	4.74%	3.11%
Real Estate	158,489	150,956	0.57%	0.79%
Technology	264,304	53,133	0.94%	0.28%
Telecom and Media	640,559	404,783	2.28%	2.13%
Utilities	135,263	77,284	0.48%	0.41%
Other	118,213	20,317	0.42%	0.11%

Total Europe (cost $5,260,097 and $2,410,394, respectively)	5,753,869	2,679,867	20.52%	14.10%

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006

	Fair Value		Percent of Och-Ziff Funds Assets
	As of December 31,
Region / Industry Description	2006	2005	2006	2005
	(dollars in thousands)
Securities Owned
Asia
Biotechnology	$111,176	$31,709	0.40%	0.17%
Consumer / Retail	905,341	270,580	3.23%	1.42%
Energy and Natural Resources	562,094	126,485	2.00%	0.67%
Financial Services	1,374,397	337,021	4.90%	1.77%
Healthcare	200,294	214,398	0.71%	1.13%
Industrials and Cyclicals	447,544	379,468	1.61%	1.99%
Real Estate	346,740	102,633	1.24%	0.54%
Technology	239,248	90,820	0.85%	0.48%
Telecom and Media	267,007	45,731	0.95%	0.24%
Other	35,699	30,048	0.13%	0.16%

Total Asia (cost $3,839,433 and $1,524,974 respectively)	4,489,540	1,628,893	16.02%	8.57%

Total Equities (cost $15,885,553 and $9,210,919, respectively)	$17,669,691	$10,029,472	63.02%	52.77%

Debt Securities
Americas
Asset-Backed Securities	$181,572	$—	0.65%	0.00%
Biotechnology	456,299	210,100	1.63%	1.11%
Consumer / Retail	242,863	202,094	0.87%	1.06%
Energy and Natural Resources	142,992	153,137	0.51%	0.81%
Financial Services	304,005	616,525	1.08%	3.24%
Healthcare	293,209	216,821	1.05%	1.14%
Industrials and Cyclical	767,012	521,405	2.73%	2.74%
Technology	358,168	411,755	1.28%	2.17%
Telecom and Media	879,436	909,373	3.13%	4.78%
Utilities	52,843	61,789	0.19%	0.33%
Other	164,737	154,863	0.59%	0.81%

Total Americas (cost $3,703,660 and $3,469,360, respectively)	3,843,136	3,457,862	13.71%	18.19%

Asia
Consumer / Retail	273,534	151,021	0.98%	0.79%
Financial Services	56,206	300,290	0.20%	1.58%
Industrials and Cyclicals	574,765	158,326	2.05%	0.83%
Technology	321,055	212,581	1.14%	1.12%
Telecom and Media	266,002	71,158	0.95%	0.37%
Other	112,556	533,465	0.40%	2.82%

Total Asia (cost $1,517,331 and $1,224,108, respectively)	1,604,118	1,426,841	5.72%	7.51%

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006

	Fair Value		Percent of Och-Ziff Funds Assets
	As of December 31,
Region / Industry Description	2006	2005	2006	2005
	(dollars in thousands)
Securities Owned
Europe
Consumer / Retail	$432,652	$220,713	1.54%	1.16%
Financial Services	146,192	93,270	0.52%	0.49%
Healthcare	123,313	—	0.44%	0.00%
Industrials and Cyclicals	237,792	335,938	0.85%	1.77%
Telecom and Media	361,581	210,447	1.29%	1.11%
Other	209,947	806,614	0.75%	4.24%

Total Europe (cost $1,367,166 and $1,457,174, respectively)	1,511,477	1,666,982	5.39%	8.77%

Total Debt Securities ($6,588,157 and $6,150,642, respectively)	$6,958,731	$6,551,685	24.82%	34.47%

Warrants and Options
Americas
Consumer / Retail	$52,966	$13,053	0.19%	0.07%
Financial Services	69,025	40,686	0.25%	0.21%
Telecom and Media	100,334	56,492	0.36%	0.30%
Other	148,457	154,663	0.52%	0.81%

Total Americas (cost $403,438 and $256,617, respectively)	370,782	264,894	1.32%	1.39%

Europe (cost $105,521 and $88,744, respectively)	76,467	52,047	0.26%	0.28%

Asia (cost $106,599 and $25,863, respectively)	52,449	36,305	0.19%	0.20%

Total Warrants and Options (cost $615,558 and $371,224, respectively)	$499,698	$353,246	1.77%	1.87%

Total Securities Owned (cost $23,089,268 and $15,732,785, respectively)	$25,128,120	$16,934,403	89.61%	89.11%

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006

Securities Sold, Not Yet Purchased, at Fair Value

The following table presents the Company’s securities sold, not yet purchased, at fair value held through consolidated Och-Ziff funds:

	Fair Value		Percent of Och-Ziff Funds Liabilities
	As of December 31,
Region / Industry Description	2006	2005	2006	2005
	(dollars in thousands)
Securities Sold, Not Yet Purchased
Equities
Americas
Biotechnology	$102,669	$150,934	0.86%	1.89%
Consumer / Retail	354,422	260,131	2.99%	3.26%
Energy and Natural Resources	427,400	380,482	3.60%	4.77%
Financial Services	1,295,130	1,103,079	10.91%	13.81%
Healthcare	217,362	165,641	1.83%	2.07%
Indexes	1,663,930	697,466	14.02%	8.74%
Industrials and Cyclicals	494,814	294,374	4.17%	3.69%
Real Estate	79,818	83,068	0.67%	1.04%
Technology	286,694	311,682	2.42%	3.90%
Telecom and Media	232,949	267,984	1.96%	3.36%
Other	141,673	25,926	1.19%	0.32%

Total Americas (proceeds $4,965,277 and $3,625,966, respectively)	5,296,861	3,740,767	44.62%	46.85%

Asia
Consumer / Retail	239,478	89,500	2.02%	1.12%
Financial Services	666,255	334,834	5.61%	4.18%
Industrials and Cyclicals	504,658	318,195	4.25%	3.99%
Real Estate	131,712	204,027	1.11%	2.56%
Telecom and Media	115,826	24,606	0.98%	0.31%
Other	46,156	256,824	0.39%	3.22%

Total Asia (proceeds $1,615,055 and $1,096,485, respectively)	1,704,085	1,227,986	14.36%	15.38%

Europe
Consumer / Retail	125,419	26,568	1.06%	0.33%
Energy and Natural Resources	390,868	68,734	3.29%	0.86%
Financial Services	471,849	78,580	3.98%	0.99%
Healthcare	115,175	69,313	0.97%	0.87%
Industrials and Cyclicals	349,381	166,911	2.94%	2.09%
Telecom and Media	64,120	44,125	0.54%	0.55%
Other	89,277	6,116	0.75%	0.08%

Total Europe (proceeds $1,427,009 and $432,779, respectively)	1,606,089	460,347	13.53%	5.77%

Total Equities (proceeds $8,007,341 and $5,155,230, respectively)	$8,607,035	$5,429,100	72.51%	68.00%

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006

	Fair Value		Percent of Och-Ziff Funds Liabilities
	As of December 31,
Region / Industry Description	2006	2005	2006	2005
	(dollars in thousands)
Securities Sold, Not Yet Purchased
Debt Securities
Americas
Energy and Natural Resources	$74,088	$88,922	0.62%	1.11%
Healthcare	67,769	49,429	0.57%	0.62%
Industrials and Cyclicals	322,304	360,802	2.72%	4.53%
Telecom and Media	147,267	223,742	1.24%	2.80%
Other	202,282	164,624	1.70%	2.06%

Total Americas (proceeds $808,700 and $921,166, respectively)	813,710	887,519	6.85%	11.12%

Asia
Consumer / Retail	82,707	4,385	0.70%	0.05%
Other	38,982	165,521	0.33%	2.08%

Total Asia (proceeds $116,618 and $161,136, respectively)	121,689	169,906	1.03%	2.13%

Europe
Financial Services	51,921	48,062	0.44%	0.60%
Telecom and Media	62,292	123,442	0.52%	1.55%
Government	276,791	—	2.33%	0.00%
Other	90,261	106,456	0.76%	1.33%

Total Europe (proceeds $465,287 and $285,171, respectively)	481,265	277,960	4.05%	3.48%

Total Debt Securities (proceeds $1,390,605 and $1,367,473, respectively)	$1,416,664	$1,335,385	11.93%	16.73%

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006

	Fair Value		Percent of Och-Ziff Funds Liabilities
	As of December 31,
Region / Industry Description	2006	2005	2006	2005
	(dollars in thousands)
Securities Sold, Not Yet Purchased
Options Written
Americas
Indexes	$156,385	$25,927	1.31%	0.32%
Industrials and Cyclicals	61,759	40,562	0.52%	0.51%
Other	153,937	140,400	1.30%	1.75%

Total Americas (proceeds $288,129 and $166,500, respectively)	372,081	206,889	3.13%	2.58%

Europe (proceeds $14,198 and $33,469, respectively)	12,690	48,114	0.11%	0.61%

Asia (proceeds $9,287 and $2,492, respectively)	9,232	85	0.08%	0.00%

Total Options Written (proceeds $311,614 and $202,461, respectively)	$394,003	$255,088	3.32%	3.19%

Total Securities Sold, Not Yet Purchased (proceeds $9,709,560 and $6,725,164, respectively)	$10,417,702	$7,019,573	87.76%	87.92%

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006

Derivative Contracts, at Fair Value

The following table presents the Company’s derivative contracts, at fair value held through consolidated Och-Ziff funds:

	Fair Value		Percent of Och-Ziff Funds Assets
	As of December 31,
Description	2006	2005	2006	2005
	(dollars in thousands)
Derivative Contracts
Unrealized Appreciation
Total Return Swap Contracts	$500,321	$577,309	1.79%	3.04%
Credit Default Swap Contracts	47,548	39,661	0.17%	0.21%
Forward Foreign Currency Contracts	6,728	16,125	0.02%	0.08%
Interest Rate Swap and Futures Contracts	4,072	—	0.01%	0.00%

Total Unrealized Appreciation	$558,669	$633,095	1.99%	3.33%

	Fair Value		Percent of Och-Ziff Funds Liabilities
Unrealized Depreciation
Total Return Swap Contracts	$122,789	$35,635	1.04%	0.45%
Interest Rate Swap and Futures Contracts	45,575	41,037	0.38%	0.51%
Credit Default Swap Contracts	38,635	40,834	0.33%	0.51%
Forward Foreign Currency Contracts	30,213	1,825	0.25%	0.02%

Total Unrealized Depreciation	$237,212	$119,331	2.00%	1.49%

The Company’s derivatives are held by consolidated Och-Ziff funds and are recorded at fair value. Excluding OTC and exchange-traded options and warrants, which are recorded within securities owned, at fair value, the following table presents the fair value of the Company’s derivatives. The values shown are after taking into effect the offsetting permitted under FASB Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts, and do not include the effects of collateral held or pledged.

	As of December 31,
	2006	2005
	(dollars in thousands)
ASSETS
Swaps	$543,280	$616,970
Futures	8,661	—
Forward foreign currency contracts	6,728	16,125

Total derivative assets, at fair value	$558,669	$633,095

LIABILITIES
Swaps	$178,183	$101,171
Futures	28,816	16,335
Forward foreign currency contracts	30,213	1,825

Total derivative liabilities, at fair value	$237,212	$119,331

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

As of December 31, 2006 and 2005, the Company held securities under reverse repurchase agreements with fair values of $2.1 billion and $1.3 billion, respectively, had been transferred to others primarily to satisfy the Company’s commitments under proprietary short sales, with the remainder being held by the Company’s clearing brokers on behalf of the Company. The Company has provided cash collateral under reverse repurchase agreements of $2.2 billion and $1.3 billion as of December 31, 2006 and 2005, respectively.

The Company held cash collateral under repurchase agreements of $1.2 billion and $845.0 million as of December 31, 2006 and 2005, respectively. All securities sold under agreements to repurchase as of December 31, 2006 were corporate bonds and each agreement was terminable on demand. The Company has provided securities under agreements to repurchase with carrying amounts and fair values of $1.3 billion and $875.0 million as of December 31, 2006 and 2005, respectively.

Securities Loaned

The Company loaned securities with a fair value of $882.0 million and $611.4 million as of December 31, 2006 and 2005, respectively. These securities loaned are included in securities owned, at fair value in the combined balance sheets. The Company held cash collateral for securities loaned of $817.2 million and $566.5 million as of December 31, 2006 and 2005, respectively.

Investments in Variable Interest Entities

The Company consolidates certain VIEs when it is determined to be the primary beneficiary, either directly or indirectly through its consolidated subsidiaries. The assets of the consolidated VIEs are primarily classified within Och-Ziff funds assets. The liabilities of the consolidated VIEs are primarily classified within Och-Ziff funds liabilities and are non-recourse to the Company’s general credit.

The consolidated VIEs are primarily Och-Ziff funds that are privately held investment companies whose purpose and activities are further described in Note 1. The Company sponsored the formation of and manages each of these VIEs and, in some cases, has a principal investment therein as described in Note 1.

The Company had no interests in VIEs of which it was not determined to be the primary beneficiary.

The following table presents information regarding interests in VIEs for which the Company is deemed to be the primary beneficiary as of December 31, 2006:

	Net Assets	The Company’s Investment	Pledged Collateral (A)
	(dollars in thousands)
Och-Ziff funds	$21,452,960	$1,811,170	$12,450,003

(A)	Includes collateral pledged in connection with securities sold under agreements to repurchase, securities sold, not yet purchased and collateral held for securities loaned.

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006

6.    FAIR VALUE OF FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

Fair Value of Financial Instruments

The Company’s financial instruments are recorded at fair value or at amounts that approximate fair value in the combined financial statements. See Note 2 for information regarding the assumptions and methodologies for determining the fair values of the Company’s financial instruments.

Due to the inherent uncertainty of valuations of investments that are illiquid and/or do not have readily ascertainable market values, the estimates of fair value may differ from the values ultimately realized by the Company, and those differences could be material.

Risk Management

In the ordinary course of business, the Company manages a variety of risks including market risk, credit risk, liquidity risk, foreign currency exchange risk and risks associated with investing in foreign markets. The Company identifies, measures and monitors risk through various control mechanisms, including, but not limited to, trading limits and diversifying exposures and activities across a variety of instruments, markets and counterparties.

Market risk is the risk of potential adverse changes to the value of financial instruments and their derivatives due to changes in market conditions such as interest and currency rate movements and volatility in commodity or security prices. The Company identifies the potential exposure by employing quantitative and qualitative analyses and manages this exposure through the implementation of economic hedging techniques.

Credit risk is the risk that counterparties or debt issuers may fail to fulfill their obligations or that the collateral value may become inadequate. The Company attempts to reduce its credit risk by monitoring its credit exposure to and the creditworthiness of counterparties, requiring additional collateral where appropriate, and using master netting agreements whenever possible. The Company attempts to minimize credit risk from debt issuers by entering into asset and credit default swaps. The Company’s exposure with respect to credit risk for derivative instruments is represented by the fair value of the derivative contracts reported as assets.

Liquidity risk arises in the general funding of the Company’s trading activities. It includes the risks of not being able to fund trading activities at settlement dates and liquidate positions in a timely manner at a reasonable price. The Company manages its liquidity risk by investing primarily in marketable securities and financing its trading activities using traditional margin arrangements.

Investing in foreign markets may involve special risks and considerations not typically associated with investing in the United States. These risks include revaluations of foreign currencies, high rates of inflation, repatriation restrictions on income and capital, and adverse political and economic developments. Securities issued in these markets may be less liquid, subject to government ownership control, delayed settlements and their prices may be more volatile than those of comparable securities in the United States. The Company identifies the potential foreign market exposure by using quantitative and qualitative analyses and attempts to manage this exposure through the implementation of economic hedging techniques.

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006

7.    OTHER ASSETS AND OTHER LIABILITIES

Other Assets

Included in other assets are the Company’s fixed assets, which are carried at cost less accumulated depreciation and amortization. The following table presents the items included within other assets:

	As of December 31,
	2006	2005
	(dollars in thousands)
Fixed Assets:
Corporate aircraft	$22,600	$22,600
Leasehold improvements	14,794	6,578
Computer hardware and software	8,831	3,760
Furniture, fixtures and equipment	2,731	2,505
Accumulated depreciation and amortization	(11,050)	(7,788)

Fixed assets, net	37,906	27,655
Taxes receivable(A)	6,658	2,392
Refundable security deposits	538	285
Other	767	167

Total other assets, net	$45,869	$30,499

(A)	Includes deferred tax assets of $26 thousand and $23 thousand as of December 31, 2006 and 2005, respectively, related to foreign taxing authorities.

The Company recorded depreciation and amortization expenses of $3.3 million, $2.6 million and $2.4 million within the appropriate related expense lines in the combined statements of income for the years ended December 31, 2006, 2005 and 2004, respectively.

Other Liabilities

The following table presents the items included within other liabilities:

	As of December 31,
	2006	2005
	(dollars in thousands)
Taxes payable–deferred (net)	$40,554	$26,454
Taxes payable–current	2,360	1,161
Note payable	17,862	18,740
Accrued expenses	7,846	2,174
Other	4,792	5,969

Total other liabilities	$73,414	$54,498

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006

8.    COMPENSATION AND BENEFITS

The Company has entered into agreements with certain employees and members, whereby a certain portion of their total income is mandatorily deferred for a period of two years, and is subject to forfeiture during this service period. The Company indexes deferred amounts to an Och-Ziff fund and the net returns are credited to the deferred amounts. Employees and members vest in these awards and related net returns from the fund over the service period, and the related liabilities, included in compensation payable, are payable immediately upon the termination of a non-equity member’s employment either involuntarily by the equity member or voluntarily with six months’ notice. Compensation charges arising from these deferral arrangements are recognized over the service period. Deferred amounts not yet recognized as compensation expenses within the combined statements of income were $138.8 million and $52.1 million as of December 31, 2006 and 2005, respectively.

The Company offers defined contribution retirement plans in the U.S. and in certain non-U.S. locations, all of which are administered in accordance with applicable local laws and regulations. The most significant of these plans is the OZ Management, L.L.C. 401(k) Plan (the “Plan”) created in 2005, which covers substantially all U.S. employees. The Plan allows employees to make pre-tax contributions to tax-deferred investment portfolios. The Company matches eligible employee contributions up to a certain percentage of eligible compensation, subject to plan and legal limits. Employees begin to receive matching contributions, which are not subject to forfeiture, after completing six months of service. The Company contributed $239 thousand and $147 thousand for the years ended December 31, 2006 and 2005, respectively.

Prior to the creation of the Plan, the Company sponsored a profit-sharing plan covering all eligible employees through 2004. The profit-sharing plan permitted participants to defer a portion of their compensation and allowed the Company to make discretionary contributions, as defined in the profit-sharing plan. The Company contributed $781 thousand to the profit-sharing plan for the year ended December 31, 2004.

9.    DEBT OBLIGATIONS AND CREDIT FACILITY

Note Payable

The Company has an outstanding note payable, secured by its corporate aircraft, to a bank that bears interest at LIBOR plus 1.35%. The outstanding balance payable under the note was $17.9 million as of December 31, 2006, and is recorded within other liabilities in the combined balance sheets. This note expires on May 31, 2008. Principal payments due under the note are $878 thousand and $17.0 million for the years ended December 31, 2007 and 2008, respectively.

Credit Facility

On July 31, 2006, certain Och-Ziff real estate funds entered into a $125.0 million syndicated credit facility (the “Credit Facility”), replacing a previously existing $35.0 million credit facility. These real estate funds are jointly and severally liable for the indebtedness. The outstanding loans of the Credit Facility are secured by the unfunded capital commitments to the funds by the Company and the fund investors. The Credit Facility terminates on July 31, 2009, or earlier based on invested capital and the fund investors’ obligation to fund committed capital.

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006

For each borrowing, the funds have the option of borrowing at an interest rate equal to LIBOR plus 0.70% or the greater of prime rate and 0.50% above the federal funds rate. For each letter of credit drawn under the Credit Facility, the funds pay interest at a rate equal to 0.825%. In addition, there is a minimum usage fee of 0.15% on the average daily amount of the unused portion of the Credit Facility.

For the year ended December 31, 2006, the average interest rate of the outstanding borrowings and letters of credit was 6.05% and 0.825%, respectively. As of December 31, 2006, total outstanding borrowings and total outstanding letters of credit drawn were $200 thousand and $900 thousand, respectively.

10.    GUARANTEES

Derivative Contracts

The Company enters into various derivative contracts that meet the definition of a guarantee under FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. Such derivative contracts include credit default swaps and written put options, with terms generally ranging from one to eleven years.

Under the credit default swaps, the Company provides credit protection on underlying instruments and the Company would be required to perform under the guarantee in the event of a payout event under the terms of the credit default swap. As of December 31, 2006 and 2005, the maximum payout amounts relating to credit default swaps were $1.9 billion and $1.1 billion, respectively. As of December 31, 2006 and 2005, the carrying amounts of the liability under credit default swaps recorded within derivative liabilities, at fair value were $47.5 million and $33.7 million, respectively. The maximum payout amounts could be offset by subsequent sales of assets obtained in connection with such payout events, if any. As of December 31, 2006 and 2005, the Company held offsetting credit default swaps with notional amounts of approximately $736.9 million and $495.4 million, respectively.

With written put options, the Company is obligated to purchase a specified security at a specified price when the option is exercised by the counterparty. As of December 31, 2006 and 2005, the maximum payout amounts relating to written put options were $1.7 billion and $79.9 million, respectively. As of December 31, 2006 and 2005, the carrying amounts of the liability under written put options recorded within securities sold, not yet purchased, at fair value were $37.8 million and $3.4 million, respectively. The maximum payout amounts could be offset if the Company had offsetting positions of the same issuer. As of December 31, 2006, the Company held offsetting long put options, recorded within securities owned, at fair value and short common stock positions, recorded within securities sold, not yet purchased, with a net fair value of approximately $794.7 million in the combined balance sheets. There were no offsetting long put options and short common stock positions as of December 31, 2005.

Member Payments

The Company has provided a guarantee related to certain payments to one of the Company’s non-equity members. In the event of the member’s death, disability or certain other events, the Company will continue to make payments equal to 50% of the member’s profit-sharing allocation percentage at the time of his withdrawal for two calendar years beyond the year of his separation from the Company. As of December 31, 2006, such member’s profit sharing allocation percentage was 23.1% of the equity member’s interest.

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006

11.    INCOME TAXES

As discussed in Note 2, the Company’s subsidiaries that are domiciled in the United States are either partnerships or limited liability companies treated as partnerships that are not subject to federal income taxes. As a result, the Company has recorded no provisions for U.S. federal income taxes. However, the Company is subject to City of New York UBT at the statutory rate of 4% for certain of its operating entities. Additionally, certain of the Company’s subsidiaries are subject to income tax in foreign jurisdictions.

The Company’s provision for income taxes is as follows:

	Year Ended December 31,
	2006	2005	2004
	(dollars in thousands)
Current:
State and local income taxes	$6,984	$3,898	$3,376
Foreign income taxes	2,243	1,363	683

	9,227	5,261	4,059

Deferred:
State and local income taxes	14,100	4,660	5,726
Foreign income taxes	—	(23)	—

	14,100	4,637	5,726

Total provision for income taxes	$23,327	$9,898	$9,785

Deferred income tax assets and liabilities represent the tax effects of the temporary differences between the GAAP and tax bases for the Company’s assets and liabilities. The Company’s deferred income tax assets and liabilities are as follows:

	As of December 31,
	2006	2005
	(dollars in thousands)
Deferred income tax assets:
Employee compensation	$949	$254
Other accrued expenses	331	223
Depreciation	26	23

Total deferred income tax assets	1,306	500

Deferred income tax liabilities:
Deferred incentive income	41,414	26,542
Depreciation	420	389

Total deferred income tax liabilities	41,834	26,931

Net deferred income tax liabilities	$(40,528)	$(26,431)

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006

The following is a reconciliation of the U.S. federal statutory rate to the Company’s effective income tax rate for net income before taxes:

	Year Ended December 31,
	2006	2005	2004
Statutory U.S. federal income tax rate	35.00%	35.00%	35.00%
Income passed through to members	(35.00)%	(35.00)%	(35.00)%
Foreign taxes	0.37%	0.49%	0.34%
State and local income taxes	3.45%	3.16%	4.47%

Effective income tax rate	3.82%	3.65%	4.81%

12.    RELATED PARTY TRANSACTIONS

The Company’s corporate aircraft is used primarily for business purposes. Occasionally, existing members and their families have used the aircraft for personal use. Prior to 2006, the Company bore all costs of operating the aircraft; however, starting in 2006, the Company began to charge charter fees for such use based on market rates. Charter fees of $985 thousand were recorded within other revenues in the combined statements of income for the year ended December 31, 2006.

From time to time, the Company pays certain expenses on behalf of members, employees and other related parties in the form of non-interest bearing advances for which the Company is subsequently reimbursed, including in the form of non-interest bearing advances to employees. Advances to related parties were $117.4 million and $74.7 million for the years ended December 31, 2006 and 2005, respectively. Subsequent repayments of advances to related parties were $105.1 million and $67.0 million for the years ended December 31, 2006 and 2005, respectively. These advances and subsequent repayments are recorded within due from affiliates in the combined balance sheets.

As of December 31, 2005, the Company had investments of $25.6 million in a fund managed by the equity member’s brother, included within other investments, at fair value in the combined balance sheets. The Company earned approximately $648 thousand and $650 thousand, included within Och-Ziff funds net gains (losses), on these investments during the years ended December 31, 2006 and 2005, respectively. The Company entered into these investments in 2005 and liquidated them in 2006.

As discussed in Note 3, the Company waives management fees and incentive income charges for certain investments in Och-Ziff funds by employees, members and other affiliates. Management fees of $17.3 million, $15.6 million and $3.9 million and incentive income charges of $48.9 million, $17.7 million and $25.4 million were waived during the years ended December 31, 2006, 2005 and 2004, respectively.

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006

13.    COMMITMENTS AND CONTINGENCIES

Investment Commitments

As of December 31, 2006, the Company, through the consolidated Och-Ziff funds, had commitments to fund new investments of approximately $664.8 million, which are primarily payable on demand.

Office Facilities

The Company has non-cancelable operating leases for its headquarters in New York and its offices in London, Hong Kong, Tokyo, and Bangalore. As of December 31, 2006, future minimum rental commitments under these leases are:

Minimum Annual Rental Commitments
(dollars in thousands)
2007	$8,188
2008	8,578
2009	7,906
2010	6,304
2011	6,252
Thereafter	20,319

$57,547

Rent expense recognized on a straight-line basis during the years ended December 31, 2006, 2005 and 2004 was $7.6 million, $5.7 million and $4.1 million, respectively, and was included within occupancy and equipment in the combined statements of income.

As of December 31, 2006 and 2005, the Company provided collateral of $6.2 million, included within cash and cash equivalents in the combined balance sheets, for a letter of credit related to the lease of the New York office.

Securities Sold, Not Yet Purchased

Securities sold, not yet purchased represent obligations of the Company, through the consolidated Och-Ziff funds, to purchase securities at prevailing market prices. As such, the amounts required to satisfy these obligations in the future may be greater than the amounts recorded in the combined balance sheets. The amount of any losses is dependent upon the prices at which the underlying financial instruments are purchased to settle these obligations. To the extent that these may be losses, these are not subject to an upper limit.

Litigation

From time to time, the Company is involved in litigation and claims incidental to the conduct of the Company’s business. The Company is also subject, from time to time, to reviews, inquiries and investigations by regulatory agencies that have regulatory authority over the Company’s business

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006

activities. The Company is currently not subject to any pending judicial, administrative or arbitration proceedings that are expected to have a material impact on the Company’s results of operations or financial condition.

Ziffs’ Profit-Sharing Agreement

As described in Note 2, the Company is obligated under the Ziff Profit-Sharing Agreement to pay to the Ziffs 12.5% of management fees and incentive income earned by the Company, net of certain expenses. See Note 15.

Other Contingencies

In the normal course of business, the Company has entered into contracts that provide a variety of general indemnifications. Such contracts include those with certain service providers, brokers and trading counterparties. Any exposure to the Company under these arrangements would involve future claims that may be made against the Company. No such claims are expected to occur and, accordingly, the Company has not accrued any liability in connection with such indemnifications.

14.    OPERATING SEGMENT ANALYSIS

The Company conducts business primarily through one reportable segment: “Institutional Investment Funds.” The Institutional Investment Funds segment consists of the Company’s management and advisory services for the Och-Ziff funds and managed accounts, excluding the real estate funds. Other operations consist primarily of real estate management and real estate funds that do not meet the thresholds of a reportable segment under GAAP. The chief operating decision maker (“CODM”) does not regularly review assets by segment in assessing segment performance and allocation of company resources. As such, the Company does not present total assets by operating segment.

The CODM uses “Economic Income,” a non-GAAP measure, from the Institutional Investment Funds segment as the measure of the segment’s overall performance. Certain payments, such as discretionary incentive income allocations to employees and members and the Ziffs Profit-Sharing payments are derived from components of Economic Income.

Economic Income is a pre-tax measure that (i) presents the segment’s results of operations without the impact of eliminations during the consolidation of any of the Och-Ziff funds; (ii) recognizes full compensation expense on the date it is granted irrespective of any requisite service period or deferral; (iii) excludes earnings on mandatorily deferred income allocations; and (iv) excludes discretionary incentive income allocations to the existing members, profit-sharing expense, interest expense, interest income and depreciation. The CODM uses Economic Income to measure performance and allocate resources, as the amount of management fees and incentive income received are indicative of the performance of the Och-Ziff funds and managed accounts. The measure is also consistent with the basis upon which the main portion of income allocations to the Company’s existing members and profit-sharing expenses to the Ziffs are determined. The Company seeks to align the interests of its members and other key employees with those of the investors in the Och-Ziff funds and the Company’s performance. To achieve that objective, virtually all income allocations made to the members and other key employees are based on the Company’s performance and growth for the year.

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006

The following tables set forth operating results for the Company’s Institutional Investment Funds segment and other operations and related adjustments necessary to the Institutional Investment Funds Economic Income measure to arrive at the Company’s combined income before income taxes:

For the Year Ended December 31, 2006	Institutional Investment Funds Economic Income	Other Operations	Reconciling Adjustments		GAAP Reported Income
			Funds Eliminations	Other Adjustments
	(dollars in thousands)
Revenues:
Management fees	$302,835	$5,245	$(294,341)	$—	$13,739
Incentive income	651,498	—	(635,647)	—	15,851
Other revenue	1,031	41	(2,028)	4,757	3,801
Och-Ziff funds income	—	8,476	963,966	—	972,442

Total Revenues	955,364	13,762	31,950	4,757	1,005,833

Expenses:
Compensation and benefits	184,962	4,341	—	257,369	446,672
Non-compensation expenses	44,991	329	—	102,355	147,675
Och-Ziff funds expenses	—	1,587	494,034	—	495,621

Total Expenses	229,953	6,257	494,034	359,724	1,089,968

Other Income:
Equity in earnings on investments in affiliates	—	—	(240,372)	240,372	—
Och-Ziff funds net gains on investments	—	37,430	3,252,745	—	3,290,175

Total Other Income	—	37,430	3,012,373	240,372	3,290,175

Income Before Non-Controlling Interests in Income of Consolidated Subsidiaries and Income Taxes	725,411	44,935	2,550,289	(114,595)	3,206,040
Non-controlling interests in income of consolidated subsidiaries	—	(44,417)	(2,550,289)	—	(2,594,706)

Income Before Income Taxes	$725,411	$518	$—	$(114,595)	$611,334

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006

For the Year Ended December 31, 2005	Institutional Investment Funds Economic Income	Other Operations	Reconciling Adjustments		GAAP Reported Income
			Funds Eliminations	Other Adjustments
	(dollars in thousands)
Revenues:
Management fees	$204,331	$5,245	$(197,715)	$—	$11,861
Incentive income	289,934	—	(280,520)	—	9,414
Other revenue	—	9	—	1,172	1,181
Och-Ziff funds income	—	4,460	484,892	—	489,352

Total Revenues	494,265	9,714	6,657	1,172	511,808

Expenses:
Compensation and benefits	103,040	3,360	—	133,066	239,466
Non-compensation expenses	35,957	1,201	—	51,804	88,962
Och-Ziff funds expenses	—	560	418,145	—	418,705

Total Expenses	138,997	5,121	418,145	184,870	747,133

Other Income:
Equity in earnings on investments in affiliates	—	—	(98,979)	98,979	—
Och-Ziff funds net gains on investments	—	—	1,640,983	—	1,640,983

Total Other Income	—	—	1,542,004	98,979	1,640,983

Income Before Non-Controlling Interests in Income of Consolidated Subsidiaries and Income Taxes	355,268	4,593	1,130,516	(84,719)	1,405,658
Non-controlling interests in income of consolidated subsidiaries	—	(4,353)	(1,130,516)	—	(1,134,869)

Income Before Income Taxes	$355,268	$240	$—	$(84,719)	$270,789

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006

For the Year Ended December 31, 2004	Institutional Investment Funds Economic Income	Other Operations	Reconciling Adjustments		GAAP Reported Income
			Funds Eliminations	Other Adjustments
	(dollars in thousands)
Revenues:
Management fees	$132,762	$—	$(125,757)	$—	$7,005
Incentive income	217,244	—	(206,200)	—	11,044
Other revenue	—	—	—	231	231
Och-Ziff funds income	—	—	267,646	—	267,646

Total Revenues	350,006	—	(64,311)	231	285,926

Expenses:
Compensation and benefits	45,922	2,309	—	105,272	153,503
Non-compensation expenses	20,644	68	—	40,113	60,825
Och-Ziff funds expenses	—	—	199,782	—	199,782

Total Expenses	66,566	2,377	199,782	145,385	414,110

Other Income:
Equity in earnings on investments in affiliates	—	—	(66,061)	66,061	—
Och-Ziff funds net gains on investments	—	—	1,167,756	—	1,167,756

Total Other Income	—	—	1,101,695	66,061	1,167,756

Income Before Non-Controlling Interests in Income of Consolidated Subsidiaries and Income Taxes	283,440	(2,377)	837,602	(79,093)	1,039,572
Non-controlling interests in income of consolidated subsidiaries	—	1,595	(837,602)	—	(836,007)

Income Before Income Taxes	$283,440	$(782)	$—	$(79,093)	$203,565

The following adjustments to Economic Income are necessary to arrive at the Company’s combined net income:

Funds Eliminations

•

Funds eliminations. Reflects incentive income, management fees and other revenues eliminated under GAAP in the consolidation of the Och-Ziff funds, which is consistent with how the CODM views the business, as a fee and income earning manager of alternative investment funds. As such, the CODM views performance using the combined total of incentive income and management fees from each of the Company’s funds, excluding real estate, and from the managed accounts.

Other Adjustments

•

Members’ income allocations. Excluded from Economic Income are the members’ income allocations. The CODM makes all determinations regarding the amount of annual discretionary incentive income awarded and distributed to members by looking at Economic Income to measure performance for the year.

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006

•	Earnings on deferred income allocations. Earnings associated with deferred income allocations of our existing members are excluded from Economic Income.

•

Non-members compensation. Non-members compensation expense is included in the period in which the compensation was determined rather than when the compensation may be recognized for GAAP purposes, which is affected by the vesting terms of the Company’s compensation plans.

•

Ziff profit-sharing. Excluded from Economic Income is the Ziff profit-sharing expense, which is determined as a fixed percentage of management fees and incentive income, net of certain expenses, on an unconsolidated basis. The CODM assesses the Company’s performance, excluding the Ziff profit-sharing expense, based on the profits generated.

•

Other Income/Expense. Excluded from Economic Income are interest expense, interest income and depreciation as the CODM does not consider those items when determining income allocations to our members and compensation for employees or evaluating the Company’s performance.

15.    SUBSEQUENT EVENTS

Reorganization

The Company is in the process of preparing for an initial public offering. Immediately prior to the consummation of this offering, the Company will reorganize its capital structure and equity interests. As part of the reorganization, the Company is establishing various holding entities and will exchange the existing equity and non-equity members’ interests into residual equity interests in the reorganized Och-Ziff Operating Group which will include a newly formed entity, OZ Advisors II LP. In addition, as part of the reorganization, OZ Management, L.L.C. and OZ Advisors, L.L.C. changed their names to OZ Management LP and OZ Advisors LP, respectively, upon their conversions from Delaware limited liability companies into Delaware limited partnerships on June 25, 2007.

OZ Advisors II LP

OZ Advisors II LP was formed as a Delaware limited partnership on June 13, 2007 in connection with the reorganization. OZ Advisors II LP will become part of the Och-Ziff Operating Group in connection with the reorganization.

Credit Agreement

The Company has entered into a commitment letter regarding a new $750.0 million term loan. The Company presently intends to use the full amount of the proceeds to make a pro rata distribution to its existing members prior to the initial public offering described above. The new credit facility will have a term of six years and bear interest at an annual rate of LIBOR plus 0.75%. The full principal amount of the term loan will be due at maturity. The new credit facility will require the Company to comply with covenants as stated in the agreement. The Company will account for the amount distributed to its equity member as an equity distribution and amounts distributed to its non-equity members as an expense.

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2006

Deconsolidation of Certain Och-Ziff Funds

In 2007, the Company amended the operating agreements of certain funds granting rights to the investors which enable a simple majority of the funds’ unrelated limited partners or shareholders to remove the Company, as general partner or investment manager with decision making rights, without cause, in accordance with certain procedures. The granting of these rights will lead to the deconsolidation of these funds and their respective master funds during the first and second quarters of 2007. The deconsolidation of these Och-Ziff funds will have a material effect on many of the items within the combined financial statements but will have no net effect on the Company’s net income or equity.

Ziffs’ Profit-Sharing Agreement

Pursuant to an agreement dated April 15, 1999, between Ziff Brothers Investments, L.L.C. and Daniel Och, the Ziffs are only entitled to the 12.5% Ziff profit sharing interest if Daniel Och remains an active participant in the day to day business of the Company or an “OZ Management Affiliate” as defined in the agreement. On June 29, 2007, the Company entered into a new agreement with the Ziffs under which, in the event that the offering has not been consummated on or before December 31, 2007, the Ziffs will be entitled, effective as of such date, to receive from the Company the Ziff profit sharing interest, even if Mr. Och ceases to actively manage the day to day business of the Company, and the Ziff profit sharing interest will be reduced from 12.5% to 10.0%, effective as of such date. In the event the initial public offering has been consummated on or before December 31, 2007, the Ziff profit sharing interest will become Class A operating group units only, representing an approximately 10% interest in the residual equity of our business immediately prior to the offering. The new agreement also provides that the Ziffs shall (a) be entitled to a 10% pro rata portion of distributions to existing owners, if any, from the proceeds of the $750 million term loan that the Company expects to enter into prior to this offering; (b) invest 50% of its after-tax proceeds received (1) from any such distribution and (2) in connection with the use of proceeds from this offering in certain Och-Ziff funds; and (c) be entitled to participate in the benefits of a tax receivable agreement to be entered into between the Company and its existing owners in connection with this offering. Until such time, the Ziff profit sharing interest shall remain unchanged. As a result of the conversion of the Ziff profit sharing interest, the Company will incur a significant one-time charge in the period in which the conversion is completed.

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

UNAUDITED INTERIM COMBINED BALANCE SHEETS

	As of March 31, 2007	As of December 31, 2006
	(dollars in thousands)
Assets
Cash and cash equivalents	$44,450	$23,590
Income and fees receivable	1,567	16,091
Due from affiliates	12,473	22,475
Other assets, net	48,959	45,869
Investments in affiliated Och-Ziff funds	354,878	—
Och-Ziff funds assets:
Securities owned, at fair value	2,310,524	25,128,120
Due from brokers	325,800	7,825,482
Securities purchased under agreements to resell	717,514	2,153,230
Derivative assets, at fair value	135,415	558,669
Other investments, at fair value	18,486,292	200,092
Interest and dividends receivable	53,640	99,291
Other Och-Ziff funds assets	276,498	2,140

Total Assets	$22,768,010	$36,075,049

Liabilities and Member’s Equity
Compensation payable	$533,415	$575,842
Profit sharing payable	72,709	140,690
Other liabilities	67,952	73,414
Och-Ziff funds liabilities:
Securities sold, not yet purchased, at fair value	894,111	10,417,702
Securities sold under agreements to repurchase	962,887	1,215,711
Payable upon return of securities loaned	286,455	817,239
Redemptions payable	277,400	744,664
Contributions and subscriptions received in advance	30	526,218
Derivative liabilities, at fair value	68,297	237,212
Due to brokers	126,751	203,237
Other Och-Ziff funds liabilities	59,585	98,159

Total Liabilities	3,349,592	15,050,088

Commitments and Contingencies (Note 7)
Non-Controlling Interests in Consolidated Subsidiaries	18,160,034	19,777,297
Total Member’s Equity	1,258,384	1,247,664

Total Liabilities and Member’s Equity	$22,768,010	$36,075,049

See notes to unaudited interim combined financial statements.

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

UNAUDITED INTERIM COMBINED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2007	2006
	(dollars in thousands)
Revenues
Management fees	$23,450	$3,428
Incentive income	67	—
Other revenues	922	525
Och-Ziff funds income:
Interest income	205,521	161,285
Dividend income	29,882	25,944
Other Och-Ziff funds revenues	24,524	7,572

Total Revenues	284,366	198,754

Expenses
Compensation and benefits	87,801	59,775
Profit sharing	13,544	7,550
Professional services	3,314	2,331
Occupancy and equipment	3,653	2,823
Business development	1,849	1,623
Information processing and communication	1,840	1,027
Other expenses	1,467	1,113
Och-Ziff funds expenses:
Interest expense	79,600	77,517
Dividend expense	29,114	26,671
Other Och-Ziff funds expenses	41,346	26,004

Total Expenses	263,528	206,434

Other Income
Equity in earnings on investments in affiliated Och-Ziff funds	19,883	—
Och-Ziff funds net gains (losses):
Net realized gains on investments	647,280	1,070,328
Net unrealized gains on investments	270,532	89,713
Net realized and unrealized foreign currency (losses) gains	(9,120)	15,224
Net realized and unrealized gains (losses) on derivative contracts	101,592	(292,433)

Total Other Income	1,030,167	882,832

Income Before Non-Controlling Interests in Income of Consolidated Subsidiaries and Income Taxes	1,051,005	875,152

Non-controlling interests in income of consolidated subsidiaries	(962,177)	(827,558)

Income Before Income Taxes	88,828	47,594
Income taxes	3,640	1,684

Net Income	$85,188	$45,910

See notes to unaudited interim combined financial statements.

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

UNAUDITED INTERIM COMBINED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2007	2006
	(dollars in thousands)
Cash Flows From Operating Activities
Net income	$85,188	$45,910

Adjustments to reconcile net income to net cash used in operating activities:
Amortization of deferred compensation	8,448	4,495
Depreciation and amortization	971	697
Non-controlling interests in income of consolidated subsidiaries	962,177	827,558
Deferred income taxes	280	1,074
Operating cash flows due to changes in:
Income and fees receivable	14,228	4,535
Due from affiliates	25,336	5,398
Other assets, net	(2,413)	(479)
Securities owned, at fair value	(204,984)	(2,701,184)
Due from brokers	278,361	362,620
Securities purchased under agreement to resell	84,285	(236,665)
Derivative assets, at fair value	(64,029)	120,222
Investments in affiliated Och-Ziff funds	52,218	—
Other investments, at fair value	(2,065,876)	(5,259)
Interest and dividends receivable	(14,156)	(13,250)
Other Och-Ziff funds assets	145,334	(4,215)
Compensation payable	(50,875)	24,900
Profit sharing payable	(67,981)	(29,084)
Other liabilities	(5,522)	(2,340)
Securities sold, not yet purchased, at fair value	45,627	1,879,062
Securities sold under agreements to repurchase	(140,759)	(333,289)
Payable upon return of securities loaned	159,517	(248,905)
Derivative liabilities, at fair value	30,965	26,749
Due to brokers	126,751	(207,776)
Other Och-Ziff funds liabilities	(6,533)	7,332

Net cash used in operating activities	(603,442)	(471,894)

Cash Flows From Investing Activities
Purchase of fixed assets	(1,647)	(1,661)

Cash Flows From Financing Activities
Repayments of debt obligations	(220)	(220)
Capital distributions	(74,468)	(7)
Non-controlling interests in consolidated subsidiaries contributions	1,593,177	3,066,808
Non-controlling interests in consolidated subsidiaries distributions	(892,540)	(2,644,376)

Net cash provided by financing activities	625,949	422,205

Net Increase (Decrease) in Cash and Cash Equivalents	20,860	(51,350)
Cash and Cash Equivalents, Beginning of Period	23,590	69,550

Cash and Cash Equivalents, End of Period	$44,450	$18,200

Supplemental Disclosure of Cash Flow Information
Cash paid during the period:
Interest	$24,756	$80,636

Income taxes	$1,974	$295

See Note 2 for non-cash items related to deconsolidation of certain entities.

See notes to unaudited interim combined financial statements.

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS

MARCH 31, 2007

1.    BUSINESS, BASIS OF PRESENTATION AND RECENT ACCOUNTING PRONOUNCEMENTS

Business

Och-Ziff Operating Group is a global institutional alternative asset management firm headquartered in New York. Its primary business is to sponsor the formation of, and provide investment management services to, various investment funds (the “Och-Ziff funds”) and certain managed accounts.

The combined financial statements include the accounts of affiliated operating entities under common control and management and certain consolidated Och-Ziff funds (collectively, “Och-Ziff Operating Group” or the “Company”). Substantially all of the consolidated Och-Ziff funds’ net assets, after deducting the portion attributable to non-controlling interests, are comprised of the Company’s investments in, and receivables from, the Och-Ziff funds.

The business is presently conducted by the Och-Ziff Operating Group, which consists primarily of OZ Management, L.L.C., Och-Ziff Associates, L.L.C. through its principal operating subsidiary OZ Advisors, L.L.C., OZ 2004 GP, L.L.C. and OZ 2004 Investment Partners, L.L.C., all of which are Delaware limited liability companies.

The “members” refers to the Company’s founder and equity member, Daniel Och, and 17 other existing non-equity members. The liability of the members is limited to the extent of their contributions to the operating entities of the Company. The Company is preparing for a reorganization of its capital structure and initial public offering in 2007. See Note 9.

The Company, through its funds, invests in equity securities, convertible securities and debt instruments, including bank debt and high-yield debt, options, futures, forwards, swaps, other derivatives, private securities and assets, real estate and other investments. The Company seeks to deliver consistent, positive risk-adjusted returns throughout market cycles, with a focus on risk management and capital preservation. The Company’s diversified, multi-strategy approach combines global investment strategies, including merger arbitrage, convertible arbitrage, equity restructuring, credit and distressed credit investments, real estate and private equity. The Company transacts its business primarily in the United States and substantially all of its revenues are generated domestically.

Basis of Presentation

The unaudited interim combined financial statements and related notes have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial reporting and Rule 10-01 of Regulation S-X. Accordingly, certain information and footnote disclosures normally included in the financial statements prepared under GAAP have been condensed or omitted. In the opinion of management, all adjustments considered necessary for a fair presentation of the Company’s unaudited interim combined financial statements have been included and are of a normal and recurring nature. The operating results presented for the interim periods are not necessarily indicative of the results that may be expected for any other interim period or for the entire year. These financial statements should be read in conjunction with the Company’s audited combined financial statements for the three years ended December 31, 2006 and notes thereto. The December 31, 2006 combined balance sheet data was derived from the audited combined financial statements at that date.

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS—(Continued)

MARCH 31, 2007

The combined entities are under the common ownership and control of the equity member. The combined financial statements include the accounts of Och-Ziff Operating Group, its wholly-owned subsidiaries and other entities in which the Company has a controlling financial interest. All significant intercompany transactions and balances have been eliminated in consolidation.

The combined financial statements include the accounts of Och-Ziff Operating Group and its consolidated subsidiaries, which are comprised of (i) those entities in which it has an investment of 50% or more and has control over significant operating, financial and investing decisions of the entity; (ii) the consolidated Och-Ziff funds, which are those entities in which the Company is a substantive, controlling general partner or investment manager with decision making rights and the limited partners or shareholders have no substantive rights to impact ongoing governance and operating activities; and (iii) those entities in which it is the primary beneficiary of a variable interest entity (“VIE”).

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements. Management believes that the estimates utilized in preparing its combined financial statements are reasonable and prudent; however, actual results could differ from those estimates.

As of January 1, 2007, the Company no longer consolidates most of its domestic Och-Ziff funds due to substantive rights afforded to the unaffiliated limited partners of those funds. Additionally, similar changes made to the rights afforded to the unaffiliated shareholders of most of the Och-Ziff offshore funds were effective on June 30, 2007. As a result, the Company will no longer consolidate those funds into its combined financial statements. See Note 2 for details of the impact of the deconsolidation on the Company’s combined balance sheet as of January 1, 2007.

Updates to Significant Accounting Policies

Investments in Affiliated Och-Ziff Funds

As a result of the deconsolidation of certain Och-Ziff funds described above, the Company’s investments in these funds are no longer eliminated in consolidation and are accounted for using the equity method of accounting with changes in carrying value included within equity in earnings on investments in affiliated Och-Ziff funds in the combined statements of income. The carrying value of these investments approximates fair value, as the net assets of the underlying funds are recorded at fair value.

Recently Adopted Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 permits an entity to recognize the benefits of uncertain tax positions only where the position is “more likely than not” to be sustained in the event of examination by tax authorities. The maximum tax benefit recognized is limited to the amount that is more than 50% likely to be realized upon ultimate settlement. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material impact on the Company’s combined financial statements.

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS—(Continued)

MARCH 31, 2007

Future Adoption of New Accounting Pronouncements

In June 2007, the American Institute of Certified Public Accountants issued Statement of Position No. 07-1, Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies (“SOP 07-1”). SOP 07-1 clarifies the definition of an investment company and whether the specialized accounting model of an investment company may be retained by a parent company in consolidation or by an investor in the application of the equity method of accounting. SOP 07-1 will be effective for reporting periods beginning on or after December 15, 2007. The Company is currently evaluating the potential impact of the adoption of SOP 07-1 on its combined financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits an entity to elect to measure certain financial instruments and other items at fair value with changes in fair value recognized in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the potential impact of the adoption of SFAS 159 on its combined financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and requires expanded disclosures about fair value measurements. SFAS 157 is effective for reporting periods beginning after November 15, 2007. The Company is currently evaluating the potential impact of the adoption of SFAS 157 on its combined financial statements.

2.    DECONSOLIDATION OF CERTAIN DOMESTIC OCH-ZIFF FUNDS

As discussed in Note 1, the Company no longer consolidates certain Och-Ziff domestic funds into the combined financial statements. In accordance with Emerging Issues Task Force (“EITF”) Issue No. 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights, the Company, as general partner, is no longer required to consolidate certain Och-Ziff domestic funds, since as of January 1, 2007 the unrelated limited partners had the substantive ability to the remove the general partner by simple majority vote.

In addition, it is the Company’s policy that in instances where consolidated Och-Ziff feeder funds own all of the outstanding equity shares of an affiliated master fund, the Company consolidates such master fund. As a result of the deconsolidation of certain Och-Ziff domestic feeder funds described above, certain master funds are no longer wholly-owned by funds consolidated by the Company. Accordingly, the Company deconsolidated such master funds as of January 1, 2007.

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS—(Continued)

MARCH 31, 2007

The deconsolidation of certain Och-Ziff funds resulted in the following non-cash adjustments to the Company’s combined balance sheet:

	As of December 31, 2006	Impact of Deconsolidation	As of January 1, 2007
	(dollars in thousands)
Assets
Cash and cash equivalents	$23,590	$—	$23,590
Income and fees receivable	16,091	(296)	15,795
Due from affiliates	22,475	15,334	37,809
Other assets, net	45,869	—	45,869
Investments in affiliated Och-Ziff funds	—	407,096	407,096
Och-Ziff funds assets:
Securities owned, at fair value	25,128,120	(23,022,580)	2,105,540
Due from brokers	7,825,482	(7,221,321)	604,161
Securities purchased under agreements to resell	2,153,230	(1,351,431)	801,799
Derivative assets, at fair value	558,669	(487,283)	71,386
Other investments, at fair value	200,092	16,220,324	16,420,416
Interest and dividends receivable	99,291	(59,807)	39,484
Other Och-Ziff funds assets	2,140	419,692	421,832

Total Assets	$36,075,049	$(15,080,272)	$20,994,777

Liabilities and Member’s Equity
Compensation payable	$575,842	$—	$575,842
Profit sharing payable	140,690	—	140,690
Other liabilities	73,414	—	73,414
Och-Ziff funds liabilities:
Securities sold, not yet purchased, at fair value	10,417,702	(9,569,218)	848,484
Securities sold under agreements to repurchase	1,215,711	(112,065)	1,103,646
Payable upon return of securities loaned	817,239	(690,301)	126,938
Redemptions payable	744,664	(118,031)	626,633
Contributions and subscriptions received in advance	526,218	(79,235)	446,983
Derivative liabilities, at fair value	237,212	(199,880)	37,332
Due to brokers	203,237	(203,237)	—
Other Och-Ziff funds liabilities	98,159	(32,041)	66,118

Total Liabilities	15,050,088	(11,004,008)	4,046,080
Non-Controlling Interests in Consolidated Subsidiaries	19,777,297	(4,076,264)	15,701,033
Total Member’s Equity	1,247,664	—	1,247,664

Total Liabilities and Member’s Equity	$36,075,049	$(15,080,272)	$20,994,777

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS—(Continued)

MARCH 31, 2007

3.    DUE FROM BROKERS AND DUE TO BROKERS

As a result of the deconsolidation of certain Och-Ziff funds as discussed in Note 2, the amounts due from brokers decreased significantly from December 31, 2006 to March 31, 2007.

The following table presents the components of the amounts due from brokers as of:

	March 31, 2007	December 31, 2006
	(dollars in thousands)
Cash and cash equivalents at prime brokers(A)	$289,544	$4,150,233
Cash collateral held for swap transactions	22,364	2,380,915
Cash collateral held for securities transactions(B)	6,509	687,326
Cash from fund contributions and subscriptions received in advance	30	526,218
Amounts due from swap counterparties(C)	7,353	80,790

Total due from brokers	$325,800	$7,825,482

(A)	Although not legally restricted, these amounts are not available for general obligations of the Och-Ziff Operating Group. Included in these amounts are unsettled trades and securities lending collateral.
(B)	Amounts include collateral held for futures and collateral on financing transactions handled by intermediaries.
(C)	Includes net realized gains and financing costs due from swap counterparties.

Certain of the Och-Ziff funds’ securities owned and held by clearing brokers may be sold or re-pledged by the clearing brokers to other parties, subject to certain limitations. The clearing brokers have sold or re-pledged approximately $121.2 million and $87.4 million of the Och-Ziff funds’ securities and available cash to collateralize margin debt as of March 31, 2007 and December 31, 2006, respectively. Certain clearing brokers may restrict cash proceeds received upon entering into transactions for securities sold, not yet purchased (“short sales”) until such time as short sales have been closed. The Company is charged interest on amounts borrowed at rates agreed-upon with its clearing brokers.

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS—(Continued)

MARCH 31, 2007

4.    INVESTMENTS

Och-Ziff Funds Holdings

As a result of the deconsolidation of certain Och-Ziff funds, as described in Note 2, the Company’s consolidated Och-Ziff funds financial instrument holdings decreased significantly. The following table presents summarized Och-Ziff funds’ holdings as of:

	Fair Value
	March 31, 2007	December 31, 2006
	(dollars in thousands)
ASSETS
Equities	$528,316	$17,669,691
Debt securities	1,780,636	6,958,731
Warrants and options	1,572	499,698

Total securities owned, at fair value	$2,310,524	$25,128,120

Swaps	$126,867	$543,280
Futures	4,129	8,661
Forward foreign currency contracts	4,419	6,728

Total derivative assets, at fair value	$135,415	$558,669

Unconsolidated Och-Ziff master funds	$18,310,651	$—
Other investment companies	105,386	129,837
Real estate partnerships	70,255	70,255

Total other investments, at fair value	$18,486,292	$200,092

LIABILITIES
Equities	$74,239	$8,607,035
Debt securities	809,621	1,416,664
Options written	10,251	394,003

Total securities sold, not yet purchased, at fair value	$894,111	$10,417,702

Swaps	$68,057	$178,183
Futures	—	28,816
Forward foreign currency contracts	240	30,213

Total derivative liabilities, at fair value	$68,297	$237,212

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

As of March 31, 2007 and December 31, 2006, securities held by the Company under reverse repurchase agreements with fair values of $712.0 million and $2.1 billion, respectively, had been transferred to others primarily to satisfy the Company’s commitments under proprietary short sales, with the remainder being held by the Company’s clearing brokers on behalf of the Company.

The Company held cash collateral for securities sold under agreements to repurchase of $962.9 million and $1.2 billion as of March 31, 2007 and December 31, 2006, respectively. All securities sold

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS—(Continued)

MARCH 31, 2007

under agreements to repurchase as of March 31, 2007 were corporate bonds and each agreement was terminable on demand. The Company had securities sold under agreements to repurchase with fair values of $994.9 million and $1.3 billion as of March 31, 2007 and December 31, 2006, respectively.

Investments in Affiliated Och-Ziff Funds

As discussed in Note 1, the Company has investments in certain Och-Ziff funds not consolidated by the Company. These equity method investments arise primarily as a result of the Company’s reinvestment of incentive income earned by the Company in these unconsolidated funds. Equity in earnings for the Company’s investments in affiliates was $19.9 million for the three months ended March 31, 2007.

Securities Loaned

The Company loaned securities with a fair value of $287.7 million and $882.0 million as of March 31, 2007 and December 31, 2006, respectively. These securities loaned are included in securities owned, at fair value in the combined balance sheets. The Company held cash collateral for securities loaned of $286.5 million and $817.2 million as of March 31, 2007 and December 31, 2006, respectively.

Investments in Variable Interest Entities

The Company consolidates certain VIEs when it is determined to be the primary beneficiary, either directly or indirectly through other consolidated subsidiaries. The assets of the consolidated VIEs are primarily classified within Och-Ziff funds assets and the liabilities of the consolidated VIEs are primarily classified within Och-Ziff funds liabilities and are non-recourse to the Company’s general credit.

The consolidated VIEs are primarily Och-Ziff funds that are privately held investment companies whose purpose and activities are further described in Note 1. The Company sponsored the formation of and manages each of these VIEs and, in some cases, has an investment therein as described in Note 1.

The Company is also a variable interest holder in other VIEs not consolidated, as the Company is not the primary beneficiary. In each case, these VIEs would also not be consolidated by the Company under a voting control model.

The following table presents certain information regarding VIEs in which Och-Ziff held variable interests as of March 31, 2007:

	Primary Beneficiary			Not the Primary Beneficiary
	Net Assets	The Company’s Investment	Pledged Collateral(A)	Net Assets	The Company’s Investment
	(dollars in thousands)
Och-Ziff funds	$17,886,997	$1,489,055	$2,153,669	$4,880,248	$263,596

(A)	Includes collateral pledged in connection with securities sold under agreement to repurchase, securities sold, not yet purchased and collateral held for securities loaned.

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS—(Continued)

MARCH 31, 2007

Summarized Financial Information for Master Funds

The Company’s consolidated funds are feeder funds that make their investments primarily through master funds. As of January 1, 2007, the master funds are no longer consolidated by the feeder funds or the Company as discussed in Note 2. The following tables present summarized financial information for the four master funds not consolidated by the Company but majority owned through its consolidated feeder funds. The Company’s investments in the master funds are recorded within other investments, at fair value in the combined balance sheets equal to its proportional share of the master funds’ net assets; as a result, the gross investments of the master funds reflected below exceed the net investment which the Company has recorded.

	As of March 31, 2007
	OZ Master Fund, Ltd.	OZ Europe Master Fund, Ltd.	OZ Asia Master Fund, Ltd.	OZ Global Special Investments Master Fund, L.P.
	(dollars in thousands)
Equities	$14,292,674	$3,394,941	$2,348,251	$182,608
Debt securities	4,778,578	461,629	665,989	29,734
Warrants and options	486,172	43,840	43,815	1,440

Total securities owned, at fair value	$19,557,424	$3,900,410	$3,058,055	$213,782

Total return swap contracts	$217,886	$102,694	$33	$1,527
Credit default swap contracts	3,959	—	43,102	—
Interest rate swap and futures contracts	131	—	—	—
Forward foreign currency contracts	—	—	508	—

Total derivative assets, at fair value	$221,976	$102,694	$43,643	$1,527

Equities	$6,996,309	$1,032,818	$511,158	$51,383
Debt securities	849,860	121,825	29,121	395
Options written	371,933	15,300	873	479

Total securities sold, net yet purchased, at fair value	$8,218,102	$1,169,943	$541,152	$52,257

Total return swap contracts	$3,944	$2,927	$1,058	$—
Credit default swap contracts	6,107	2,846	3,536	—
Interest rate swap and futures contracts	58,015	27,662	5,139	257
Forward foreign currency contracts	26,454	17,924	836	239

Total derivative liabilities, at fair value	$94,520	$51,359	$10,569	$496

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS—(Continued)

MARCH 31, 2007

5.    GUARANTEES

Derivative Contracts

The Company enters into various derivative contracts that meet the definition of a guarantee under FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. Such derivative contracts include credit default swaps and written put options, with terms generally ranging from one to eleven years. The large decreases from December 31, 2006 to March 31, 2007 were primarily as a result of the deconsolidation of certain feeder funds and master funds, as described in Note 2.

Under the credit default swaps, the Company provides credit protection on underlying instruments and the Company would be required to perform under the guarantee in the event of a payout event under the terms of the credit default swap. As of March 31, 2007 and December 31, 2006, the maximum payout amounts relating to credit default swaps were $2.2 billion and $1.9 billion, respectively. As of March 31, 2007 and December 31, 2006, the carrying amounts of the liabilities under credit default swaps recorded within derivative liabilities, at fair value were $17.9 million and $47.5 million, respectively. The maximum payout amounts could be offset by subsequent sales of assets obtained in connection with such payout events, if any. As of March 31, 2007 and December 31, 2006, the Company held offsetting credit default swaps with notional amounts of approximately $1.5 billion and $736.9 million, respectively.

With written put options, the Company is obligated to purchase a specified security at a specified price when the option is exercised by the counterparty. As of March 31, 2007 and December 31, 2006, the maximum payout amounts relating to written put options were $2.8 million and $1.7 billion, respectively. As of March 31, 2007 and December 31, 2006, the carrying amounts of the liability under written put options recorded within securities sold, not yet purchased, at fair value were $11 thousand and $37.8 million, respectively. The maximum payout amounts could be offset if the Company had offsetting positions of the same issuer.

Member Payments

The Company has provided a guarantee related to certain payments to one of the Company’s non-equity members. In the event of the member’s death, disability or certain other events, the Company will continue to make payments equal to 50% of the member’s profit-sharing allocations percentage at the time of his withdrawal for two calendar years beyond the year of his separation from the Company. As of March 31, 2007, such member’s profit sharing allocation percentage was 23.1% of the equity member’s interest.

6.    RELATED PARTY TRANSACTIONS

The Company earned management fees from affiliates of $19.3 million related to certain Och-Ziff funds not consolidated by the Company for the three months ended March 31, 2007. All management fees from affiliates were eliminated in consolidation for the three months ended March 31, 2006, as substantially all of the Och-Ziff funds were consolidated by the Company in 2006.

From time to time, the Company pays certain expenses on behalf of members, employees and other related parties in the form of non-interest bearing advances for which the Company is subsequently reimbursed. Advances to related parties were $68.2 million for the three months ended

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS—(Continued)

MARCH 31, 2007

March 31, 2007. Subsequent repayments of advances to related parties were $70.4 million for the three months ended March 31, 2007. These advances and subsequent repayments are recorded within due from affiliates in the combined balance sheets.

The Company’s corporate aircraft is used primarily for business purposes. Occasionally, existing members and their families have used the aircraft for personal use. Starting in 2006, the Company began to charge charter fees at market rates for such use. Charter fees of $164 thousand and $91 thousand were recorded in other revenues in the combined statements of income for the three months ended March 31, 2007 and 2006, respectively.

The Company waives management fees and incentive income charges for certain investments in Och-Ziff funds by employees, members and other affiliates. Management fees of $7.7 million and $4.1 million and incentive income charges of $23.6 million and $12.4 million were waived during the three months ended March 31, 2007 and 2006, respectively.

7.    COMMITMENTS AND CONTINGENCIES

Investment Commitments

The commitments to fund new investments of $664.8 million as of December 31, 2006 were made by certain Och-Ziff funds no longer consolidated by the Company. See Note 2.

Office Facilities

The Company has non-cancelable operating leases for its headquarters in New York and its offices in London, Hong Kong, Tokyo, and Bangalore. The related lease commitments and letters of credit have not changed materially since December 31, 2006.

Securities Sold, Not Yet Purchased

Securities sold, not yet purchased represent obligations of the Company, through the consolidated Och-Ziff funds, to purchase securities at prevailing market prices. As such, the amounts required to satisfy these obligations in the future may be greater than the amounts recorded in the combined balance sheets. The amount of any losses is dependent upon the prices at which the underlying financial instruments are purchased to settle these obligations. To the extent that these may be losses, these are not subject to an upper limit.

Litigation

From time to time, the Company is involved in litigation and claims incidental to the conduct of the Company’s business. The Company is also subject, from time to time, to reviews, inquiries and investigations by regulatory agencies that have regulatory authority over the Company’s business activities. The Company is currently not subject to any pending judicial, administrative or arbitration proceedings that are expected to have a material impact on our results of operations or financial condition.

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS—(Continued)

MARCH 31, 2007

Ziffs’ Profit-Sharing Agreement

In exchange for having provided the initial funding for the Och-Ziff funds, Ziff Brothers Investments, L.L.C. and certain of its affiliates (“Ziffs”) are entitled to 12.5% of management fees and incentive income, net of certain expenses, earned from the Och-Ziff funds (“Ziffs’ Profit-Sharing Agreement”) for as long as Daniel Och is actively involved in the management of the Company. See Note 9 for subsequent events related to the Ziffs Profit Sharing Agreement.

Other Contingencies

In the normal course of business, the Company has entered into contracts that provide a variety of general indemnifications. Such contracts include those with certain service providers, brokers and trading counterparties. Any exposure to the Company under these arrangements would involve future claims that may be made against the Company. No such claims are expected to occur. Therefore, the Company has not accrued any liability in connection with such indemnifications.

8.    OPERATING SEGMENT ANALYSIS

The Company conducts business primarily through one reportable segment: “Institutional Investment Funds.” The Institutional Investment Funds segment consists of the Company’s management and advisory services for the Och-Ziff funds and managed accounts, excluding the real estate funds. Other operations consist primarily of real estate management and real estate funds that do not meet the thresholds of a reportable segment under GAAP. The chief operating decision maker (“CODM”) does not regularly review assets by segment in assessing segment performance and allocation of company resources. As such, the Company does not present total assets by operating segment.

The CODM uses “Economic Income” from the Institutional Investment Funds segment as the measure of the segment’s overall performance. Certain payments, such as discretionary incentive income allocations to employees and members and the Ziff Profit Sharing payments are derived from components of Economic Income.

Economic Income is a pre-tax measure that (i) presents the segment’s results of operations without the impact of eliminations during the consolidation of any of the Och-Ziff funds; (ii) recognizes full compensation expense on the date it is granted irrespective of any requisite service period or deferral; (iii) excludes earnings on mandatorily deferred income allocations; and (iv) excludes discretionary incentive income allocations to our existing members, profit-sharing expense, interest expense, interest income and depreciation. The CODM uses Economic Income to measure performance and allocate resources, as the amount of management fees and incentive income received are indicative of the performance of the Och-Ziff funds and managed accounts The measure is also consistent with the basis upon which the main portion of income allocations to the Company’s existing members and profit-sharing expenses to the Ziffs are determined. The Company seeks to align the interests of its members and other key employees with those of the investors in the Och-Ziff funds and the Company’s performance. To achieve that objective, virtually all income allocations paid to the members and other key employees are based on the Company’s performance and growth for the year. The following tables set forth operating results for the Institutional Investment Funds segment and

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS—(Continued)

MARCH 31, 2007

other operations and the related adjustments necessary to the Institutional Investment Funds Economic Income to arrive at the Company’s combined income before income taxes:

	Institutional Investment Funds Economic Income		Reconciling Adjustments
For the Three Months Ended March 31, 2007		Other Operations	Funds Eliminations	Other Adjustments	GAAP Reported Income
	(dollars in thousands)
Revenues:
Management fees	$97,965	$1,311	$(75,826)	$—	$23,450
Incentive income	1,081	—	(1,014)	—	67
Other revenue	234	18	—	670	922
Och-Ziff funds income	—	—	259,927	—	259,927

Total Revenues	99,280	1,329	183,087	670	284,366

Expenses:
Compensation and benefits	14,123	1,291	—	72,387	87,801
Non-Compensation expenses	10,682	131	—	14,854	25,667
Och-Ziff funds expenses	—	224	149,836	—	150,060

Total Expenses	24,805	1,646	149,836	87,241	263,528

Other Income:
Equity in earnings on investments in affiliated Och-Ziff funds	—	—	(81,046)	100,929	19,883
Och-Ziff funds net gains on investments	—	—	1,010,284	—	1,010,284

Total Other Income	—	—	929,238	100,929	1,030,167

Income Before Non-Controlling Interests in Income of Consolidated Subsidiaries and Income Taxes	74,475	(317)	962,489	14,358	1,051,005
Non-controlling interests in income of consolidated subsidiaries	—	312	(962,489)	—	(962,177)

Income Before Income Taxes	$74,475	$(5)	$—	$14,358	$88,828

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS—(Continued)

MARCH 31, 2007

	Institutional Investment Funds Economic Income		Reconciling Adjustments
For the Three Months Ended March 31, 2006		Other Operations	Funds Eliminations	Other Adjustments	GAAP Reported Income
	(dollars in thousands)
Revenues:
Management fees	$63,245	$1,311	$(61,128)	$—	$3,428
Incentive income	662	—	(662)	—	—
Other revenue	91	4	(147)	577	525
Och-Ziff funds income	—	861	193,940	—	194,801

Total Revenues	63,998	2,176	132,003	577	198,754

Expenses:
Compensation and benefits	11,838	810	—	47,127	59,775
Non-Compensation expenses	7,918	65	—	8,484	16,467
Och-Ziff funds expenses	—	203	129,989	—	130,192

Total Expenses	19,756	1,078	129,989	55,611	206,434

Other Income:
Equity in earnings on investments in affiliated Och-Ziff funds	—	—	(58,240)	58,240	—
Och-Ziff funds net gains on investments	—	—	882,832	—	882,832

Total Other Income	—	—	824,592	58,240	882,832

Income Before Non-Controlling Interests in Income of Consolidated Subsidiaries and Income Taxes	44,242	1,098	826,606	3,206	875,152
Non-controlling interests in income of consolidated subsidiaries	—	(952)	(826,606)	—	(827,558)

Income Before Income Taxes	$44,242	$146	$—	$3,206	$47,594

The following adjustments to Economic Income are necessary to arrive at the Company’s combined net income:

Funds Eliminations

•

Funds eliminations. Reflects incentive income, management fees and other revenues eliminated under GAAP in the consolidation of the Och-Ziff funds, which is consistent with how the CODM views the business, as a fee and income earning manager of alternative investment funds. As such, the CODM views performance using the combined total of incentive income and management fees from each of the Company’s funds, excluding real estate, and from the managed accounts. As of January 1, 2007, the Company no longer consolidates certain domestic feeder funds due to substantive rights afforded to the unaffiliated limited partners of those funds. See Note 2.

Other Adjustments

•

Members’ income allocations. Excluded from Economic Income is the members’ income allocations. The CODM makes all determinations regarding the amount of annual discretionary incentive income allocations awarded and distributed to members by looking at Economic Income to measure performance for the year.

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS—(Continued)

MARCH 31, 2007

•	Earnings on deferred income allocations. Earnings associated with deferred income allocations of our existing members are excluded from Economic Income.

•

Non-members compensation. Non-members compensation expense is included in the period in which the compensation was determined rather than when the compensation may be recognized for GAAP purposes, which is affected by the vesting terms of the Company’s compensation plans.

•

Ziff profit sharing. Excluded from Economic Income is the Ziff profit sharing expense, which is determined as a fixed percentage of management fees and incentive income, net of certain expenses, on an unconsolidated basis. The CODM assesses the Company’s performance, excluding the Ziff profit sharing expense, and determines the amount of profit sharing expense based on the profits generated.

•

Other Income/Expense. Excluded from Economic Income are interest expense, interest income and depreciation as the CODM does not consider those items when determining income allocations to our members and compensation for employees or evaluating the Company’s performance.

9.    SUBSEQUENT EVENTS

Reorganization

The Company is in the process of preparing for an initial public offering. Immediately prior to the consummation of this offering, the Company will reorganize its capital structure and equity interests. As part of the reorganization, the Company is establishing various holding entities and will exchange the existing equity and non-equity members’ interests into residual equity interests in the reorganized Och-Ziff Operating Group which will include a newly formed entity, OZ Advisors II LP. In addition, as part of the reorganization, OZ Management, L.L.C. and OZ Advisors, L.L.C. changed their names to OZ Management LP and OZ Advisors LP, respectively, upon their conversions from Delaware limited liability companies to Delaware limited partnerships on June 25, 2007.

OZ Advisors II LP

OZ Advisors II LP was formed as a Delaware limited partnership on June 13, 2007 in connection with the reorganization. OZ Advisors II LP will become part of the Och-Ziff Operating Group in connection with the reorganization.

Credit Agreement

The Company has entered into a commitment letter regarding a new $750.0 million term loan. The Company presently intends to use the full amount of the proceeds to make a pro rata distribution to its existing owners prior to the initial public offering described above. The new credit facility will have a term of six years and bear interest at an annual rate of LIBOR plus 0.75%. The new credit facility will require the Company to comply will covenants as stated in agreement. The full principal amount of the term loan will be due at maturity. The Company will account for the amount distributed to its equity member as an equity distribution and amounts distributed to its non-equity members as an expense.

OCH-ZIFF OPERATING GROUP

(Limited Liability Companies)

NOTES TO UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS—(Continued)

MARCH 31, 2007

Deconsolidation of Certain Och-Ziff Funds

In 2007, the Company amended the operating agreements of certain funds granting rights to the investors which enable a simple majority of the funds’ unrelated shareholders to remove the Company, as the investment manager with decision making rights, without cause, in accordance with certain procedures. The granting of these rights will lead to the deconsolidation of these Och-Ziff funds during the second quarter of 2007. The deconsolidation of these Och-Ziff funds from the combined financial statements will have a material effect on many of the items within the combined financial statements but will have no net effect on the Company’s net income or equity.

Ziffs’ Profit Sharing Agreement

Pursuant to an agreement dated April 15, 1999, between Ziff Brothers Investments, L.L.C. and Daniel Och, the Ziffs are only entitled to the 12.5% Ziff profit sharing interest if Daniel Och remains an active participant in the day to day business of the Company or an “OZ Management Affiliate” as defined in the agreement. On June 29, 2007, the Company entered into a new agreement with the Ziffs under which, in the event that the offering has not been consummated on or before December 31, 2007, the Ziffs will be entitled, effective as of such date, to receive from the Company the Ziff profit sharing interest, even if Mr. Och ceases to actively manage the day to day business of the Company, and the Ziff profit sharing interest will be reduced from 12.5% to 10.0%, effective as of such date. In the event the initial public offering has been consummated on or before December 31, 2007, the Ziff profit sharing interest will become Class A operating group units only, representing an approximately 10% interest in the residual equity of our business immediately prior to the offering. The new agreement also provides that the Ziffs shall (a) be entitled to a 10% pro rata portion of distributions to existing owners, if any, from the proceeds of the $750 million term loan that the Company expects to enter into prior to this offering; (b) invest 50% of its after-tax proceeds received (1) from any such distribution and (2) in connection with the use of proceeds from this offering in certain Och-Ziff funds; and (c) be entitled to participate in the benefits of a tax receivable agreement to be entered into between the Company and its existing owners in connection with this offering. Until such time, the Ziff profit sharing interest shall remain unchanged. As a result of the conversion of the Ziff profit sharing interest, the Company will incur a significant one-time charge in the period in which the conversion is completed.

Report of Independent Registered Public Accounting Firm

To the Member of Och-Ziff Capital Management Group LLC

We have audited the accompanying balance sheet of Och-Ziff Capital Management Group LLC (the “Company”) as of June 28, 2007. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Och-Ziff Capital Management Group LLC at June 28, 2007, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York

July 1, 2007

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC

BALANCE SHEET

June 28, 2007

(Date of Capitalization)

Assets
Cash	$200

Total Assets	$200

Member’s Interests
Common interests, no par value	$200

Total Member’s Interests	$200

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC

Balance Sheet June 28, 2007

1. ORGANIZATION AND PURPOSE

Och-Ziff Capital Management Group LLC (the “Holding Company”) was formed on June 6, 2007 as a Delaware limited liability company. The Holding Company consists of one class of limited liability company interests, all of which are held by the Holding Company’s sole member, Daniel Och. The sole member’s liability is limited to his contributed capital. Under the terms of the limited liability company agreement, the Holding Company shall have perpetual existence, unless the member votes for dissolution or dissolution is required by law.

The Holding Company was formed for the purpose of completing a public offering and related transactions in order to carry on the business of Och-Ziff Operating Group as a publicly traded entity. Och-Ziff Operating Group is comprised of limited partnerships through which Daniel Och and other partners and principals currently operate the business.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Through and including                     , 2007 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Class A Shares

Representing Class A Limited Liability Company Interests

PROSPECTUS

Goldman, Sachs & Co.

Lehman Brothers

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discount, payable by us in connection with the sale of Class A shares being registered. All amounts are estimated except the SEC registration fee, the NASD filing fees and the NYSE listing fee.

Amount To Be Paid
SEC registration fee	$61,400
NASD filing fee	$75,500
NYSE listing fee	*
Printing and engraving costs	*
Legal fees and expenses	*
Accountants’ fees and expenses	*
Blue sky qualification fees and expenses	*
Transfer agent fees	*
Miscellaneous	*

Total	*

*	To be provided by amendment.

Item 14.	Indemnification of Directors and Officers.

Our operating agreement provides that we will indemnify, to the fullest extent permitted by the Delaware Limited Liability Company Act, each person who was or is made a party or is threatened to be made a party in any legal proceeding by reason of the fact that he or she is or was our or our subsidiary’s director or officer. However, such indemnification is permitted only if such person acted in good faith and lawfully. Indemnification is authorized on a case-by-case basis by (1) our board of directors by a majority vote of disinterested directors, (2) a committee of the disinterested directors, (3) independent legal counsel in a written opinion if (1) and (2) are not available, or if disinterested directors so direct, or (4) the shareholders. Indemnification of former directors or officers shall be determined by any person authorized to act on the matter on our behalf. Expenses incurred by a director or officer in defending against such legal proceedings are payable before the final disposition of the action, provided that the director or officer undertakes to repay us if it is later determined that he or she is not entitled to indemnification.

Prior to completion of this offering, we intend to enter into separate indemnification agreements with our directors and officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our operating agreement against (i) any and all expenses and liabilities, including judgments, fines, penalties and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness, and (iii) any liabilities incurred as a result of acting on our behalf (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our operating agreement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We maintain directors’ and officers’ liability insurance for our officers and directors.

Item 15.	Recent Sales of Unregistered Securities.

None.

Item 16.	Exhibits and Financial Statement Schedules.

(a) See the “Exhibit Index” following the signature page hereto.

(b) Financial Statement Schedules

Balance sheet of Och-Ziff Capital Management Group LLC as of June 28, 2007, and report of Ernst & Young LLP thereon, included in the prospectus filed herewith.

Item 17.	Undertakings.

(1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(2) The undersigned registrant hereby undertakes that:

(a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each underwriter.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 2, 2007.

Och-Ziff Capital Management Group LLC

By:	/s/ Daniel Och
Name:	Daniel Och
Title:	Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Joel Frank and Jeffrey C. Blockinger, and each of them, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign such registration statement and any or all amendments, including post-effective amendments to the registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Daniel Och Daniel Och	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	July 2, 2007

/s/ Joel Frank Joel Frank	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	July 2, 2007

/s/ David Windreich David Windreich	Managing Partner and Director	July 2, 2007

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement*

3.1	Certificate of Formation of Och-Ziff Capital Management Group LLC*

3.2	Form of Second Amended and Restated Limited Liability Company Agreement of Och-Ziff Capital Management Group LLC *

4.1	Specimen Certificate evidencing the Class A shares*

4.2	Form of Shareholders’ Agreement*

4.3	Form of Registration Rights Agreement*

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*

10.1	Form of Partner Agreement*

10.2	Form of Managing Director Agreement*

10.3	Form of Amended and Restated Limited Partnership Agreement of OZ Advisors LP*

10.4	Form of Amended and Restated Limited Partnership Agreement of OZ Advisors II LP*

10.5	Form of Amended and Restated Limited Partnership Agreement of OZ Management LP*

10.6	Form of Tax Receivable Agreement*

10.7	Form of Exchange Agreement*

10.8	Form of Och-Ziff Capital Management Group LLC 2007 Equity Incentive Plan*

21.1	Subsidiaries of the Registrant*

23.1	Consent of Ernst & Young LLP

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP*

24.1	Power of Attorney (included on signature page to this registration statement)

*	To be filed by amendment.